Exhibit 99.2
MARKET, RANKING AND OTHER INDUSTRY DATA
The data included or incorporated by reference in this offering memorandum regarding the markets and the industry in which we and RPC operate, including the size of certain markets and our and their position and the position of our and their competitors within these markets, are based on reports of government agencies, independent industry sources and our own estimates relying on our management’s knowledge and experience in the markets in which we operate. Our management’s knowledge and experience, in turn, are based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these reports, sources and estimates to be accurate as of their respective dates. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties.
Although we believe market, ranking and other industry data included or incorporated by reference in this offering memorandum is generally reliable, it is inherently imprecise. We cannot guarantee the accuracy and completeness of the information and have not independently verified it. We have not independently verified such data with respect to RPC (which has been derived from RPC’s public filings), any of the data from other third party sources, nor have we ascertained the underlying assumptions relied upon therein. As a result, you should be aware that market, ranking and other industry data included or incorporated by reference in this offering memorandum, and our estimates and beliefs based on that data, may not be reliable. Neither we nor the initial purchasers can guarantee the accuracy or completeness of any such information contained or incorporated by reference in this offering memorandum. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this offering memorandum and the documents incorporated by reference.
NON-GAAP FINANCIAL MEASURES
Operating EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, and Net Debt, each as presented in this offering memorandum, are supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). These measures are not measurements of financial performance under GAAP and should not be considered as (i) alternatives to operating or net income or cash flows from operating activities, (ii) an indicator of cash flow or (iii) a measure of liquidity.
Adjusted EBITDA is used by our lenders for debt covenant compliance purposes. We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation. Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance. RPC’s Adjusted EBITDA and Operating EBITDA presented herein may differ from what RPC has previously reported in order to be consistent with our presentation. We also believe EBITDA is useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.
The presentation of non-GAAP financial measures in this offering memorandum may not comply with all of the rules of the Securities and Exchange Commission (the “SEC”) for non-GAAP measures presented in filings with the SEC. We may modify or omit such measures in our filings with the SEC. Any such change could result in differences between the information included in this offering memorandum and the information included in any such SEC filing, and any such change could be material.

NO REVIEW BY THE SECURITIES AND EXCHANGE COMMISSION
The information included in this offering memorandum (including, among other things, the unaudited pro forma financial information as of and for the trailing twelve months ended March 2019) does not conform in certain cases to information that would be required if this offering was made pursuant to a registration statement filed with the SEC. This offering memorandum, as well as any other documents in connection with this offering, will not be reviewed by the SEC. There are no registration rights associated with the Notes, and the Issuer has no intention to offer Notes registered under the Securities Act in exchange for the Notes offered in this offering or to file a registration statement with respect to the Notes. The indentures governing the Notes will not be qualified under the Trust Indenture Act of 1939, as amended.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This offering memorandum contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, our beliefs and management’s assumptions. Such forward-looking statements include statements regarding expected financial results and other planned events, including, but not limited to, anticipated liquidity, Adjusted EBITDA and capital expenditures. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal,” “likely,” “will,” “would,” “could,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Therefore, actual future events or results may differ materially from these statements.
The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements:
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risks associated with our substantial indebtedness and debt service;

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changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis;

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performance of our business and future operating results;

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risks related to acquisitions and integration of acquired businesses;

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reliance on unpatented proprietary know-how and trade secrets;

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increases in the cost of compliance with laws and regulations, including environmental, safety, production and product laws and regulations;

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risks related to disruptions in the overall economy and the financial markets that may adversely impact our business;

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risks of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions;

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risks related to market acceptance of our developing technologies and products;

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general business and economic conditions, particularly an economic downturn;

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potential failure to realize the intended benefits from recent acquisitions and the RPC Acquisition, including, without limitation, the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, the inability to realize the anticipated revenues, expenses, earnings and other financial results, and growth and expansion of our operations, and the anticipated tax treatment;

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risks related to international business, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations;

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risks that our restructuring programs may entail greater implementation costs or result in lower savings than anticipated;

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ability of our insurance to fully cover potential exposures;

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risks of competition, including foreign competition, in our existing and future markets;

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new legislation or new regulations and our corresponding interpretations of the same may affect our business and consolidated financial condition and results of operations;

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uncertainty regarding the United Kingdom’s withdrawal from the European Union and the outcome of future arrangements between the United Kingdom and the European Union;

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risks related to the phase-out of the London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with a different reference rate or modification of the method used to calculate LIBOR;

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the risk that the conditions to closing of the RPC Acquisition may not be satisfied; and

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the other factors discussed in the section of this offering memorandum titled “Risk Factors.”

These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth in this offering memorandum under “Risk Factors” and elsewhere in this offering memorandum, and under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the documents incorporated by reference into this offering memorandum. Moreover, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to update or publicly release any revisions to these forward-looking statements to reflect changes in underlying assumptions, new information, future events or other changes after the date of this offering memorandum or to reflect the occurrence of unanticipated events.
BASIS OF PRESENTATION
As used in this offering memorandum, unless otherwise noted or the context otherwise requires:
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references to the “Issuer” are (i) prior to the BGI Assumption (as defined herein), the Escrow Issuer and (ii) thereafter, BGI;

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references to “we,” “us,” “our,” “Berry,” and “the Company” are to Berry Global Group, Inc. and its subsidiaries (including RPC and its subsidiaries when used in a context following the RPC Acquisition);

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references to the “Bidder” are to Berry Global International Holdings Limited, a newly incorporated company under the laws of England and Wales, formed by Berry for the purpose of undertaking the RPC Acquisition;

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references to the “initial purchasers” are to the firms listed on the cover page of this offering memorandum;

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references to “RPC” are to RPC Group Plc, a public limited company incorporated in England and Wales with registration number 2578443 and its subsidiaries;

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references to the “RPC Acquisition” are to the proposed acquisition by the Bidder of up to the entire issued and to be issued ordinary share capital of RPC, to be effected by the Scheme or by way of a Takeover Offer;

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references to the “Scheme” are to the proposed scheme of arrangement under Part 26 of the UK Companies Act 2006 (between RPC and the RPC shareholders, to implement the RPC Acquisition, with or subject to any modification, addition or condition approved or imposed by the High Court of Justice in England and Wales and agreed to by RPC and the Bidder;

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references to a “Takeover Offer” means a takeover offer (as defined in Part 28 of the UK Companies Act 2006) to be made by on or behalf of Berry in accordance with the UK City Code on Takeovers and Mergers (the “City Code”) and the provisions of the UK Companies Act 2006 to implement the RPC Acquisition;

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references to our market positions or rank, are except as otherwise indicated, based on net sales of Berry;

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references to the “Issue Date” are to the issue date of the Notes offered hereby;

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references to the “Transactions” are to the completion of the RPC Acquisition, the Financings, and the payment of related fees and expenses.

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references to the “Financings” are to this offering of Notes, the loans available under the Incremental Term Loans (as defined herein), and the proceeds therefrom;

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references to “pro forma” give pro forma effect to the Transactions, as of or for the period indicated; and

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references to “LTM” are to the four quarterly periods ended on the date indicated.

Our fiscal year is the 52- or 53-week period ending generally on the Saturday closest to September 30. RPC’s fiscal year ends on March 31.
RPC is a public limited company incorporated under the laws of England and Wales that provides public financial statements semi-annually. RPC’s historical financial statements were prepared in accordance with International Financial Standards as adopted by the European Union (“IFRS”), which differ from U.S. GAAP. RPC’s historical audited financial statements utilized for this offering memorandum are as of and for the fiscal years ended March 31, 2018 and March 31, 2017 (including the comparative financial information for the year ended March 31, 2016) and are included elsewhere in this offering memorandum. RPC’s historical unaudited interim financial statements utilized for this offering memorandum are as of and for six-month period ended September 30, 2018 (including the comparative financial information for the six-month period ended September 30, 2017) and are included elsewhere in this offering memorandum. RPC has not reported historical financial statements for any periods subsequent to the six-month period ended September 30, 2018, and RPC is not required under its jurisdiction of organization nor the exchange upon which its shares are listed (the London Stock Exchange) to have published more recent financial statements. Consequently, the unaudited pro forma data included in this offering memorandum is based on RPC’s trailing twelve-month financial information as of and for the period ended September 30, 2018 and does not align with Berry’s latest twelve-months ended March 30, 2019. Within the pro forma information presented in this offering memorandum, the Company has made various material adjustments to reflect known IFRS to GAAP differences based on RPC’s publicly available information and certain assumptions we believe are reasonable. Adjustments were also made to translate RPC’s financial statements from British Pounds to U.S. dollars based upon applicable historical exchange rates, which may differ materially from future exchange rates. Upon consummation of the RPC Acquisition, the Company will prepare pro forma financial statement that would be required to be compliant with the requirements of Article 11 of Regulation S-X. The Company may identify material differences between the accounting policies of the two companies or the financial results of RPC for the periods presented and/or subsequent to September 30, 2018 that could be material or have a material impact on the pro forma condensed consolidated financial statements presented. No assurance can be given that there will not be differences between the pro forma financial information included in this offering memorandum and the pro forma financial statements that Berry will be required to file with the SEC or that such differences will not be material.
RPC has not restated its audited consolidated financial statements to reflect the discontinued operations disclosed within the unaudited interim financial statements for the six-month period ended September 30, 2018. The unaudited financial statements for RPC as of and for the six months ended September 30, 2018 have been prepared in accordance with International Accounting Standard 34 for Interim Financial Reporting. In the preparation of these financial statements, comparative amounts have been restated to reflect (1) the separate presentation of discontinued operations due to the disposal of the Letica Foodservice line of business, disposed in September 2018, and the European injection molding automotive and Bridge of Allan lines of business classified as assets held for sale during the year and (2.) the finalization of the Astrapak acquisition accounting which resulted in adjustments to goodwill and fixed assets in the March 31, 2018 and September 30, 2017 balance sheets.
Additionally, RPC has not restated its audited consolidated financial statements as of and for the fiscal year ended March 31, 2017 to reflect the discontinued operations disclosed within the audited consolidated financial statements as of and for the year ended March 31, 2018.
Certain figures included in this offering memorandum have been rounded for ease of presentation. Percentage figures included in this offering memorandum have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this offering memorandum may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements. Certain other amounts that appear in this offering memorandum may not sum due to rounding.
CURRENCY PRESENTATION AND EXCHANGE RATE DATA
In this offering memorandum, (i) $ or U.S. dollar refer to the lawful currency of the United States and (ii) £ or British Pounds refer to the lawful currency of the United Kingdom. We present our financial data in U.S. dollars and RPC presents their financial data in British Pounds. This offering memorandum contains a translation of some Sterling amounts into U.S. dollar amounts at specified exchange rates solely for convenience. See “Summary—Summary RPC Historical Financial Information” for a translation of certain of RPC’s financial data from British Pounds to U.S. dollar.

INFORMATION INCORPORATED BY REFERENCE
We are incorporating by reference into this offering memorandum certain information filed with SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is part of this offering memorandum and any statement contained in a document so incorporated by reference shall be deemed to be modified or superseded for purposes of this offering memorandum to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this offering memorandum modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this offering memorandum. The following documents filed with the SEC (in each case, SEC File No. 001-35672) are incorporated by reference in this offering memorandum (except for the documents, or portions thereof, that have been furnished but not filed with the SEC, which documents are not incorporated by reference herein):
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our Annual Report on Form 10-K for the fiscal year ended September 29, 2018 and filed with the SEC on November 16, 2018;

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our Quarterly Reports on Form 10-Q for the quarterly periods ended December 29, 2018 and March 30, 2019, filed with the SEC on February 1, 2019 and May 2, 2019, respectively; and

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our Current Reports on Form 8-K filed on December 19, 2018, February 1, 2019 (Film No. 19560144), March 8, 2019, March 14, 2019 and May 6, 2019.

We also are incorporating by reference any future filings that we make with the SEC under Sections 13(a), 13(c), 14(a) or 15(d) of U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) until this offering is complete, except for the documents, or portions thereof, that are furnished but not filed with the SEC, which documents are not incorporated by reference herein.
You may obtain a copy of the documents we file with the SEC as described under “Where You Can Find Additional Information.” In addition, you may request a copy of these filings at no cost, by writing or calling us at the following:
Berry Global Group, Inc.
101 Oakley Street
Evansville, IN 47710
Attention: Director of Investor Relations
(812) 424-2904

SUMMARY
The following summary contains information about our Company, RPC and the offering and highlights information contained elsewhere in this offering memorandum, and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this offering memorandum or incorporated by reference herein. This summary is not complete and may not contain all of the information that may be important to you. You should carefully read the entire offering memorandum, including the “Risk Factors” section and our consolidated financial statements and notes to those statements incorporated by reference herein, before making an investment decision.
Our Company
Berry is a leading global supplier of a broad range of innovative non-woven, flexible, and rigid products used every day within consumer and industrial end markets. We sell our products predominantly into stable, consumer-oriented end-markets, such as healthcare, personal care, and food and beverage.
Our customers consist of a diverse mix of leading global, national, mid-sized regional and local specialty businesses. The size and scope of our customer network allows us to introduce new products we develop or acquire to a vast audience that is familiar with our business. We serve over 13,000 customers and in fiscal year 2018, no single customer represented more than 4% of net sales and our top ten customers represented approximately 20% of net sales. We believe our manufacturing processes and our ability to leverage our scale to reduce expenses positions us as a low-cost manufacturer relative to our competitors.
Additional financial information about Berry’s business segments is provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Notes to Consolidated Financial Statements” in Berry’s Annual Report on Form 10-K for the fiscal year ended September 29, 2018, which is incorporated by reference herein.
Berry was incorporated in Delaware on November 18, 2005. BGI, a wholly owned subsidiary of Berry, was incorporated in Delaware on December 11, 1990. The principal executive offices of Berry and BGI are located at 101 Oakley Street, Evansville, Indiana 47710, and the telephone number is (812) 424-2904. Berry also maintains an Internet site at http://www.berryglobal.com. The website and the information contained therein or connected thereto shall not be deemed to be incorporated into this offering memorandum and you should not rely on any such information in making your investment decision.
Berry twelve months ended March 30, 2019 net sales by geography and end market:

Our Businesses
Our business has been organized into three reporting segments: Engineered Materials; Health, Hygiene and Specialties; and Consumer Packaging.
Engineered Materials
The Engineered Materials business primarily includes the following product groups:
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Stretch and Shrink Films.   We manufacture both hand and machine-wrap stretch films and custom shrink films, which are used to prepare products and packages for storage and shipping. We sell stretch film products primarily through distribution and shrink film directly to a diverse mix of end users.

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Converter Films.   We manufacture sealant and barrier films for various flexible packaging converters companies. In addition, certain of our products are used for industrial applications, where converters use our films in finished products for various end market applications.

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Institutional Can Liners.   We manufacture trash can liners and food bags for offices, restaurants, schools, hospitals, hotels, municipalities, and manufacturing facilities.

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Tape Products.   We manufacture cloth and foil tape products. Other tape products include high-quality, high-performance liners of splicing and laminating tapes, flame-retardant tapes, flashing and seaming tapes, double-faced cloth, masking, mounting, OEM, and medical and specialty tapes. Tape products are sold primarily through distributors and directly to end users for industrial, HVAC, building and construction, and retail market applications.

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Food and Consumer Films.   We manufacture printed film products for the fresh bakery, tortilla, deli, and frozen vegetable markets. We also manufacture barrier films used for cereal, cookie, cracker and dry mix packages that are sold directly to food manufacturers.

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Retail Bags.   We manufacture a diversified portfolio of polyethylene based film products to end users in the retail markets. Our products include drop cloths and retail trash bags. These products are sold primarily through grocery, hardware stores and home centers, paint stores, and mass merchandisers outlets.

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PVC Films.   We manufacture polyvinyl chloride (“PVC”) films offering a broad array of PVC meat film. Our products are used primarily to wrap fresh meats, poultry, and produce for supermarket applications. In addition, we offer a line of boxed products for food service and retail sales. We service many of the leading supermarket chains, club stores, and wholesalers.

Health, Hygiene & Specialties
The Health, Hygiene & Specialties segment primarily includes the following product groups:
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Health Products.   We manufacture medical garment materials, surgical drapes, household cleaning wipes, and face masks. The key end markets and application for these products is infection prevention.

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Hygiene Products.   We manufacture a broad collection of components for baby diapers and other absorbent hygiene products, elastic films and laminates, and substrates for dryer sheets. The primary end market for these products is personal care.

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Specialties Products.   We manufacture a broad array of products and components of products for corrosion protection, cable wrap, geosynthetics, and specialty filtration products servicing the specialty industrial markets.

Consumer Packaging
The Consumer Packaging segment primarily consists of the following product groups:
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Containers.   We manufacture a collection of containers for nationally branded and private label customers. These products range in size from four ounces to five gallons and are offered in various styles with accompanying lids, bails and handles. Containers and lids are available decorated with in-mold-labeling, indirect flexographic print, digital printing, direct print, and other decoration technologies.

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Foodservice.   We manufacture lightweight polypropylene cups and lids for hot and cold beverages. Utilizing thermoforming and injection-molding, we offer mono-material cup and lid packaging solutions for simplification in collections and compatibility with recycling systems. Our markets include quick service restaurants, fast casual dining, food service delivery, convenience stores, stadiums, and retail stores.

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Closures and Overcaps.   We manufacture child-resistant, continuous-thread, and tamper evident closures, as well as aerosol overcaps. We sell our closures and overcaps into numerous end markets, including household chemical, healthcare, food and beverage, and personal care.

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Bottles and Prescription Vials.   We manufacture bottles and prescription vials utilizing widely recyclable materials which service various spirits, food and beverage, vitamin and nutritional, and personal care markets.

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Tubes.   We manufacture a complete line of extruded and laminate tubes in a wide variety of sizes and material blends including blends up to 70% post-consumer resin. The majority of our tubes are sold in the personal care market, but we also sell our tubes in the pharmaceutical and household chemical markets.

The RPC Acquisition
On March 8, 2019, we issued an announcement pursuant to Rule 2.7 of the City Code disclosing the terms of an all-cash firm offer for the entire issued and to be issued share capital of RPC. Pursuant to the offer, RPC shareholders will be entitled to receive 793 pence in cash for each RPC share (implying a value of approximately $4.3 billion using the exchange rate at the time of the offer) (the “RPC Acquisition”). Aggregate consideration will be approximately $6.6 billion, including refinancing of RPC’s debt and fees and expenses related to the Transactions.
Under the terms of the RPC Acquisition, the price of 793 pence per RPC share shall be reduced by the amount of any dividend (or other distribution or return of capital) which is announced, declared, paid or becomes payable by RPC to RPC shareholders prior to the effective date of the RPC Acquisition.
It is intended that the RPC Acquisition will be implemented by way of a court-sanctioned Scheme of Arrangement under Part 26 of the UK Companies Act 2006 and under the City Code. Under an implemented Scheme of Arrangement, all of the issued ordinary share capital of RPC will be acquired by the Bidder. We are also entitled to implement the RPC Acquisition by way of a Takeover Offer in certain circumstances, subject to certain terms and conditions and the consent of the Panel on Takeovers and Mergers in the United Kingdom. Those terms and conditions include a minimum acceptance level of at least 75 percent of the share capital of RPC carrying voting rights.
On April 18, 2019, the requisite majorities of RPC Shareholders voted to approve the RPC Acquisition.
The RPC Acquisition is subject to the satisfaction (or waiver, where applicable) of certain conditions, including receipt of antitrust clearances. Antitrust approvals have been obtained in the United States, Turkey, South Africa, the European Union and China. Filings for the other antitrust clearances required to be obtained to satisfy the other applicable conditions (in Mexico and Russia) have been made.
Subject to the satisfaction (or waiver, where applicable) of all relevant conditions, it is expected that the RPC Acquisition will be completed early in the third quarter of calendar year 2019. However, there can be no assurance as to such timing.

In connection with the RPC Acquisition, we expect to borrow $2.7 billion and the euro equivalent of $1.5 billion via incremental term loans incurred pursuant to the provisions of the senior secured term loan facility (collectively, the “Incremental Term Loans”). See “Description of Other Indebtedness.”
We intend to use the net proceeds from this offering, together with the net proceeds of the Incremental Term Loans and cash on hand, to fund the cash consideration necessary to acquire directly or indirectly all of the equity of RPC, to repay certain existing debt of RPC and its subsidiaries, to prepay an existing BGI term loan and to pay certain fees and expenses related to such transactions and this offering. See “Use of Proceeds.”
The RPC Acquisition will create a scale-based global plastic and recycled packaging franchise with approximately $13.1 billion of pro forma net sales and approximately $2.4 billion of pro forma Adjusted EBITDA, using Berry’s reported financials from the last twelve months as of March 30, 2019 and RPC’s financial information from the last 12 months as of September 30, 2018. See “Unaudited Pro Forma Condensed Consolidated Financial Information” and “—Summary Berry Historical and Unaudited Pro Forma Financial Information.” We believe that the combination of our businesses will create an enterprise balanced across geographies, markets and substrates serving large, multinational customers and smaller local customers. The combination is also expected to provide pro forma scale advantages such as enhanced supply chain positioning, further market depth and breadth as well as a superior ability to serve our customers. We intend to leverage our combined know-how in material science, product development and manufacturing technologies across our resin-based applications. Additionally, the combination will improve our ability to continue raising awareness of the benefits of the recovery, recycling and reuse of all plastics. Upon full integration of RPC, we expect to achieve approximately $150 million of cost synergies annually through procurement savings, maximizing operations, and sharing of best practices, after incurring a similar level of one-time cash costs in connection with the integration. Approximately one-half of the targeted cost synergies are anticipated to be derived from procurement and sourcing. See “Risk Factors—Risks Related to the RPC Acquisition—We may be unable to realize the anticipated cost synergies or may incur additional and/or unexpected costs in order to realize them.”
Net Sales by geography and end market, pro forma for the acquisition of RPC (Berry’s reported financials from the last twelve months as of March 30, 2019 and RPC’s reported financials from the last twelve months as of September 30, 2018):

Business of RPC
RPC is a leading plastic products design and engineering company for packaging and selected non-packaging markets, with over 32 innovation centers and 153 manufacturing sites in 33 countries, and employs more than 24,000 people. RPC develops and manufactures a diverse range of products for a wide variety of customers, including many household names, and enjoys strong market positions in many of the end-markets it serves and the geographical areas in which it operates. It uses a wide range of polymer conversion technologies in both rigid and flexible plastics manufacture, and is now one of the largest plastic converters in Europe, combining the development of innovative packaging and technical solutions for its customers with good levels of service and support.
RPC operates in a packaging segment and non-packaging segment. In its packaging segment, RPC works with customers to design plastic packaging for end markets including food, beverage, personal care and healthcare. Other plastic packaging products designed and manufactured by RPC are grouped into the non-food category and include products such as containers for surface coatings (e.g. paint pots). In its packaging segment, RPC typically works with and sells to the brand, although in a few instances sells directly to the retailer or the filler.
In its non-packaging segment, RPC designs and manufactures a number of different plastic products including temporary storage systems for waste and recycling, and technical components for the automotive and heavy vehicles industries. The plastic products manufactured in this segment are typically sold to an intermediary. For example, temporary storage systems for waste and recycling are sold to local authorities while components for the automotive and heavy vehicles industry may be sold to an original equipment manufacturer.
RPC’s strategy is to grow and develop leading positions in its chosen product markets and geographies in the plastics industry, by establishing strong long-term relationships with its customers and by developing high quality, innovative products that meet customers’ needs. On average, RPC’s customer relationships with its top ten customers span more than 24 years. In fiscal year 2018, the largest customer represented 3% of net sales and RPC’s top 20 customers represented 21% of net sales. Additionally, RPC has a diversified base of over 10,000 customers and 70% of revenue is under customer contract with raw material pass-through provisions.
RPC works with both large blue chip customers and smaller accounts, and using its scale, design and engineering capabilities are able to follow its customers globally. RPC believes that customers choose it for the following reasons:
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Innovation in product design, engineering and material science;

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Breadth of product ranges and conversion technologies;

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Scale and global geographical footprint;

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Security of supply;

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Ability to invest in and manage global turn-key projects; and

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Sector focused management teams providing speed to market.

RPC’s end markets include:
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Food: RPC produces packaging ranges across many consumer food markets, often involving complex, lightweight or functional value-added designs for markets including dairy and sauce, or incorporating barrier technology for increased shelf-life.

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Beverage: RPC manufactures a range of innovative caps and closures for sports drinks and other beverages, coffee capsules and other single-serve systems.

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Non-Food: RPC has broad capability across the non-food space—and in particular standard product ranges, including strong market positions in industrial containers as well as those for surface coverings.

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Healthcare: Inhalers, dose counters and other medical devices are produced by RPC, as well as containers and closures for over the counter and prescription medicines.

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Personal Care: Focusing primarily on the beauty and cosmetics markets, RPC’s operations in the personal care market cover multi-part packaging, including dispensing systems, as well as standard product ranges.

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Technical Components: RPC’s expertise in technical components covers the production of complex engineered precision molded components, products for serving the temporary waste solutions market, and products manufactured using rotational molding technology for materials handling and specialty vehicles markets.

RPC twelve months ended September 30, 2018 revenue by geography and end market:
For the twelve months ended September 30, 2018, RPC’s revenue and Adjusted EBITDA were $5.1 billion and $0.8 billion, respectively. See “—Summary RPC Historical Financial Information” for a reconciliation of RPC Operating Profit to Adjusted EBITDA.
Our Strengths
We believe our consistent financial performance is the direct result of the following competitive strengths:
Industry leader with significant scale and relevance in the supply chain.    One of our key business strategies is to be a market leader in each of our product lines. Through quality manufacturing, innovation in product design, a focus on customer service and a skilled and dedicated workforce, we have achieved strong competitive positions in many major product lines. We believe the combination with RPC will create a global leader in plastic packaging and has advantageous long-term implications for us going forward, including improving customer relationships, supply chain dynamics, and competitive positioning. Our combined company will achieve differentiated global scale with approximately $13 billion in pro forma combined net sales. See “Unaudited Pro Forma Condensed Combined Financial Information.” This increased scale will allow us to seek savings in procurement, capex, and overall operations, driving significant cash flow going forward. The level of fragmentation in the plastics and packaging industry remains high, and consolidation will likely continue over time, as seen in other substrates like metal, glass and containerboard. As such, the strategic combination of Berry and RPC places our company in a favorable long-term position from an industry and competitive perspective.
Enhanced, diversified platform to serve global and emerging customers.    We are a North American leader in plastic packaging, with a focus on Health and Hygiene, Food and Beverage, and Industrial end markets. The acquisition of RPC adds a leading European platform, creating a more balanced global enterprise. Our combined company will have a strong presence in North America and Europe, the

Middle East and Africa. Additionally, the acquisition increases exposure to attractive, higher growth markets, such as those in Eastern Europe in RPC’s regional organized model. Our end market revenue presence remains balanced with moderate increases to food, beverage and industrial markets. Finally, RPC’s expertise in rigid plastics complements our leading flexible and non-woven platform, while we are both capable of manufacturing flexible and rigid plastic products. We will be one of the world’s leading, global resin buyers and will increase our manufacturing footprint to approximately 290 facilities, improving access to unreached regions and customers across the world. Together with this enhanced footprint, RPC brings talent and manufacturing know-how, generating an exceptional opportunity to further drive value for customers and stakeholders alike.
Large, stable, blue-chip customer base.     Our customers consist of a diverse mix of leading global, national, mid-sized regional and local specialty businesses. The size and scope of our customer network allow us to introduce new products we develop (or acquire) to the vast audience that is familiar with our business. In fiscal year 2018, no single customer represented more than 4% of Berry’s net sales and our top ten customers represented 20% of net sales. RPC has over 10,000 customers and, in RPC’s fiscal year 2018, its largest customer represented approximately 3% of RPC’s sales, and its top 20 customers represented approximately 21% of total revenue.
Aligned, complimentary core competencies and best-in-class technology and innovation.    We believe that our technology base and research and development support are among the best in the industries we serve. Many of our customers work in partnership with our technical representatives to develop new, more competitive products. Our design professionals work directly with our customers to develop new styles and use computer-generated graphics to enable our customers to visualize the finished product. Furthermore, RPC considers technology and innovation as a key differentiator of its business, and its core competencies are highly aligned with and complementary to our competencies. RPC has 32 design and innovation centers that enable it to devise novel plastic solutions for its customers and consumers. RPC’s knowledge of material science, supply chain, product development and manufacturing technologies across resin-based applications will reinforce Berry’s already strong foothold in the aforementioned categories. Finally, both companies have a shared commitment to sustainability in plastics.
Track record of strong and stable cash flows with ability to de-lever.    Our strong earnings, combined with our modest capital expenditure profile and limited working capital requirements, have historically resulted in the generation of significant cash flow. We have a consistent track record of generating strong cash flow as a percentage of net sales relative to our plastic packaging peers. We believe that with the acquisition of RPC, our combined company’s greater scale, improved supply chain positioning, and commitment to quality and service should provide us a path to significantly increase adjusted free cash flow and position us to quickly de-lever post-acquisition.
History of successful integrations and synergy achievement.    Our team has been responsible for developing and executing our strategy that has generated a track record of earnings growth and strong cash flow. Further, mergers and acquisitions are a core component of Berry’s overall strategy, and, as a result, we have completed 45 acquisitions over the past 30 years. Our management has a strong track record of identifying, executing and integrating acquisitions. The proven acquisition strategy is underpinned by a thorough, conservative, and disciplined approach that drives significant value creation for Berry’s shareholders. Upon acquisition, RPC will add an international management team with over 350 years’ collective experience in the plastics conversion industry. Together, our combined company will enable a unique culture with strong commitments to the safety and protection of employees, as well as a developed platform for further growth through mergers and acquisitions.
Manufacturing capabilities and low-cost operations drive profitability.     We believe that our large, high volume equipment and flexible, cross-facility manufacturing capabilities result in lower unit-production costs than many of our competitors as we can leverage fixed costs, capacity utilization and longer production runs. We also expect to capitalize on our purchasing power to lower the cost of raw materials such as resin, a raw material where we believe we are one of the largest global buyers in the market.

Our Structure Following Completion of the Transactions
The following chart summarizes our organizational structure and our principal indebtedness expected to be in place after giving effect to the satisfaction of the Escrow Conditions and the consummation of the Transactions. This chart is for illustrative purposes only and does not represent all legal entities of the Company or all obligations of such entities. See “—The RPC Acquisition,” “—The Offering,” and “Description of Certain Other Indebtedness,” “Description of First Priority Notes” and “Description of Second Priority Notes,” for more information regarding the terms of the Notes offered hereby and our other indebtedness following the Transactions.

Berry Global Group, Inc.[1]
Guarantor of senior secured notes and senior secured credit facilities
Berry Global, Inc. ("BGI")
Issuer of senior secured notes and Borrower under senior secured credit facilities
AVINTIV Inc.[1]
Other U.S. Subsidiaries[1]
Non-U.S. Subsidiaries
Berry Global International Holdings Ltd.
U.S. Subsidiaries[1]
Non-U.S. Subsidiaries
RPC Plc and its subsidiaries

(1)
Guarantors under our senior secured credit facilities and outstanding senior secured notes. Prior to the Escrow Release Date, the Notes will be not have the benefit of any guarantees and shall be the obligations solely of the Escrow Issuer. As of the Escrow Release Date, the Notes will be guaranteed by Berry, and by each of BGI’s U.S. subsidiaries that guarantee our senior secured credit facilities and our existing senior secured notes. See “Description of First Priority Notes—Subsidiary Guarantees and Parent Guarantee” and “Description of Second Priority Notes—Subsidiary Guarantees and Parent Guarantee.” The Notes will be structurally subordinated to the indebtedness and other liabilities of BGI’s subsidiaries that are not guaranteeing the Notes, which include certain of our domestic subsidiaries and all of our non-U.S. subsidiaries.

The Issuer
The Notes will be issued by the Escrow Issuer, BGI’s wholly owned, unrestricted subsidiary. Promptly upon the completion of the RPC Acquisition, BGI will assume all obligations under the Notes and indentures, the guarantors shall provide guarantees of the Notes and the Escrow Issuer will be released from its obligations (the “BGI Assumption”). Upon consummation of the BGI Assumption, (i) the First Priority Notes will be the senior secured first priority obligations of BGI and will be secured by the subsidiary guarantors on a first priority basis; and (ii) the Second Priority Notes will be the senior secured second priority obligations of BGI and will be secured by the subsidiary guarantors on a second priority basis. Berry’s guarantee of the Notes will be unsecured. If the Escrow Conditions are not satisfied on or prior to October 29, 2019, or such earlier date as BGI determines in its sole discretion that any of the Escrow Conditions, including the BGI Assumption, cannot be satisfied, the Escrow Issuer will be required to redeem the Notes no later than five (5) business days thereafter at a price equal to 100% of the gross proceeds thereof, together with interest accrued and unpaid on the Notes from the Issue Date of the Notes to, but not including, the date of redemption. Funds held in the segregated collateral accounts would be released and applied to pay for any such redemption.
Upon the satisfaction of the Escrow Conditions, the funds held in the segregated collateral accounts will be released, and Berry will use the net proceeds of this offering, together with the net proceeds of the Incremental Term Loans and cash on hand, to fund the cash consideration necessary to acquire directly or indirectly all of the equity of RPC, to repay certain existing debt of RPC and its subsidiaries, to prepay the existing Term S Loan and to pay certain fees and expenses related to the Transactions. Pending release from the segregated collateral account, upon the written direction of the Escrow Issuer, the cash held in the segregated collateral account may be invested in cash equivalents and/or U.S. government securities.
No separate financial information has been provided in this offering memorandum for the Escrow Issuer because (1) the Escrow Issuer does not conduct any operations; (2) the Escrow Issuer has no material assets; and (3) upon consummation of the RPC Acquisition, BGI will assume all of the Escrow Issuer’s obligations under the Notes. The indentures governing the Notes will restrict the Escrow Issuer from conducting any business operations other than those in connection with the issuance of the Notes offered hereby and the transactions contemplated by the escrow agent and collateral agreement to be entered into among the Escrow Issuer and U.S. Bank National Association, as escrow agent and trustee. See “Description of First Priority Notes—Escrow of Gross Proceeds” and “Description of Second Priority Notes—Escrow of Gross Proceeds.”

Summary Berry Historical and Unaudited Pro Forma Financial Information
The following table sets forth certain historical and unaudited pro forma financial data for Berry. Our fiscal year is the 52- or 53-week period ending generally on the Saturday closest to September 30. The summary historical financial data for the fiscal year ended September 29, 2018, September 30, 2017 and October 1, 2016 has been derived from our audited consolidated financial statements and related notes thereto incorporated by reference in this offering memorandum. The summary Berry historical financial data as of and for the two quarterly periods ended March 30, 2019 and March 31, 2018 is derived from our unaudited condensed consolidated financial statements incorporated by reference in this offering memorandum. The operating results for the two quarterly periods ended March 30, 2019 are not necessarily indicative of the results that may be expected for the year ended September 28, 2019 or any other interim periods or any future year or period. The summary Berry historical financial data for the twelve-month period ended March 30, 2019 have been derived by taking our audited consolidated financial statements for the year ended September 29, 2018, less our two-quarterly period ended March 31, 2018, plus our two-quarterly period ended March 30, 2019.
The following table also includes summary unaudited pro forma financial information (i) as of and for the last twelve months ended September 29, 2018 and (ii) as of and for the most recent twelve-month period. For Berry, such twelve-month period ended March 30, 2019, and for RPC, such twelve-month period ended September 30, 2018. The summary unaudited pro forma financial information has been derived from the pro forma financial information set forth under “Unaudited Pro Forma Condensed Combined Financial Information,” which has been prepared to give pro forma effect to the Transactions. The summary unaudited pro forma condensed combined statement of operations data gives effect to the Transactions as if they had occurred on the first day of the twelve-month periods ended presented. The summary unaudited pro forma condensed combined balance sheet data gives effect to the Transactions as if they had occurred on first date of the presented period. See also “Basis of Presentation.” The RPC Acquisition will be accounted for using the purchase method of accounting. The purchase accounting allocations in the RPC Acquisition will be finalized at a later date and depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the RPC Acquisition. Final valuation adjustments will include allocations of the purchase price to tangible and intangible assets, which may differ materially from the adjustments set forth in the pro forma balances presented.
The summary unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what our results of operations and financial condition would have been had the Transactions occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date. As a result of the acquisition, RPC will be a wholly owned subsidiary of Berry with assets, liabilities and an equity structure that will not be comparable to historical periods as Berry or RPC may have performed differently had they been combined during the periods presented. The historical financial information set forth below is not necessarily indicative of the results to be expected for any future period.

The following financial information should be read in conjunction with and is qualified in its entirety by reference to Berry’s audited and unaudited consolidated financial statements and the related notes incorporated by reference in this offering memorandum, our management’s discussion and analysis of financial condition and results of operations for the historical periods presented incorporated by reference in this offering memorandum, the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Risk Factors” included elsewhere in this offering memorandum and the RPC financial statements included elsewhere in this offering memorandum.
	Two Quarterly Periods ended		Fiscal Year ended			LTM	Pro Forma LTM
($ in millions)	March 30, 2019	March 31, 2018	September 29, 2018	September 30, 2017	October 1, 2016	March 30, 2019	September 29, 2018	March 30, 2019 (Berry) & Sept 30, 2018 (RPC)
Statement of Operations Data:
Net sales	$3,922	$3,743	$7,869	$7,095	$6,489	$8,048	$12,932	$13,111
Operating costs	3,561	3,392	7,108	6,363	5,908	7,277	11,842	12,011
Operating income	361	351	761	732	581	771	1,090	1,100
Other expenses (income), net	23	14	25	14	(18)	34	25	34
Interest expense, net	130	128	259	269	291	261	516	518
Income before income taxes	208	209	477	449	308	476	549	548
Income tax expense (benefit)	46	(44)	(19)	109	72	71	(21)	69
Net income from continuing operations	162	253	496	340	236	405	570	479
Discontinued operations loss	—	—	—	—	—	—	39	39
Net income	$162	$253	$496	$340	$236	$405	$531	$440
Balance Sheet Data (at period end):
Working capital(1)	$1,140	$1,099	$1,048	$870	$761	$1,140	$1,667	$1,759
Total assets	8,984	9,107	9,131	8,476	7,653	8,984	17,643	17,496
Long-term debt	5,727	6,026	5,844	5,641	5,755	5,727	12,237	12,120
Stockholders’ equity	1,531	1,306	1,434	1,015	221	1,531	1,360	1,457
Other Financial Data:
Capital expenditures, net	$167	$181	$333	$263	$283	$319	$644	$630
Depreciation and amortization	270	261	538	521	525	547	950	959

(1)
Represents total current assets less total current liabilities.

Adjusted Free Cash Flow, Adjusted EBITDA, Operating EBITDA and Net Debt as presented in this document, are supplemental financial measures that are not required by, or presented in accordance with, GAAP. The following table reconciles these non-GAAP financial measures to comparable measures determined in accordance with GAAP.
	Two Quarterly Periods ended		Fiscal Year ended			LTM	Pro Forma LTM
($ in millions)	March 30, 2019	March 31, 2018	September 29, 2018	September 30, 2017	October 1, 2016	March 30, 2019	September 29, 2018	March 30, 2019 (Berry) & Sept 30, 2018 (RPC)(1)
Adjusted Free Cash Flow:
Cash from operations	$331	$285	$1,004	$975	$857	$1,050	$1,363	$1,409
Less: Capital expenditures, net	167	181	333	263	283	319	644	630
Less: Tax receivable payments	16	37	37	111	57	16	37	16
Adjusted Free Cash Flow	$148	$67	$634	$601	$517	$715	$682	$763
Adjusted EBITDA:
Net income	$162	$253	$496	$340	$236	$405	$531	$440
Discontinued operations loss	—	—	—	—	—	—	39	39
Net income from continuing operations	162	253	496	340	236	405	570	479
Income tax expense (benefit)	46	(44)	(19)	109	72	71	(21)	69
Income before income taxes	208	209	477	449	308	476	549	548
Interest expense, net	130	128	259	269	291	261	516	518
Other expenses(income), net	23	14	25	14	(18)	34	25	34
Operating income	$361	$351	$761	$732	$581	$771	$1,090	$1,100
Plus: Depreciation and amortization	270	261	538	521	525	547	950	959
Plus: Other non-cash, net(2)	19	20	28	34	41	27	43	42
Plus: Business optimization costs(3)	35	28	53	40	63	60	70	77
Operating EBITDA	$685	$660	$1,380	$1,327	$1,210	1,405	2,153	2,178
Plus: Acquisitions(4)						9	43	15
Plus: Unrealized cost savings(5)(6)						12	189	168
Adjusted EBITDA						$1,426	$2,385	$2,361
Long-term debt						5,727	12,237	12,121
Less: Cash						353	771	743
Net Debt						$5,374	$11,466	$11,378
Leverage ratio(7)						3.8x	4.8x	4.8x

(1)
Adjusted Free Cash Flow for this period includes a negative $185 million of working capital and business optimization costs.

(2)
Includes stock compensation expense and other non-cash charges.

(3)
Includes integration expenses and other business optimization charges.

(4)
Represents Operating EBITDA for acquisitions for the period not under Berry ownership.

(5)
Represents unrealized cost savings related to acquisitions.

(6)
Pro forma period includes $150 million of cost synergies from RPC Acquisition.

(7)
Represents Net Debt divided by Adjusted EBITDA.

Summary RPC Historical Financial Information
The following summary historical condensed financial information and other data set forth below should be read in conjunction with “Summary—The RPC Acquisition,” “Basis of Presentation,” “Unaudited Pro Forma Condensed Combined Financial Information,” including the related notes, and the historical financial statements of RPC, including the related notes, included elsewhere in this offering memorandum.
The summary historical financial information presented below as of and for the fiscal years ended March 31, 2018 has been derived from RPC’s audited consolidated financial statements included elsewhere in this offering memorandum. The summary historical financial information presented below as of and for the fiscal year ended March 31, 2017 has been derived from the comparative financial information for the year ended March 31, 2017 included in the audited consolidated financial statements as of and for the fiscal year ended March 31, 2018. The summary historical financial information presented below as of and for the fiscal year ended March 31, 2016 has been derived from the comparative financial information for the year ended March 31, 2016 included in the audited consolidated financial statements as of and for the fiscal year ended March 31, 2017. RPC has not restated its audited consolidated financial statements to reflect the discontinued operations disclosed within the unaudited interim financial statements for the six-month period ended September 30, 2018. See “Unaudited Pro Forma Condensed Combined Financial Information—Notes to the Unaudited Pro Forma Condensed Combined Financial Statements—Basis of Presentation.” The summary historical financial information presented below is not necessarily indicative of the results to be expected for any future period. The summary historical financial information and other data presented below as of and for the six-month period ended September 30, 2018 and September 30, 2017 have been derived from RPC’s unaudited consolidated financial statements included elsewhere in this offering memorandum. Operating results for the six months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the fiscal year ended March 31, 2019. The following table also includes summary unaudited financial information as of and for the last twelve months ended September 30, 2018 which have been derived by taking RPC’s audited consolidated financial statements for the year ended March 31, 2018, less RPC’s six-month period ended September 30, 2017, plus RPC’s six-month period ended September 30, 2018. The summary unaudited financial information has been derived from RPC’s audited and unaudited consolidated financial statements included elsewhere in this offering memorandum.
	Two Quarterly Periods ended		Fiscal Year ended			LTM
(GBP in millions)	September 30, 2018	September 30, 2017	March 31, 2018	March 31, 2017	March 31, 2016	September 30, 2018
Statement of Operations Data:
Revenue	£1,892	£1,876	£3,748	£2,747	£1,642	£3,764
Operating costs	1,708	1,694	3,392	2,555	1,547	3,406
Operating profit	184	182	356	192	95	358
Other expenses	—	(1)	(1)	(1)	(1)	—
Net financial costs	30	17	40	38	20	53
Profit before taxation	154	166	317	155	76	305
Taxation	35	44	63	23	21	54
Profit after taxation from continuing operations	119	122	254	132	55	251
Loss/(profit) from discontinued operations	29	—	—	—	—	29
Profit after taxation	£90	£122	£254	£132	£55	£222
Balance Sheet Data (at period end):
Working capital(1)	£335	£301	£176	£286	£61	£335
Total assets	5,045	4,865	4,783	4,768	2,796	5,045
Stockholders’ equity	1,984	1,865	1,920	1,823	894	1,984
Other Financial Data:
Capital expenditures, net	£100	£107	£238	£171	£98	£231
Depreciation and amortization	112	107	216	164	87	221

(1)
Represents total current assets less total current liabilities.

	Two Quarterly Periods ended		Fiscal Year ended			LTM
(GBP in millions)	September 30, 2018	September 30, 2017	March 31, 2018	March 31, 2017	March 31, 2016	September 30, 2018
Adjusted Free Cash Flow:
Cash from operations	£215	£245	£387	£277	£151	£357
Less: Capital expenditures, net	100	107	238	171	98	231
Adjusted Free Cash Flow	£115	£138	£149	£106	£53	£126
Adjusted EBITDA:
Operating Profit	£184	£182	£356	£192	£95	£358
Minus: Non-cash profit(1)	(10)	(19)	(32)	(50)	(18)	(23)
Plus: Depreciation and amortization	112	107	216	164	87	221
Minus: Capitalized costs(6)	(2)	(2)	(5)	(5)	(5)	(5)
Plus: Other non-cash charges(2)	6	4	9	17	15	11
Plus: Business optimization costs(3)	6	6	13	72	56	13
Operating EBITDA	£296	£278	£557	£390	£230	£575
Plus: Acquisitions & Disposals(4)						5
Plus: Unrealized cost savings(5)						4
Adjusted EBITDA						£584

(1)
Represents amortization of purchase accounting out-of-market customer contract provisions.

(2)
Includes stock compensation expense and other non-cash charges.

(3)
Includes integration expenses and other business optimization charges.

(4)
Represents Operating EBITDA for acquisitions for the period not under RPC ownership and the annualized impact of dispositions or discontinued operations.

(5)
Primarily represents unrealized cost savings related to acquisitions.

(6)
Represents internally capitalized research and development costs.

The following applicable historical exchange rates were utilized in order to translate RPC’s historical financial information form British Pounds to U.S. dollars. Future exchange rates may differ from those unused for this translation.
	Two Quarterly Periods ended		Fiscal Year ended			LTM
	September 30, 2018	September 30, 2017	March 31, 2018	March 31, 2017	March 31, 2016	September 30, 2018
Historical Exchange Rates:
Average daily closing exchange rate for	$1.3315/£1	$1.2942/£1	$1.3267/£1	$1.3077/£1	$1.5082/£1	$1.3451/£1
Closing exchange rate as of	$1.3030/£1	$1.3396/£1	$1.4036/£1	$1.2542/£1	$1.4389/£1	$1.3030/£1

The following table represents the above RPC historical financial tables translated to U.S. dollars.
	Two Quarterly Periods ended		Fiscal Year ended			LTM
(USD in millions)	September 30, 2018	September 30, 2017	March 31, 2018	March 31, 2017	March 31, 2016	September 30, 2018
Statement of Operations Data:
Revenue	$2,519	$2,428	$4,972	$3,592	$2,476	$5,063
Operating costs	2,274	2,192	4,500	3,341	2,333	4,582
Operating profit	245	236	472	251	143	481
Other expenses	—	(1)	(1)	(1)	(2)	—
Net financial costs	40	22	53	49	30	71
Profit before taxation	205	215	420	203	115	411
Taxation	46	57	84	30	32	73
Profit after taxation from continuing operations	159	158	336	173	83	338
Loss/(profit) from discontinued operations	39	—	—	—	—	39
Profit after taxation	$120	$158	$336	$173	$83	$299
Balance Sheet Data (at period end):
Working capital(1)	$437	$403	$247	$359	$88	$437
Total assets	6,574	6,517	6,713	5,980	4,023	6,574
Stockholders’ equity	2,585	2,498	2,695	2,286	1,286	2,585
Other Financial Data:
Capital expenditures, net	$133	$138	$316	$224	$148	$311
Depreciation and amortization	149	138	287	214	131	297

(1)
Represents total current assets less total current liabilities

	Two Quarterly Periods ended		Fiscal Year ended			LTM
(USD in millions)	September 30, 2018	September 30, 2017	March 31, 2018	March 31, 2017	March 31, 2016	September 30, 2018
Adjusted Free Cash Flow:
Cash from operations	$286	$317	$513	$362	$228	$480
Less: Capital expenditures, net	133	138	316	224	148	311
Adjusted Free Cash Flow	$153	$179	$197	$138	$80	$169
Adjusted EBITDA:
Operating Profit	$245	$236	$472	$251	$143	$482
Minus: Non-cash profit(1)	(13)	(25)	(42)	(65)	(27)	(31)
Plus: Depreciation and amortization	149	138	287	214	131	297
Minus: Capitalized costs(6)	(3)	(2)	(6)	(7)	(8)	(7)
Plus: Other non-cash charges(2)	8	5	12	22	23	15
Plus: Business optimization costs(3)	8	8	17	94	84	17
Operating EBITDA	$394	$360	$740	$509	$346	$773
Plus: Acquisitions & Disposals(4)						6
Plus: Unrealized cost savings(5)						6
Adjusted EBITDA						$785

(1)
Represent amortization of purchase accounting out-of-market customer contract provisions.

(2)
Includes stock compensation expense and other non-cash charges.

(3)
Includes integration expenses and other business optimization charges.

(4)
Represents Operating EBITDA for acquisitions for the period not under RPC ownership and the annualized impact of dispositions or discontinued operations.

(5)
Primarily represents unrealized cost savings related to acquisitions.

(6)
Represents internally capitalized research and development costs.

RISK FACTORS
You should carefully consider the risk factors described below as well as the risk factors described in Berry’s Annual Report on Form 10-K for the fiscal year ended September 29, 2018 and any risk factors set forth in the documents that are incorporated in this offering memorandum. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this offering memorandum, including our financial statements and the related notes. Any of these risks could materially and adversely affect our business, financial condition, results of operations or cash flows. The risk and uncertainties we face are not limited to those described in these documents. Additional risks and uncertainties that we are unaware of or that we believe are less significant than those set forth in the risk factors described in these documents at the time of the applicable document could also materially adversely affect our business, financial condition, results of operations or cash flows and/or the value of your investment. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also the information contained under the heading “Disclosure Regarding Forward-Looking Statements.”
The phase-out of the London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with a different reference rate or modification of the method used to calculate LIBOR, may adversely affect interest rates which may have an adverse impact on us.
LIBOR is an interest rate benchmark used as a reference rate for a wide range of financial transactions, including derivatives and loans. On July 27, 2017, the United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop compelling banks to submit LIBOR rates after 2021. It is unclear whether or not LIBOR will cease to exist at that time (and if so, what reference rate will replace it) or if new methods of calculating LIBOR will be established such that it continues to exist after 2021. The Alternative Reference Rates Committee (“ARRC”) has proposed that the Secured Overnight Financing Rate (“SOFR”) is the rate that represents best practice as the alternative to LIBOR for use in financial and other derivatives contracts that are currently indexed to United States dollar LIBOR. ARRC has proposed a paced market transition plan to SOFR from LIBOR and organizations are currently working on industry wide and company specific transition plans as it relates to financial and other derivative contracts exposed to LIBOR. Uncertainty exists as to the transition process and broad acceptance of SOFR as the primary alternative to LIBOR. We have material borrowing contracts (including our senior secured credit facilities) and derivatives that are indexed to LIBOR. At this time, we cannot predict the future impact of a departure from LIBOR as a reference rate, however, if future rates based upon the successor reference rate (or a new method of calculating LIBOR) are higher than LIBOR rates as currently determined, we may be adversely impacted.
Risks Related to the RPC Acquisition
Our acquisitions, including the pending RPC Acquisition, may not achieve their intended results, including anticipated cost savings.
Although we will complete the RPC Acquisition with the expectation that the transaction will result in various benefits, including cost savings and other financial and operational benefits, there can be no assurance regarding when or the extent to which we will be able to realize any of these benefits. Achieving the anticipated benefits of an acquisition, including cost savings, is subject to a number of uncertainties, including whether the businesses acquired can be operated in the manner we intend. The integration may be subject to delays or changed circumstances, and we can give no assurance that the acquired businesses will perform in accordance with our expectations or that our expectations with respect to integration or cost savings as a result of acquisitions will materialize. In addition, we expect to incur additional costs and charges in connection with integrating the acquired businesses, including restructuring and transitional charges. Additional unanticipated costs, expenses, liabilities, competitive responses, or loss of customer and supplier relationships may also arise during the integration process. The integration of acquired businesses, including the RPC businesses, may place an additional burden on our management and internal resources, and the diversion of management’s attention during the integration and restructuring process could have an adverse effect on our profit margins, results of operations and financial condition.

The RPC Acquisition exposes us to additional risks and uncertainties with respect to the acquired businesses and their operations.
We expect that the RPC Acquisition will rebalance our business mix to a greater percentage of international operations. The acquired businesses will generally be subject to risks similar to those that we are subject to in our existing international businesses, including the risks of compliance with applicable export controls, sanctions, and anti-corruption laws and regulations and Brexit (as defined below). In addition, we will be subject to increased foreign currency exchange rate risk and the potential inability to repatriate cash from foreign operations because a greater portion of our cash flows will be generated by our international businesses. In addition, regulatory requirements, political and/or competitive conditions associated with aspects of the acquired businesses may differ from those of our existing business, which may increase our costs.
We may be unable to realize the anticipated cost synergies or may incur additional and/or unexpected costs in order to realize them.
There can be no assurance that we will be able to realize the anticipated cost synergies from the proposed transaction in the anticipated amounts or within the anticipated timeframes or costs expectations or at all. We plan to implement a series of cost savings initiatives at the combined company that, as described above under “Summary—The RPC Acquisition” and “Summary—Summary Berry Historical and Unaudited Pro Forma Financial Information,” we expect to result in annual cost synergies. We expect to incur one-time, non-recurring costs to achieve such cost synergies. These or any other costs or synergies that we realize may differ materially from our estimates. We cannot provide assurances that these anticipated cost synergies will be achieved or that our programs and improvements will be completed as anticipated or at all. In addition, any cost synergies that we realize may be offset, in whole or in part, by reductions in revenues or through increases in other expenses. Neither our independent auditors nor any other independent auditors, have examined, compiled or performed any procedures with respect to these cost synergies, nor have they expressed any opinion, or any other form of assurance on such information or their achievability. Assumptions relating to these cost synergies involve subjective decisions and judgments. Although our management believes these estimates and assumptions to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the objectives and plans expressed will be achieved. The internal financial projections used to calculate anticipated cost synergies also do not take into account any circumstances or events occurring after the date on which they were prepared. These internal financial projections reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the internal financial projections will be realized or that actual results will not be significantly higher or lower than projected. We undertake no obligation to update or otherwise revise or reconcile these internal financial projections whether as a result of new information, future events or otherwise.
The RPC Acquisition could adversely affect the business and operations of Berry and RPC.
In connection with the RPC Acquisition, some customers of each of Berry and RPC may delay or defer decisions or may end their relationships with the relevant company, which could negatively affect the revenue, earnings and cash flows of Berry and RPC, regardless of whether the RPC Acquisition is consummated. Similarly, current and prospective employees of Berry and RPC may experience uncertainty about their future roles with the combined company following the RPC Acquisition. This uncertainty may adversely affect our ability to attract and retain current and prospective key management, sales, marketing and technical personnel.
We may not be able to successfully manage the RPC integration and it may disrupt our current plans and operations.
Our business may be negatively affected following the RPC Acquisition if we are unable to effectively manage our expanded operations and there can be no assurance that we will be able to successfully integrate the businesses of BGI and RPC. Integration planning prior to the RPC Acquisition and the implementation of our integration plans following the RPC Acquisition will require significant time and focus from management and may divert attention from the day-to-day operations of the combined business.

Additionally, consummation of the RPC Acquisition could disrupt current plans and operations, which could delay the achievement of our strategic objectives. The integration of RPC may be made more difficult by our and RPC’s respective efforts to continue to integrate other recent acquisitions. The difficulties and risks associated with the integration of RPC include, among other things:
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the possibility that we will fail to implement our business plans for the combined company, including as a result of legislation or regulation that affects the timing or costs associated with the operations of the combined company or our integration plan;

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the possibility of unanticipated delays, costs or inefficiencies associated with the integration of RPC’s operations with our own;

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possible inconsistencies in the technologies, standards, controls, procedures, policies and compensation structures of the two companies;

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limitations prior to the consummation of the RPC Acquisition on our ability to work with RPC management to develop an integration plan;

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the increased scope and complexity of our operations;

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the potential loss of key employees and the costs associated with our efforts to retain key employees;

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provisions in our and RPC’s contracts with third parties that may limit our flexibility to take certain actions;

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risks and limitations on our ability to consolidate the corporate and administrative infrastructures of the two companies; and

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unanticipated costs and expenses associated with undisclosed or potential liabilities.

As a result of these and other difficulties and risks, we may not accomplish the integration of the two companies smoothly, successfully or within our budgetary expectations or anticipated timeframes. Accordingly, we may fail to realize some or all of the anticipated benefits of the RPC Acquisition.
The unaudited pro forma condensed combined financial information for the twelve months ended March 2019 included in this offering memorandum are not based on the same period end for Berry and RPC and there are no historical financial statements for RPC available for any periods subsequent to the six-month period ended September 30, 2018. The actual results of RPC for such subsequent period may result in material differences in the pro forma results had it been prepared on that basis.
RPC is a public limited company incorporated under the laws of England and Wales that provides public financial statements semi-annually. RPC’s historical financial statements were prepared in accordance with International Financial Standards as adopted by the European Union, which differ from U.S. GAAP. RPC’s historical audited financial statements are as of and for the fiscal years ended March 31, 2018 and March 31, 2017 (including the comparative financial information for the year ended March 31, 2016) and are included elsewhere in this offering memorandum. RPC’s historical interim financial statements are as of and for six-month period ended September 30, 2018 (including the comparative financial information for the six-month period ended September 30, 2017) and are included elsewhere in this offering memorandum. There are no RPC historical financial statements available for any periods subsequent to the six-month period ended September 30, 2018 and RPC is not required under its jurisdiction of organization nor the exchange upon which its shares are listed (the London Stock Exchange) to publicly report its financial statements on a more frequent basis. Consequently, the unaudited pro forma data included in this offering memorandum is based on RPC’s trailing twelve month financial information as of and for the period ended September 30, 2018 and does not align with Berry’s latest twelve-months ended March 30, 2019. Following consummation of the RPC Acquisition, the Company will prepare pro forma financial statements that would be required to be compliant with the requirements of Article 11 of Regulation S-X. The Company may identify material differences between the accounting policies of the two companies or the financial results of RPC for the periods presented and/or subsequent to September 30, 2018 that could be material or have a material impact on the pro forma condensed consolidated financial statements presented. No assurance can be given that there will not be differences between the pro forma financial information included in this offering memorandum and the pro forma financial statements that Berry will be required to file with the SEC or that such differences will not be material. In addition, Berry has been advised by RPC’s management that the audit of RPC’s financial results as of and for its fiscal year ended March 31, 2019 is on-going and has not been completed. Accordingly, no assurances can be given regarding RPC’s results of operations or financial condition as of March 31, 2019.
The consummation of the RPC Acquisition increases our exposure to uuncertainty regarding the United Kingdom’s withdrawal from the European Union and the outcome of future arrangements between the United Kingdom and the European Union could have a material adverse impact on us.
Following the United Kingdom’s referendum vote to leave the European Union in June 2016 (commonly referred to as “Brexit”), the UK government formally notified the European Council of its decision to leave the European Union on March 29, 2017. Article 50 of the Treaty on European Union requires the European Union to negotiate an agreement setting out the arrangements for the United Kingdom’s withdrawal, taking account of the framework for its future relationship with the European Union. The United Kingdom will remain a member of the European Union until the date on which a withdrawal agreement comes into force or, failing that, October 31, 2019, unless another extension is agreed to by the parties. This period can only be extended if the European Council, in agreement with the United Kingdom, unanimously decides to do so, i.e. all European Union member states must agree to any extension, although parliamentary ratification of this decision is not required. While it is difficult to predict the effect of Brexit on the European and global economy, uncertainty regarding new or modified arrangements between the United Kingdom and the European Union could have a material adverse effect on business activity (including the buying behavior of commercial and individual customers), the political stability and economic conditions in the United Kingdom, the European Union and elsewhere. Furthermore, lack of clarity about future UK laws and regulations, as the United Kingdom determines which European Union laws and regulations to replace or replicate in the event of a withdrawal, may increase costs associated with operating in either or both of the United Kingdom and Europe. However, until the United Kingdom ceases to be a Member State of the European Union, the United Kingdom remains a full Member State of the European Union and all the rights and obligations of European Union membership remain in force.
Any of these developments, or the perception that any of these developments are likely to occur, could have a material adverse effect on economic growth or business activity in the United Kingdom, the Eurozone, or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, political systems or financial institutions and the financial and monetary system. Following the consummation of the RPC Acquisition, a significant portion of our revenues will be generated in the United Kingdom and European Union. Consequently, these developments could have a material adverse effect on our business, financial position, liquidity and results of operations.
Risks Related to the Notes
Our substantial indebtedness could affect our ability to meet our obligations under the Notes and may otherwise restrict our activities.
We have a significant amount of indebtedness. See “Capitalization.” We are permitted by the terms of the Notes and our other debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.
Our substantial indebtedness could have important consequences. For example, it could:
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make it more difficult for us to satisfy our obligations under our indebtedness, including the Notes;

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limit our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

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require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures, product development and other corporate requirements;

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increase our vulnerability to general adverse economic and industry conditions; and

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limit our ability to respond to business opportunities, including growing our business through acquisitions.

In addition, the credit agreements and indentures governing our current indebtedness contain, the indentures governing the Notes will contain, and any future debt instruments would likely contain, financial and other restrictive covenants, which will impose operating and financial restrictions on BGI and certain of its subsidiaries (and in the case of debt of Berry, Berry), including restrictions on Berry’s, BGI’s and such subsidiaries’ ability to, among other things:
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incur or guarantee additional debt;

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pay dividends and make other restricted payments;

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create or incur certain liens;

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make certain investments;

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engage in sales of assets and subsidiary stock;

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enter into transactions with affiliates;

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transfer all or substantially all of its or their respective assets or enter into merger or consolidation transactions; and

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make capital expenditures.

As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Furthermore, a failure to comply with these covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition, and results of operations. In the event of any default under BGI’s senior secured credit facilities or the indentures governing the Notes or BGI’s existing second priority senior secured notes, the lenders under BGI’s senior secured credit facilities:
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will not be required to lend any additional amounts to us;

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could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

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may have the ability to require us to apply all of our available cash to repay these borrowings; or

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may prevent us from making debt service payments under our other agreements, including the indentures governing the Notes,

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any of which could result in an event of default under the Notes.

In addition, in the event of any default under Berry’s term loan credit agreement that is not cured or waived, the lenders thereunder could elect to declare all borrowings thereunder outstanding, together with accrued and unpaid interest and fees, to be due and payable.
If the indebtedness under BGI’s senior secured credit facilities or our other indebtedness, including the Notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of Other Indebtedness,” “Description of First Priority Notes,” and “Description of Second Priority Notes.”

The restrictive covenants in the indentures governing the Notes are subject to a number of important qualifications and exceptions. Among other things, despite our substantial indebtedness, we and our subsidiaries may still be able to incur significantly more debt. This could intensify the risks described above.
The terms of the indentures governing the Notes and our existing second priority senior secured notes, and the terms of our senior secured credit facilities, contain restrictions on our and our subsidiaries’ ability to incur additional indebtedness, including senior secured indebtedness that will be effectively senior to the Second Priority Notes to the extent of the assets securing such indebtedness, or senior secured indebtedness that will be pari passu with the First Priority Notes, subject to the terms of the applicable intercreditor agreements and senior secured debt under our revolving credit facility that will be effectively senior to the First Priority Notes with respect to certain collateral, in each case subject to the terms of the applicable intercreditor agreements. However, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition, Berry will not be subject to any of the restrictive covenants in the indentures governing the Notes, including as they may relate to indebtedness. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, much of which could constitute secured or senior indebtedness. In addition to the Notes, the existing second priority senior secured notes and our borrowings under our senior secured credit facilities, the covenants under any other existing or future debt instruments could allow us to borrow a significant amount of additional indebtedness. The more leveraged we become, the more we, and in turn our security holders, become exposed to the risks described above under “—Our substantial indebtedness could affect our ability to meet our obligations under the Notes and may otherwise restrict our activities.”
In addition, the other restrictive covenants in the indentures governing the Notes and the documents governing our other indebtedness are subject to a number of significant qualifications and exceptions. Among other things, the restriction on BGI’s ability to pay dividends that will be contained in the indentures governing the Notes will permit BGI to pay dividends in a number of circumstances, including dividends to Berry in order to permit Berry to satisfy its obligations under its tax receivable agreement.
We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.
Our ability to pay principal and interest on the Notes and to satisfy our other debt obligations will depend upon, among other things:
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our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

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the future availability of borrowings under BGI’s senior secured credit facilities, which depends on, among other things, our complying with the covenants in BGI’s senior secured credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available under BGI’s senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the Notes. See “Disclosure Regarding Forward-Looking Statements” included in this offering memorandum and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” included in Berry’s Annual Report on Form 10-K for the fiscal year ended September 29, 2018 and our Quarterly Report on Form 10-Q for the quarter ended December 29, 2018, which are incorporated by reference herein.
If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including BGI’s senior secured credit facilities and the indentures governing the Notes and the existing second priority senior secured notes, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.
Repayment of BGI’s debt, including the Notes, is dependent on cash flow generated by BGI’s subsidiaries.
BGI’s subsidiaries own a significant portion of our assets and conduct a significant portion of our operations. Accordingly, repayment of BGI’s indebtedness, including the Notes, is dependent, to a significant extent, on the generation of cash flow by BGI’s subsidiaries and (if they are not guarantors of the Notes) their ability to make such cash available to BGI, by dividend, debt repayment or otherwise. Unless they are guarantors of the Notes, BGI’s subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. BGI’s subsidiaries may not be able to, or may not be permitted to, make distributions to enable BGI to make payments in respect of BGI’s indebtedness, including the Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit BGI’s ability to obtain cash from its subsidiaries. While the indentures governing the Notes will limit the ability of BGI’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to BGI, these limitations will be subject to certain qualifications and exceptions. In the event that BGI does not receive distributions from its non-guarantor subsidiaries, BGI may be unable to make required principal and interest payments on its indebtedness, including the Notes.
The collateral securing the First Priority Notes is subject to control by other creditors with senior priority liens, and subject to the terms of the intercreditor agreements. If there is a default, the value of the collateral may not be sufficient to repay both the holders of the First Priority Notes and the other senior priority creditors.
The First Priority Notes will be secured on a second priority basis (subject to certain exceptions and permitted liens) on the ABL Priority Collateral (as defined below) that secures BGI’s revolving credit facility on a first priority basis and on a senior priority basis by substantially all of the other assets of BGI and its restricted subsidiaries that secures BGI’s senior secured term loan credit facility on a first priority basis (in each case subject to certain exceptions described herein). Under the terms of the indenture governing the First Priority Notes, we are permitted in the future to incur additional indebtedness and other obligations that may share in the senior priority liens on the collateral securing the First Priority Notes and, in certain circumstances, in the senior priority liens on the collateral securing BGI’s senior secured credit facilities, and under certain circumstances we will be permitted to contribute cash or other assets held by BGI or its restricted subsidiaries to unrestricted subsidiaries. At March 30, 2019, after giving effect to the offering of notes hereby, BGI and its subsidiaries would have had $9,049 million of first priority secured indebtedness outstanding (excluding $750 million of letters of credit and additional availability under our revolving credit facility). In May 2019, the revolving credit facility was increased from $750 million to $850 million. In addition, following the completion of the RPC Acquisition, we may retain certain existing working capital lines of credit of RPC and its subsidiaries.
Under the terms of the senior lender intercreditor agreement, the holders of debt under our revolving credit facility will be entitled to receive proceeds from the realization of certain collateral (including accounts, inventory, certain cash and proceeds and products of the foregoing and certain assets related thereto) (the “ABL Priority Collateral”) to repay their obligations in full before the holders of the First Priority Notes and holders of debt under our term loan credit facility will be entitled to any recovery from the ABL Priority Collateral. Under the terms of the senior lender intercreditor agreement, at any time that obligations under our revolving credit facility and certain other obligations are outstanding, any actions that may be taken in respect of the ABL Priority Collateral, including the ability to cause the commencement of enforcement proceedings against the ABL Priority Collateral and to control the conduct of such proceedings, will be at the direction of the holders of the obligations under the revolving credit facility and neither the trustee nor the collateral agent, on behalf of the holders of the First Priority Notes, will have the ability to control or direct such actions, even if the rights of the holders of the First Priority Notes are adversely affected, subject to certain exceptions. See “Description of First Priority Notes—Security for the First Priority Notes.” In addition, because the holders of the obligations under the revolving credit facility and certain other obligations control the disposition of the ABL Priority Collateral, such holders could decide not to proceed against such collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the First Priority Notes. In such event, the only remedy available to the holders of the First Priority Notes would be to sue for payment on the First Priority Notes and the related subsidiary guarantees. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all collateral would be sufficient to satisfy the amounts outstanding under the First Priority Notes, the term loan facility and any other pari passu lien obligations after the application of the proceeds of the ABL Priority Collateral to the revolving credit facility obligations. The holders of the First Priority Notes and holders of debt under our term loan credit facility will under the terms of the senior lender intercreditor agreement also waive certain rights with respect to the ABL Priority Collateral normally accruing to secured creditors in a bankruptcy. Under the indenture governing the First Priority Notes, we could also incur additional indebtedness secured by senior priority liens so long as such senior priority liens are securing indebtedness permitted to be incurred by the covenants described under “Description of First Priority Notes” and certain other conditions are met. Our ability to designate future debt as senior priority secured debt and our ability to enable the holders thereof to share in the collateral on a pari passu basis with holders of the First Priority Notes and our senior secured credit facilities may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.
In addition, the asset sale covenant and the definition of asset sale, each in the indenture governing the First Priority Notes, have a number of exceptions pursuant to which BGI and its subsidiaries would be able to sell collateral without being required to reinvest the proceeds of such sale into assets that will comprise collateral, or collateral of the same type, or to make an offer to the holders of the First Priority Notes to repurchase the First Priority Notes. See “Description of First Priority Notes—Certain Covenants—Asset Sales,” and “Description of First Priority Notes—Certain Definitions.”
BGI’s senior secured credit facilities have the benefit of a pledge of the stock of BGI, which the First Priority Notes will not have and the existing second priority senior secured notes do not have. In addition, BGI’s and the guarantor subsidiaries’ obligations under BGI’s senior secured credit facilities are secured by pledges of stock of subsidiaries of BGI (with certain exceptions) and, to the extent described in BGI’s revolving credit facility, certain accounts and cash, while BGI’s and the guarantor subsidiaries’ obligations under the existing second priority senior secured notes are not, and BGI’s and the guarantor subsidiaries’ obligations under the First Priority Notes will not be, secured by some of such stock, accounts and cash. The proceeds of such assets, if any, may not be available to repay the First Priority Notes.
Finally, Berry will not be subject to any of the restrictive covenants in the indentures governing the Notes, including as they may relate to indebtedness or asset sales.
The collateral securing the Second Priority Notes, prior to a Collateral Fall Away Event, is subject to control by creditors with first priority liens including the First Priority Notes offered hereby, and subject to the terms of the applicable intercreditor agreements. If there is a default, the value of the collateral may not be sufficient to repay the holders of the First Priority Notes and the other first priority creditors and/or the holders of the Second Priority Notes and the other second priority creditors.
Prior to a Collateral Fall Away Event, the Second Priority Notes will be secured on a junior priority basis by substantially all of the collateral of BGI and its restricted subsidiaries that secures either or both of BGI’s senior secured credit facilities on a first priority basis and that will secure the First Priority Notes on a senior priority basis (in each case subject to certain exceptions described herein). Under the terms of the indenture governing the Second Priority Notes, we are permitted in the future to incur additional indebtedness and other obligations that may share in the junior priority liens on the collateral securing the

Second Priority Notes and, in certain circumstances, in the senior priority liens on the collateral securing BGI’s senior secured credit facilities and that will secure our First Priority Notes, and under certain circumstances we will be permitted to contribute cash or other assets held by BGI or its restricted subsidiaries to unrestricted subsidiaries. At March 30, 2019, after giving effect to the offering of notes hereby, BGI and its subsidiaries would have had $9,049 million of first priority secured indebtedness outstanding (excluding $750 million of letters of credit and additional availability under our revolving credit facility). In May 2019, the revolving credit facility was increased from $750 million to $850 million. In addition, following the completion of the RPC Acquisition, we may retain certain existing working capital lines of credit of RPC and its subsidiaries.
The holders of obligations secured by the senior priority liens on the collateral, including the First Priority Notes described in this offering memorandum, will be entitled after application of proceeds of the ABL Priority Collateral to the repayment of the obligations under BGI’s revolving credit facility to receive proceeds from any realization of the collateral to repay their obligations in full before the holders of the Second Priority Notes and other obligations secured by junior priority liens will be entitled to any recovery from the collateral. We cannot assure you that, in the event of a foreclosure, the proceeds from the sale of all of such collateral would be sufficient to satisfy the amounts outstanding under the Second Priority Notes and other obligations secured by the second priority liens, if any, after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the Second Priority Notes, then holders of the Second Priority Notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets, which claim will rank equal in priority to the unsecured claims with respect to any unsatisfied portion of the obligations secured by the first priority liens or other second priority liens and our other unsecured senior indebtedness. Under the indenture governing the Second Priority Notes, BGI and its subsidiaries can also incur additional indebtedness secured by first priority liens and second priority liens so long as such first and second priority liens are securing indebtedness permitted to be incurred by the covenants described under “Description of Second Priority Notes” and certain other conditions are met. BGI’s ability to designate future debt as either senior priority secured or junior priority secured and, in either event, to enable the holders thereof to share in the collateral on either a priority basis or a pari passu basis with holders of the Second Priority Notes, the First Priority Notes, BGI’s senior secured credit facilities and BGI’s existing second priority senior secured notes, may have the effect of diluting the ratio of the value of such collateral to the aggregate amount of the obligations secured by the collateral.
In addition, the asset sale covenant and the definition of asset sale, each in the indenture governing the Second Priority Notes, have a number of exceptions pursuant to which BGI and its subsidiaries would be able to sell collateral without being required to reinvest the proceeds of such sale into assets that will comprise collateral, or collateral of the same type, or to make an offer to the holders of the Second Priority Notes to repurchase the Second Priority Notes. See “Description of Second Priority Notes—Certain Covenants—Asset Sales,” and “Description of Second Priority Notes—Certain Definitions.”
BGI’s senior secured credit facilities have the benefit of a pledge of the stock of BGI, which the Second Priority Notes will not have and the existing second priority senior secured notes do not have. In addition, BGI’s and the guarantor subsidiaries’ obligations under BGI’s senior secured credit facilities are secured by pledges of stock of subsidiaries of BGI (with certain exceptions) and, to the extent described in BGI’s revolving credit facility, certain accounts and cash, while BGI’s and the guarantor subsidiaries’ obligations under the existing second priority senior secured notes are not, and BGI’s and the guarantor subsidiaries’ obligations under the Second Priority Notes will not be, secured by such pledges. The proceeds of such assets, if any, may not be available to repay the Second Priority Notes.
Finally, Berry will not be subject to any of the restrictive covenants in the indentures governing the Notes, including as they may relate to indebtedness or asset sales.

The lien-ranking and related provisions set forth in the senior fixed collateral priority and intercreditor agreement will substantially limit the rights of the holders of the First Priority Notes with respect to the collateral securing the First Priority Notes.
The rights of the holders of the First Priority Notes with respect to the collateral securing the First Priority Notes will be substantially limited pursuant to the terms of the lien-ranking and other provisions set forth in the senior fixed collateral priority and intercreditor agreement. Under those provisions, at any time that obligations that have the benefit of the first priority liens on the non-ABL Priority Collateral are outstanding, the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, will be at the direction of the holders of the series of such obligations with the largest outstanding principal amount of all such obligations, which on the issue date will be the obligations under BGI’s senior secured term loan credit facility. The trustee and collateral agent, on behalf of the holders of the First Priority Notes, will not have the ability to control or direct such actions, even if the rights of the holders of the First Priority Notes are adversely affected. In connection with such enforcement proceedings the collateral will be released from the lien securing the First Priority Notes. Pursuant to the senior fixed collateral priority and intercreditor agreement, the holders of the First Priority Notes will also waive certain rights normally accruing to secured creditors in a bankruptcy. See “Description of First Priority Notes—Security for the First Priority Notes.”
The lien-ranking and related provisions set forth in the indenture governing the Second Priority Notes and the applicable intercreditor agreement will substantially limit the rights of the holders of the Second Priority Notes with respect to the collateral securing the Second Priority Notes prior to a Collateral Fall Away Event.
The rights of the holders of the Second Priority Notes with respect to the collateral securing the Second Priority Notes, prior to a Collateral Fall Away Event, will be substantially limited pursuant to the terms of the lien-ranking and other provisions set forth in the indenture governing the Second Priority Notes and the intercreditor agreements. Under those provisions, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents, will be at the direction of the holders of the obligations secured by the first priority liens. The trustee, on behalf of the holders of the Second Priority Notes, will not have the ability to control or direct such actions, even if the rights of the holders of the Second Priority Notes are adversely affected. Additional releases of collateral from the second priority lien securing the Second Priority Notes are permitted under some circumstances. The holders will also waive certain rights normally accruing to secured creditors in a bankruptcy. See “Description of Second Priority Notes—Security for the Second Priority Notes.”
It may be difficult to realize the value of the collateral securing the Notes (with respect to the Second Priority Notes only, prior to a Collateral Fall Away Event).
The collateral securing the Notes (with respect to the Second Priority Notes only, prior to a Collateral Fall Away Event) will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the holders of first priority liens on the collateral securing the Notes from time to time, whether on or after the date the Notes are issued. The initial purchasers have neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and other imperfections. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the Notes, as well as the ability of the collateral agent, to realize or foreclose on such collateral.
The collateral securing the Notes (with respect to the Second Priority Notes only, prior to a Collateral Fall Away Event) does not include all of BGI’s or the subsidiary guarantors’ assets. In particular, the collateral does not include (i) any property or assets owned by subsidiaries of the Issuer that are not subsidiary guarantors, (ii) any license, contract or agreement, if and only for so long as the grant of a security interest under the security documents relating to the Notes would result in a breach or default under, or abandonment, invalidation or unenforceability of, such license, contract or agreement, (iii) any equity securities or other equity interests of any of BGI’s subsidiaries (with respect to the First Priority

Notes, to the extent that the pledge thereof results in the requirement to file separate financial statements of such subsidiaries with the SEC), (iv) any vehicle covered by a certificate of title or ownership, (v) any deposit accounts, securities accounts or cash (vi) any real property held by BGI or any of its subsidiaries under a lease or any real property that does not secure the First Priority Lien Obligations (as defined in the “Description of Second Priority Notes”) and (vii) certain other exceptions described in such security documents. Berry will not pledge the stock of BGI as security for the Notes or grant any other liens on Berry’s assets. No appraisals of any collateral have been prepared in connection with this offering. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this offering memorandum exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the Notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition and other future trends. In the event that a bankruptcy case is commenced by or against us or any guarantor, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Notes (after taking into account the obligations with a senior priority lien on the collateral or any portion thereof), interest, fees and expenses may cease to accrue on the Notes from and after the date the bankruptcy petition is filed. See “—The value of the collateral securing the Notes (with respect to the Second Priority Notes only, prior to a Collateral Fall Away Event) may not be sufficient to secure post-petition interest, fees or expenses.”
The security interest of the collateral agent for the Notes will be subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.
Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the First Priority Notes and other senior priority lien secured obligations after application of proceeds of the ABL Priority Collateral to the obligations under the BGI’s revolving credit facility, the holders of the First Priority Notes would have “undersecured claims” as to the difference. Similarly, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Second Priority Notes and other junior priority lien secured obligations after repayment of senior priority lien secured obligations (including the First Priority Notes), the holders of the Second Priority Notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, fees, and expenses for “undersecured claims” during the debtor’s bankruptcy case, nor would the undersecured portion of the holders’ respective claims be entitled to “adequate protection.” See “—The value of the collateral securing the Notes (with respect to the Second Priority Notes only, prior to a Collateral Fall Away Event) may not be sufficient to secure post-petition interest, fees or expenses.”
Your rights in the collateral (with respect to the Second Priority Notes only, prior to a Collateral Fall Away Event) may be adversely affected by the failure to perfect security interests in collateral.
Applicable law provides that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the First Priority Notes or the Second Priority Notes may not be perfected with respect to the claims of such Notes if the collateral agent for the Notes is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indentures governing the Notes. In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. BGI and the guarantors have limited obligations to perfect the noteholders’ security interest in specified collateral. There can be no assurance that the collateral agent for the First Priority Notes or the collateral agent for the Second Priority Notes, as applicable, will monitor, or that we will inform the trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agents for the Notes will have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the collateral agent for the First Priority Notes or the Second Priority Notes, as applicable, against third parties. In addition, as described further herein, even if the liens on collateral acquired in the future are properly perfected, such liens may potentially be avoidable as a preference in any bankruptcy or insolvency proceeding under certain circumstances. See “—Any future pledge of collateral or future guarantee might be avoidable in bankruptcy.” The documentation related to the Notes will provide that BGI and the subsidiary guarantors are obligated to use commercially reasonable efforts to deliver mortgages or mortgage amendments, as applicable, with respect to real property owned by BGI and the subsidiary guarantors with a fair market value in excess of  $10 million, including title insurance policies, or title insurance date downs, as applicable, surveys and other related documentation, to the collateral agent within 120 days after the Escrow Release Date in order to provide the collateral agent (for the benefit of holders of the Notes) a perfected lien on such real property that secures BGI’s senior term secured credit facility. Such real property is subject to mortgages in favor of the lenders under our senior term secured credit facility and holders of our existing second priority senior secured notes. Until such time as such mortgages, amendments to mortgages and related documentation are delivered, if at all, such real estate and the proceeds thereof will not constitute collateral securing the Notes. In addition, until such time as such title insurance policies or title datedown endorsements, as applicable, are delivered, the holders of the Notes will not have the benefit of title insurance to the effect that the entity identified as the mortgagor of each mortgaged property which is required to be mortgaged holds valid fee title to such property, that the mortgaged properties are not now or when mortgaged pursuant to the mortgages/mortgage amendments encumbered by unpermitted liens, that no intervening liens exist which would have priority over the mortgage liens in favor of each collateral agent for its benefit and the benefit of the Trustee and the holders of the applicable Notes, or that the mortgages will create valid, enforceable liens in favor of each collateral agent for its benefit and the benefit of the Trustee and the holders of the Notes. Moreover, land surveys will not be delivered at the time of the issuance of the Notes. As a result, there is no independent assurance that, among other things, no encroachments, adverse possession claims, zoning or other restricts exist with respect to the properties intended to be mortgaged which could result in a material adverse effect on the value or utility of such properties.
The title insurance process and surveys could reveal certain issues that we will not be able to resolve. If we are unable to resolve any issues raised by the surveys or that are otherwise raised in connection with obtaining the mortgages or title insurance policies, the mortgages and title insurance policies will be subject to such issues. Such issues could have a significant impact on the value of the collateral or any recovery under the title insurance policies. If we are unable to obtain any mortgage or title insurance policy on any of the real property intended to constitute collateral for the notes and guarantees, the value of the collateral securing the Notes and the guarantees will be significantly reduced.
State law may limit the ability of the collateral agent for the holders of the Notes to foreclose on the real property and improvements and leasehold interests included in the collateral.
The Notes may in the future be secured by, among other things, liens on owned real property and improvements. The laws in some states may limit the ability of the Trustee and the holders of the Notes to foreclose on the improved real property collateral located in that state, since the applicable states’ laws govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the Notes. In addition, these laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even it is has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules which can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.

The holders of the Notes and the Trustee also may be limited in their ability to enforce a breach of the “no liens” covenant. Some decisions of state courts have placed limits on a lender’s ability to accelerate debt secured by real property upon breach of covenants prohibiting the creation of certain junior liens or leasehold estates, and a lender may need to demonstrate that enforcement is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing court decisions may have been preempted, at least in part, by certain federal laws, the scope of such preemption, if any, is uncertain. Accordingly, a court could prevent the Trustee and the holders of the Notes from declaring a default and accelerating the Notes by reason of a breach of this covenant, which could have a material adverse effect on the ability of holders to enforce the covenant.
The collateral is subject to casualty risks.
Although we maintain insurance policies to insure against losses, there are certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate us fully for our losses in the event of a catastrophic loss. We cannot assure you that any insurance proceeds received by us upon the total or partial loss of the collateral securing the Notes and guarantees will be sufficient to satisfy all of our secured obligations, including the Notes and guarantees.
Bankruptcy laws may limit your ability to realize value from the collateral.
The right of the collateral agents to foreclose upon, repossess and dispose of the collateral upon the occurrence of an event of default under the indentures governing the Notes is likely to be significantly impaired (or at a minimum delayed) by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us or any guarantor before such collateral agent foreclosed upon, repossessed and disposed of the collateral. Upon the commencement of a case under the Bankruptcy Code, a secured creditor such as the collateral agent in respect of the First Priority Notes or the collateral agent in respect of the Second Priority Notes is prohibited from foreclosing upon or repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without prior bankruptcy court approval, which may not be given. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral as of the commencement of the bankruptcy case and may include cash payments or the granting of additional or replacement security if and at such times as the bankruptcy court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.
In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary power of a bankruptcy court, it is impossible to predict:
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whether or when payments under the Notes could be made following the commencement of a bankruptcy case or the length of any delay in making such payments;

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whether or when the collateral agents could foreclose upon, repossess or dispose of the collateral;

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the value of the collateral at the time of the bankruptcy petition; or

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whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of  “adequate protection.”

Any disposition of the collateral during a bankruptcy case would also require prior permission from the bankruptcy court (which may not be given).
The right of the holders of other obligations secured by first priority liens on the collateral to foreclose upon and sell the collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding.

In addition, under the applicable intercreditor agreements, the collateral agents may not object following the filing of a bankruptcy petition to certain debtor-in-possession financing or to the liens securing that financing or to the proposed use of cash collateral, subject to certain conditions and limited exceptions, to the extent that the authorized representative for holders of obligations secured by first priority liens on the collateral do not object to such proposed financing, liens, or cash collateral. After such a filing, the value of the collateral securing the Notes could materially deteriorate, and holders of the Notes would be unable to raise an objection. The holders will also waive certain other rights under the applicable intercreditor agreements normally accruing to secured creditors in a bankruptcy.
In the event of a bankruptcy of BGI or any of the guarantors, holders of the Notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the Notes exceed the fair market value of the collateral securing the Notes.
In any bankruptcy proceeding with respect to BGI or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the First Priority Notes or the Second Priority Notes on the date of the bankruptcy filing was less than the then-current principal amount of such Notes (after taking into account all obligations with a senior lien on the collateral). Upon a finding by the bankruptcy court that the First Priority Notes or Second Priority Notes are under-collateralized, the claims in the bankruptcy proceeding with respect to such Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. The consequences of a finding of under-collateralization would include, among other things, a lack of entitlement on the part of the First Priority Notes and/or Second Priority Notes, as applicable, to receive post-petition interest, fees or expenses and a lack of entitlement on the part of the unsecured portion of such Notes to receive “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to such Notes.
The value of the collateral securing the Notes (with respect to the Second Priority Notes only, prior to a Collateral Fall Away Event) may not be sufficient to secure post-petition interest, fees or expenses.
In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against BGI or any of the guarantors, holders of the Notes will only be entitled to post-petition interest, fees or expenses under the Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim (after taking into account all senior secured claims). Holders of the Notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest, fees or expenses under the Bankruptcy Code. No appraisal of the fair market value of the collateral has been prepared in connection with this offering and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the Notes.
Any future pledge of collateral or future guarantee might be avoidable in bankruptcy.
Any future pledge of collateral or future guarantee in favor of the collateral agents or the Trustee and holders of the Notes, including pursuant to mortgages and security documents delivered after the date of the indentures governing the Notes, might face a greater risk than mortgages, security interests, or guarantees in place on the issue date of being avoided, by the pledgor or guarantor (as debtor in possession) or by its trustee in bankruptcy, as a preferential transfer or otherwise. Any such future pledge of collateral or future guarantee could be so avoided if certain events or circumstances exist or occur, including, among others, if the pledgor or guarantor is insolvent at the time of the pledge or guarantee, the pledge or guarantee permits the holders of the Notes to receive a greater recovery in a hypothetical Chapter 7 liquidation than if the pledge or guarantee had not been given, and a bankruptcy proceeding in respect of the pledgor or guarantor is commenced within 90 days following the pledge or issuance of the guarantee, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest or guarantee is avoided as a preference or otherwise, you would lose the benefit of such mortgage, security interest, or guarantee.

We note that the documentation related to the Notes will provide that BGI and the guarantors are obligated to use commercially reasonable efforts to deliver mortgages or mortgage amendments, as applicable, and related documentation to the collateral agent within 120 days after the Escrow Release Date in order to provide the holders of the Notes a perfected security interest in certain real property owned by BGI and the guarantors.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.
Any default under the agreements governing our indebtedness, including a default under BGI’s senior secured credit facilities that is not waived by the required holders of such indebtedness, and any remedies sought by the holders of such indebtedness, could prohibit us from making payments of principal, premium, if any, or interest on the Notes and could substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our revolving credit facility to avoid being in default. If we breach our covenants under our revolving credit facility or any of the other agreements governing our indebtedness and seek a waiver, we may not be able to obtain a waiver from the required holders of such indebtedness. If this occurs, we would be in default under such indebtedness, the holders of such indebtedness could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness,” “Description of First Priority Notes” and “Description of Second Priority Notes.”
There are circumstances other than repayment or discharge of the Notes under which the collateral securing the Notes and guarantees will be released automatically, without your consent or the consent of the trustee.
The security documents allow BGI and the guarantors to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the Notes and the related guarantees secured thereby. There are circumstances other than repayment or discharge of the Notes under which the collateral securing the Notes and the related guarantees will be released automatically, without your consent or the consent of the collateral agent, including:
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a sale, transfer or other disposal of such collateral (other than to the Issuer or a guarantor) in a transaction that complies with the indenture and the security document;

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with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee of the Notes pursuant to the terms of the indenture;

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in accordance with the provisions of any intercreditor agreement to which the holders of the Notes are bound; and

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solely with respect to the Second Priority Notes, in whole, upon the occurrence of a Collateral Fall-Away Event. See “Description of Second Priority Notes—Release of Collateral.”

In addition, the indentures will permit us to designate any existing or future restricted subsidiary that is a guarantor of the Notes or any future subsidiary as an unrestricted subsidiary. If we designate such a future subsidiary guarantor as an unrestricted subsidiary for purposes of the indentures, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the Notes by such subsidiary or any of its subsidiaries will be released under the indentures but not necessarily under our senior secured credit facilities. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the Notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released.

The Notes will be structurally subordinated to all liabilities of our non-guarantor subsidiaries.
The Notes are structurally subordinated to the indebtedness and other liabilities of BGI’s subsidiaries that are not guaranteeing the Notes, which include certain of our domestic subsidiaries and all of our non-U.S. subsidiaries. These non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. In the year ended September 29, 2018 and the two quarterly periods ended March 30, 2019, the subsidiaries that are not guaranteeing the Notes had net sales of  $1.83 billion and $905 million respectively and held $2.06 billion and $1.96 billion respectively of our total assets and $425 million and $329 million respectively of our total liabilities. In addition, following the completion of the RPC Acquisition, we may retain certain existing working capital lines of credit of RPC and its subsidiaries. Further, Berry is acquiring RPC through an indirect non-guarantor subsidiary and all RPC’s business, assets and liabilities are initially expected to be under a non-guarantor subsidiary of Berry and therefore the net sales, total assets and total liabilities of non-guarantors will increase by the amount of RPC’s net sales and total assets. However, following the RPC Acquisition, Berry expects that a portion of RPC’s business will be reorganized under one or more guarantor subsidiaries; provided, that no assurance may be given that such reorganization shall occur or if it occurs that it will be in a manner consistent with the forgoing percentages. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of Notes to realize proceeds from the sale of any of those subsidiaries’ assets, will be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors and holders of preferred equity interests of those subsidiaries. Accordingly, in the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to BGI.
Federal and state fraudulent transfer or fraudulent conveyance laws permit a court, under certain circumstances, to void the Notes, guarantees and security interests, and, if that occurs, you may not receive any payments on the Notes.
The issuance of the Notes and the guarantees (and the related security interests) may be subject to review under federal and state fraudulent transfer and fraudulent conveyance statutes if a bankruptcy, liquidation or reorganization case or a lawsuit, including under circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. While the relevant laws may vary from state to state, the incurrence of the obligations in respect of the Notes and the guarantees, and the granting of the security interests in respect thereof, will generally be a fraudulent conveyance or fraudulent transfer if  (i) the consideration was paid with the intent of hindering, delaying or defrauding creditors or (ii) BGI or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Notes or a guarantee (or the related security interest), and, in the case of  (ii) only, any one of the following is also true:
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BGI or any of the guarantors were or was insolvent or rendered insolvent by reason of issuing the Notes or the guarantees (or the related security interests);

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payment of the consideration left BGI or any of the guarantors with an unreasonably small amount of capital to carry on the business in which they were engaged or about to engage; or

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BGI or any of the guarantors intended to, or believed that we or it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the issuance of the Notes or a guarantee (or the related security interests) was a fraudulent transfer or fraudulent conveyance, the court could void the payment obligations under the Notes or such guarantee or further subordinate the Notes or such guarantee to presently existing and future indebtedness of BGI or such guarantor, require the holders of the Notes to repay any amounts received with respect to the Notes or such guarantee or void or otherwise decline to enforce the security interests and related security agreements in respect thereof. In the event of a finding that a fraudulent conveyance or fraudulent transfer occurred, you may not receive any repayment on the Notes. Further, the voidance of the Notes could result in an event of default with respect to our other debt and that of the guarantors that could result in acceleration of such debt.
The measures of insolvency for purposes of fraudulent conveyance or fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied, such that we cannot be certain as to the standards a court would use to determine whether or not BGI or the guarantors were solvent at the relevant time, or regardless of the standard used, that any payments to the holders of the Notes did not constitute preferences, fraudulent transfers or fraudulent conveyances on other grounds or that the issuance of the Notes and the guarantees would not be subordinated to BGI’s or any guarantor’s other debt. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:
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the sum of its debts, including contingent liabilities, was greater than the fair value of all its assets;

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the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

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it could not pay its debts as they become due.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee or security interest to the extent such guarantor did not obtain a reasonably equivalent benefit from the issuance of the Notes. Thus, if the guarantees were legally challenged, any guarantee could be subject to the claim that, since the guarantee was incurred for BGI’s benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than reasonably equivalent value or fair consideration. Therefore, a court could void the obligations under the guarantees (and the related security interests), subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the Notes.
In addition, the liability of each guarantor under its guarantee may be limited to the amount that will result in such guarantee not constituting a preference, fraudulent conveyance or improper corporate distribution or otherwise being set aside. A bankruptcy court decision in Florida (that was later reinstated by the applicable court of appeals on other grounds) questioned the validity of such a savings clause in a guarantee.
In addition, any payment by BGI or a guarantor pursuant to the Notes or a guaranty made at a time that BGI or a guarantor were found to be insolvent could be avoided and required to be returned to BGI or such guarantor or to a fund for the benefit of BGI’s or such guarantor’s creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give such insider or outsider party more than such creditors would have received in a distribution in a hypothetical Chapter 7 case under the Bankruptcy Code.
Finally, as a court of equity, the bankruptcy court may otherwise subordinate the claims in respect of the Notes to other claims against BGI under the principle of equitable subordination, if the court determines that: (i) the holder of the Notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to BGI’s other creditors or conferred an unfair advantage upon the holder of the Notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.
Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.
You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending on the amount of other obligations of such guarantor. Also, there can be no assurance as to what standard a court will apply in making a determination of the maximum liability of each guarantor. Further, under the circumstances discussed more fully above, a court under federal or state fraudulent conveyance and fraudulent transfer statutes could void the obligations under a guarantee (and the related security interests) or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of First Priority Notes—Subsidiary Guarantees and Parent Guarantee,” and “Description of Second Priority Notes—Subsidiary Guarantees and Parent Guarantee.”
The terms of our senior secured credit facilities and the indentures governing the Notes and the existing second priority senior secured notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.
The credit agreements governing our senior secured credit facilities and the indentures governing the Notes and the existing second priority senior secured notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:
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incur or guarantee additional debt;

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pay dividends and make other restricted payments;

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create or incur certain liens;

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make certain investments;

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engage in sales of assets and subsidiary stock;

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enter into transactions with affiliates;

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transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

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make capital expenditures.

In addition, under certain circumstances our revolving credit facility requires us to maintain a minimum fixed charge coverage ratio. As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.
A failure to comply with the covenants contained in our senior secured credit facilities, the indentures governing the Notes or the indentures governing our existing second priority senior secured notes could result in an event of default under our senior secured credit facilities, the indentures governing the Notes or the indentures governing our existing second priority senior secured notes, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facilities, the indentures governing the Notes or the indentures governing our existing second priority senior secured notes, the lenders thereunder:
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will not be required to lend any additional amounts to us;

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could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

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may have the ability to require us to apply all of our available cash to repay these borrowings; or

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may prevent us from making debt service payments under our other agreements, including the indentures governing the Notes, any of which could result in an event of default under the Notes.

If the indebtedness under our senior secured credit facilities, our existing second priority senior secured notes or our other indebtedness, including the Notes, were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See “Description of Other Indebtedness,” “Description of First Priority Notes” and “Description of Second Priority Notes.”

We may not be able to repurchase the Notes upon a change of control.
Upon a change of control as defined in the indentures governing the Notes, we will be required to make an offer to repurchase all outstanding Notes at 101% of their principal amount and an offer to repurchase all outstanding existing second priority senior secured notes at 101% of their principal amount, in each case plus accrued and unpaid interest, unless we have previously given notice of our intention to exercise our right to redeem the Notes or unless such obligation is suspended. See “Description of First Priority Notes—Change of Control” and “Description of Second Priority Notes—Change of Control.” We may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control offer or, if then permitted under the indentures governing the Notes, to redeem the Notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under each of the applicable indentures. The occurrence of a change of control would also constitute an event of default under BGI’s senior secured credit facilities and may constitute an event of default under the terms of our other indebtedness. The terms of the credit agreements governing BGI’s senior secured credit facilities and the indentures governing BGI’s existing second priority senior secured notes limit, and the indentures governing the Notes will limit, our right to purchase or redeem certain indebtedness. In the event any purchase or redemption is prohibited, we may seek to obtain waivers from the required lenders under BGI’s senior secured credit facilities or holders of our existing second priority senior secured notes and the Notes to permit the required repurchase or redemption, but the required holders of such indebtedness have no obligation to grant, and may refuse to grant such a waiver. Absent such a waiver, the indentures for the Notes will require us to repay all obligations under such senior secured credit agreements in order to eliminate such prohibitions; however, we may not have sufficient financial resources to do so and may not be able to refinance such obligations on commercially reasonable terms (or at all). A change of control is defined in the indentures governing the Notes and would not include all transactions that could involve a change of control of our day-to-day operations, including a transaction involving the Management Group as defined in the indentures governing the Notes. See “Description of First Priority Notes—Change of Control” and “Description of Second Priority Notes—Change of Control.”
You may not be able to resell the Notes because there is no established market for them and one may not develop.
The Notes will not be registered under the Securities Act, and will constitute a new issue of securities with no established trading market. There can be no assurance as to:
•
the liquidity of any trading market that may develop;

•
the ability of holders to sell their Notes; or

•
the price at which the holders will be able to sell their Notes.

If a trading market were to develop, the Notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities, BGI’s and its subsidiaries’ financial performance and the interest of securities dealers in making a market in the Notes.
BGI understands that the initial purchasers presently intend to make a market in the Notes. However, they are not obligated to do so, and any market-making activity with respect to the Notes may be discontinued at any time without notice. In addition, any market-making activity may be limited by applicable law. There can be no assurance that an active market will exist for the Notes or that any trading market that does develop will be liquid. Even if an active trading market for the Notes does develop, there is no guarantee that it will continue. The market, if any, for the Notes may experience disruptions, and such disruptions may adversely affect the liquidity in the market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, its performance and other factors.

Holders of the Notes will not be entitled to registration rights, and BGI will not register the notes under U.S. federal or state securities laws. There are restrictions on your ability to transfer or resell the Notes.
The Notes are being offered and sold pursuant to an exemption from the registration under the Securities Act and applicable state securities laws, and BGI will not register the Notes under the U.S. federal or state securities laws or the laws of any other jurisdiction. The holders of the Notes will not be entitled to require BGI to register the Notes for resale or otherwise. Therefore, if you transfer or resell the Notes in the United States, you may transfer or resell them only in a transaction registered under or exempt from the registration requirements of the Securities Act and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. See “The Offering—Transfer Restrictions.”
Our variable rate indebtedness subject us to interest rate risk, which could cause our debt service obligations to increase significantly.
Borrowings drawn under our revolving credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on certain of our variable rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease.
We have entered into, and in the future we continue to enter into, interest rate swaps that involve the exchange of floating for fixed-rate interest payments to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any such swaps may not fully mitigate our interest rate risk, may prove disadvantageous, or may create additional risks.
If a bankruptcy or reorganization case is commenced, bankruptcy laws may prevent the release of the funds in the segregated escrow accounts.
If the Escrow Issuer commences a bankruptcy or reorganization case before the proceeds from the offering are released from escrow as described under ‘‘Description of First Priority Notes—Escrow of Gross Proceeds’’ and “Description of Second Priority Notes—Escrow of Gross Proceeds’’ or one is commenced against it during that period, applicable bankruptcy laws may prevent the escrow agents from releasing the funds in the segregated escrow accounts or applying those funds to effect a special mandatory redemption of the Notes or otherwise applying those funds for the benefit of the holders of the Notes. The court adjudicating any such case might find that such segregated escrow accounts are the property of the bankruptcy estate. If it makes such a determination, the court could authorize the use of these funds by the bankruptcy estate or the bankruptcy trustee, if one is appointed with or without restrictions. Also, although the amounts in the segregated escrow accounts will be pledged as collateral for payment, if required, of the special mandatory redemption price, the ability of holders of the Notes to realize such funds would be subject to certain bankruptcy law limitations in the event of any such bankruptcy. Among other things, the automatic stay provisions of the federal bankruptcy laws generally prohibit secured creditors from foreclosing upon or disposing of a debtors’ property without prior bankruptcy court approval (which may not be given under the circumstances). As a result, the holders of the Notes may not be able to have the escrowed funds applied at the time or in the manner contemplated by the indentures governing the Notes and could suffer a loss as a result.
Prior to the satisfaction of the Escrow Conditions and the BGI Assumption, the Escrow Issuer will be the sole obligor on the Notes and it does not have has any independent operations.
Prior to the satisfaction of the Escrow Conditions, you will only be able to look to the Escrow Issuer to pay obligations on the Notes. The Escrow Issuer is a limited purpose subsidiary with only nominal assets, other than the proceeds of the Notes held in segregated escrow accounts by the Escrow Issuer, and no independent operations. Until the BGI Assumption, no other entity will have any obligation to make payment on the Notes. If the satisfaction of the Escrow Conditions does not occur by October 29, 2019, or such earlier date as BGI determines in its sole discretion that any of the Escrow Conditions, including the BGI Assumption, cannot be satisfied or the escrow agent and collateral agreements related thereto are terminated at any time prior thereto, the Escrow Issuer will be obligated, however, to make a special mandatory redemption of the Notes as described elsewhere in this offering memorandum using the proceeds of the Notes held in the segregated escrow accounts.
The RPC Acquisition is dependent upon the satisfaction of conditions that may not be able to be completed prior to October 29, 2019 or at all, causing the failure of an Escrow Condition and a mandatory special redemption.
Although we believe that the RPC Acquisition will occur prior to October 29, 2019, there can be no assurance as to such timing. As consummation of the RPC Acquisition is an Escrow Condition, the nonoccurrence thereof would cause a mandatory special redemption, which would lower the expected return on the Notes.
Certain restrictive covenants in the indentures will be terminated, and the requirement to make an offer to repurchase the Notes upon certain changes of control will be suspended, if the Notes are rated investment grade by any two or more credit ratings agencies.
Certain restrictive covenants in the indentures governing the Notes will be terminated, and the “change of control” covenant in the Indentures governing the Notes will be suspended, if the Notes are rated investment grade by any two or more of Moody’s, S&P and Fitch provided at such time no default has occurred and is continuing. If these restrictive covenants cease to apply, we may take actions, such as incurring additional debt, undergoing a change of control transaction or paying certain dividends or distributions that would otherwise be prohibited under the indentures. There can be no assurance that the Notes will ever be rated investment grade. However, termination or suspension of these covenants, as applicable, would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the Notes are subsequently downgraded below investment grade. Ratings are given by these rating agencies based upon analyses that include many subjective factors and we cannot assure that investment grade ratings, if granted will reflect all of the factors that would be important to holders of the Notes.
The events of default will be more limited under the indentures during the Certain Funds Period.
It is intended that the RPC Acquisition will be implemented by either (i) a court-sanctioned Scheme of Arrangement under Part 26 of the UK Companies Act 2006 and under the City Code or (b) in certain circumstances, a Takeover Offer, in each case subject to certain terms and conditions of the Panel on Takeovers and Mergers in the United Kingdom (including, among other things, a cash confirmation requirement). Therefore during the “Certain Funds Period” (See “Description of First Priority Notes—Certain Definitions” and “Description of Second Priority Notes—Certain Definitions”), the events of default applicable under the indentures will be limited to (1) payment defaults, (2) the merger covenant, (3) bankruptcy/insolvency, and (4) certain guarantee and collateral issues, in each case relating solely to Berry, the Issuer, Acquisition SPV and/or Berry Plastics Opco, Inc. (and not with respect to any other subsidiary). Your rights under the indentures to exercise remedies are more limited during the Certain Funds Period.

CAPITALIZATION
The following table sets cash and cash equivalents and capitalization of Berry Global Group, Inc. as of March 30, 2019: both on an actual basis; and on a pro forma basis, as adjusted to give effect to the RPC Acquisition, this offering and the intended use of the proceeds therefrom. You should read this table in conjunction with the consolidated financial statements and the related notes included in or incorporated by reference into this offering memorandum and “Summary—The RPC Acquisition,” “Use of Proceeds,” and “Unaudited Pro Forma Condensed Combined Financial Information.”
	As of March 30, 2019 (Unaudited)
($ in millions)	Actual	Pro Forma, As Adjusted
Cash and cash equivalents	$353	$743
Term loan maturing February 2020	$700	$—
Term loan maturing January 2021	814	814
Term loan maturing October 2022	1,545	1,545
Term loan maturing January 2024	490	490
Incremental Term Loans(1)	—	4,200
Revolving line of credit(2)	—	—
First Priority Notes offered hereby	—	2,000
5 1∕2% Second Priority Senior Secured Notes due 2022	500	500
6% Second Priority Senior Secured Notes due 2022	400	400
5 1∕8% Second Priority Senior Secured Notes due 2023	700	700
4 1∕2% Second Priority Senior Secured Notes February 2026	500	500
Second Priority Notes offered hereby	—	1,000
Debt discounts	(38)	(164)
Capital leases and other	116	136
Total long-term debt	5,727	12,121
Total stockholders’ equity	1,531	1,457
Total Capitalization	$7,258	$13,578

(1)
We expect to incur $2.7 billion and the euro equivalent of  $1.5 billion from the Incremental Term Loans in connection with the completion of the RPC Acquisition. The Incremental Term Loans will have a maturity date that is seven years after the date of the closing of the RPC Acquisition. The Incremental Term Loans will rank pari passu in right of payment with all of our other senior indebtedness and will be secured on a ratable basis with BGI’s existing term loans. The terms of the Incremental Term Loans, other than interest rates, amortization and maturity, are substantially identical to those of BGI’s existing term loans. See “Description of Other Indebtedness.”

(2)
On May 1, 2019, the revolving line of credit maturity was extended from 2020 to 2025 and was increased from $750 million to $850 million. In addition, following the completion of the RPC Acquisition, we may retain certain existing working capital lines of credit of RPC and its subsidiaries.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following tables set forth unaudited pro forma condensed combined financial information of Berry as of and for (i) the four quarterly periods ended September 30, 2018 and (ii) the four quarterly periods ended March 30, 2019 for Berry and September 30, 2018 for RPC. The pro forma financial information has been derived by application of pro forma adjustments to our audited and unaudited historical consolidated financial statements incorporated by reference in this offering memorandum.
The Berry historical financial data as of and for the two quarterly periods ended March 30, 2019 and March 31, 2018 is derived from our unaudited financial statements incorporated by reference in this offering memorandum. The Berry historical financial data for the twelve-month period ended March 30, 2019 have been derived by taking our audited consolidated financial statements for the year ended September 29, 2018, less our two-quarterly period ended March 31, 2018, plus our two-quarterly period ended March 30, 2019.
The unaudited pro forma condensed combined financial information includes estimated adjustments directly attributable to the RPC Acquisition that are expected to have a continuing impact on us. The pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed combined financial information. The pro forma adjustments are based upon publicly available information and certain assumptions we believe are reasonable. The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations and financial condition would have been had the RPC Acquisition occurred as of the dates indicated, nor does it project our results of operations for any future period or our financial condition at any future date.
Following consummation of the RPC Acquisition, the Company will prepare pro forma financial statement that would be required to be compliant with the requirements of Article 11 of Regulation S-X. The Company may identify material differences between the accounting policies of the two companies that, when conformed, could have a material impact on the condensed consolidated financial statements that has not been presented within this financial information. No assurance can be given that there will not be differences between the pro forma financial information included in this offering memorandum and the pro forma financial statements that Berry will be required to file with the SEC or that such differences will not be material.
RPC’s historical financial statements were prepared in accordance with International Financial Standards as adopted by the European Union (“IFRS”), which differ from U.S. GAAP. RPC’s historical audited financial statements utilized for this offering memorandum are as of and for the fiscal years ended March 31, 2018 and March 31, 2017 (including the comparative financial information for the year ended March 31, 2016) and are included elsewhere in this offering memorandum. RPC’s historical unaudited interim financial statements utilized for this offering memorandum are as of and for six-month period ended September 30, 2018 (including the comparative financial information for the six-month period ended September 30, 2017) and are included elsewhere in this offering memorandum. RPC has not reported historical financial statements for any periods subsequent to the six-month period ended September 30, 2018, and RPC is not required under its jurisdiction of organization nor the exchange upon which its shares are listed (the London Stock Exchange) to have published more recent financial statements. Consequently, the unaudited pro forma data included in this offering memorandum is based on RPC’s trailing twelve-month financial information as of and for the period ended September 30, 2018 and does not align with Berry’s latest twelve-months ended March 30, 2019. Within the pro forma information presented in this offering memorandum, the Company has made various material adjustments to reflect known IFRS to GAAP differences based on RPC’s publicly available information and certain assumptions we believe are reasonable. Adjustments were also made to translate RPC’s financial statements from British Pounds to U.S. dollars based upon applicable historical exchange rates, which may differ materially from future exchange rates.
RPC has not restated its audited consolidated financial statements to reflect the discontinued operations disclosed within the unaudited interim financial statements for the six-month period ended September 30, 2018. The unaudited financial statements for RPC as of and for the six months ended September 30, 2018 have been prepared in accordance with International Accounting Standard 34 for Interim Financial Reporting. In the preparation of these financial statements, comparative amounts have been restated to reflect (1) the separate presentation of discontinued operations due to the disposal of the Letica Foodservice line of business, disposed in September 2018, and the European injection molding automotive and Bridge of Allan lines of business classified as assets held for sale during the year and (2) the finalization of the Astrapak acquisition accounting which resulted in adjustments to goodwill and fixed assets in the March 31, 2018 and September 30, 2017 balance sheets.
The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies or presentation unless otherwise noted.
The unaudited pro forma condensed combined financial information should be read in conjunction with Berry’s “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our and RPC’s historical consolidated financial statements, in each case included elsewhere or incorporated by reference in this offering memorandum.

Berry Global Group, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 30, 2019 (Berry) & September 30, 2018 (RPC)
($ in millions)
			Pro Forma Adjustments(1)
	Berry Historical	RPC(4) U.S. GAAP	Transaction Financings		Pro Forma
Cash	$353	$422	$(6,332)(a)	$6,300(i)	$743
Accounts receivable, net	907	881	—	—	1,788
Inventory	929	676	42(b)	—	1,647
Prepaid expenses and other current assets	78	103	(14)(h)	—	167
Total current assets	2,267	2,082	(6,304)	6,300	4,345
Property, plant and equipment, net	2,449	1,801	230(c)	—	4,480
Goodwill, intangible assets, and deferred costs	4,201	2,511	1,884(d)	—	8,596
Other assets	67	30	(23)(h)	—	74
Total assets	$8,984	$6,424	$(4,213)	$6,300	$17,495
Accounts payable	$657	$1,232	$—	$—	1,889
Accrued expenses and other current liabilities	433	224	—	—	657
Current portion of long-term debt	37	184	(181)(e)	—	40
Total current liabilities	1,127	1,640	(181)	—	2,586
Long-term debt	5,690	1,810	(1,794)(e)	6,374(e)	12,080
Deferred income taxes	346	141	347(f)	—	834
Other long-term liabilities	290	248	—	—	538
Stockholders’ equity	1,531	2,585	(2,585)(g)	(74)(i)	1,457
Total liabilities and equity	$8,984	$6,424	$(4,213)	$6,300	$17,495

Berry Global Group, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 29, 2018
($ in millions)
			Pro Forma Adjustments(1)
	Berry Historical	RPC(4) U.S. GAAP	Transaction Financings		Pro Forma
Cash	$381	$422	$(6,332)(a)	$6,300(i)	$771
Accounts receivable, net	941	881	—	—	1,822
Inventory	887	676	42(b)	—	1,605
Prepaid expenses and other current assets	76	103	(14)(h)	—	165
Total current assets	2,285	2,082	(6,304)	6,300	4,363
Property, plant and equipment, net	2,488	1,801	230(c)	—	4,519
Goodwill, intangible assets, and deferred costs	4,284	2,511	1,884(d)	—	8,679
Other assets	74	30	(23)(h)	—	81
Total assets	$9,131	$6,424	$(4,213)	$6,300	$17,642
Accounts payable	$783	$1,232	$—	$—	2,015
Accrued expenses and other current liabilities	416	224	—	—	640
Current portion of long-term debt	38	184	(181)(e)	—	41
Total current liabilities	1,237	1,640	(181)	—	2,696
Long-term debt	5,806	1,810	(1,794)(e)	6,374(e)	12,196
Deferred income taxes	365	141	347(f)	—	853
Other long-term liabilities	289	248	—	—	537
Stockholders’ equity	1,434	2,585	(2,585)(g)	(74)(i)	1,360
Total liabilities and equity	$9,131	$6,424	$(4,213)	$6,300	$17,642

Berry Global Group, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the twelve months ended March 30, 2019 (Berry) & September 30, 2018 (RPC)
($ in millions)
			Pro Forma Adjustments(2)
	Berry Historical(3)	RPC U.S. GAAP(4)	Transaction Financings		Pro Forma
Net sales	$8,048	$5,063	$—	$—	$13,111
Cost of goods sold	7,277	4,619	115(j)	—	12,011
Operating income (loss)	771	444	(115)	—	1,100
Interest expense, net	261	71	(70)(k)	256(k)	518
Foreign currency and other, net	34	—	—	—	34
Income (loss) before income taxes	476	373	(45)	(256)	548
Income tax expense (benefit)	71	73	(11)(l)	(64)(l)	69
Consolidated net income (loss)	405	300	(34)	(192)	479
Loss from discontinued operations	—	39	—	—	39
Net income (loss) attributed to the Company	$405	$261	$(34)	$(192)	$440

Berry Global Group, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the twelve months ended September 29, 2018
($ in millions)
			Pro Forma Adjustments(2)
	Berry Historical(3)	RPC U.S. GAAP(4)	Transaction Financings		Pro Forma
Net sales	$7,869	$5,063	$—	$—	$12,932
Cost of goods sold	7,108	4,619	115(j)	—	11,842
Operating income (loss)	761	444	(115)	—	1,090
Interest expense, net	259	71	(70)(k)	256(k)	516
Foreign currency and other, net	25	—	—	—	25
Income (loss) before income taxes	477	373	(45)	(256)	549
Income tax expense (benefit)	(19)	73	(11)(l)	(64)(l)	(21)
Consolidated net income (loss)	496	300	(34)	(192)	570
Loss from discontinued operations	—	39	—	—	39
Net income (loss) attributed to the Company	$496	$261	$(34)	$(192)	$531

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Description of Transactions
On March 8, 2019, we issued an announcement pursuant to Rule 2.7 of the City Code disclosing the terms of an all-cash firm offer for the entire issued and to be issued share capital of RPC for 793 pence per share in cash. Aggregate consideration will be approximately $6.6 billion, including refinancing of RPC’s debt, and fees and expenses related to the Transactions. In connection with the RPC Acquisition, we expect to borrow $2.7 billion and the euro equivalent of  $1.5 billion via the Incremental Term Loans.
Basis of Presentation
The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting and was based on the historical financial statements of the Company and RPC and has been prepared to illustrate the effects of the Transactions as if they occurred on the first date of the period presented. The results of the (i) acquisitions of Nordfolien GmbH, Spec Group and PLASgran Limited have been included in RPC’s operations since April 2018, August 2018, and August 2018, respectively and (ii) disposal of US Letica Foodservice has been included in RPC’s operation through Sept 2018. Additionally, during the last twelve-month periods presented, the results of Laddawn, Inc. and Clopay Plastics Products Company, Inc. have been included in the Company’s operations since August 2018 and February 2018, respectively. As these acquisitions and disposals were not considered significant, no pro forma adjustments have been made with respect to their operations prior to the date of acquisition.
The RPC Acquisition will be accounted for using the purchase method of accounting. The purchase accounting allocations in the RPC Acquisition will be determined at a later date and depend on a number of factors, including the final valuation of our tangible and identifiable intangible assets acquired and liabilities assumed in the RPC Acquisition. The actual fair values of RPC’s assets acquired, liabilities assumed and resulting goodwill may differ materially from the adjustments set forth in the unaudited pro forma condensed combined financials fair value analysis. Under ASC 805, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.
Note 1   Balance Sheet
(a)
This reflects the estimated purchase price of the RPC Acquisition, as calculated below.

Shares outstanding including outstanding options	421,240,494
Offer share price in GBP	£7.93
Equity value in GBP	£3,340
Equity value converted to USD @ $1.31/£1	$4,375
Plus: Historical debt assumed	1,994
Less: Settlement of outstanding derivatives	(37)
Use of cash	$6,332

(b)
This relates to the step-up of inventory to fair value based on assumptions we believe are reasonable based on our historical acquisition experience.

(c)
This relates to the write up of fixed assets to fair value based on assumptions we believe are reasonable based on historical experience.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1   Balance Sheet – (continued)

(d)
This reflects our allocation of the excess of the proceeds over the net assets acquired to goodwill and estimated intangible assets ($1,430 million) based on assumptions we believe are reasonable based on historical experience.

Use of cash	$6,332
Plus: liabilities assumed	1,864
Less: historical basis of assets	(6,424)
Plus: net deferred tax impact of pro forma adjustments	347
Less: inventory, fixed asset and other assets impact of pro forma adjustments	(235)
Goodwill and intangible assets adjustment	$1,884

(e)
This reflects the incurrence of the debt to finance the RPC Acquisition and repayment of historical RPC debt less capital leases and other debt assumed as part of the RPC Acquisition.

First Priority Notes offered hereby, net fees	$1,965
Second Priority Notes offered hereby, net fees	983
Term Loan, net discount and fees	3,426
Net debt incurred to finance RPC Acquisition	$6,374
Historical debt including current portion	$1,994
Less: Assumed RPC historical capital leases and other	(19)
Net debt repaid	$1,975

(f)
This reflects the deferred tax impact from recording the preliminary valuation adjustments listed below.

Intangible preliminary purchase price allocation	$1,430
Less: RPC historical intangible balance	(316)
Plus: Estimated inventory step-up	42
Plus: Estimated write-up of fixed assets	230
1,386
Assumed tax rate	25%
Deferred tax impact from preliminary valuation analysis	$347

(g)
This reflects the elimination of RPC’s historical net equity.

(h)
This reflects the termination and settling in cash of RPC’s existing derivative contracts upon the consummation of the transaction.

Prepaid expenses and other current assets	$14
Other assets	23
Increase in Cash	$37

(i)
The reflects the expected cash proceeds, net of estimated fees, expected to be received as a result of the proposed financing.

Net debt incurred to finance RPC Acquisition	$6,374
Excess cash needed upon the closing of the RPC Acquisition	(74)
Source of cash	$6,300

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 2.   Income Statement
(j)
This relates to the increase in (1.) depreciation expense that would result from the $230 million estimated write-up of tangible assets and (2.) amortization expense that would result from the $1,430 million estimated intangible assets.

(k)
This represents the elimination of the historical interest expense of RPC and the new pro forma interest expense related to the RPC Acquisition. The adjustment is as follows:

Eliminate historical interest expense	$(70)
Notes offered hereby and incremental term loans(1)	232
Amortization of deferred financing fees and discount	24
$186

(1)
Represents a blended 3.6% interest rate assumption on the incremental term loans and notes offered hereby, a 0.25% change in interest rate would change annual interest expense by $18 million.

(l)
This reflects the tax expense (benefit) impact of pro forma adjustments at an estimated blended statutory rate of 25%.

Note 3.   Berry’s Last Twelve Month Financial Information
	Unaudited Two Quarterly Periods ended		Audited Fiscal Year ended	Unaudited Last Twelve Months
($ in millions)	March 30, 2019	March 31, 2018	September 29, 2018	March 30, 2019
	A	B	C	LTM = A+C-B
Statement of Operations Data:
Net sales	$3,922	$3,743	$7,869	$8,048
Operating costs	3,561	3,392	7,108	7,277
Operating income	361	351	761	771
Other expenses (income), net	23	14	25	34
Interest expense, net	130	128	259	261
Income before income taxes	208	209	477	476
Income tax expense (benefit)	46	(44)	(19)	71
Net income	$162	$253	$496	$405
Note 4.   RPC’s Converted Historical Financial Information
The following financial information illustrates the impact of adjustments made to RPC’s reported financials prepared in accordance with International Financial Standards as adopted by the European Union reported in British Pounds as if they were presented on a basis consistent with Berry. These adjustments reflect estimates based on publicly available RPC information and certain assumptions we believe are reasonable which could differ materially from the actual adjustments once conformed.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 4.   RPC’s Converted Historical Financial Information – (continued)

The following applicable historical exchange rates were utilized in order to translate RPC’s historical financial information form British Pounds to U.S. dollars. Future exchange rates may differ from those unused for this translation.
	Two Quarterly Periods ended		Fiscal Year ended	LTM
	September 2018	September 2017	March 2018	September 2018
Historical Exchange Rates:
Average daily closing exchange rate for	$1.3315/£1	$1.2942/£1	$1.3267/£1	$1.3451/£1
Closing exchange rate as of	$1.3030/£1	$1.3396/£1	$1.4036/£1	$1.3030/£1

Condensed Consolidated Balance Sheet as of September 30, 2018
	Reclassifications and IFRS to U.S. GAAP Adjustments(1)
	RPC IFRS Reported	Reclasses	Contract Provisions	RPC U.S. GAAP (in GBP)	RPC U.S. GAAP (in USD)
(in millions)
Cash	£324	£—	£—	£324	$422
Accounts receivable, net	676	—	—	676	881
Inventory	519	—	—	519	676
Assets held for sale	61	(61)	—	—	—
Current tax receivable	7	(7)	—	—	—
Derivative financial instruments	11	(11)	—	—	—
Prepaid expenses and other current assets	—	79	—	79	103
Total current assets	1,598	—	—	1,598	2,082
Property, plant and equipment, net	1,382	—	—	1,382	1,801
Goodwill and intangible assets	1,935	—	(8)	1,927	2,511
Equity method investments	5	(5)	—	—	—
Derivative instruments	18	(18)	—	—	—
Deferred tax assets	107	(107)	—	—	—
Other assets	—	23	—	23	30
Total assets	£5,045	£(107)	£(8)	£4,930	$6,424
Accounts payable	£946	£—	£—	£946	$1,232
Accrued expenses and other current liabilities	15	161	(4)	172	224
Liabilities held for sale	34	(34)	—	—	—
Current tax liabilities	89	(89)	—	—	—
Deferred and contingent consideration	38	(38)	—	—	—
Derivative financial instruments	—	—	—	—	—
Current portion of long-term debt	141	—	—	141	184
Total current liabilities	1,263	—	(4)	1,259	1,640
Long-term debt	1,389	—	—	1,389	1,810
Employee benefits	167	(167)	—	—	—
Deferred and contingent consideration	1	(1)	—	—	—
Deferred income taxes	215	(107)	—	108	141
Other long-term liabilities	26	168	(4)	190	248
Stockholders’ equity	—	1,984	—	1,984	2,585
Share capital	20	(20)	—	—	—
Share premium	693	(693)	—	—	—
Merger reserve	727	(727)	—	—	—
Capital redemption reserve	2	(2)	—	—	—
Translation reserve	179	(179)	—	—	—
Cash flow hedging reserve	(1)	1	—	—	—
Retained earnings	354	(354)	—	—	—
Non-controlling interest	10	(10)	—	—	—
Total liabilities and equity	£5,045	£(107)	£(8)	£4,930	$6,424

(1)
IFRS to U.S. GAAP adjustments include the following:

Reclasses: represents modifications to the balance sheet to conform with Berry presentation
Contract Provisions: represents the elimination of out-of-market contract provisions historically recorded as part of the purchase accounting valuations which were amortized into earnings as contracts factors improved

Condensed Consolidated Income Statements for the 6 months ended September 30, 2017
		Reclassifications and IFRS to U.S. GAAP Adjustments(1)
(in millions)	RPC IFRS Reported	Reclasses	Contract Provisions	Intangibles	RPC U.S. GAAP (in GBP)	RPC U.S. GAAP (in USD)
Net Sales	£1,876	£—	£—	£—	£1,876	$2,428
Operating costs	1,668	26	19	2	1,715	2,219
Amortization of intangibles	26	(26)	—	—	—	—
Operating income	182	—	(19)	(2)	161	209
Other (income) expense, net	—	—	—	—	—	—
Interest expense, net	17	—	—	—	17	22
FX & Other income	(1)	—	—	—	(1)	(1)
Income (loss) before taxes	166	—	(19)	(2)	145	188
Income tax expense (benefit)	44	—	—	—	44	57
Net income (loss) from continuing ops	122	—	(19)	(2)	101	131
(Gain)/loss from discontinued operations	—	—	—	—	—	—
Consolidated net income (loss)	£122	£—	(£19)	£(2)	£101	$131

(1)
IFRS to U.S. GAAP adjustments include the following:

Reclasses: represents modifications to the income statement to conform with Berry presentation
Contract Provisions: represents the elimination of out-of-market contract provisions historically recorded as part of the purchase accounting valuations which were amortized into earnings as contracts factors improved
Intangibles: represents the elimination of internally capitalized research and development costs

Condensed Consolidated Income Statements for the 6 months ended September 30, 2018
		Reclassifications and IFRS to U.S. GAAP Adjustments(1)
(in millions)	RPC IFRS Reported	Reclasses	Contract Provisions	Intangibles	RPC U.S. GAAP (in GBP)	RPC U.S. GAAP (in USD)
Net Sales	£1,892	£—	£—	£—	£1,892	$2,519
Operating costs	1,682	26	10	2	1,720	2,290
Amortization of intangibles	26	(26)	—	—	—	—
Operating income	184	—	(10)	(2)	172	229
Other (income) expense, net	—	—	—	—	—	—
Interest expense, net	30	—	—	—	30	40
FX & Other income	—	—	—	—	—	—
Income (loss) before taxes	154	—	(10)	(2)	142	189
Income tax expense (benefit)	35	—	—	—	35	47
Net income (loss) from continuing ops	119	—	(10)	(2)	107	142
(Gain)/loss from discontinued operations	29	—	—	—	29	39
Consolidated net income (loss)	£90	£—	(£10)	£(2)	£78	$103

(1)
IFRS to U.S. GAAP adjustments include the following:

Reclasses: represents modifications to the income statement to conform with Berry presentation
Contract Provisions: represents the elimination of out-of-market contract provisions historically recorded as part of the purchase accounting valuations which were amortized into earnings as contracts factors improved
Intangibles: represents the elimination of internally capitalized research and development costs

Condensed Consolidated Income Statements for the 12 months ended March 31, 2018
		Reclassifications and IFRS to U.S. GAAP Adjustments(1)
(in millions)	RPC IFRS	Reclasses	Contract Provisions	Intangibles	RPC U.S. GAAP (in GDP)	RPC U.S. GAAP (in USD)
Net Sales	£3,748	£—	£—	£—	£3,748	$4,972
Operating costs	3,342	50	32	5	3,429	4,549
Amortization of intangibles	50	(50)	—	—	—	—
Operating income	356	—	(32)	(5)	319	424
Other (income) expense, net	—	—	—	—	—	—
Interest expense, net	40	—	—	—	40	53
FX & Other income	(1)	—	—	—	(1)	(1)
Income (loss) before taxes	317	—	(32)	(5)	280	372
Income tax expense (benefit)	63	—	—	—	63	84
Net income (loss) from continuing ops	254	—	(32)	(5)	217	288
(Gain)/loss from discontinued operations	—	—	—	—	—	—
Consolidated net income (loss)	£254	£—	(£32)	£(5)	£217	$288

(1)
IFRS to U.S. GAAP adjustments include the following:

Reclasses: represents modifications to the income statement to conform with Berry presentation
Contract Provisions: represents the elimination of out-of-market contract provisions historically recorded as part of the purchase accounting valuations which were amortized into earnings as contracts factors improved
Intangibles: represents the elimination of internally capitalized research and development costs

Condensed Consolidated Income Statements for the 12 months ended September 30, 2018
		Reclassifications and IFRS to U.S. GAAP Adjustments(1)
(in millions)		Reclasses	Contract Provisions	Intangibles	RPC U.S. GAAP (in GBP)	RPC U.S. GAAP (in USD)
Net Sales	£3,764	£—	£—	£—	£3,764	$5,063
Operating costs	3,356	50	23	5	3,434	4,619
Amortization of intangibles	50	(50)	—	—	—	—
Operating income	358	—	(23)	(5)	330	444
Other (income) expense, net	—	—	—	—	—	—
Interest expense, net	53	—	—	—	53	71
FX & Other income	—	—	—	—	—	—
Income (loss) before taxes	305	—	(23)	(5)	277	373
Income tax expense (benefit)	54	—	—	—	54	73
Net income (loss) from continuing ops	251	—	(23)	(5)	223	300
(Gain)/loss from discontinued operations	29	—	—	—	29	39
Consolidated net income (loss)	£222	£—	(£23)	£(5)	£194	$261

(1)
IFRS to U.S. GAAP adjustments include the following:

Reclasses: represents modifications to the income statement to conform with Berry presentation
Contract Provisions: represents the elimination of out-of-market contract provisions historically recorded as part of the purchase accounting valuations which were amortized into earnings as contracts factors improved
Intangibles: represents the elimination of internally capitalized research and development costs

DESCRIPTION OF OTHER INDEBTEDNESS
First Priority Senior Secured Term Loan and Revolving Credit Facilities
At May 7, 2019, BGI is a party to senior secured credit facilities that include a term loan in the outstanding principal amount of  $1.545 billion (the “Term Q Loan”), a term loan in the outstanding principal amount of  $490 million (the “Term R Loan”), a term loan in the outstanding principal amount of  $700 million (the “Term S Loan”), a term loan in the outstanding principal amount of  $814 million (the “Term T Loan”, and together with the Term Q Loan, the Term R Loan and the Term S Loan, the “Existing Term Loans”) and a revolving credit facility which is split into an $800 million U.S. tranche (the “U.S. Tranche”) under which BGI is the borrower and a $50 million Canadian tranche (the “Canadian Tranche”) under which Berry Plastics Canada, Inc. (the “Canadian Borrower”) will be the borrower; provided that until the satisfaction of certain conditions, including the consummation of the RPC Acquisition, the Canadian Borrower will not be a party to the revolving credit facility and there can be no borrowings under the Canadian Tranche.
The U.S. Tranche is available to BGI in an amount equal to the lesser of  (a) $800 million or (b) the U.S. borrowing base, which is a function of, among other things, BGI’s and certain of its domestic subsidiaries’ accounts receivable, inventory and certain cash. The Canadian Tranche will be available to the Canadian Borrower upon the satisfaction of certain conditions, including the consummation of the RPC Acquisition, in an amount equal to the lesser of  (a) $50 million or (b) the Canadian borrowing base, which is a function of, among other things, the Canadian Borrower’s and certain of its Canadian subsidiaries’ accounts receivable, inventory and certain cash. BGI has the ability to request a reallocation of the commitments between the U.S. Tranche and the Canadian Tranche on a quarterly basis. The U.S. Tranche will be available in U.S. dollars and the Canadian Tranche will be available in U.S. dollars and Canadian dollars.
Term Q Loan matures on October 1, 2022, Term R Loan matures on January 19, 2024, Term S Loan matures on February 8, 2020, Term T Loan matures on January 6, 2021, and the revolving credit facility matures on May 1, 2024.
In connection with the financing of the RPC Transaction, BGI plans to incur additional term loans under its senior secured term loan facility which are described below under “Incremental Term Loans.” BGI intends to prepay the Term S Loan in full out of the proceeds of the Notes and the additional term loans.
The borrowing base for the U.S. Tranche is, at any time of determination, an amount (net of reserves) equal to the sum of:
•
90% of the net amount of eligible accounts receivable of BGI and the U.S. subsidiary guarantors;

•
85% of the net orderly liquidation value of eligible inventory of BGI and the U.S. subsidiary guarantors; and

•
100% of the cash of BGI and the U.S. subsidiary guarantors held in deposit accounts with the administrative agent of the revolving credit facility and subject to blocked account agreements.

The U.S. Tranche will include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.
The borrowing base for the Canadian Tranche will be (when the Canadian Tranche is available), at any time of determination, an amount (net of reserves) equal to the sum of:
•
90% of the net amount of eligible accounts receivable of the Canadian Borrower and the Canadian subsidiary guarantors; and

•
85% of the net orderly liquidation value of eligible inventory of the Canadian Borrower and the Canadian subsidiary guarantors; and

•
100% of the cash of the Canadian Borrower and the Canadian subsidiary guarantors held in deposit accounts with the administrative agent of the revolving credit facility and subject to blocked account agreements.

The Canadian Tranche will include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans.
Borrowings under the term loan facility bear interest at a rate equal to a customary applicable margin plus, as determined at our option, either (a) a base rate determined by reference to the higher of  (1) the prime rate of Credit Suisse AG, Cayman Islands Branch, as administrative agent, (2) the U.S. federal funds rate plus 1∕2 of 1% and (3) a daily eurodollar rate (“LIBOR”) plus 1.00% or (b)(1) in the case of the Existing Term Loans and Term U Loan (as defined under “—Incremental Term Loans”), LIBOR for the relevant interest period determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs and (2) in the case of Term V Loan (as defined under “—Incremental Term Loans”), the euro interbank offered rate (“EURIBOR”) for the relevant period determined by reference to the costs of funds for euro deposits in dollars in the London interbank market. Based on market conditions, from time to time, BGI may reprice existing term loans in order to obtain lower interest rates.
Borrowings under the U.S. Tranche bear interest at a rate equal to a customary applicable margin plus, as determined at our option, either (a) a base rate determined by reference to the higher of  (1) the prime rate of Bank of America, N.A., (2) the U.S. federal funds rate plus 1∕2 of 1% and (3) a daily LIBOR plus 1.00% or (b) LIBOR determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for such borrowings under the U.S. Tranche is adjusted based on the quarterly average daily borrowing availability under the U.S. Tranche. In no event will any index on which the interest rates are based be less than zero.
Borrowings under the Canadian Tranche (when available) will bear interest at a rate equal to a customary applicable margin plus, as determined at our option, either (a) in the case of a U.S. dollar borrowing, (1) a base rate determined by reference to the higher of   (x) the prime rate of Bank of America, N.A., as administrative agent, (y) the U.S. federal funds rate plus 1∕2 of 1% and (z) a daily LIBOR rate plus 1.00% or (2) LIBOR determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs and (b) in the case of a Canadian dollar borrowing, (1) a base rate determined by reference to the higher of   (x) Canadian prime rate of Bank of America, N.A. (acting through its Canadian branch) or (y) Canadian dollar banker’s acceptance rate, (2) a rate determined by the Canadian dollar banker’s acceptance rate, and (3) LIBOR determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. In no event will any index on which the interest rates are based be less than zero.
Under certain circumstances (including LIBOR ceasing to be quoted, as is anticipated in or about 2021), the revolving credit facility provides for the substitution of an alternate benchmark rate along with certain conforming changes and adjustments giving due consideration to any evolving or then existing convention for similar syndicated credit facilities.
In addition, BGI must prepay the outstanding Term Loans, subject to certain exceptions, with 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if BGI does not reinvest or commit to reinvest those proceeds in assets to be used in its business or to make certain other permitted investments within 15 months, subject to certain limitations.
In addition to paying interest on outstanding principal under the senior secured credit facilities, BGI is required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.25% per annum. BGI also pays a customary letter of credit fee, including a fronting fee of 0.125% per annum of the stated amount of each outstanding letter of credit, and customary agency fees. BGI may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurodollar loans.
BGI may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to eurocurrency loans.

The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, BGI’s ability and the ability of its subsidiaries to:
•
sell assets;

•
incur additional indebtedness;

•
repay other indebtedness;

•
pay dividends and distributions or repurchase our capital stock;

•
create liens on assets;

•
make investments, loans, guarantees or advances;

•
make certain acquisitions;

•
engage in mergers or consolidations;

•
enter into sale leaseback transactions;

•
engage in certain transactions with affiliates;

•
amend certain material agreements governing our indebtedness;

•
amend organizational documents;

•
change the business conducted by BGI and its subsidiaries;

•
change BGI’s fiscal year end; and

•
enter into agreements that restrict dividends from subsidiaries.

All obligations under the term loan facility and the U.S. Tranche are unconditionally guaranteed by Berry and, subject to certain exceptions, each of BGI’s existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of BGI’s assets and those of each domestic subsidiary guarantor as well as the equity interests in BGI held by Berry. All obligations under the Canadian Tranche (when available) will be unconditionally guaranteed by Berry, BGI and, subject to certain exceptions, each of BGI’s existing and future direct and indirect domestic and Canadian subsidiaries. The guarantees of those obligations are secured by substantially all of BGI’s assets and those of each domestic and Canadian subsidiary guarantor as well as the equity interests in BGI held by Berry.
The term loan facility also requires BGI to use commercially reasonable efforts to maintain corporate ratings from each of Moody’s and S&P for the term loan facility. The senior secured credit facilities also contain certain other customary affirmative covenants and events of default. In addition, the amended and restated revolving credit facility will require BGI to maintain a minimum fixed charge coverage ratio at any time when specified availability falls below either 10% of the lesser of the revolving credit facility commitments and the borrowing base (and in no event less than $50 million) (and for ten consecutive days following the date upon which availability exceeds and continues to exceed such threshold) or during the continuation of an event of default. In that event, BGI must satisfy a minimum fixed charge coverage ratio requirement of 1.0 to 1.0.
Second Priority Senior Secured Notes
In May 2014, BGI issued $500 million in aggregate principal amount of 5.50% second priority senior secured notes due 2022 (the “5.50% Notes”). The proceeds from the offering of the 5.50% Notes were used together with cash on hand to repurchase BGI’s 9.50% second priority senior secured notes due 2018. The 5.50% Notes will mature on May 15, 2022. The 5.50% Notes are secured, senior obligations of BGI, are guaranteed on a senior basis by Berry and by each of BGI’s existing and future direct or indirect subsidiaries that guarantee BGI’s senior secured credit facilities and are secured on a second priority basis by assets of BGI and its subsidiaries that guarantee the 5.50% Notes. No principal payments are required with respect to the 5.50% Notes prior to maturity.

The 5.50% Notes may be redeemed, at BGI’s option, prior to May 15, 2017, at a price equal to 100% of the principal amount of the 5.50% Notes redeemed, plus accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date, plus an applicable premium. Additionally, BGI may redeem up to 40% of the principal amount of the 5.50% Notes with cash proceeds of one or more equity offerings by BGI or any direct or indirect parent of BGI at a redemption price of 105.5% of the principal amount, plus accrued and unpaid interest, and subject to other conditions. On or after May 15, 2017, BGI may redeem some or all of the 5.50% Notes at redemption prices set forth in the indenture relating to the 5.50% Notes. If a change of control occurs, BGI will give holders of the 5.50% Notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest, or redeem the 5.50% Notes in full as provided above.
In June 2015, BGI issued $700 million in aggregate principal amount of 5.125% second priority senior secured notes due 2023 (the “5.125% Notes”). The proceeds from the offering of the 5.125% Notes were used together with existing liquidity to repurchase BGI’s 9.75% second priority senior secured notes due 2021. The 5.125% Notes will mature on July 15, 2023. The 5.125% Notes are secured, senior obligations of BGI, are guaranteed on a senior basis by Berry and by each of BGI’s existing and future direct or indirect subsidiaries that guarantee BGI’s senior secured credit facilities and are secured on a second priority basis by assets of BGI and its subsidiaries that guarantee the 5.125% Notes. No principal payments are required with respect to the 5.125% Notes prior to maturity.
The 5.125% Notes may be redeemed, at BGI’s option, prior to July 15, 2018, at a price equal to 100% of the principal amount of the 5.125% Notes redeemed, plus accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date, plus an applicable premium. Additionally, BGI may redeem up to 40% of the principal amount of 5.125% Notes with cash proceeds of one or more equity offerings by BGI or any direct or indirect parent of BGI at a redemption price of 105.125% of the principal amount, plus accrued and unpaid interest, and subject to other conditions. On or after July 15, 2018, BGI may redeem some or all of the 5.125% Notes at redemption prices set forth in the indenture relating to the 5.125% Notes. If a change of control occurs, BGI will give holders of the 5.125% Notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest, or redeem the 5.125% Notes in full as provided above.
In October 2015 Berry Plastics Escrow Corporation issued $400 million in aggregate principal amount of 6.00% second priority senior secured notes due 2022 (the “6.00% Notes”) in connection with the acquisition of AVINTIV Inc., which notes were assumed by BGI on the date of issuance. As a result of such assumption, the 6.00% Notes are secured, senior obligations of BGI, are guaranteed on a senior basis by Berry and by each of BGI’s existing and future direct or indirect subsidiaries that guarantee BGI’s senior secured credit facilities and are secured on a second priority basis by assets of BGI and its subsidiaries that guarantee the 5.50% Notes. No principal payments are required with respect to the 6.00% Notes prior to maturity. The 6.00% Notes will mature on October 15, 2022.
The 6.00% Notes may be redeemed, at BGI’s option, prior to October 15, 2018, at a price equal to 100% of the principal amount of the 6.00% Notes redeemed, plus accrued and unpaid interest and additional interest, if any, to, but not including, the redemption date, plus an applicable premium. Additionally, BGI may redeem up to 40% of the principal amount of the 6.00% Notes with cash proceeds of one or more equity offerings by BGI or any direct or indirect parent of BGI at a redemption price of 106% of the principal amount, plus accrued and unpaid interest, and subject to other conditions. On or after October 15, 2018, BGI may redeem some or all of the 6.00% Notes at redemption prices set forth in the indenture relating to the 6.00% Notes. If a change of control occurs, BGI will give holders of the 6.00% Notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest, or redeem the 6.00% Notes in full as provided above.
In January 2018, BGI issued $500 million in aggregate principal amount of 4.50% second priority senior secured notes due 2026 (the “4.50% Notes”) in connection with the acquisition of Clopay Plastic Products Company. The 4.50% Notes are senior obligations of BGI, are guaranteed on a senior basis by Berry and by each of BGI’s existing and future direct or indirect subsidiaries that guarantee BGI’s senior secured credit facilities and are secured on a second priority basis by assets of BGI and its subsidiaries that guarantee the 4.50% Notes. No principal payments are required with respect to the 4.50% Notes prior to maturity. The 4.50% Notes will mature on February 15, 2026.

The 4.50% Notes may be redeemed, at BGI’s option, prior to February 15, 2021, at a price equal to 100% of the principal amount of the 4.50% Notes redeemed, plus accrued and unpaid interest to, but not including, the redemption date, plus an applicable premium. Additionally, BGI may redeem up to 40% of the principal amount of the 4.50% Notes with cash proceeds of one or more equity offerings by BGI or any direct or indirect parent of BGI at a redemption price of 104.50% of the principal amount, plus accrued and unpaid interest, and subject to other conditions. On or after February 15, 2021, BGI may redeem some or all of the 4.50% Notes at redemption prices set forth in the indenture relating to the 4.50% Notes. If a change of control occurs, BGI will give holders of the 4.50% Notes an opportunity to sell their notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest, or redeem the 4.50% Notes in full as provided above.
The indentures relating to the 5.50% Notes, 5.125% Notes, 6.00% Notes and 4.50% Notes (the “Indentures”) contain a number of covenants that, among other things and subject to certain exceptions, restrict the ability of BGI and its restricted subsidiaries to incur indebtedness or issue disqualified stock or preferred stock, pay dividends or redeem or repurchase stock, make certain types of investments, sell assets, incur certain liens, enter into agreements restricting dividends or other payments from subsidiaries, enter into certain transactions with affiliates and consolidate, merge or sell all or substantially all of its assets.
The Indentures provide that BGI may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not BGI is the surviving person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any person unless certain requirements in the applicable indenture are met.
The Indentures also provide for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then-outstanding 5.50% Notes, 5.125% Notes, 6.00% Notes and 4.50% Notes, as applicable, under such indenture to be due and payable immediately, subject to the provisions of the intercreditor agreements.
Covenant Compliance
BGI’s fixed charge coverage ratio, as defined in the revolving credit facility, is calculated based on a numerator consisting of Adjusted EBITDA less income taxes paid in cash and non-financed capital expenditures, and a denominator consisting of scheduled principal payments in respect of indebtedness for borrowed money, interest expense and certain distributions. BGI’s fixed charge coverage ratio, as defined in the Indentures is calculated based on a numerator consisting of Adjusted EBITDA, and a denominator consisting of interest expense and certain distributions. BGI is required, under its debt incurrence covenant, to use a rolling four quarter Adjusted EBITDA in its calculations.
BGI is required to maintain a minimum fixed charge coverage ratio of 1.0:1.0 under the revolving credit facility at any time when the aggregate unused capacity under the revolving credit facility is less than either 10% of specified availability (and in no event less than $50 million) (and for 10 consecutive days following the date upon which availability exceeds such threshold) or, in each case during the continuation of an event of default. Specified availability is defined as the sum of the aggregate unused capacity under the revolving credit facility plus the excess of the aggregate U.S. and Canadian borrowing base in excess of up to 2.5% of the aggregate commitments.
Failure to maintain a first lien secured indebtedness ratio of 4.0:1.0 under the credit facility relating to the Term Loans, a fixed charge coverage ratio of 2.0:1.0 under the Indentures and unused borrowing capacity under the revolving credit facility or amended and restated revolving credit facility, as applicable, described above, can result in limiting our long-term growth prospects by hindering BGI’s ability to incur additional indebtedness, effect acquisitions, enter into certain significant business combinations, make distributions or redeem indebtedness.
Incremental Term Loans
In connection with the financing of the RPC Transaction, BGI plans to incur the Incremental Term Loans under its senior secured term loan facility. A term loan (“Term U Loan”) will be in the amount of $2.7 billion and a term loan denominated in euros (“Term V Loan” and together with the Term U Loan, the “Incremental Term Loans”) will be in the amount of the euro equivalent of  $1.5 billion. The Incremental

Term Loans will have a maturity date of seven years from the closing date of the RPC Acquisition. The Incremental Term Loans will require quarterly amortization payments of 0.25% with the balance payable at maturity. Prepayments of the Incremental Term Loans will be subject to a 1% prepayment premium in certain circumstances during the six-month anniversary from the date of the closing of the RPC Acquisition. The other terms and provisions of the Incremental Term Loans will be substantially similar to those in BGI’s senior secured term loan facility.
The Term U Loan will bear interest at a rate equal to a customary applicable margin plus LIBOR determined by reference to the costs of funds for eurodollar deposits in dollars in the London interbank market for the interest period relevant to such borrowing adjusted for certain additional costs. The Term V Loan will bear interest at a rate equal to a customary applicable margin plus EURIBOR for the relevant period and the Term V Loan will bear interest at a rate equal to a customary applicable margin plus LIBOR adjusted for certain additional costs.
On or about the closing of the RPC Acquisition, BGI will prepay in full the Term S Loan.
Following the completion of the RPC Acquisition, we may retain certain existing working capital lines of credit of RPC and its subsidiaries.
Bridge Facilities
In connection with the RPC Transaction, BGI entered into certain bridge facilities to backstop an amendment to the Term Loan Facilities pending an amendment to permit the RPC Transaction and to backstop the issuance of the First Priority Notes and Second Priority Notes. The financing of the RPC Transaction is expected to occur at described under “Use of Proceeds” and “Capitalization.” See also “Unaudited Pro Forma Condensed Combined Financial Information.” However, the committed financing under the bridge facilities will be available until the earliest to occur of October 29, 2019, and certain events relating to the completion or termination of the RPC Transaction that are customary for “certain funds” financings in connection with acquisitions of UK public companies.
The bridge facilities contain covenants substantially similar to those set forth in the term loan facility and also contain certain covenants relating to the RPC Transaction that are customary in this context. The bridge facilities also contain customary UK certain funds provisions limiting the scope of the representations and covenants, a breach of which could permit the lenders to refuse to fund under the bridge facilities.
All obligations under the bridge facilities are unconditionally guaranteed by Berry and, subject to certain exceptions, each of BGI’s existing and future direct and indirect domestic subsidiaries. The guarantees of those obligations are secured by substantially all of BGI’s assets and those of each domestic subsidiary guarantor as well as the equity interests in BGI held by Berry.
Term Facility Bridge
On March 29, 2019, BGI entered into an amended and restated term loan credit agreement evidencing the commitments of the lenders party thereto to provide to BGI:
•
initial term loans denominated in euro in an aggregate principal amount of  €2.5 billion (the “Euro Term Loan Tranche”),

•
initial term loans denominated in Sterling in an aggregate principal amount of  £400 million (the “Sterling Term Loan Tranche”),

•
a backstop facility relating to the Term Q Loan in an aggregate amount equal to $1.545 billion (the “Term Q Backstop Tranche”),

•
a backstop facility relating to the Term R Loan in an aggregate amount equal to $493 million (the “Term R Backstop Tranche”),

•
a backstop facility relating to the Term S Loan in an aggregate amount equal to $700 million (the “Term S Backstop Tranche”), and

•
a backstop facility relating to the Term T loan in an aggregate amount equal to $814 million (the “Term T Backstop Tranche,” and together with the Term Q Backstop Tranche, the Term R Backstop Tranche, and the Term S Backstop Tranche, the “Backstop Tranche”).

BGI terminated the Backstop Tranche on April 10, 2019.
The Euro Term Loan Tranche and the Sterling Term Loan Tranche have a maturity date of seven years from the date of the closing of the RPC Acquisition.
Amounts drawn under the Euro Term Loan Tranche will bear interest at a rate equal to EURIBOR plus 3.25% per annum. Amounts drawn under the Sterling Term Loan Tranche will bear interest at a rate equal to LIBOR plus 4.25% per annum.
In connection with the RPC Acquisition, it is expected that BGI will borrow under the Incremental Term Loans in lieu of the Euro Term Loan Tranche and the Sterling Term Loan Tranche and that the commitments under the Euro Term Loan Tranche and the Sterling Term Loan Tranche will be terminated substantially simultaneously with the closing of the RPC Acquisition.
First Lien Note Bridge
On March 29, 2019, BGI entered into an amended and restated first lien bridge credit agreement evidencing the commitments of the lenders thereto to provide to BGI (1) initial term loans denominated in euro in an aggregate principal amount of  €1.5 billion (the “Euro First Lien Tranche”) and (2) initial term loans denominated in Sterling in an aggregate principal amount of  £300 million (the “Sterling First Lien Tranche,” and together with the Euro First Lien Tranche, the “First Lien Tranches”).
The first lien note bridge facility has an initial maturity date of one year from the date of closing of the RPC Transaction and, at the initial maturity date (if not repaid prior to that time), will be converted into a seven-year extended bridge loan that will be exchangeable by the lenders at any time (subject to certain minimum exchange amounts) into fixed-rate exchange notes.
Amounts drawn under the Euro First Lien Tranche will bear interest at a rate equal to EURIBOR plus 3.25% per annum for the first three months. Amounts drawn under the Sterling First Lien Tranche will bear interest at a rate equal to LIBOR plus 4.00% per annum for the first three months. Thereafter, the rate for each subsequent three-month period increases by 0.50% over the applicable margin in effect for the immediately preceding three-month period subject to a total cap on the rate equal to (1) with respect to the Euro First Lien Tranche, 5.50%, increasing by an additional 0.25% after 120 days and again after 180 days after the date of the first lien note bridge, and (2) with respect to the Sterling First Lien Tranche, 7.25%, increasing by an additional 0.25% after 120 days and again after 180 days after the date of the first lien note bridge. The total caps set forth above may increase by an additional 0.25% if BGI does not meet certain criteria with respect to its debt rating.
In connection with the RPC Acquisition, it is expected that BGI will issue the First Priority Notes offered hereby in lieu of borrowing under the First Lien Tranches and that the commitments under the First Lien Tranches will be terminated substantially simultaneously with the closing of the RPC Acquisition.
Second Lien Note Bridge
On March 29, 2019, BGI entered into an amended and restated second lien bridge credit agreement evidencing the commitments of the lenders thereto to provide to BGI initial term loans denominated in U.S. dollars in an aggregate principal amount of  $1.275 billion (the “Second Lien Tranche”).
The second lien note bridge has an initial maturity date of one year from the date of closing of the RPC Transaction and, at the initial maturity date (if not repaid prior to that time), will be converted into an eight-year extended bridge loan that will be exchangeable by the lenders at any time (subject to certain minimum exchange amounts) into fixed-rate exchange notes.
Amounts drawn under the Second Lien Tranche will bear interest at a rate equal to LIBOR plus 3.75% per annum for the first three months. Thereafter, the rate for each subsequent three-month period increases by 0.50% over the applicable margin in effect for the immediately preceding three-month period subject to a total cap on the rate equal to 8.00%, increasing by an additional 0.25% after 120 days and again after 180 days after the date of the second lien note bridge. The total cap set forth above may increase by an additional 0.25% if BGI does not meet certain criteria with respect to its debt rating.
In connection with the RPC Acquisition, it is expected that BGI will issue the Second Priority Notes offered hereby in lieu of borrowing under the Second Lien Tranche and that the commitments under the Second Lien Tranche will be terminated substantially simultaneously with the closing of the RPC Acquisition.

INDEX TO FINANCIAL STATEMENTS
Annual Consolidated Financial Statements
As of and for the fiscal years ended March 31, 2018 and March 31, 2017
Annual Consolidated Financial Statements
As of and for the fiscal years ended March 31, 2017 and March 31, 2016
Interim Consolidated Financial Statements
As of and for the six-month period ended September 30, 2018 and September 30, 2017

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF RPC GROUP PLC
Report on the audit of the financial statements
Opinion
In our opinion, RPC Group Plc’s group financial statements and company financial statements (the “financial statements”):
•
give a true and fair view of the state of the group’s and of the company’s affairs as at 31 March 2018 and of the group’s profit and the group’s and the company’s cash flows for the year then ended;

•
have been properly prepared in accordance with IFRSs as adopted by the European Union and, as regards the company’s financial statements, as applied in accordance with the provisions of the Companies Act 2006; and

•
have been prepared in accordance with the requirements of the Companies Act 2006 and, as regards the group financial statements, Article 4 of the IAS Regulation.

We have audited the financial statements, included within the Annual Report and Accounts (the “Annual Report”), which comprise: the Consolidated and Company balance sheets as at 31 March 2018; the Consolidated income statement and Consolidated statement of comprehensive income, the Consolidated and Company cash flow statements, and the Consolidated and Company statements of changes in equity for the year then ended; and the notes to the financial statements, which include a description of the significant accounting policies.
Our opinion is consistent with our reporting to the Audit Committee.
Basis for opinion
We conducted our audit in accordance with International Standards on Auditing (UK) (“ISAs (UK)”) and applicable law. Our responsibilities under ISAs (UK) are further described in the Auditors’ responsibilities for the audit of the financial statements section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Independence
We remained independent of the group in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, which includes the FRC’s Ethical Standard, as applicable to listed public interest entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements.
To the best of our knowledge and belief, we declare that non-audit services prohibited by the FRC’s Ethical Standard were not provided to the group or the company.
Other than those disclosed in note 3 to the financial statements, we have provided no non-audit services to the group or the company in the period from 1 April 2017 to 31 March 2018.
Our audit approach
Context
The context for our audit is set by RPC’s significant acquisition activity over recent years and the continued integration of many of those acquisitions, which has resulted in significant adjusting items.
Overview
•
Overall group materiality: £19.5m (2017: £14.3m), based on 5% of profit before tax after adding back the adjusting items as set out in note 4.

•
Overall company materiality: £15.5m (2017: £17.2m), based on 1% of net assets.

•
The group financial statements are a consolidation of reporting units, comprising the group’s operating businesses and centralised functions. None of these reporting units are individually significant.

•
Following our assessment of the risks of material misstatement of the group financial statements, we performed audits of the complete financial information of 45 reporting units (2017: 42 reporting units), and specific audit procedures focused on areas of significant risk in respect of a further four reporting units (2017: 20 reporting units). Within the 49 reporting units on which we performed work in 2018, four of these (2017: one) represent separate sub-consolidations of a total of 59 additional reporting units within the group consolidation at either the divisional or territory level.

•
In addition, the company and certain centralised functions, including those covering adjusting items, post-employment obligations, derivative financial instruments, taxation, fair value adjustments relating to acquisitions, goodwill and intangible asset impairment assessments and the consolidation were audited by the group audit team.

•
The reporting units on which audits of the complete financial information, specific audit procedures and centralised work was performed, accounted for 60% (2017: 65%) of group revenue.

•
As part of our supervision process, the group audit team visited component auditors in Germany, South Africa and the UK and visited the US in order to perform audit work over the Letica business. We also visited an RPC site in Denmark which had been significantly impacted by the major integration programme in the year.

Our assessment of the risk of material misstatement also informed our views on the areas of particular focus for our work which are listed below:
•
Presentation and disclosure of adjusting items (applicable to the group financial statements).

The scope of our audit
As part of designing our audit, we determined materiality and assessed the risks of material misstatement in the financial statements. In particular, we looked at where the directors made subjective judgements, for example in respect of significant accounting estimates that involved making assumptions and considering future events that are inherently uncertain.
We gained an understanding of the legal and regulatory framework applicable to the group and the industry in which it operates, and considered the risk of acts by the group which were contrary to applicable laws and regulations, including fraud. We designed audit procedures at group and reporting unit level to respond to the risk, recognising that the risk of not detecting a material misstatement due to fraud is higher than the risk of not detecting one resulting from error, as fraud may involve deliberate concealment by, for example, forgery or intentional misrepresentations, or through collusion. We focused on laws and regulations that could give rise to a material misstatement in the group and company financial statements, including, but not limited to, the Companies Act 2006, the Listing Rules, Pensions legislation, Tax legislation, Employment regulation, Health and Safety legislation, and other legislation specific to the industry in which the group operates. Our tests included, but were not limited to, review of the financial statement disclosures to underlying supporting documentation, review of correspondence with the regulators, review of correspondence with legal advisors, enquiries of management, enquiries with component auditors’ and review of internal audit reports in so far as they related to the financial statements. There are inherent limitations in the audit procedures described above and the further removed non-compliance with laws and regulations is from the events and transactions reflected in the financial statements, the less likely we would become aware of it.
We did not identify any key audit matters relating to irregularities, including fraud. As in all of our audits we also addressed the risk of management override of internal controls, including testing journals and evaluating whether there was evidence of bias by the directors that represented a risk of material misstatement due to fraud.

Key audit matters
Key audit matters are those matters that, in the auditors’ professional judgement, were of most significance in the audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) identified by the auditors, including those which had the greatest effect on: the overall audit strategy; the allocation of resources in the audit; and directing the efforts of the engagement team. These matters, and any comments we make on the results of our procedures thereon, were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. This is not a complete list of all risks identified by our audit.
There were no key audit matters in relation to the company financial statements.
Key audit matter	How our audit addressed the key audit matter
Presentation and disclosure of adjusting items (applicable to the group financial statements)
Refer to Audit Committee Report on page 74, Principal Accounting Policies on page 109 and to the Adjusting items note on page 121.
Adjusting items	Adjusting items
The financial statements include certain items which are disclosed as ‘adjusting’ in nature. These are classified into the following four areas.	We assessed the appropriateness of the Group’s accounting policy and whether those items disclosed as adjusting were consistent with the accounting policy and the approach taken in previous accounting periods. In relation to the four areas set out opposite:
1. Acquisition, integration and related restructuring costs include:	1. For acquisition, integration and related restructuring costs, our testing approach varied depending on the nature of the items.
• Major integration programme costs consisting of £23.8m (2017: £56.1m) relating to the ongoing Promens and GCS integration programmes as well as the integration programme for bpi;
•
For major integration programme costs, our work confirmed that these costs related to specific integration plans as a result of previous acquisitions. As well as agreeing a sample of these costs to supporting evidence the Group audit team, including the Group Audit Partner visited an RPC site in Denmark which had been significantly impacted by the major integration programme. As part of this visit, the Group audit team were able to see the improvements that had been made to the site as well as meeting with the specific Divisional Finance Directors for RPC M&H and RPC Promens to discuss the detailed plans of the major integration programme in total.

• Acquisition costs of £3.9m (2017: £18.9m);	• For acquisition costs we agreed a sample of these costs to supporting evidence to verify that they were one-off in nature and related to specific acquisitions.
• A net credit of £11.5m (2017: credit of £11.2m) relating to the reduction in provision for contingent consideration, the majority of which is in relation to the Ace acquisition (see below);	• For our response to the net credit relating to the reduction in provision for contingent consideration, see below.

Key audit matter	How our audit addressed the key audit matter
• Other restructuring costs of £11.2m (2017: £6.4m); and	• For amortisation of acquired intangible assets we recomputed the amortisation charge in line with the group accounting policy.
• Amortisation of acquired intangible assets of £50.7m (2017: £31.0m).	2. & 3. For other adjusting items within operating costs and in relation to net financing costs, we verified a sample of the items to supporting evidence, including bank statements to verify the receipt of the insurance proceeds, and ensured a consistent application of the accounting policy to prior periods.
2. Other adjusting items include:	4. We recomputed the taxation charges to confirm the impact of the US Tax Reform, and confirm that the tax rate applied to each adjusting item was appropriate.
• Insurance proceeds of £11.0m relating to recoveries for a fire at a site in Belgium; and	As the adjusting items include both costs and income, we have considered other items within the Consolidated Income Statement to confirm completeness of the classification.
• Other adjusting items of £2.2m (2017: £4.3m).	We found the Group’s accounting policy to be appropriate and the classification of items to be consistent with the accounting policy and the treatment of similar items in prior years.
3. Adjusting items in net financing costs £3.5m (2017: £15.2m).
4. The tax impact on the above listed items of £17.0m (2017: £23.2m) and a tax credit for the impact of US Tax Reform of £12.9m.
We focussed on this area because adjusting items are not defined by IFRS as adopted by the European Union and the directors must therefore apply judgment to identify such items. Incorrect classification of these items could lead to misinterpretation of the financial results.
Ace and Letica contingent consideration	Ace and Letica contingent consideration
The directors have reconsidered their estimate of the contingent consideration that is likely to be payable in relation to the acquisition of Ace. Based on the information currently available to them, they have considered the provision in the light of their current expectations as to the amount of consideration which they believe will be payable based on performance to the end of the earn-out period at December 2017.
The directors have also considered the estimate of contingent consideration that is likely to be payable in relation to the acquisition of Letica. Based on the information currently available to them, they have

For the Ace contingent consideration, we reviewed the basis of these calculations and verified the actual performance of the business in the current year to the supporting financial results and understood the nature and rationale of adjusting items.
For Letica, we considered the current performance of the business and the forecast performance as prepared by management and approved by the Board. We understood the sensitivities within the forecasts and agreed the contingent consideration calculation to the agreements.

Key audit matter	How our audit addressed the key audit matter
considered the provision in light of their current expectations as to the amount of consideration which they believe will be payable based on expected performance to the end of the earn-out period at June 2019.
Accordingly, there has been a release in the provision for contingent consideration in the year of £20.7m, primarily in relation to Ace, to reflect the current view of the final payment to be made.
In each case we have concluded that the provision at the end of the year is reasonable based on information that is currently available.
How we tailored the audit scope
We tailored the scope of our audit to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole, taking into account the geographic structure of the group, the accounting processes and controls, and the industry in which the group operates.
The group is structured along seven divisions being RPC Ace, RPC Bebo, RPC bpi group, RPC Bramlage, RPC M&H, RPC Promens and RPC Superfos, each with their own Finance Director who reports into the group finance team. Each division contains multiple reporting units, across different regions, which are consolidated to form the group financial statements.
The group financial statements are a consolidation of reporting units, comprising the group’s operating businesses and centralised functions. These reporting units maintain their own accounting records and controls and report to the head office finance team through an integrated consolidation system.
In establishing the overall approach to the group audit, we determined the type of work that needed to be performed at each reporting unit and we used auditors within PwC UK and from other PwC network firms operating under our instruction, who are familiar with the local laws and regulations in each of these territories to perform this work.
Accordingly, we identified 45 (2017: 42) which, in our view, required a full audit of their complete financial information in order to ensure that sufficient appropriate audit evidence was obtained. The reporting units on which a full audit of their complete financial information was performed accounted for 48% (2017: 55%) of Group revenue. There are no individually significant reporting units due to size or risk profile. Specific audit procedures focused on areas of significant risk in respect of a further four (2017: 20) reporting units were performed with due consideration paid to obtaining global coverage on a rotational basis. Within the 49 reporting units at which we performed work in 2018, four of these (2017: one) represent separate sub-consolidations of a total of 59 additional reporting units within the Group consolidation at either the divisional or territory level.
This scope involved sites in China, Czech Republic, Denmark, France, Germany, Hong Kong, Norway, South Africa, Spain, Sweden, the UK and the USA.
The Group consolidation, financial statements disclosures and a number of centralised functions were audited by the Group audit team at the head office. These included, but were not limited to, central procedures on adjusting items, post-employment obligations, derivative financial instruments, taxation, fair value adjustments relating to acquisitions, goodwill and intangible asset impairment assessments. We also performed Group level analytical procedures on all of the remaining out of scope reporting units to identify whether any further audit evidence was needed, which resulted in no extra testing. The Company was also subject to a full scope audit by the Group audit team.

The Group audit team visits component auditors based on significance and/or risk characteristics, as well as on a rotational basis to ensure coverage across the Group. In the current year, the Group audit team visited component auditors in Germany, South Africa and the UK and visited the US in order to perform audit work over the Letica business. Additionally the Group audit team was in contact, at each stage of the audit, with all component teams through regular written communication in line with detailed instructions issued by the Group audit team. In addition, for a number of the component teams, the Group team discussed in detail the planned audit approach at the component level and discussed the detailed findings of the audit with the component team.
The reporting units on which audits of the complete financial information, specific audit procedures and centralised work was performed, accounted for 60% (2017: 65%) of Group revenue.
Materiality
The scope of our audit was influenced by our application of materiality. We set certain quantitative thresholds for materiality. These, together with qualitative considerations, helped us to determine the scope of our audit and the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and in evaluating the effect of misstatements, both individually and in aggregate on the financial statements as a whole.
Based on our professional judgement, we determined materiality for the financial statements as a whole as follows:
	Group financial statements	Company financial statements
Overall materiality	£19.5m (2017: £14.3m).	£15.5m (2017: £17.2m).
How we determined it	5% of profit before tax after adding back the adjusting items as set out in note 4.	1% of net assets.
Rationale for benchmark applied	We believe that profit before tax, after adding back adjusting items is the primary measure used by the shareholders in assessing the performance of the Group. The exclusion of items classified as adjusting is consistent with previous periods.	The entity is a holding company for the rest of the Group and not a trading company. Therefore an asset based measure is considered appropriate.
For each component in the scope of our group audit, we allocated a materiality that is less than our overall group materiality. The range of materiality allocated across reporting units was between £150,000 and £4,000,000. Certain reporting units were audited to a local statutory audit materiality that was also less than our overall group materiality.
We agreed with the Audit Committee that we would report to them misstatements identified during our audit above £950,000 (Group audit) (2017: £550,000) and £775,000 (Company audit) (2017: £450,000) as well as misstatements below those amounts that, in our view, warranted reporting for qualitative reasons.

Going concern
In accordance with ISAs (UK) we report as follows:
Reporting obligation	Outcome
We are required to report if we have anything material to add or draw attention to in respect of the directors’ statement in the financial statements about whether the directors considered it appropriate to adopt the going concern basis of accounting in preparing the financial statements and the directors’ identification of any material uncertainties to the group’s and the company’s ability to continue as a going concern over a period of at least twelve months from the date of approval of the financial statements.	We have nothing material to add or to draw attention to. However, because not all future events or conditions can be predicted, this statement is not a guarantee as to the group’s and company’s ability to continue as a going concern.
We are required to report if the directors’ statement relating to Going Concern in accordance with Listing Rule 9.8.6R(3) is materially inconsistent with our knowledge obtained in the audit.	We have nothing to report.
Reporting on other information
The other information comprises all of the information in the Annual Report other than the financial statements and our auditors’ report thereon. The directors are responsible for the other information. Our opinion on the financial statements does not cover the other information and, accordingly, we do not express an audit opinion or, except to the extent otherwise explicitly stated in this report, any form of assurance thereon.
In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If we identify an apparent material inconsistency or material misstatement, we are required to perform procedures to conclude whether there is a material misstatement of the financial statements or a material misstatement of the other information. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report based on these responsibilities.
With respect to the Strategic Report and Directors’ Report, we also considered whether the disclosures required by the UK Companies Act 2006 have been included.

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF RPC GROUP PLC – (continued)
Based on the responsibilities described above and our work undertaken in the course of the audit, the Companies Act 2006 (CA06), ISAs (UK) and the Listing Rules of the Financial Conduct Authority (FCA) require us also to report certain opinions and matters as described below (required by ISAs (UK) unless otherwise stated).
Strategic Report and Directors’ report
In our opinion, based on the work undertaken in the course of the audit, the information given in the Strategic Report and Directors’ Report for the year ended 31 March 2018 is consistent with the financial statements and has been prepared in accordance with applicable legal requirements. (CA06)
In light of the knowledge and understanding of the group and company and their environment obtained in the course of the audit, we did not identify any material misstatements in the Strategic Report and Directors’ Report. (CA06)
The directors’ assessment of the prospects of the group and of the principal risks that would threaten the solvency or liquidity of the group
We have nothing material to add or draw attention to regarding:
•
The directors’ confirmation on page 77 of the Annual Report that they have carried out a robust assessment of the principal risks facing the group, including those that would threaten its business model, future performance, solvency or liquidity.

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The disclosures in the Annual Report that describe those risks and explain how they are being managed or mitigated.

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The directors’ explanation on page 33 of the Annual Report as to how they have assessed the prospects of the group, over what period they have done so and why they consider that period to be appropriate, and their statement as to whether they have a reasonable expectation that the group will be able to continue in operation and meet its liabilities as they fall due over the period of their assessment, including any related disclosures drawing attention to any necessary qualifications or assumptions.

We have nothing to report having performed a review of the directors’ statement that they have carried out a robust assessment of the principal risks facing the group and statement in relation to the longer-term viability of the group. Our review was substantially less in scope than an audit and only consisted of making inquiries and considering the directors’ process supporting their statements; checking that the statements are in alignment with the relevant provisions of the UK Corporate Governance Code (the “Code”); and considering whether the statements are consistent with the knowledge and understanding of the group and company and their environment obtained in the course of the audit. (Listing Rules)
Other Code Provisions
We have nothing to report in respect of our responsibility to report when:
•
The statement given by the directors, on page 77, that they consider the Annual Report taken as a whole to be fair, balanced and understandable, and provides the information necessary for the members to assess the group’s and company’s position and performance, business model and strategy is materially inconsistent with our knowledge of the group and company obtained in the course of performing our audit.

•
The section of the Annual Report on page 76 describing the work of the Audit Committee does not appropriately address matters communicated by us to the Audit Committee.

•
The directors’ statement relating to the company’s compliance with the Code does not properly disclose a departure from a relevant provision of the Code specified, under the Listing Rules, for review by the auditors.

Directors’ Remuneration
In our opinion, the part of the Directors’ Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006. (CA06)
Responsibilities for the financial statements and the audit
Responsibilities of the directors for the financial statements
As explained more fully in the Statement of Directors’ responsibilities set out on page 94, the directors are responsible for the preparation of the financial statements in accordance with the applicable framework and for being satisfied that they give a true and fair view. The directors are also responsible for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the financial statements, the directors are responsible for assessing the group’s and the company’s ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the group or the company or to cease operations, or have no realistic alternative but to do so.
Auditors’ responsibilities for the audit of the financial statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.
A further description of our responsibilities for the audit of the financial statements is located on the FRC’s website at: www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditors’ report.
Use of this report
This report, including the opinions, has been prepared for and only for the company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.
Other required reporting
Companies Act 2006 exception reporting
Under the Companies Act 2006 we are required to report to you if, in our opinion:
•
we have not received all the information and explanations we require for our audit; or

•
adequate accounting records have not been kept by the company, or returns adequate for our audit have not been received from branches not visited by us; or

•
certain disclosures of directors’ remuneration specified by law are not made; or

•
the company financial statements and the part of the Directors’ Remuneration Report to be audited are not in agreement with the accounting records and returns.

We have no exceptions to report arising from this responsibility.

Appointment
Following the recommendation of the Audit Committee, we were appointed by the members on 15 July 2015 to audit the financial statements for the year ended 31 March 2016 and subsequent financial periods. The period of total uninterrupted engagement is 3 years, covering the years ended 31 March 2016 to 31 March 2018.
Mark Smith (Senior Statutory Auditor)
for and on behalf of PricewaterhouseCoopers LLP
Chartered Accountants and Statutory Auditors
Birmingham
6 June 2018

CONSOLIDATED INCOME STATEMENT
for the year ended 31 March 2018
	Notes	2018			2017
		Before adjusting items £m	Adjusting items (note 4) £m	Total £m	Before adjusting items £m	Adjusting items (note 4) £m	Total £m
Revenue	2	3,747.7	—	3,747.7	2,747.2	—	2,747.2
Operating costs	3	(3,322.7)	(69.3)	(3,392.0)	(2,439.0)	(116.2)	(2,555.2)
Operating profit		425.0	(69.3)	355.7	308.2	(116.2)	192.0
Financial income	6	11.2	—	11.2	12.6	—	12.6
Financial expenses	6	(47.5)	(3.5)	(51.0)	(35.4)	(15.2)	(50.6)
Net financing costs	6	(36.3)	(3.5)	(39.8)	(22.8)	(15.2)	(38.0)
Share of profit from investment accounted for under the equity method	14	0.7	—	0.7	0.7	—	0.7
Profit before taxation		389.4	(72.8)	316.6	286.1	(131.4)	154.7
Taxation	7	(92.7)	29.9	(62.8)	(65.1)	42.4	(22.7)
Profit after taxation for the year		296.7	(42.9)	253.8	221.0	(89.0)	132.0
Profit attributable to:
Equity shareholders		296.3	(42.9)	253.4	221.0	(89.0)	132.0
Non-controlling interests		0.4	—	0.4	—	—	—
Profit after taxation for the year		296.7	(42.9)	253.8	221.0	(89.0)	132.0
Earnings per share		2018		2017
Basic	10		61.6p		37.1p
Diluted	10		61.3p		36.8p
Adjusted basic	10	72.0p		62.2p

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
for the year ended 31 March 2018
	Notes	2018 £m	2017 £m
Profit after taxation for the year		253.8	132.0
Other comprehensive income
Items that will not subsequently be reclassified to the income statement
Actuarial re-measurement of defined benefit pension plans	28	54.4	(7.2)
Deferred tax on actuarial re-measurement of defined benefit pension plans		(10.4)	1.0
		44.0	(6.2)
Items that may subsequently be reclassified to the income statement
Foreign exchange translation differences		(19.9)	101.3
Effective portion of movement in fair value of cross currency interest rate swaps		(26.7)	6.1
Deferred tax on movement in fair value of cross currency interest rate swaps		(0.7)	0.7
Amounts recycled to the income statement		31.5	(8.0)
Amounts recycled to the balance sheet		(0.4)	(1.7)
Changes in fair value of derivative instruments designated as net investment hedges		(11.8)	(3.8)
		(28.0)	94.6
Other comprehensive income for the year, net of tax		16.0	88.4
Total comprehensive income for the year		269.8	220.4

CONSOLIDATED BALANCE SHEET
at 31 March 2018
	Notes	2018 £m	2017* £m
Non-current assets
Goodwill	11	1,575.2	1,578.7
Other intangible assets	11	324.2	376.7
Property, plant and equipment	12	1,357.6	1,264.9
Investment accounted for under the equity method	14	4.4	4.2
Derivative financial instruments	21	7.2	39.0
Deferred tax assets	23	108.9	115.7
Total non-current assets		3,377.5	3,379.2
Current assets
Assets held for sale	17	6.3	5.6
Inventories	15	524.9	480.2
Trade and other receivables	16	663.6	632.3
Current tax receivables		12.4	3.3
Derivative financial instruments	21	12.2	1.0
Cash and cash equivalents		186.5	266.2
Total current assets		1,405.9	1,388.6
Total assets		4,783.4	4,767.8
Current liabilities
Bank loans and overdrafts	18	(167.7)	(93.2)
Trade and other payables	18	(948.8)	(899.7)
Current tax liabilities		(63.3)	(42.6)
Contingent consideration	22	(30.4)	(2.8)
Provisions and other liabilities	23	(18.1)	(62.2)
Derivative financial instruments	21	(2.1)	(2.3)
Total current liabilities		(1,230.4)	(1,102.8)
Non-current liabilities
Bank loans and other borrowings	19	(1,174.4)	(1,259.6)
Employee benefits	28	(196.9)	(256.0)
Deferred tax liabilities	23	(219.1)	(230.4)
Contingent consideration	22	(6.9)	(49.4)
Provisions and other liabilities	23	(35.2)	(46.2)
Derivative financial instruments	21	(0.4)	(0.7)
Total non-current liabilities		(1,632.9)	(1,842.3)
Total liabilities		(2,863.3)	(2,945.1)
Net assets		1,920.1	1,822.7
Equity
Share capital	24	20.4	20.8
Share premium account		689.9	680.6
Merger reserve		727.4	727.4
Capital redemption reserve		1.4	0.9
Translation reserve		140.0	171.7
Cash flow hedging reserve		2.6	(1.1)
Retained earnings		335.4	222.1
Equity attributable to equity shareholders		1,917.1	1,822.4
Non-controlling interests		3.0	0.3
Total equity		1,920.1	1,822.7

CONSOLIDATED BALANCE SHEET  – (continued)
at 31 March 2018

*
Restated for hindsight review of prior year acquisitions as required by IFRS 3, see note 25 for further details.

The financial statements on pages F-12 to F-80 were approved by the Board of Directors on 6 June 2018 and were signed on its behalf by:
J R P Pike	S J Kesterton
Chairman	Group Finance Director

CONSOLIDATED CASH FLOW STATEMENT
for the year ended 31 March 2018
	Notes	2018 £m	2017 £m
Cash generated from operations	20	484.2	332.9
Taxes paid		(59.5)	(33.2)
Interest paid		(38.0)	(23.2)
Net cash flows from operating activities		386.7	276.5
Cash flows from investing activities
Interest received		1.3	1.5
Proceeds on disposal of property, plant and equipment and assets held for sale		3.8	4.5
Purchase of property, plant and equipment		(241.4)	(175.2)
Purchase of intangible assets		(4.6)	(5.0)
Acquisition of businesses, net of cash acquired	25	(65.2)	(938.1)
Proceeds from disposal of businesses	26	0.5	0.1
Net cash flows from investing activities		(305.6)	(1,112.2)
Cash flows from financing activities
Dividends paid to equity shareholders	8	(105.8)	(62.1)
Purchase of own shares – share buyback programme	24	(83.4)	—
Purchase of own shares – share-based incentive arrangements		(2.6)	(5.1)
Proceeds from the issue of share capital		9.4	629.2
Repayment of borrowings		(7.7)	(85.6)
Proceeds of borrowings		54.3	444.8
Net cash flows from financing activities		(135.8)	921.2
Net (decrease)/increase in cash and cash equivalents		(54.7)	85.5
Cash and cash equivalents at beginning of year		183.0	86.3
Effect of foreign exchange rate changes		(3.4)	11.2
Cash and cash equivalents at end of year		124.9	183.0
Cash and cash equivalents comprise:
Cash at bank		186.5	266.2
Bank overdrafts		(61.6)	(83.2)
		124.9	183.0

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
for the year ended 31 March 2018
	Share capital £m	Share premium account £m	Merger reserve £m	Capital redemption reserve £m	Translation reserve £m	Cash flow hedging reserve £m	Retained earnings £m	Non- controlling interests £m	Total equity £m
At 1 April 2017	20.8	680.6	727.4	0.9	171.7	(1.1)	222.1	0.3	1,822.7
Profit for the year	–	–	–	–	–	–	253.4	0.4	253.8
Actuarial re-measurement, net of tax	–	–	–	–	–	–	44.0	–	44.0
Exchange differences	–	–	–	–	(19.9)	–	–	–	(19.9)
Hedging movements, net of tax	–	–	–	–	(11.8)	3.7	–	–	(8.1)
Total comprehensive income for the year	–	–	–	–	(31.7)	3.7	297.4	0.4	269.8
Issue of shares	0.1	9.3	–	–	–	–	–	–	9.4
Non-controlling interest on acquisition	–	–	–	–	–	–	–	2.3	2.3
Share-based payments	–	–	–	–	–	–	6.8	–	6.8
Deferred tax on share-based payments	–	–	–	–	–	–	(0.9)	–	(0.9)
Current tax on share-based payments	–	–	–	–	–	–	1.8	–	1.8
Purchase of own shares – share buyback	(0.5)	–	–	0.5	–	–	(83.4)	–	(83.4)
Purchase of own shares – share-based incentive arrangements	–	–	–	–	–	–	(2.6)	–	(2.6)
Dividends paid to equity shareholders	–	–	–	–	–	–	(105.8)	–	(105.8)
At 31 March 2018	20.4	689.9	727.4	1.4	140.0	2.6	335.4	3.0	1,920.1
At 1 April 2016	15.2	591.4	52.2	0.9	74.2	1.8	157.9	0.3	893.9
Profit for the year	—	—	—	—	—	—	132.0	—	132.0
Actuarial re-measurement, net of tax	—	—	—	—	—	—	(6.2)	—	(6.2)
Exchange differences	—	—	—	—	101.3	—	—	—	101.3
Hedging movements, net of tax	—	—	—	—	(3.8)	(2.9)	—	—	(6.7)
Total comprehensive income for the year	—	—	—	—	97.5	(2.9)	125.8	—	220.4
Issue of shares	5.6	89.2	675.2	—	—	—	—	—	770.0
Share-based payments	—	—	—	—	—	—	4.5	—	4.5
Deferred tax on share-based payments	—	—	—	—	—	—	0.3	—	0.3
Current tax on share-based payments	—	—	—	—	—	—	0.8	—	0.8
Purchase of own shares – share-based incentive arrangements	—	—	—	—	—	—	(5.1)	—	(5.1)
Dividends paid to equity shareholders	—	—	—	—	—	—	(62.1)	—	(62.1)
At 31 March 2017	20.8	680.6	727.4	0.9	171.7	(1.1)	222.1	0.3	1,822.7

COMPANY BALANCE SHEET
at 31 March 2018
	Notes	2018 £m	2017 £m
Non-current assets
Investment in subsidiaries	13	873.1	1,346.9
Derivative financial instruments	21	6.6	39.0
Deferred tax asset	23	—	0.3
Total non-current assets		879.7	1,386.2
Current assets
Trade and other receivables	16	2,581.9	1,985.8
Derivative financial instruments	21	10.0	1.0
Cash and cash equivalents		6.5	1.4
Total current assets		2,598.4	1,988.2
Total assets		3,478.1	3,374.4
Current liabilities
Bank loans and overdrafts	18	(122.5)	(33.0)
Trade and other payables	18	(663.8)	(392.6)
Current tax liabilities		(1.7)	—
Derivative financial instruments	21	—	(2.3)
Total current liabilities		(788.0)	(427.9)
Non-current liabilities
Bank loans and other borrowings	19	(1,138.4)	(1,229.1)
Deferred tax liabilities	23	(0.6)	—
Total non-current liabilities		(1,139.0)	(1,229.1)
Total liabilities		(1,927.0)	(1,657.0)
Net assets		1,551.1	1,717.4
Equity
Share capital	24	20.4	20.8
Share premium account		689.9	680.6
Merger reserve		727.4	727.4
Capital redemption reserve		1.4	0.9
Cash flow hedging reserve		2.6	(2.0)
Retained earnings		109.4	289.7
Equity attributable to equity shareholders		1,551.1	1,717.4
The Company’s profit for the year was £5.6m (2017: £67.5m).
The financial statements on pages F-12 to F-80 were approved by the Board of Directors on 6 June 2018 and were signed on its behalf by:
J R P Pike	S J Kesterton	Registered Number
Chairman	Group Finance Director	2578443

COMPANY CASH FLOW STATEMENT
for the year ended 31 March 2018
	Notes	2018 £m	2017 £m
Cash flows from operating activities
Profit after taxation	9	5.6	67.5
Dividends received	9	—	(89.9)
Tax charge		—	(0.6)
Net financing income		(23.6)	(5.9)
Increase in receivables		(22.8)	(720.3)
Increase in payables		258.8	116.5
Cash generated from operations		218.0	(632.7)
Interest paid		(31.9)	(21.8)
Net cash flows from operating activities		186.1	(654.5)
Cash flows from investing activities
Investments in subsidiaries		—	(370.6)
Net cash flows from investing activities		—	(370.6)
Cash flows from financing activities
Dividends paid to equity shareholders	8	(105.8)	(62.1)
Purchase of own shares – share buyback programme	24	(83.4)	—
Proceeds from the issue of share capital	24	9.4	680.0
Proceeds from borrowings		5.2	407.8
Net cash flows from financing activities		(174.6)	1,025.7
Net increase in cash and cash equivalents		11.5	0.6
Cash and cash equivalents at beginning of year		(31.6)	(32.2)
Cash and cash equivalents at end of year		(20.1)	(31.6)
Cash and cash equivalents comprise:
Cash at bank		6.5	1.4
Bank overdrafts		(26.6)	(33.0)
		(20.1)	(31.6)

COMPANY STATEMENT OF CHANGES IN EQUITY
for the year ended 31 March 2018
	Share capital £m	Share premium account £m	Merger reserve £m	Capital redemption reserve £m	Translation reserve £m	Cash flow hedging reserve £m	Retained earnings £m	Total equity £m
At 1 April 2017	20.8	680.6	727.4	0.9	–	(2.0)	289.7	1,717.4
Profit for the year	–	–	–	–	–	–	5.6	5.6
Hedging movements, net of tax	–	–	–	–	–	4.6	–	4.6
Total comprehensive income for the year	–	–	–	–	–	4.6	5.6	10.2
Issue of shares	0.1	9.3	–	–	–	–	–	9.4
Share-based payments	–	–	–	–	–	–	3.3	3.3
Purchase of own shares	(0.5)	–	–	0.5	–	–	(83.4)	(83.4)
Dividends paid to equity shareholders	–	–	–	–	–	–	(105.8)	(105.8)
At 31 March 2018	20.4	689.9	727.4	1.4	–	2.6	109.4	1,551.1
At 1 April 2016	15.2	591.4	52.2	0.9	(4.3)	1.8	286.2	943.4
Profit for the year	—	—	—	—	—	—	67.5	67.5
Hedging movements, net of tax	—	—	—	—	—	(3.8)	—	(3.8)
Transfer between reserves	—	—	—	—	4.3	—	(4.3)	—
Total comprehensive income for the year	—	—	—	—	4.3	(3.8)	63.2	63.7
Issue of shares	5.6	89.2	675.2	—	—	—	—	770.0
Share-based payments	—	—	—	—	—	—	2.4	2.4
Dividends paid to equity shareholders	—	—	—	—	—	—	(62.1)	(62.1)
At 31 March 2017	20.8	680.6	727.4	0.9	—	(2.0)	289.7	1,717.4

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018
1.   PRINCIPAL ACCOUNTING POLICIES
RPC Group Plc ‘the Company’ is a company incorporated in England and Wales. Both the Company financial statements and the Group financial statements have been prepared and approved by the directors in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU (Adopted IFRS). On publishing the Company financial statements here together with the Group financial statements, the Company is taking advantage of the exemption in section 408 of the Companies Act 2006 not to present its individual income statement and related notes that form part of these approved financial statements.
The following principal accounting policies apply to both the Group and Company financial statements. They have been applied consistently throughout the year and the preceding year in dealing with items which are considered material in relation to the Group and Company’s financial statements.
Basis of Preparation
The financial statements, which are presented in sterling, are prepared on a going concern basis and in accordance with the historical cost convention, except for derivative financial instruments and contingent consideration which are stated at their fair value.
In the preparation of the financial statements, comparative amounts have been restated to reflect the finalisation of the provisional acquisition accounting for BPI, Letica, ESE World, Plastiape, Jagtenberg, Synergy, Sanders, Amber and Shenzen Howyecen Automotive Electronic Company and hindsight adjustments have been made as a result. These adjustments have been reflected in the comparative balance sheet, further details of which can be seen in note 25 of the financial statements.
Key Estimates and Judgements
Preparation of the financial statements requires the directors to make estimates that affect the reported amounts of liabilities, assets, incomes and expenses. Estimates are determined through management’s historical knowledge and, where necessary, the knowledge of experts, taking into account the current circumstances that necessitate the estimate. Estimates are a common feature of accounting processes and as such management have distinguished key estimates as only those that contain a significant risk of a material change to the carrying value of assets or liabilities within the next year.
Management are also required to use judgement in applying their accounting policies. Management define key judgements as those that have had a significant effect on the amounts recognised in the financial statements.
The key estimates and judgements used in the financial statements, as well as changes to key estimates and judgements are set out in the sections below.
Changes in key estimates and judgements
In preparation of the financial statements management have critically assessed the presentation of key estimates and judgements in the light of the most recent guidance. As a result of this assessment management no longer consider the following estimates to be key:
•
Impairment of tangible and intangible assets, including goodwill — Management do not believe that at a Cash Generating Unit (CGU) level the assumptions used in impairment models are sensitive enough or subject to significant uncertainty such that there is a material risk that carrying amounts of intangible and tangible assets exceed their recoverable amounts. Whilst there is a material amount of goodwill within each CGU, due to the levels of headroom on discounted future cash flows, management do not believe that there is a risk of material change in this estimate between this financial year end and the next.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

1.   PRINCIPAL ACCOUNTING POLICIES – (continued)

•
Retirement benefit obligation — these liabilities are based on assumptions derived from readily available market information, including high-quality bond yield curves. The assumptions are provided by external actuaries and their application is consistent year on year. Other assumptions, such as mortality rates, are taken from publically available sources, which are again applied consistently. As such, management do not view this balance as a key estimate.

•
Taxation — uncertain tax positions (UTPs) were previously classified as key estimates, however in the current year the component items within the overall balance are not individually material, nor are any UTPs collectively of a similar enough nature or origin such that a change in assumptions would result in a material change to the overall UTP estimate in the next 12 months.

Estimates
Acquisition accounting — contingent consideration
Contingent consideration, including post-acquisition remuneration, as a result of significant acquisitions in previous years continues to be a significant estimate for the Group. Contingent consideration is revalued each reporting period according to the latest forecasts of the acquired business based on the terms of the earn-out arrangement. Where payment is dependent on the recipient remaining in employment, the payment will be accounted for as post-acquisition remuneration as required under IFRS 3 and movements in this balance will be classified as an adjusting item.
Contingent consideration relating to the Ace acquisition is still a significant liability on the balance sheet, as is the combined post-acquisition remuneration for the Ace, Letica, Strata Products, Innocan, Amber and Synergy transactions. The level of contingent consideration and post-acquisition remuneration payable is dependent on acquired businesses meeting EBITDA growth targets over the earn-out period. The earn-out agreements for each of these acquired businesses allow for a maximum earn-out of 100% and a minimum earn-out of 0%, depending on the actual EBITDA growth against the earn-out benchmarks. Due to the quantum of potential liabilities and the range of possible outcomes, there is a significant risk that differences in actual performance of acquired businesses could necessitate a material change in the values provided for as contingent consideration or post-acquisition remuneration in the financial statements.
Management estimate the range of contingent consideration and post-acquisition remuneration to be between £11.9m and £53.0m, which represents 6% to 27% of the maximum earn-out. The earn-out assessment is cumulative over a number of periods and therefore there exists a risk that acquired businesses could have exceptionally strong or weak performance in the next 12 months that could push them toward the maximum or minimum earn-out percentage. Additionally, at the end of the earn-out agreement management of RPC Group permit the acquired businesses to propose adjustments which have impacted reported results in the assessment of the final earn-out amount, which again could increase the amounts owed.
Judgements
Adjusting items
The directors believe that presentation of results before adjusting items assists in comparing trends to allow an understanding of business performance and as such this remains a key area of focus for the business. In determining the classification of certain items as adjusting under Group policy, management exercises significant judgement. The Group has developed a policy by which items that are not representative of the underlying trading performance of the business are presented separately in the consolidated income statement due to their size or nature. Management believe that this helps facilitate comparison with prior periods and assess trends in financial performance.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

1.   PRINCIPAL ACCOUNTING POLICIES – (continued)

Management see this as a key judgement as a decision has to be made as to which income statement items fall within the criteria and therefore should be shown separately. To achieve consistency in exercising this judgement, a strict review and approval policy is in place for any items proposed as adjusting at a divisional level.
Further details of the amounts classified as adjusting items can be found in note 4 of the financial statements.
Basis of Consolidation
The consolidated financial statements incorporate those of the Company and its subsidiaries (together ‘the Group’) and the Group’s share of the results and equity of its joint venture.
Subsidiaries are entities over which, either directly or indirectly, the Company has control. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The results of subsidiaries acquired or sold during the year are included in the Group’s results from the date of acquisition or up to the date of disposal. All business combinations are accounted for by the purchase method. Assets, liabilities and contingent liabilities acquired in a business combination are measured at fair value.
Intra-group balances, transactions, income and expenses are eliminated.
Non-controlling interests represent the portion of shareholders’ earnings and equity attributable to third-party shareholders.
Acquisition Accounting
Acquisitions are accounted for by applying the purchase method. The cost of an acquisition is measured as the aggregate of the fair values, at the acquisition date, of the assets given, liabilities incurred or assumed, and equity instruments issued by the Group. A systematic approach is taken to identify the assets, liabilities and contingent liabilities of the acquiree, and to measure them at fair value at the acquisition date, irrespective of the extent of any non-controlling interests, using appropriate valuation methods and third party valuation specialists where appropriate. The excess of the cost of the acquisition over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities is recognised as goodwill.
New Standards and Interpretations
The following new standards are effective for annual periods beginning after 1 January 2018 or later and have not yet been adopted by the Group:
IFRS 9 — Financial instruments
The Group will adopt IFRS 9 — Financial Instruments for the year ending 31 March 2019. The standard replaces IAS 39 — Financial Instruments: Recognition and Measurement, and covers recognition and measurement, impairment, and de-recognition of financial assets and liabilities, as well as changes to general hedge accounting principles.
Management have completed their impact assessment on the effect of this new accounting standard on the Group’s consolidated financial statements and have concluded that there will be no material impact.
The focus of management’s assessment has been on the new requirements for hedge accounting and the impact of implementing an expected credit loss model for impairment of financial assets. The Group, in general, sells to established companies with strong credit ratings and has not historically experienced

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

1.   PRINCIPAL ACCOUNTING POLICIES – (continued)

significant levels of bad debts, and so implementation of the expected credit loss model of impairment is not expected to have a significant impact. The Group has a limited number of hedged positions and has ensured that all current hedge documentation and effectiveness testing has been updated such that it complies with the new standard.
IFRS 15 — Revenue from contracts with customers
The Group will adopt IFRS 15 — Revenue from contracts with customers for the year ending 31 March 2019. The standard provides a single principle-based five step model to be applied to all sales contacts. For periods beginning after 1 January 2018 the single new standard will replace the existing standards covering revenue;
IAS 11 — Construction contracts, and IAS 18 — Revenue.
The Group is in the process of finalising its analysis on the impact of implementing IFRS 15 in advance of reporting under the new standard for the first time in the 2018 Half Year Financial Report. However, management is in a position to provide details of preliminary findings.
In order to model the impact of the new standard on the Group, management have completed a thorough contract review across the operating business. Due to the decentralised nature of the Group, data collection for the contract reviews was conducted within each of the seven divisions by senior finance and sales personnel, under the guidance of Group Finance. Stage one of the process involved an enhanced scoping exercise to identify contracts with clauses that could lead to different revenue recognition under IFRS 15 and also gain coverage of contract revenue. Management’s existing knowledge of the business allowed them to focus on two key risk areas; contracts with variable consideration and contracts with multiple performance obligations. Stage two of the review was to assess the impact, if any, that implementing IFRS 15 would have on the revenue recognised from contracts containing clauses relating to the two risk areas identified. The overall assessment was made by Group Finance, however, external assistance was used to further scrutinise conclusions reached.
Findings from the contract reviews were largely in line with management’s expectations. The Group’s core activities involve the production of plastic packaging and non-packaging to order, where customers are invoiced for the units produced. Therefore the right to consideration from the customer at any point generally corresponds with the value of the goods produced but unpaid for up to that point. In this scenario IFRS 15 permits the recognition of revenue in line with the value of goods the Group has a right to invoice for, which is in line with how the Group currently recognises revenue for these transactions.
A significant proportion of contracts did contain clauses pertaining to variable consideration, while a smaller, but not insignificant portion of contracts contained multiple performance obligations. Management reached the following conclusion over these:
Variable consideration
Contractual clauses that fall within the domain of variable consideration were limited to discounts (prospective reductions in price on future sales), rebates (retrospective reductions in price on past sales) and price downs (stepped reduction in price over a fixed period reflective of efficiencies and cost savings the Group will develop over the life of the contract).
Under IFRS 15, where there is a contract with variable consideration, if it is concluded that the contract provides the customer with a material right to a discount at a future date then that discount must be allocated to the performance obligations. A material right in the context of variable consideration is a price reduction in excess of what any other customer of a similar size could obtain for a similar product.
Rebates and discounts are a feature of the industry, as they are in the majority of high volume businesses. It was identified that the quantum of the discount or rebate that can be earned by the customer are a small percentage of the overall value of the goods and of a similar level across the Group. Due to this

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

1.   PRINCIPAL ACCOUNTING POLICIES – (continued)

management have concluded discounts do not constitute a material right, as they could reasonably be obtained by any customer of a similar size entering into a contract for a similar product.
Price down clauses featured in a small number of contracts. The price reduction is designed to pass on cost efficiencies developed from running a production process for a sustained period of time, and will lead to a consistent margin over the life of the contract. This has not been deemed to be a material right as another customer entering a contract with the Group for a similar product could expect to receive a similar price to a customer already part way through a price down contract, as the efficiencies have already been developed through the existing contract to be able to produce the goods at the same cost and margin.
Therefore it is not expected that there will be a significant change in revenue recognition in the case of contracts with variable consideration.
Multiple performance obligations
In the majority of cases contracts reviewed contained just one performance obligation, the production of plastic packaging and non-packaging. However, it was identified in some contracts that multiple performance obligations could be present. These took two forms, the development of a mould followed by production from that mould, and the production of a product followed by labelling or barcoding of that product.
Under IFRS 15, where there are distinct separate performance obligations within a contract it is required that a portion of the transaction price is allocated to each obligation and the revenue for each is only recognised when the conditions of that performance obligation are satisfied.
In the case of the production of a product followed by labelling or barcoding, while there clearly are two performance obligations, due to the fact that there is a combined output the performance obligations have been deemed as not distinct. As such in these circumstances the transaction price will not be split between performance obligations and revenue will continue to be recognised as it is under the existing standard at an amount equal to the sum that the Group is entitled to invoice for goods produced.
In the case or development of a mould followed by production from that mould there is the added complexity of ownership of the mould, whether it belongs to the customer of the Group, and when ownership transfers, if at all. Management has analysed each scenario and has concluded that there will be no change to the existing way that revenue is recognised in each of the scenarios. The reasons for this broadly fall into two categories, either the mould is transferred at the start of the contract, making it two separate performance obligations whereby the sales value of the mould is recognised on completion and sale of the mould and the remaining revenue is recognised on completion of each unit of the product, or the mould is retained by the Group for at least the duration of the contract and the mould being used to produce a combined output cannot be considered a distinct performance obligation from that of the goods produced.
As a result of the contract reviews undertaken, pending formal completion of all detailed work, management believe there will be no significant change to revenue recognition under the new standard and therefore do not expect a material change to the amounts recognised as revenue in the financial statements. Additional revenue disclosures will be required in the 2019 financial statements in order to comply with the disclosure requirements stipulated under IFRS 15.
IFRS 16 — Leases
The Group will adopt IFRS 16 — Leases for the year ending 31 March 2020. The standard replaces IAS 17 and removes the operating lease classification, requiring all leases to be recognised under the existing finance lease model. The transition to IFRS 16 will impact the income statement, balance sheet and cash flow statement in the Group’s financial statements.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

1.   PRINCIPAL ACCOUNTING POLICIES – (continued)

The impact on the balance sheet will be an increase in liabilities and an increase in property, plant and equipment, due to the recognition of both the present value of minimum lease payments and a right to use asset. The impact on the income statement will be to remove the operating lease rental charge and replace it with depreciation and a finance cost.
The impact on the income statement will vary depending on the ageing profile of leases at transition. Whereas under the current operating lease model the periodic charge to the income statement is of a consistent value over the life of the lease, under IFRS 16 interest is charged on a reducing liability balance, therefore on transition an older lease profile would likely produce a profit increase, whereas a younger lease profile would have the opposite effect.
There will be no impact on net cash flows.
Management are in the process of a formal impact assessment and data collection exercise in order to quantify and model the impact across the subsidiaries. The Group’s commitments under non-cancellable operating leases is a good indicator of the potential magnitude of any transition adjustment, however management stress that this is only a guide as these figures are undiscounted and may differ significantly to the lease commitments in the first financial period the standard is effective or its comparative period.
Property, Plant and Equipment
Property, plant and equipment is stated at cost together with any expenses of acquisition less accumulated depreciation and any accumulated impairment losses.
Depreciation is calculated so as to write off the cost of each part of an item of property, plant and equipment less any residual value on a straight-line basis over the expected useful economic lives of the assets concerned, as follows:
Freehold buildings	50 years
Long leasehold property	50 years or the length of the lease if lower
Plant and equipment	5 to 12 years
Moulds	3 to 5 years
Motor vehicles	4 years
Freehold land is not depreciated.
Assets (Disposal Groups) Held for Sale
All assets and liabilities classified as held for sale are measured at the lower of carrying value and fair value less costs to sell. All assets and liabilities, or disposal groups, are classified as held for sale if their carrying value will be recovered through a sale transaction rather than through continuing use. This condition is met only when a sale is highly probable, the asset or disposal group is available for immediate sale in its present condition and management is committed to the sale which is expected to qualify for recognition as a completed sale within one year from the date of classification.
Inventories
Inventories are stated at the lower of cost and net realisable value. In determining the cost of raw materials, consumables and goods for resale, the average purchase price is used. For finished goods, cost is taken as production cost which includes the cost of the raw materials and an appropriate proportion of overheads. Where necessary, provision is made for obsolete, slow moving and defective stocks.
Financial Assets
Financial assets include cash and cash equivalents, trade and other receivables, assets held for sale, investment in joint ventures and derivatives.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

1.   PRINCIPAL ACCOUNTING POLICIES – (continued)

Trade and Other Receivables
Trade and other receivables are recognised on the trade date, being the date that the Group commits to sell the asset, and are initially measured at fair value and subsequently measured at amortised cost less any provision for impairment. A provision for impairment is made when there is evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the invoice. The carrying amount of the receivable is reduced through use of an allowance account. Balances are written off when the probability of recovery is assessed as being remote.
A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognised where:
•
the rights to receive cash flows from the asset have expired; or

•
the Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Cash and Cash Equivalents
Cash and cash equivalents comprise cash balances. Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management are included as a component of cash and cash equivalents for the purpose of the cash flow statement.
Trade and Other Payables
Trade and other payables are initially measured at fair value and are subsequently measured at amortised cost.
Provisions
A provision is recognised in the balance sheet when the Group has a present, legal or constructive obligation as a result of a past event and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, when appropriate, the risks specific to the liability. The Group classify provisions into the following categories.
Termination and restructuring provisions
Provisions within this category relate to planned reorganisation programmes. The provision is created, in accordance with IAS 37, once the approved programme has commenced or, if relevant, when headcount reduction has been communicated to those affected in writing. Calculation of termination and restructuring obligations are based on; external quotes, contractual terms, the result of due diligence activities, or in absence of specific documentation, managements best estimates of costs required to fulfil obligations.
Contract provisions
These provisions are predominantly recognised on acquisition and represent the contract derived values where the commercial terms, at acquisition date, are not in line with market based assumptions for a ‘market participant’. An asset or provision is created for this ‘off-market’ difference representing an excessively high or low margin. The asset or provision established is held gross and utilised through the

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

1.   PRINCIPAL ACCOUNTING POLICIES – (continued)

income statement over a calculated duration. Typically utilisation will be within 12 months of acquisition date, as this is the period of time over which the Group expects to be able to either bring the margins to a level typical for that type of contract or exit the contract. Where contracts are exited prior to full utilisation the provision is removed. The value of each off-market contract is calculated based on the acquired business’ forecast operating profit margin for specific contracts that are deemed to fall outside a reasonable range. This is compared to an assumed range of operating profit margins for a normal market participant given risks and business models in the relevant sector and the cash flow difference, over a specific time period, is discounted to a net present value where the time value of money is material.
Environmental and health and safety, legal related and other provisions
While the provisions within these categories have differing origins, the accounting treatment for each type is consistent across the three categories. These provisions have either arisen through acquisition, either having previously existed in the acquired businesses balance sheet or created on acquisition as a fair value adjustment, or have arisen through the course of operating existing business. Accounting for these provisions is in line with IAS 37 and is largely consistent with the accounting treatment noted for the ‘termination and restructuring’ category.
Investments in Subsidiaries
Investments are stated at the fair value of the consideration given when initially acquired adjusted for capital contributions in respect of share options granted to employees of its subsidiaries and reviewed for impairment if there is an indication that the carrying value may not be recoverable.
Foreign Currencies
Subsidiaries and equity accounted investments account in the currency of their primary economic environment of operation, determined having regard to the currency which mainly influences sales and input costs. Transactions are translated at exchange rates approximating to the rate ruling on the date of the transaction except in the case of material transactions when actual spot rate may be used where it more accurately reflects the underlying substance of the transaction. Where practicable, transactions involving foreign currencies are protected by forward contracts. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rates ruling at the balance sheet date. Such transactional exchange differences are taken into account in determining profit before tax.
Material foreign currency movements arising on the translation of intra-group balances where there is no intention of repayment are treated as part of the net investment in a subsidiary and are recognised through equity. Movements on other intra-group balances are recognised through the income statement.
The Group’s presentational currency is sterling. On consolidation, results and cash flows of foreign subsidiaries and equity accounted investments are translated to sterling at average exchange rates. Assets and liabilities are translated at the exchange rates ruling at the balance sheet date. Such translational exchange differences are taken to equity.
Profits and losses on the realisation of foreign currency net investments include the accumulated net exchange differences that have arisen on the retranslation of the foreign currency net investments since 1 January 2004 up to the date of realisation.
Bank Borrowings
Interest-bearing bank loans and overdrafts are recorded at the proceeds received, net of direct issue costs. Finance charges, including premiums paid on settlement or redemption of direct issue costs, are accounted for on an accruals basis in the income statement using the effective interest method and are added to the carrying amount of the instrument to the extent that they are not settled in the period in which they arise.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

1.   PRINCIPAL ACCOUNTING POLICIES – (continued)

Derivative Financial Instruments
Derivative financial instruments are measured at fair value and include interest rate swaps, cross currency swaps and forward foreign exchange contracts. The fair values are determined by reference to the prices available from the market on which the instruments involved are traded. Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Fair value of Level 2 financial instruments is determined using valuation techniques. Fair value of Level 3 financial instruments are where inputs for the asset or liability are not based on observable market data (that is, unobservable inputs).
Certain derivative financial instruments are designated as hedges in line with the Group’s treasury policy. Hedges are classified as follows:
•
Fair value hedges that hedge the exposure to changes in the fair value of a recognised asset or liability.

•
Cash flow hedges that hedge exposure to variability in cash flows that is either attributable to a particular risk associated with a recognised asset or liability or a highly probable forecasted transaction.

•
Net investment hedges that hedge exposure to changes in the value, due to fluctuations in exchange rates, of the Group’s interests in the net assets of foreign operations.

For fair value hedges, any gain or loss from remeasuring the hedging instrument at fair value is recognised immediately in the income statement. Any gain or loss on the hedged item attributable to the hedged risk is adjusted against the carrying amount of the hedged item and similarly recognised in the income statement.
For cash flow hedges and net investment hedges, the portion of the gain or loss on the hedging instrument that is determined to be an effective hedge, as defined by IAS 39 ‘Financial Instruments: Recognition and Measurement’, is recognised in equity, directly in the cash flow hedge reserve or the translation reserve, respectively, with any ineffective portion recognised in the income statement. Such hedges are tested, both at inception to ensure they are expected to be effective and periodically throughout their duration to assess continuing effectiveness. When the forecast transaction results in the recognition of a non-financial asset or liability, the associated gains or losses previously recognised in equity are included in the initial measurement of the asset or liability. For all other cash flow hedges, the gains or losses that are recognised in equity are transferred to the income statement in the same period in which the hedged cash flows affect the income statement.
Any gains or losses arising from changes in the fair value of derivative financial instruments not designated as hedges are recognised in the income statement.
Where a Group company enters into financial guarantee contracts to guarantee the indebtedness of other companies within the Group, the Group considers these to be insurance arrangements for them as such. In this respect, the Group treats the guarantee contract as a contingent liability until such time as it becomes probable that the Group will be required to make a payment under the guarantee.
Revenue
Revenue represents the invoiced value of goods supplied, excluding value added tax and other sales taxes, and is presented net of any trade discounts issued. Revenue is recognised in the income statement when products and associated equipment are supplied to external customers in line with contractual arrangements. In these instances, significant risks and rewards of ownership have passed to third parties, the amount of revenue can be measured reliably and it is probable that the economic benefits associated with the transaction will flow to the Group.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

1.   PRINCIPAL ACCOUNTING POLICIES – (continued)

Adjusting Items
Items which are not representative of the underlying performance of the business due to their materiality or nature, are presented separately from underlying business performance in the Consolidated income statement as ‘Adjusting items’. The separate reporting of adjusting items helps facilitate comparison with prior periods and assess trends in financial performance.
The principal events which may give rise to adjusting items include; business restructuring and closure costs, including related asset impairments and losses during the closure period, business acquisition and integration costs, gains or losses on the disposal of businesses and property, goodwill impairments, significant litigation and tax claims, amortisation of acquired intangible assets, consideration on acquisitions that is treated as post-acquisition remuneration, and tax items that are linked to restructuring and other gains or losses, which, in the management’s judgement, could distort an assessment of underlying business performance.
Taxation
The tax expense represents the sum of the current taxes payable and deferred tax.
The current tax payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.
Deferred tax is the tax expected to be payable or recoverable on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised on deductible temporary differences where they can be offset against taxable temporary differences or to the extent that it is probable that taxable profits will be available against which they can be utilised.
Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.
Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.
The Group is subject to income taxes in numerous jurisdictions. Judgement is required in determining the worldwide provision for income taxes. There are some transactions and calculations for which the ultimate tax determination is uncertain. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.
Employee Benefits
Retirement benefit obligations
The Group operates a number of defined benefit and defined contribution pension schemes.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

1.   PRINCIPAL ACCOUNTING POLICIES – (continued)

The liability recognised in the balance sheet in respect of defined benefit pension schemes is the present value of the defined benefit obligation less the fair value of plan assets at the balance sheet date. The obligation is calculated by external actuaries using the projected unit method. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity and recognised in full in the Consolidated statement of comprehensive income in the period in which they occur.
The costs of providing accrued service benefits are charged to operating expenses. Employee benefit net finance expense is included in net financing costs.
Payments to defined contribution schemes are charged to the income statement when they fall due.
Termination benefits
The Group recognises the present value of a liability to pay termination benefits when it has a demonstrable commitment to terminating employment before retirement.
In Germany, the Group has contractual obligations under a part-time employment scheme for older employees (Altersteilzeit). In addition to half salary, the employee may receive a fixed incentive payment. The Group provides for the incentive payment as a termination benefit. The number of employees who will take up this arrangement is an estimate based on historical experience and any agreed cap on the number of participants. Actuarial gains and losses and past service costs are recognised immediately in the income statement.
Other employee benefits
The Group provides for the present value of its obligations in respect of other long-term employee benefits using actuarial valuations. These include deferred salaries due to German Altersteilzeit employees and long service awards. The Group provides for long service awards as they accrue. The number of employees who will receive long service awards is estimated based on historical experience. Actuarial gains and losses and past service costs are recognised immediately in the income statement.
The costs of short-term employee benefits are charged to the income statement when they fall due.
Leasing
Where the Group enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a ‘finance lease’. The asset is recorded in the balance sheet as property, plant and equipment and is depreciated over its estimated useful life or the term of the lease, whichever is shorter. Future instalments under such leases, net of finance charges, are included within payables. Rentals payable are apportioned between the finance element, which is charged to the income statement, and the capital element which reduces the outstanding obligation for future instalments.
All other leases are accounted for as ‘operating leases’ and the rental charges are charged to the income statement on a straight-line basis over the expected life of the lease.
Research and Development Expenditure
Research expenditure is written off in the year in which it is incurred.
Where the expenditure relates to the development of a new product or process which is expected to be technically feasible and commercially viable, development costs are capitalised and amortised over their useful economic lives, to a maximum of five years. The intangible assets are assessed for indications of impairment annually and any impairment is charged to the income statement.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

1.   PRINCIPAL ACCOUNTING POLICIES – (continued)

Goodwill
Goodwill has been recognised on acquisitions and represents the excess of the fair value of consideration given over the Group’s interest in the fair value of the identifiable assets and liabilities and contingent liabilities at the date of acquisition. The carrying amount is allocated to CGUs and is tested at least annually for impairment. Any impairment is recognised immediately as an expense and cannot be reversed subsequently.
In respect of acquisitions prior to 1 April 2004, goodwill is included on the basis of its deemed cost, which represents the amount recorded under previous GAAP.
On disposal of a subsidiary, the attributable amount of goodwill is included in the determination of the profit or loss on disposal, except for goodwill written off to reserves under UK GAAP prior to 1998 which has not been reinstated and is not included in determining any subsequent profit or loss on disposal.
Negative goodwill arising on an acquisition is recognised directly in the income statement in the year of acquisition.
Other Intangible Assets
Other intangible assets are carried at cost less accumulated amortisation and accumulated impairment losses. Amortisation begins when an asset is available for use and is calculated on a straight-line basis to allocate the cost of assets over their estimated useful lives as follows:
Patents	remaining life of patent
Product development costs	over the shorter of the life of the project or 5 years
Computer software and IT systems development costs	4 to 5 years
Customer contacts and relationships acquired	5 to 10 years
Technology	7 years
Brands	10 years
The cost of intangible assets acquired in a business combination is the fair value at acquisition date. The cost of separately acquired intangible assets, including computer software, comprises the purchase cost and any directly attributable costs of preparing the asset for use. Computer software costs that are directly associated with the implementation of major business systems are capitalised as intangible assets.
Valuation of acquired intangible assets
The Group separates acquired intangible assets into the following categories and uses the following techniques and inputs in arriving at the valuation on acquisition. Inputs are categorised as level 3 unless otherwise stated.
Technology, intellectual property rights (IPR), licences and patents
An intangible asset is recognised where there is a competitive advantage or access to new markets. Valuation of these intangible assets is performed in the following ways.
Technology and IPR: where there is a market for a particular technology acquired but a market value is unavailable, fair value will be calculated using a discounted cash flow model over a period of up to seven years, with assumed royalty rates and growth specific to the technology.
Licences: where licences to third parties exist for acquired technology or IPR, assets are created and valued at the discounted future net income stream to the business generated by that licence.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

1.   PRINCIPAL ACCOUNTING POLICIES – (continued)

Patents: where there is determined to be a competitive advantage from a formally approved/registered product design which is currently producing an income stream, a patent can be valued using a royalty rate and margins that the product can command. The value is usually calculated over no more than five years, as it has been determined that after this point a competitor could be expected to develop comparable/improved products. In arriving at a valuation, growth is applied and future values discounted.
Brands
If there is clear evidence of a brand recognisable to end customers, it will only be recorded where it is a distinctive part of marketing products. In this scenario, valuation of a brand uses a royalty rate method applied within a discounted cash flow model.
Customer contacts and relationships
This represents the access given to an existing customer base by virtue of acquiring a company that already has established relationships with those customers. The value arises as those customers are more likely to return to the Group and provide a future sources of income.
The Group values customer contacts using an excess earnings model. The model is based on cash flows from acquired customers discounted, for a period up to 10 years. An attrition rate per year is used, depending on the historical length of customer relationships, to model the assumption that each year the customer contact retained by the business will reduce. A growth rate is also applied each year to account for expected sales growth within the acquired business. The valuation of customer contacts/relationships is calculated from the combined cash flows from existing customers over the relevant period.
Impairment of Tangible and Intangible Assets
At each balance sheet date, the Group reviews the carrying amount of the Group’s assets, other than inventories, financial assets within the scope of IAS 39 and deferred tax assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the CGU to which the asset belongs. Goodwill is tested for impairment at least annually and whenever there is an indication that the asset may be impaired.
The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.
If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.
Where an impairment loss subsequently reverses in respect of assets other than goodwill, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised as income immediately.
Equity-Settled Share-Based Payments
The Group operates an employee savings related share option scheme and executive share option schemes.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

1.   PRINCIPAL ACCOUNTING POLICIES – (continued)

The fair value of employee share options granted is calculated at grant date using an appropriate option pricing model. The resulting cost is charged to the income statement over the vesting period of the options with a corresponding increase in equity. At each balance sheet date, the Group revises its service and non-market estimates of the number of options that are expected to become exercisable and the charge to the income statement is adjusted accordingly.
Where the Company grants share options to employees of its subsidiaries, the amount equal to that which would otherwise have been charged in the income statement in respect of those options is accounted for as a capital contribution and the Company’s cost of investment in its subsidiary is increased accordingly.
Alternative Performance Measures (APMs)
Alongside the statutory measures of performance, management also disclose a number of APMs (formerly termed as Non-GAAP measures). These measures are not defined under IFRS and act to provide comparability of information between reporting periods, where business activities such as acquisitions or restructuring can inhibit the ability of management and a reader of the financial statements to determine the underlying commercial performance of the Group. APMs are used by the directors and management for performance analysis, planning, reporting and incentive setting purposes and have remained consistent with prior year. They are used to make decisions and allocate resources based on underlying performance, without volatility arising from non-trading items such as impairment charges, portfolio change transactions or specific non-cash items.
APMs are designed to be used in addition to existing IFRS measures and, as such, are not intended to be a superior substitute to IFRS measurements.
A full glossary of APMs used in the financial statements, including definitions, purpose and reconciliation to IFRS measures, has been included within the Strategic report and can be found on pages 47 to 51.
Related Party Disclosures
Transactions between the Group and any related parties which require disclosure under IAS 24 ‘Related Party Disclosures’ are given in note 29.
2.   OPERATING SEGMENTS
The information reported to the Group’s Board of Directors, considered to be the Group’s chief operating decision maker for the purpose of resource allocation and assessment of segment performance are reported under two segments. The Group’s operating segments have been derived from the structure which formed the basis of monthly management reporting. There has been aggregation of the Group’s divisions or strategic business units, where there are further operational differences, into the Packaging segment due to certain common characteristics. This aggregation has been determined based on market of operation (mostly European), manufacturing or production techniques, the nature of products, profit margins earned and inputs into the production cycle. Typically as packaging customers are global B2B and served by multiple operating segments they are considered to be similar for the purposes of segment reporting. The remaining divisions, or where appropriate strategic business units, have been aggregated into the Non-packaging segment.
Segment Revenues and Results
The accounting policies of the reportable segments are the same as the Group’s accounting policies in note 1. Segment profit represents the profit earned by each segment with an allocation of central items. Pricing of inter-segment revenue is on an arm’s length basis.
The following is an analysis of the Group’s revenue and results by reportable segment:

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

2.   OPERATING SEGMENTS – (continued)

	Packaging		Non-packaging		Total
	2018 £m	2017* £m	2018 £m	2017* £m	2018 £m	2017* £m
Revenue
External sales	3,158.6	2,365.3	589.1	381.9	3,747.7	2,747.2
Inter-segment sales	1.7	1.0	18.3	15.8
Total revenue	3,160.3	2,366.3	607.4	397.7
Segmental results
Adjusted operating profit	349.0	246.2	76.0	62.0	425.0	308.2
Adjusting items in operating profit (see note 4)					(69.3)	(116.2)
Net financing costs					(39.8)	(38.0)
Share of profit from investment accounted for under the equity method					0.7	0.7
Profit before taxation					316.6	154.7
Taxation					(62.8)	(22.7)
Profit after taxation					253.8	132.0
Segment assets**	3,649.4	3,614.2	963.7	947.1	4,613.1	4,561.3
Unallocated assets					164.0	200.9
Assets held for sale (note 17)					6.3	5.6
Total assets					4,783.4	4,767.8
Total non-current assets					3,377.5	3,379.2
Total current assets					1,405.9	1,388.6
Total assets					4,783.4	4,767.8
Segment net operating assets***	1,324.1	1,228.6	234.9	227.6	1,559.0	1,456.2
Unallocated net operating assets					38.3	21.5
Total net operating assets					1,597.3	1,477.7
Property, plant and equipment					1,357.6	1,264.9
Inventories					524.9	480.2
Trade and other receivables					663.6	632.3
Trade and other payables					(948.8)	(899.7)
Total net operating assets					1,597.3	1,477.7

*
Segment assets and segment net operating assets have been restated for hindsight review of prior year acquisitions as required by IFRS 3, see note 25 for further details.

**
Segment assets exclude deferred tax assets, current tax assets, derivatives and other assets generated through centre activities that cannot be allocated to segments. These are reported centrally as unallocated assets.

***
All assets and liabilities within segment NOA exclude the impact of fixed asset revaluation adjustments which are reported centrally as unallocated NOA.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

2.   OPERATING SEGMENTS – (continued)

	Packaging		Non-packaging		Total
	2018 £m	2017 £m	2018 £m	2017 £m	2018 £m	2017 £m
Depreciation and amortisation	177.8	138.8	38.2	25.4	216.0	164.2
Impairment charge	—	12.3	—	—	—	12.3
Geographical Information
The Group’s revenue and non-current assets (other than financial instruments and deferred tax assets) are divided into the following geographical areas:
2018
	UK £m	Germany £m	France £m	Other £m	Mainland Europe £m	North America £m	Rest of World £m	Total £m
External sales	884.9	581.2	385.6	1,065.2	2,032.0	492.8	338.0	3,747.7
Non-current assets	638.7	284.8	293.0	1,101.4	1,679.2	471.5	472.0	3,261.4
Goodwill								1,575.2
Other intangible assets								324.2
Property, plant and equipment								1,357.6
Investment accounted for under the equity method								4.4
Non-current assets								3,261.4
2017 restated
	UK £m	Germany £m	France £m	Other £m	Mainland Europe £m	North America £m	Rest of World £m	Total £m
External sales	736.1	488.2	313.9	825.1	1,627.2	165.5	218.4	2,747.2
Non-current assets	648.0	273.5	290.2	1,075.2	1,638.9	510.9	426.7	3,224.5
Goodwill								1,578.7
Other intangible assets								376.7
Property, plant and equipment								1,264.9
Investment accounted for under the equity method								4.2
Non-current assets								3,224.5
Revenues from external customers have been identified on the basis of origin and non-current assets on their physical location.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

2.   OPERATING SEGMENTS – (continued)

Major Customers
No single customer accounts for more than 10% of Group revenue in either 2018 or 2017.
3.   OPERATING COSTS
	2018 £m	2017 £m
Raw material and consumables	1,884.6	1,359.8
Own work capitalised	(3.1)	(3.1)
Changes in stock of finished goods and goods for resale	(24.3)	(22.9)
Other external charges	348.5	289.8
Carriage	156.2	107.3
Staff costs (note 5)	816.5	650.1
Depreciation of property, plant and equipment (note 12)	161.7	129.8
Amortisation of intangible assets (note 11)	54.3	34.4
Impairment losses	—	12.3
Other operating income	(2.4)	(2.3)
	3,392.0	2,555.2
	2018 £m	2017 £m
Other external charges include the following:
Operating lease rentals:
Hire of plant and machinery	15.3	10.9
Other operating leases	8.5	4.9
Research and development	5.6	5.0
Foreign exchange losses/(gains)	0.3	(1.3)
Other operating income includes:
Gain on disposal of property, plant and equipment	(0.5)	—
(Gain)/loss on disposal of business	(0.5)	1.9
The analysis of auditor’s remuneration is as follows:
	2018 £m	2017 £m
Fees payable to the Group’s auditor for the audit of the parent company	0.2	0.1
Fees payable to the Group’s auditor and their associates for other services to the Group:
– audit of the financial statements of subsidiaries	2.7	3.1
Total audit fees payable to the Group’s auditor	2.9	3.2
– audit related assurance services	—	0.1
– corporate finance services	0.1	0.4
– other non-audit services	0.1	0.3
– other assurance services	—	0.5
Total fees for other services	0.2	1.3
	3.1	4.5

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

3.   OPERATING COSTS – (continued)

Fees payable to PwC LLP and their associates for non-audit services to the Company are not required to be disclosed because the consolidated financial statements contain this disclosure on a Group basis.
4.   ADJUSTING ITEMS
	2018 £m	2017 £m
Adjusting items
Acquisition costs	3.9	18.9
Major integration programme costs	23.8	56.1
Integration related impairment loss on property, plant and equipment and assets held for sale	—	10.7
Other restructuring costs	11.2	6.4
Post-acquisition remuneration charge contingent on earn-out targets (note 22)	9.2	11.8
Adjustments to contingent consideration and post-acquisition remuneration (note 22)	(20.7)	(23.0)
Amortisation – acquired intangible assets (note 11)	50.7	31.0
Acquisition, integration and related restructuring costs	78.1	111.9
Insurance proceeds	(11.0)	—
Other adjusting items	2.2	4.3
Total adjusting items in operating costs	69.3	116.2
Adjusting items in net financing costs (note 6)	3.5	15.2
Adjusting taxation
Recognition of losses from previous acquisitions	—	(19.2)
Adjustment in relation to US Tax Reforms	(12.9)	—
Tax effect of adjusting items	(17.0)	(23.2)
Total adjusting items in taxation (note 7)	(29.9)	(42.4)
Acquisition costs include transactional expenses relating to the acquisition of Astrapak, which completed in June 2017, and Nordfolien, which completed after the year end.
The major integration programme of integrating the Promens, GCS and BPI businesses into the RPC organisation is now complete, with the £23.8m incurred in the year being the final costs.
Other restructuring costs include expenses related to the integration of other acquisitions including ESE World and Plastiape, costs in respect of the restructure of the Belgian footprint following the fire at Eke, Belgium and fees related to aborted acquisitions.
The Group continues to accrue post-acquisition remuneration due to former shareholders of Ace, Letica, Innocan, Synergy, Amber and Strata Products who must remain as employees of the Group for the duration of the earn-out period to qualify for payment. This year a further write back to contingent amounts of  £20.7m has been made to reflect the current view of the final payment that will be made in respect of the Ace and Letica acquisitions.
Insurance proceeds have been recognised and received for the Eke fire.
Adjusting finance costs are described in note 6. Adjusting taxation includes the impact of the US Tax Reforms of  £12.9m and the tax effect of other adjusting items.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

5.   STAFF COSTS
The monthly average number of personnel (including executive directors) employed by the Group during the year was:
	2018 Number	2017 Number
Production	20,257	16,826
Selling	1,150	938
Administration	2,888	2,365
	24,295	20,129
Staff costs for the above personnel were:
	2018 £m	2017 £m
Wages and salaries	670.9	528.6
Redundancy costs	4.7	22.4
Termination benefits	0.3	0.4
Social security costs	111.7	82.1
Share-based payments (note 24)	6.8	4.5
Pension costs – defined contribution plans	16.0	8.9
Pension costs – defined benefit plans (note 28)	6.1	3.2
	816.5	650.1
The Company had no employees.
Emoluments of the Directors
Disclosures of directors’ emoluments, share options and pension benefits are given in the Remuneration report.
6.   FINANCIAL INCOME AND EXPENSES
	2018 £m	2017 £m
Interest receivable on cash at bank	(1.3)	(1.6)
Fair value adjustment to borrowings designated in a fair value hedge relationship	—	(2.2)
Mark-to-market gain on foreign currency hedging instruments	(9.9)	(8.8)
Total financial income	(11.2)	(12.6)
Interest payable on bank loans and overdrafts	26.8	15.9
Interest payable on US private placement notes	6.8	6.8
Fair value adjustment to borrowings designated in a fair value hedge relationship	9.9	10.5
Other interest payable and similar charges	4.0	2.2
Total financial expenses	47.5	35.4
Defined benefit pension schemes finance expense (note 28)	5.7	4.9
(Gain)/loss on unhedged financial instruments	(0.1)	0.2
Unwind of discount and foreign exchange movement on contingent consideration	(2.1)	10.1
Adjusting financing costs	3.5	15.2
Net financing costs	39.8	38.0

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

6.   FINANCIAL INCOME AND EXPENSES – (continued)

Unwind of discount and foreign exchange movement on contingent consideration relates to the Ace acquisition.
7.   TAXATION
	2018 £m	2017 £m
United Kingdom corporation tax at 19% (2017: 20%):
Current year	19.3	2.0
Adjustments in respect of prior years	4.6	(3.3)
Overseas taxation:
Current year	46.1	27.2
Adjustments in respect of prior years	1.6	2.5
Total current tax	71.6	28.4
Deferred tax (note 23):
United Kingdom:
Current year	1.3	3.4
Adjustments in respect of prior years	(2.3)	(0.8)
Overseas:
Current year	9.7	13.3
Recognition of losses from previous acquisitions	—	(19.2)
Adjustment in relation to US Tax Reforms rate change	(12.9)	—
Adjustments in respect of prior years	(4.6)	(2.4)
Total deferred tax	(8.8)	(5.7)
Total tax expense in the Consolidated income statement	62.8	22.7
Tax Reconciliation
	2018 £m	2017 £m
Profit before taxation	316.6	154.7
Current tax at 19% (2017: 20%)	60.2	31.0
Non-deductible items for tax purposes	1.6	7.6
Local tax incentives	(1.8)	(1.2)
Net losses not utilised/provided	(0.4)	3.5
Adjustments to contingent consideration	(2.2)	(3.3)
Tax rate differential	19.0	8.3
Adjustment in relation to US Tax Reforms	(12.9)	—
Recognition of losses from previous acquisitions	—	(19.2)
Adjustments in respect of prior years	(0.7)	(4.0)
Total tax expense in the Consolidated income statement	62.8	22.7

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

7.   TAXATION – (continued)

The deferred tax on temporary differences at 31 March 2017 and 2018 has been calculated based on the tax rates substantively enacted at the balance sheet date.
Reductions in the UK corporation tax rate to 19% (effective from 1 April 2017) and 17% (effective from 1 April 2020) were substantively enacted on 26 October 2015 and 6 September 2016 respectively. A reduction in the US federal tax rate to 21% was substantively enacted on 22 December 2017. Reductions to the Luxembourg tax rate (including the solidarity surcharge and municipal business tax) from 29.22% to 27.08% (effective from 1 January 2017) and 26.01% (effective from 1 April 2017) were substantively enacted on 27 December 2016.
On 29 March 2017, the UK Government invoked Article 50 of the Treaty of Lisbon, notifying the European Council of its intention to withdraw from the European Union (the ‘EU’). There is an initial two year timeframe for the UK and EU to reach an agreement on the withdrawal and the future UK and EU relationship although this timeframe is expected to be extended to 31 December 2020. At this stage, there is significant uncertainty about the withdrawal process, its timeframe, and the outcome of the negotiations about the future arrangements between the UK and the EU. As a result, there is significant uncertainty as to the period for which the existing EU laws for member states will continue to apply to the UK and which laws will apply to the UK after an exit. Following the negotiations between the UK and the EU, the UK’s tax status may change and this may impact the Group. However, at this stage the level of uncertainty is such that it is impossible to determine if, how and when that tax status will change. There is inherent uncertainty surrounding the UK’s exit from the EU and the impact on tax laws and rates. The directors have assessed and have not identified any significant matters impacting the financial statements.
The adjustment in relation to US Tax Reform rate change (£12.9m) reflects a non-cash credit resulting from the US Tax Reforms and revaluation of US related deferred tax assets and liabilities. The prior year recognition of losses from previous acquisitions (£19.2m) arose due to future taxable profit being available to access historic tax losses following restructuring which arose in the year.
Included within current tax liabilities is £26.4m (2017: £30.6m) in respect of uncertain tax positions. The likely timing of settlement is over one to five years although it is very difficult to predict with any accuracy due to the complex issues involved and inherent uncertainties in agreeing such balances in the various jurisdictions that the Group operates.
8.   DIVIDENDS
	2018 £m	2017 £m
Dividends on ordinary shares:
Final for 2015/16 paid of 11.5p per share	—	40.6
Interim for 2016/17 paid of 6.1p per share	—	21.5
Final for 2016/17 paid of 17.9p per share	73.9	—
Interim for 2017/18 paid of 7.8p per share	31.9	—
	105.8	62.1
The final dividend for 2015/16 and the interim dividend for 2016/17 have been restated for the bonus element of the rights issue that took place on 27 February 2017.
The proposed final dividend for the year ended 31 March 2018 of 20.2p per share with an estimated total cost of  £82.4m has not been included as a liability as at 31 March 2018.
RPC has a progressive dividend policy, which aims to target a dividend cover of 2.5x adjusted earnings through the cycle. Dividend cover for March 2018 was 2.57 (2017: 2.59).

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

9.   PROFIT FOR THE FINANCIAL YEAR
As permitted by section 408 of the Companies Act 2006, the Company’s income statement has not been included in these financial statements. The profit after taxation for the Company was £5.6m (2017: £67.5m). This includes intercompany dividends received of  £nil (2017: £89.9m).
All of the retained earnings of the Company of  £109.4m (2017: £289.7m) are considered to be distributable.
Subsequent to the year end, on 16 May 2018, RPC 2017 Holding Company Limited, a direct subsidiary of the Company, declared an interim dividend of  £251.2m. The Company will recognise the dividend within retained earnings which will increase distributable reserves by this amount.
10.   EARNINGS PER SHARE
Basic and Adjusted Basic Earnings Per Share
Basic earnings per share has been computed using profit after taxation for the year attributable to equity shareholders and the weighted average number of shares in issue during the year. Adjusted basic earnings per share deducts total adjusting items from profit after taxation attributable to equity shareholders. Basic and adjusted earnings per share use the same weighted average number of shares which excludes shares held by the Employee Benefit Trust to satisfy future awards in respect of incentive arrangements.
	2018	2017
Profit after taxation attributable to equity shareholders (£m)	253.4	132.0
Total adjusting items (note 4) (£m)	42.9	89.0
Profit used in adjusted basic earnings per share (£m)	296.3	221.0
Weighted average number of shares	411,526,669	355,501,884
Basic earnings per share	61.6p	37.1p
Adjusted basic earnings per share	72.0p	62.2p
The directors believe that the presentation of adjusted basic earnings per ordinary share assists with an understanding of the underlying performance of the Group.
Diluted Earnings Per Share
Diluted earnings per share is basic earnings per share after allowing for the dilutive effect of the conversion into ordinary shares of the weighted average number of options outstanding during the year.
	2018	2017
Weighted average number of shares (basic)	411,526,669	355,501,884
Effect of share options in issue	2,066,687	3,180,775
Weighted average number of shares (diluted)	413,593,356	358,682,659
Diluted earnings per share	61.3p	36.8p

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

11.   GOODWILL AND OTHER INTANGIBLE ASSETS
(a) Goodwill
	2018 £m	2017 restated £m
Cost and net book value
At 1 April	1,578.7	825.1
Acquisitions	26.6	683.2
Write-back of acquired negative goodwill	—	0.6
Exchange differences	(30.1)	69.8
At 31 March	1,575.2	1,578.7
Goodwill recognised on acquisitions has been allocated to cash-generating units (CGUs) that are expected to benefit from that acquisition.
The Group tests for impairment at least annually, or more frequently if there are indications that goodwill might be impaired. The CGUs have been determined at a divisional level within the Group and the carrying value of goodwill at 31 March is allocated as follows:
	2018 £m	2017 restated £m
Bramlage	460.3	552.7
Bebo	17.3	16.8
Superfos	357.5	354.1
Ace	172.1	196.8
Promens	253.3	255.2
bpi	206.1	203.1
M&H	108.6	—
	1,575.2	1,578.7
During the year M&H was created as a new division and separate CGU. Associated goodwill was transferred to the M&H division. The majority of sites transferred came from the Bramlage CGU, with the remainder coming from the Promens CGU.
The directors determined that no impairment was required as the recoverable amounts were in excess of the carrying value.
The recoverable amounts of the CGUs are determined from their value in use. The cash flow projections used in these calculations cover a three year period based on the 2018/19 budget and the outline plans for 2019/20 and 2020/21 approved by the Board together with terminal values which assume zero growth, with the exception of Ace, based in China, which assumes a 4% terminal growth.
The key assumptions used in the recoverable amount calculations include:
(i)
Sales.   Forecasts are based on divisional level analysis of sales, markets, competitors and prices for the budget period. Consideration is given to past experience, knowledge of future contracts and expectations of future potential changes in the markets.

(ii)
Polymer and electricity costs.   Forecasts for polymer costs are based on prices at the time the budget is prepared. Forecasts for electricity costs are based on contractual arrangements taking into account supply and demand factors.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

11.   GOODWILL AND OTHER INTANGIBLE ASSETS – (continued)

A pre-tax discount rate of 10% (2017: 10%) was used to discount the expected cash flows of most CGUs. As each CGU is considered to have similar risks the same discount rate has been applied, with the exception of Ace where a 12% rate has been used. The Group’s impairment review is sensitive to a change in the key assumptions used, most notably the discount rate and profitability levels. Based on the Group’s sensitivity analysis, an increase in the discount rate to 14% or a reduction in profitability of 29% would be required to indicate a potential impairment in one or more of the CGUs. Management does not view that this is a reasonable possibility.
(b) Other Intangible Assets
	Acquired intangible assets £m	Other intangible assets £m	Total £m
Cost
At 1 April 2016	174.0	19.6	193.6
Additions internally developed	—	5.0	5.0
Acquisitions (restated)	229.7	—	229.7
Exchange differences	15.2	3.2	18.4
At 31 March 2017	418.9	27.8	446.7
At 1 April 2017	418.9	27.8	446.7
Additions internally developed	—	4.6	4.6
Acquisitions	1.4	—	1.4
Disposals	—	(0.5)	(0.5)
Exchange differences	(5.2)	(3.0)	(8.2)
At 31 March 2018	415.1	28.9	444.0
Amortisation
At 1 April 2016	18.1	10.0	28.1
Charge for the year	31.0	3.4	34.4
Impairment charge	—	0.2	0.2
Exchange differences	2.4	4.9	7.3
At 31 March 2017	51.5	18.5	70.0
At 1 April 2017	51.5	18.5	70.0
Charge for the year	50.7	3.6	54.3
Disposals	—	(0.3)	(0.3)
Exchange differences	(1.8)	(2.4)	(4.2)
At 31 March 2018	100.4	19.4	119.8
Net book value at 31 March 2018	314.7	9.5	324.2
Net book value at 31 March 2017	367.4	9.3	376.7
The Company had no intangible assets at either year end.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

12.   PROPERTY, PLANT AND EQUIPMENT
The movements in the property, plant and equipment of the Group were as follows:
	Freehold land and buildings £m	Long leasehold land and buildings £m	Plant, equipment, moulds and vehicles £m	Total £m
Cost
At 1 April 2016	411.0	20.9	919.6	1,351.5
Additions	19.0	3.8	161.1	183.9
Acquisitions (restated)	137.8	—	134.5	272.3
Reclassifications	1.2	1.7	(2.9)	—
Transfers to assets held for sale	(5.6)	—	—	(5.6)
Disposals	(3.0)	(0.2)	(54.3)	(57.5)
Exchange differences	32.8	1.5	115.2	149.5
At 31 March 2017	593.2	27.7	1,273.2	1,894.1
At 1 April 2017	593.2	27.7	1,273.2	1,894.1
Additions	20.0	4.5	218.7	243.2
Acquisitions (note 25)	11.7	2.9	31.2	45.8
Reclassifications	1.6	1.0	(2.6)	—
Transfers to assets held for sale	(6.3)	—	—	(6.3)
Disposals	(12.4)	(1.0)	(64.0)	(77.4)
Exchange differences	(6.7)	(0.5)	(23.6)	(30.8)
At 31 March 2018	601.1	34.6	1,432.9	2,068.6
Depreciation
At 1 April 2016	57.9	6.4	392.1	456.4
Charge for the year	14.3	2.0	113.5	129.8
Impairment charge	3.6	—	8.5	12.1
Reclassifications	—	(0.4)	0.4	—
Disposals	(3.0)	(0.2)	(52.0)	(55.2)
Exchange differences	10.6	0.5	75.0	86.1
At 31 March 2017	83.4	8.3	537.5	629.2
At 1 April 2017	83.4	8.3	537.5	629.2
Charge for the year	19.1	2.9	139.7	161.7
Reclassifications	0.1	(1.0)	0.9	—
Disposals	(7.7)	(0.3)	(59.7)	(67.7)
Exchange differences	(0.9)	(0.2)	(11.1)	(12.2)
At 31 March 2018	94.0	9.7	607.3	711.0
Net book value at 31 March 2018	507.1	24.9	825.6	1,357.6
Net book value at 31 March 2017	509.8	19.4	735.7	1,264.9
The value relating to land not depreciated is £91.6m (2017: restated: £91.5m).
Plant, equipment, moulds and vehicles contains work in progress of  £107.5m (2017: £69.7m), which is not depreciated until ready for use.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

12.   PROPERTY, PLANT AND EQUIPMENT – (continued)

The Company had no property, plant and equipment at either year end.
The Group’s obligations under finance leases (see note 19) are secured against the leased assets, which have a carrying value at 31 March 2018 of  £16.8m (2017: £10.0m).
13.   INVESTMENT IN SUBSIDIARIES
On 11 January 2018 the Company subscribed for 100% of the share capital of RPC 2017 Holding Company Limited. As part of the transaction the Company transferred its investments in Rigid Plastic Containers Holdings Limited and British Polythene Industries Limited* to RPC 2017 Holding Company Limited, as well as creating a loan with RPC 2017 Holding Company Limited of  £477m.
At 31 March 2018 RPC Group Plc owns 100% of RPC 2017 Holding Company Limited and 10% of RPC Packaging Holdings Limited share capital directly. RPC 2017 Holding Company Limited indirectly owns 100% of the share capital of RPC Containers Limited and the remaining 90% of the share capital of RPC Packaging Holdings Limited. The nature of the business carried on by RPC Containers Limited is the manufacture and sale of rigid plastic packaging. RPC Packaging Holdings Limited is a holding company through which the shares in subsidiaries in mainland Europe and the USA are owned. These subsidiaries are principally involved in the manufacture and sale of both plastic packaging and non-packaging and are listed on pages 153 to 158.
	Company
	2018 £m	2017 £m
At 1 April	1,346.9	886.3
Subscription of shares in RPC 2017 Holding Company Limited	757.6	—
Transfer of investment in Rigid Plastic Containers Holdings Limited to fellow Group company	(960.2)	—
Transfer of investment in British Polythene Industries Limited* to fellow Group company	(274.5)	—
Cost of share options (note 24)	3.3	2.4
Subscription for additional shares in RPC Packaging Holdings Limited	—	18.4
Subscription for additional shares in Rigid Plastic Containers Holdings Limited	—	165.3
Acquisition of British Polythene Industries Limited*	—	274.5
At 31 March	873.1	1,346.9

*
British Polythene Industries Limited was formerly known as British Polythene Industries Plc.

14.   INVESTMENT ACCOUNTED FOR UNDER THE EQUITY METHOD
The Group has a 46% share in Galion, a joint venture with an injection moulding business based in Tunisia. The carrying value of the investment of  £4.4m (2017: £4.2m) represents the Group’s share in Galion’s net assets.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

15.   INVENTORIES
The amounts attributable to the different categories are as follows:
	2018 £m	2017 £m
Raw materials and consumables	239.8	223.1
Finished goods and goods for resale	285.1	257.1
	524.9	480.2
The Company had no inventories at either year end.
16.   TRADE AND OTHER RECEIVABLES
	Group		Company
	2018 £m	2017 restated £m	2018 £m	2017 £m
Trade receivables	574.9	546.6	—	—
Amounts owed by Group undertakings	—	—	2,570.5	1,975.8
Other receivables	50.6	51.8	11.4	10.0
Prepayments and accrued income	38.1	33.9	—	—
	663.6	632.3	2,581.9	1,985.8
All receivables due from Group undertakings have been classified as due within one year as they are payable on demand.
Within other receivables are contract assets created on acquisition of  £0.2m (2017: £5.5m). Utilisation of these assets during the year amounted to £5.0m (2017: £8.5m).
Trade receivables are denominated in the following currencies:
	2018 £m	2017 £m
Euro	280.4	261.0
Sterling	120.8	133.2
Others	173.7	152.4
	574.9	546.6
Trade receivables are non-interest bearing, on normal commercial terms of credit and are shown net of any provision required to reflect the estimated recoverable value. The Group does not use invoice discounting as a material funding method. Movements in the provision for impairment of receivables were as follows:
	2018 £m	2017 restated £m
As at 1 April	20.9	12.6
Charge for the year	4.3	6.1
Amounts written off	(4.1)	(2.5)
Unused amounts reversed	(4.7)	(0.9)
Acquisitions	0.3	5.5
Exchange differences	0.2	0.1
At 31 March	16.9	20.9

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

16.   TRADE AND OTHER RECEIVABLES – (continued)

As at 31 March 2018, the analysis of trade receivables that were past due but not impaired is as follows:
	Total £m	Neither past due nor impaired £m	Less than 30 days £m	31 – 60 days £m	More than 60 days £m
31 March 2018	574.9	479.3	58.9	22.4	14.3
31 March 2017 (restated)	546.6	456.5	57.2	22.8	10.1
The Group uses a variety of indicators to assess the credit worthiness of its customers and recoverability of amounts due. These include using credit scoring to assess whether a customer should be accepted. Subsequently, formal reviews are undertaken using credit scores or other relevant data to determine whether the carrying value of the receivables have become impaired. At some sites, a formal review process is undertaken annually, irrespective of the factors that may impact on specific customer balances.
17.   ASSETS HELD FOR SALE
	2018 £m	2017 £m
Buildings classified as held for sale	6.3	5.6
The assets held for sale at 31 March 2018 relate to properties at Manuplastics, United Kingdom and Blyes, France. Assets previously classified as held for sale at 31 March 2017 relating to properties at Kerkrade, Netherlands, and Pulheim, Germany were sold during the year.
18.   TRADE AND OTHER PAYABLES
	Group		Company
	2018 £m	2017 restated £m	2018 £m	2017 £m
Bank loans (note 20)	102.5	5.9	95.9	—
Bank overdrafts (note 20)	61.6	83.2	26.6	33.0
Finance leases (note 20)	3.6	4.1	—	—
	167.7	93.2	122.5	33.0
Payments received on account	44.4	41.1	—	—
Trade payables	624.7	600.5	0.2	3.6
Amounts owed to Group undertakings	—	—	657.7	378.9
Other payables	166.7	153.5	—	—
Accruals	113.0	104.6	5.9	10.1
	948.8	899.7	663.8	392.6
All payables due to Group undertakings have been classified as due within one year as they are payable on demand.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

19.   NON-CURRENT LIABILITIES
	Group		Company
	2018 £m	2017 £m	2018 £m	2017 £m

Bank loans and other borrowings (note 20)	1,158.4	1,249.8	1,138.6	1,228.4
Finance leases (note 20)	16.2	9.1	—	—
Fair value adjustment to borrowings (note 20)	(0.2)	0.7	(0.2)	0.7
	1,174.4	1,259.6	1,138.4	1,229.1
The maturity of current and non-current bank loans and other borrowings including finance leases, but excluding the fair value adjustment to borrowings is set out below:
	Group		Company
	2018 £m	2017 £m	2018 £m	2017 £m
Repayable as follows:
In one year or less	106.1	10.0	95.9	—
Between one and two years	668.6	108.7	662.0	103.6
Between two and five years	496.8	1,137.4	476.6	1,125.5
Greater than five years	9.2	12.8	—	—
	1,280.7	1,268.9	1,234.5	1,229.1
The Group’s debt facilities comprised:
(i)
a multi-currency revolving credit facility of up to £870m at normal commercial interest rates falling due on 30 April 2020;

(ii)
a multi-currency revolving credit facility of up to €450m at normal commercial interest rates falling due on 24 June 2019;

(iii)
a term loan of  $750m expiring on 30 July 2018, with the option to extend to 30 January 2020. It is the Group’s intention to exercise this option;

(iv)
US private placement notes of  $92m and €35m expiring on 15 December 2018;

(v)
US private placement notes of  $124m and €25m expiring on 15 December 2021;

(vi)
uncommitted overdraft facilities of  £26.5m, €93.9m and other smaller local facilities; and

(vii)
mortgages secured on manufacturing facilities totalling £9.1m as at 31 March 2018 (2017: £12.6m).

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

19.   NON-CURRENT LIABILITIES – (continued)

The currency and interest rate profile of the Group’s net debt, after taking account of the impact of the fair value adjustment to borrowings interest rate swaps but excluding the fair value adjustment to borrowings, is as follows:
	Fixed rate 2018 £m	Floating rate 2018 £m	Cash/ overdraft 2018 £m	Total 2018 £m	Fixed rate 2017 £m	Floating rate 2017 £m	Cash/overdraft 2017 £m	Total 2017 £m
Sterling	0.8	356.6	(12.7)	344.7	1.2	223.0	(44.6)	179.6
Euro	78.9	140.8	(23.7)	196.0	82.2	166.1	(39.8)	208.5
US dollar	78.6	610.0	(34.6)	654.0	92.8	685.0	(40.7)	737.1
Other	11.4	3.6	(53.9)	(38.9)	7.1	11.5	(57.9)	(39.3)
	169.7	1,111.0	(124.9)	1,155.8	183.3	1,085.6	(183.0)	1,085.9
20.   GROUP CASH FLOW RECONCILIATIONS
	Notes	2018 £m	2017 £m
(a) Reconciliation of operating profit to cash generated from operations
Operating profit		355.7	192.0
Adjustments for:
Amortisation of acquired intangible assets	4	50.7	31.0
Amortisation of other intangible assets	11	3.6	3.4
Depreciation of property, plant and equipment	12	161.7	129.8
Charge for other adjusting items in operating profit	4	18.6	85.2
Adjusted EBITDA		590.3	441.4
Share-based payment expense	24	6.8	4.5
Gain on disposal of property, plant and equipment		(0.5)	—
Pension deficit payments in excess of income statement charge		(6.9)	(4.8)
Movement in provisions and liabilities*		(47.1)	(55.6)
Movement in inventories		(39.3)	(55.7)
Movement in receivables		(29.5)	0.7
Movement in payables		46.7	83.5
Adjusted operating cash flows		520.5	414.0
Net payment in respect of adjusting items		(36.3)	(81.1)
Cash generated from operations		484.2	332.9
(b) Change in net debt
Net (decrease)/increase in cash and cash equivalents		(54.7)	85.5
Net movement in borrowings		(46.6)	(359.2)
Net debt acquired		(15.0)	(3.5)
Movement in derivative instruments		(20.3)	8.0
Exchange differences		46.5	(35.9)
Movement in net debt in the year		(90.1)	(305.1)

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

20.   GROUP CASH FLOW RECONCILIATIONS – (continued)

	Notes	2018 £m	2017 £m
Net debt at the beginning of the year		(1,049.1)	(744.0)
Net debt at the end of the year		(1,139.2)	(1,049.1)
(c) Analysis of net debt
Cash and cash equivalents		186.5	266.2
Overdrafts due within one year		(61.6)	(83.2)
Finance leases due within one year		(3.6)	(4.1)
Bank loans due within one year		(102.5)	(5.9)
Finance leases due greater than one year		(16.2)	(9.1)
Bank loans due greater than one year		(1,158.2)	(1,250.5)
Less: Fair value adjustment to borrowings		(0.2)	0.7
Derivative financial instruments: assets		18.6	39.1
Derivative financial instruments: liabilities		(2.0)	(2.3)
Net debt at the end of the year		(1,139.2)	(1,049.1)

*
The ‘movement in provisions and liabilities’ includes a net £27.0m (2017: £39.4m) in relation to the utilisation of contract assets and provisions. This consists of asset utilisation of  £5.0m (2017: £8.5m), provision utilisation of  £32.0m (2017: £50.2m) and other provision movements of  £nil (2017: £2.3m).

21.   DERIVATIVE FINANCIAL INSTRUMENTS
The Group’s financial assets and liabilities are set out below:
	Loans and receivables £m	Derivatives used for hedging £m	Assets at fair value through profit and loss £m	Available for sale £m	Total £m
March 2018
Financial assets
Cash and cash equivalents	186.5	—	—	—	186.5
Trade and other receivables	663.6	—	—	—	663.6
Investment accounted for under the equity method	—	—	4.4	—	4.4
Assets held for sale	—	—	—	6.3	6.3
Cross currency interest rate swaps	—	17.1	—	—	17.1
Foreign currency forwards	—	1.5	—	—	1.5
Other derivatives	—	0.8	—	—	0.8
Total financial assets	850.1	19.4	4.4	6.3	880.2

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

21.   DERIVATIVE FINANCIAL INSTRUMENTS – (continued)

	Derivatives used for hedging £m	Other financial liabilities at amortised cost £m	Total £m
Financial liabilities
Trade and other payables	—	948.8	948.8
Short-term borrowings and bank overdrafts	—	167.7	167.7
Medium and long-term borrowings	—	1,174.4	1,174.4
Cross currency interest rate swaps	2.0	—	2.0
Other derivatives	0.5	—	0.5
Total financial liabilities	2.5	2,290.9	2,293.4
	Loans and receivables £m	Derivatives used for hedging £m	Assets at fair value through profit and loss £m	Available for sale £m	Total £m
March 2017 (restated)
Financial assets
Cash and cash equivalents	266.2	—	—	—	266.2
Trade and other receivables	632.3	—	—	—	632.3
Investment accounted for under the equity method	—	—	4.2	—	4.2
Assets held for sale	—	—	—	5.6	5.6
Cross currency interest rate swaps	—	39.0	—	—	39.0
Foreign currency forwards	—	1.0	—	—	1.0
Total financial assets	898.5	40.0	4.2	5.6	948.3
	Liabilities at fair value through profit and loss £m	Other financial liabilities at amortised cost £m	Total £m
Financial liabilities
Trade and other payables	—	899.7	899.7
Short-term borrowings and bank overdrafts	—	93.2	93.2
Medium and long-term borrowings	—	1,259.6	1,259.6
Other derivatives	3.0	—	3.0
Total financial liabilities	3.0	2,252.5	2,255.5

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

21.   DERIVATIVE FINANCIAL INSTRUMENTS – (continued)

The financial derivatives in the Group and Company balance sheets as at 31 March 2018 comprise the following:
Group
	2018			2017
	Assets £m	Liabilities £m	Net £m	Assets £m	Liabilities £m	Net £m
Cross currency interest rate swaps – cash flow hedge	8.4	—	8.4	19.3	—	19.3
Cross currency interest rate swaps – fair value hedge	8.7	—	8.7	18.6	—	18.6
Cross currency interest rate swaps – net investment hedge	—	(2.0)	(2.0)	1.1	—	1.1
Foreign currency forwards – cash flow hedge	0.8	—	0.8	1.0	—	1.0
Foreign currency forwards – net investment hedge	0.7	—	0.7	—	(2.3)	(2.3)
Other derivatives – not hedge accounted	0.8	(0.5)	0.3	—	(0.7)	(0.7)
	19.4	(2.5)	16.9	40.0	(3.0)	37.0
Company
	2018			2017
	Assets £m	Liabilities £m	Net £m	Assets £m	Liabilities £m	Net £m
Cross currency interest rate swaps – cash flow hedge	8.4	—	8.4	19.3	—	19.3
Cross currency interest rate swaps – fair value hedge	6.7	—	6.7	19.7	—	19.7
Foreign currency forwards – cash flow hedge	0.8	—	0.8	1.0	—	1.0
Foreign currency forwards – fair value hedge	0.7	—	0.7	—	(2.3)	(2.3)
	16.6	—	16.6	40.0	(2.3)	37.7
At the year end the Group had in place:
(i)
10 cross currency interest rate swaps for the purpose of managing interest rate and exchange rate risk on the US private placement (USPP) notes that were issued in 2011. These have been partitioned into separate elements and have been accounted for as 10 net investment hedges relating to GBP:EUR currency risk, 5 fair value hedges covering interest rate and currency exposure and 10 cash flow hedges.

(ii)
13 foreign currency forwards for the purpose of managing exchange rate risk on the $750m term loan. These have been partitioned into separate elements and have been accounted for as 13 net investment hedges relating to GBP:EUR currency risk, and 13 cash flow hedges.

(iii)
3 Australian Dollar forwards and 8 South African Rand forwards for the purpose of managing the retranslation risk on the Group’s Australian Dollar and South African Rand assets. These are accounted for as net investment hedges.

(i) Cash flow hedges
Cash flow hedges are in place to manage interest rate and foreign exchange rate risk in relation to $100m of fixed rate debt, as well as the foreign exchange risk in relation to the fixed GBP margin payable on an additional $100m of external debt. At the balance sheet date, the fair value of USD to GBP cross currency interest rate swaps taken out to manage this risk was £8.4m (2017: £19.3m). In the year, £9.3m

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

21.   DERIVATIVE FINANCIAL INSTRUMENTS – (continued)

(2017: £10.5m) was recycled from the cash flow hedge reserve to offset FX movements on retranslation of the $100m fixed rate debt. The hedge reserve will be recycled to the income statement to offset foreign exchange movements on retranslation and repayment in 2018 and 2021.
On 1 February 2017 the Group entered into 7 forward contracts to purchase a total ZAR700m in order to hedge the consideration for the announced acquisition of Astrapak. At the 31 March 2017 these forwards were held at a value of  £1.0m and were included within a cash flow hedge relationship. During the year these forward contracts were executed as part of the Astrapak acquisition and the amounts remaining in the cash flow hedge reserve were recycled to the balance sheet.
On 10 March 2017 the Group entered into 13 forward currency contracts to purchase a total of  $250m in exchange for a fixed amount of EUR, in order to hedge a percentage of USD denominated debt. The USD to GBP element of these contracts is accounted for as a cash flow hedge. At 31 March 2018 these contracts have a fair value of  £0.8m (2017: £(6.3)m). A total of  £9.2m (2017: £2.5m) has been recycled from the cash flow hedge reserve to offset foreign exchange movements on the retranslation of USD denominated debt. No ineffectiveness was noted on cash flow hedges during the year (2017: none).
(ii) Fair value hedges
Fair value hedges are in place to manage interest rate and foreign exchange rate risk in relation to an additional $100m of floating rate debt. At the balance sheet date, the fair value of USD to GBP cross currency interest rate swaps taken out to manage this risk was £8.7m (2017: £18.6m). In the year, a movement in fair value of  £14.3m (2017: £(8.1)m) was noted on the hedged item. No ineffectiveness was noted on fair value hedges during the year (2017: none).
(iii) Net investment hedges
Net investment hedges are in place to manage foreign exchange rate risk on the retranslation of euro and US dollar denominated subsidiaries. The Group has designated 10 GBP to EUR cross currency interest rate swaps and 13 GBP to EUR foreign currency forwards as net investment hedges, which have a fair value at the balance sheet date of  £(2.0)m (2017: £1.1m) and £0.7m (2017: £4.0m). Additionally, external debt of $16m and €60m is also designated as a hedging instrument in hedge relationships. No ineffectiveness was noted on net investment hedges during the year (2017: none).
Cross currency interest rate swaps included within net investment hedges at a consolidated level are included within fair value hedges within the Company accounts. No ineffectiveness (2017: none) was noted on these fair value hedges within the year.
Other smaller foreign exchange contracts are used to manage the Group’s exposure to foreign currency fluctuations.
Financial Risk Management
The Group’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance. The Group uses derivative financial instruments and external borrowings to hedge certain risk exposures.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

21.   DERIVATIVE FINANCIAL INSTRUMENTS – (continued)

The Group’s risk management is carried out by a uates and hedges financial risks in close co-operation with the Group’s operating units. The Board provides written principcentral treasury department under policies approved by the Board of Directors. Group treasury identifies, evalles for overall risk management, as well as policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity. The Group’s policies and the risks associated with derivatives and financial instruments are as follows:
(a) Market risk
Market risk is the risk that changes in market prices, such as interest rates and foreign currency exchange rates, will affect the Group’s net income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within parameters that are deemed to be acceptable, while optimising return. Generally, the Group seeks to minimise this risk through hedging arrangements designed to manage a proportion of the Group’s overall exposure.
The Group does not actively engage in trading of financial instruments for speculative purposes.
(b) Interest rate risk
The Group’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk which is partially offset by cash held at variable rates. Borrowings issued at fixed rates expose the Group to fair value interest rate risk. Group policy is to maintain a balanced position in respect of its fixed and floating borrowings, using derivative instruments where relevant.
The interest rate profile of the Group’s net debt is shown in note 19.
With respect to the $216m USPP notes issued in December 2011, $100m was converted from fixed US dollar to floating GBP and $100m was converted from fixed US dollar to fixed GBP, through the use of ten cross currency interest rate swaps; three of these swaps totalling $92m expire in December 2018 with the remaining two, totalling $108m, expiring in December 2021. The remaining USPP balance of  $16m and notes of  €60m are not swapped and therefore pay interest at fixed US dollar and fixed euro interest rates.
An increase of 1% in the interest rate charged during the year on floating rate borrowings not fixed by interest rate swaps would have reduced profit before tax by approximately £12.2m (2017: £8.7m) before accounting for exchange differences, and would reduce net equity by approximately £9.3m (2017: £6.7m).
	2018			2017
	Sterling %	Euro %	US dollar %	Sterling %	Euro %	US dollar %
Fixed interest rate	3.2 – 3.9	1.2 – 13.2	4.2 – 4.8	3.2 – 3.9	1.1 – 11.2	4.2 – 4.8
Floating rate interest margin above:
– Euribor	n/a	0.3 – 4.5	n/a	n/a	0.8 – 4.5	n/a
– Libor	1.1 – 1.8	n/a	1.5 – 1.8	1.1 – 2.5	n/a	0.8 – 2.5
Interest received on cash balances is at normal commercial floating rates.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

21.   DERIVATIVE FINANCIAL INSTRUMENTS – (continued)

(c) Liquidity risk
The Group monitors and reviews its liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities at all times so that the Group does not breach borrowing limits or covenants (where applicable) on any of its borrowing facilities. The maturity profile of the Group’s undrawn borrowing facilities in respect of which all conditions precedent have been met at 31 March 2018, but excluding overdrafts, is as follows:
	2018 £m	2017 £m
Maturity date
Expiring in one year	230.8	117.6
Expiring in one to two years	262.7	601.3
Expiring in more than two years	510.5	254.6
	1,004.0	973.5
The maturity of bank loans is set out in note 19.
In order to improve liquidity and ensure continuity of funding, the Group has a credit agreement with eight recognised international banks providing a £870m multi-currency revolving credit facility, maturing in April 2020. In addition the Group also has a €450m multi-currency revolving credit facility, maturing in June 2019, and a $750m term loan with seven banks expiring in July 2018, with the option to extend to 30 January 2020. During 2011 the Group issued $92m and €35m USPP notes expiring in December 2018 and $124m and €25m USPP notes expiring in December 2021.
Short-term flexibility is achieved through additional overdraft facilities. Whilst the Group holds funds in many countries around the world to support treasury management and liquidity needs for operating entities, access to this cash is not restricted.
The table below analyses the Group’s contractual undiscounted cash flows relating to non-derivative financial liabilities. Derivative financial instruments are included in the analysis if their contractual maturities are essential for an understanding of the timing of the cash flows.
	Within 1 year or on demand £m	Between 1 and 2 years £m	Between 2 and 5 years £m	After 5 years £m	Total £m
March 2018
Non-derivative financial liabilities
Trade and other payables	(948.8)	—	—	—	(948.8)
Borrowings:
Repayment of principal	(106.1)	(668.6)	(496.8)	(9.2)	(1,280.7)
Expected future interest payments	(33.5)	(27.3)	(10.5)	(0.1)	(71.4)
Total non-derivative financial liabilities	(1,088.4)	(695.9)	(507.3)	(9.3)	(2,300.9)
Derivative financial instruments
Cross-currency interest rate swaps	14.4	5.5	16.5	—	36.4
Other derivatives	0.8	—	1.4	—	2.2
Total	(1,073.2)	(690.4)	(489.4)	(9.3)	(2,262.3)

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

21.   DERIVATIVE FINANCIAL INSTRUMENTS – (continued)

	Within 1 year or on demand £m	Between 1 and 2 years £m	Between 2 and 5 years £m	After 5 years £m	Total £m
March 2017
Non-derivative financial liabilities
Trade and other payables (restated)	(899.7)	—	—	—	(899.7)
Borrowings:
Repayment of principal	(10.0)	(108.7)	(1,137.4)	(12.8)	(1,268.9)
Expected future interest payments	(28.5)	(27.1)	(31.9)	(1.7)	(89.2)
Total non-derivative financial liabilities	(938.2)	(135.8)	(1,169.3)	(14.5)	(2,257.8)
Derivative financial instruments
Cross-currency interest rate swaps	3.9	21.7	28.5	—	54.1
Other derivatives	(2.3)	(0.7)	—	—	(3.0)
Total	(936.6)	(114.8)	(1,140.8)	(14.5)	(2,206.7)
(d) Foreign currency risk
The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the euro. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and net investments in foreign operations.
The Group’s policy is to protect the Group’s balance sheet and income statement from the adverse effect of changes in the exchange rate relating to both transactional and translational risk.
Exposure to foreign currency exchange risks is minimised by trading in the subsidiaries’ local currencies wherever possible and by the use of forward exchange contracts as appropriate.
Of the Group’s net assets, 64% (2017: 70%) before borrowings are in non sterling currencies, 36% (2017: 41%) of which are denominated in euros.
In December 2011 the Company issued $216m and €60m fixed rate USPP notes. In order to manage the interest rate and foreign exchange exposure, 10 cross currency interest swaps were taken out totalling $200m. In order to manage the foreign exchange rate risk on payment of interest and principal balances, the debt is designated within cash flow and fair value hedges.
The remaining $16m and €60m of the USPP notes was designated within Net Investment hedge relationships. Additionally, ten GBP to EUR cross currency interest rate swaps were designated within Net Investment hedges to manage translation risk in relation to the assets of subsidiaries denominated in non-sterling currencies. The exchange gains or losses on these borrowings are included in the FX reserve within the Consolidated statement of comprehensive income.
In March 2017 the Company took out a $750m term loan. In order to manage the interest rate and foreign exchange exposure, 13 forward currency contracts to purchase a total of  $250m in exchange for a fixed amount of euro were entered into. In order to manage the foreign exchange rate risk on repayment of principal balances, the debt is designated within cash flow and net investment hedges.
The Group is exposed to fluctuations in exchange rates on the translation of profits earned by its overseas subsidiaries. The estimated impact of the change in average exchange rates between 2017 and 2018 on the profit before tax has resulted in a net decrease to the 2018 result of approximately £15.7m (2017: net increase of  £17.5m). The main currency that drives this change is the euro. Movements in US dollar and other exchange rates were less significant.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

21.   DERIVATIVE FINANCIAL INSTRUMENTS – (continued)

A movement of 1% in the value of sterling against other foreign currencies (mainly the euro) would result in a translational impact on the Group’s profit before tax of approximately £3.4m (2017: £1.3m) and on the Group’s net assets of  £23.3m (2017: £21.1m).
The closing rate of exchange for the euro at 31 March 2018 was €1.14 (2017: €1.17) and for the US dollar was $1.41 (2017: $1.25). The average rate of exchange for the euro for 2018 was €1.13 (2017: €1.19) and for the US dollar $1.33 (2017: $1.31).
(e) Credit risk
Credit risk is the risk of financial loss to the Group if a customer or counter-party fails to meet its contractual obligations and arises principally from amounts receivable from customers and deposits of cash made with financial institutions. The Group monitors its credit risk with its customers and only uses financial institutions as counter-parties that have an investment grade credit rating. The methods used to evaluate customers’ credit worthiness are described in more detail in note 16.
Capital Management
The Board defines capital as the equity of the Group. The Board’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Board of Directors monitors both the demographic spread of shareholders, as well as the return on capital employed and the level of dividends to ordinary shareholders.
The Board encourages wide employee participation and motivation through equity based incentive schemes. Details of the current Sharesave and Executive Share Option Schemes and the Performance Share Plan, together with shareholding guidelines, are given in the Remuneration report.
The Board seeks to maintain a balance between the higher returns that might be possible with higher levels of borrowings and the advantages and security afforded by a sound capital position.
On 19 July 2017 the Company announced that it was to undertake a share buyback programme of up to £100m. This reflected the Board’s view that the share price at the time significantly undervalued the Group’s performance to date and future prospects. Details of the number of shares purchased and the total amounts paid are given in note 24.
The Company is not subject to externally imposed capital requirements.
Interest Rate Risk Profile of Financial Assets and Liabilities
The interest rate profile of the Group’s net debt is shown in note 19.
The Group’s floating rate loans bear interest based on Libor or Euribor. The floating rate borrowings under the banking facilities are typically rolled over for a period of six months or less, based on the appropriate Libor/Euribor rate.
With respect to the USPP notes, $100m of the $216m issued in December 2011 was converted from fixed US dollar to floating euro by the use of five cross currency interest rate swaps; three of these swaps totalling $50m expire in December 2018 with the remaining two, totalling $50m, expiring in December 2021. These were in place at the year end with a market value of  £15.1m (2017: £39.0m).
An increase of 1% in the interest rate charged during the year on borrowings not fixed by interest rate swaps would have reduced profit before tax by approximately £12.2m (2017: £8.7m) before accounting for exchange differences, and would reduce net equity by approximately £9.3m (2017: £6.7m).

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

21.   DERIVATIVE FINANCIAL INSTRUMENTS – (continued)

Group
	2018		2017
	Carrying amount £m	Fair value £m	Carrying amount restated £m	Fair value restated £m
Cash and cash equivalents	186.5	186.5	266.2	266.2
Trade and other receivables	663.6	663.6	632.3	632.3
Bank loans and overdrafts	(167.7)	(167.7)	(93.2)	(93.2)
Trade and other payables	(948.8)	(948.8)	(899.7)	(899.7)
Primary financial instruments held to finance the Group’s operations:
Long-term borrowings	(1,174.4)	(1,180.8)	(1,259.6)	(1,267.9)
Derivative financial instruments	16.9	16.9	37.0	37.0
Company
	2018		2017
	Carrying amount £m	Fair value £m	Carrying amount £m	Fair value £m
Cash and cash equivalents	6.5	6.5	1.4	1.4
Trade and other receivables	2,581.9	2,581.9	1,985.8	1,985.8
Bank loans and overdrafts	(122.5)	(122.5)	(33.0)	(33.0)
Trade and other payables	(663.8)	(663.8)	(392.6)	(392.6)
Primary financial instruments held to finance the Group’s operations:
Long-term borrowings	(1,138.4)	(1,144.8)	(1,229.1)	(1,237.4)
Derivative financial instruments	16.6	16.6	37.7	37.7
The carrying amount of the financial assets represents the maximum credit exposure of the Group.
The fair values of the interest rate, foreign currency and cross currency interest rate swaps have been determined by reference to the market price available from the market on which the instruments are traded. Level 2 inputs are inputs, other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. In both 2018 and 2017, all financial instruments measured at fair value are categorised as Level 2 in the fair value hierarchy, whereby the fair value is determined using valuation techniques. Level 3 inputs are inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs). The fair value of the USPP is estimated by discounting expected future cash flows. Contingent consideration and post-acquisition remuneration (note 22) is held at fair value which is estimated based on latest forecasts principally by the Ace and Letica businesses as compared to earn-out targets. The Group does not hold any Level 1 instruments measured at fair value.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

22.   CONTINGENT CONSIDERATION
	Contingent consideration £m	Post-acquisition remuneration £m	Total £m
At 1 April 2017	34.0	18.2	52.2
Arising in the year	—	9.2	9.2
Unwind of discount	0.8	—	0.8
Released in the year	(13.7)	(7.0)	(20.7)
Exchange differences	(2.4)	(1.8)	(4.2)
At 31 March 2018	18.7	18.6	37.3
Current at 31 March 2018	18.7	11.7	30.4
Non-current at 31 March 2018	—	6.9	6.9
	18.7	18.6	37.3
	Deferred and contingent consideration £m	Post-acquisition remuneration £m	Total £m
At 1 April 2016	46.8	10.6	57.4
Arising in the year	—	11.8	11.8
Unwind of discount	1.7	—	1.7
Utilised in the year	(4.1)	—	(4.1)
Released in the year	(17.1)	(5.9)	(23.0)
Exchange differences	6.7	1.7	8.4
At 31 March 2017	34.0	18.2	52.2
Current at 31 March 2017	—	2.8	2.8
Non-current at 31 March 2017	34.0	15.4	49.4
	34.0	18.2	52.2
Contingent consideration relates to the acquisition of Ace. Post-acquisition remuneration is for vendors of Ace, Letica, Strata Products, Innocan, Amber and Synergy who remain in employment.
Amounts are initially measured at fair value which is typically at the maximum earn-out value under the share purchase agreement, supported by business model cash flows, with the contingent element discounted at the incremental cost of borrowing. These amount are subsequently revalued at each period end based on observable changes in facts and circumstances.
The valuation technique employed and inputs used to derive fair value involve:
•
Assessment of the earn-out criteria, typically EBITDA, operating profit or similar, either over or by a defined period;

•
Consideration of latest forecasts for the defined measure over the earn-out period, including an assessment of any estimates or judgements that are inherent;

•
Specific assessment of wider issues such as history (to the extent known) of forecasting accuracy, macroeconomic factors or other changes in the business; and

•
Comparison of the earn-out criteria to expectations of delivery.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

22.   CONTINGENT CONSIDERATION – (continued)

Whilst these primary inputs represent the start point for all contingent consideration and post-acquisition remuneration valuations, they need to be considered alongside any potential for negotiation. Judgement is used in determining the potential for any specific and incremental expenses being added back which may improve business performance against earn-out metrics.
Once the expected performance and potential for negotiation has been compared to the threshold(s) contained in the share purchase agreement, the expected cash outflow is discounted to present value using an incremental borrowing rate where the effects of time value of money is material.
During the year a write back of  £20.7m has been made, primarily in relation to the Ace acquisition, to reflect the current view of the final payment that is due to be made in 2018.
Contingent consideration and post-acquisition remuneration liabilities relating to the Ace acquisition are denominated in US dollars but held in a UK sterling functional currency company. Accordingly the foreign exchange revaluation of  £2.9m, along with the unwind of discount of  £(0.8)m, is recorded in the Group income statement in the line item ‘Adjusting financing costs’.
Post-acquisition remuneration liabilities relating to other acquisitions (Letica, Strata Products, Innocan, Amber and Synergy) are held in companies whose functional currency is consistent with the denomination of the obligation.
The Company has no contingent consideration at either year end.
23.   PROVISIONS AND OTHER LIABILITIES
Deferred Tax
The following are the major deferred tax liabilities and assets recognised by the Group and movements thereon during the current and prior reporting periods:
	Accelerated capital allowances £m	Employee benefits £m	Tax losses £m	Other temporary differences £m	Total £m
At 1 April 2017 (restated)	123.3	(39.1)	(55.6)	86.1	114.7
Adjustment in respect of prior years	2.6	0.3	(6.0)	(3.8)	(6.9)
(Credit)/charge to the income statement	(4.2)	1.2	12.6	(11.5)	(1.9)
(Credit)/charge to equity	(1.8)	11.3	—	0.7	10.2
Acquisitions	6.5	—	(5.1)	(0.9)	0.5
Exchange differences	(4.5)	0.6	(1.8)	(0.7)	(6.4)
At 31 March 2018	121.9	(25.7)	(55.9)	69.9	110.2
Deferred tax liabilities	121.9	—	—	97.2	219.1
Deferred tax assets	—	(25.7)	(55.9)	(27.3)	(108.9)
	121.9	(25.7)	(55.9)	69.9	110.2

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

23.   PROVISIONS AND OTHER LIABILITIES – (continued)

	Accelerated capital allowances £m	Employee benefits £m	Tax losses £m	Other temporary differences £m	Total £m
At 1 April 2016	77.5	(24.6)	(23.4)	15.9	45.4
Adjustment in respect of prior years	2.2	(0.3)	(30.7)	6.4	(22.4)
(Credit)/charge to income	(1.4)	0.9	9.3	7.9	16.7
Charge to equity	—	(1.3)	—	(0.7)	(2.0)
Acquisitions (restated)	39.0	(13.1)	(9.5)	54.4	70.8
Exchange differences	6.0	(0.7)	(1.3)	2.2	6.2
At 31 March 2017 (restated)	123.3	(39.1)	(55.6)	86.1	114.7
Deferred tax liabilities	123.3	—	—	107.1	230.4
Deferred tax assets	—	(39.1)	(55.6)	(21.0)	(115.7)
	123.3	(39.1)	(55.6)	86.1	114.7
Accelerated capital allowances relate to property, plant and equipment.
Certain deferred tax assets and liabilities have been offset where the Group has a legally enforceable right to offset current tax assets against current tax liabilities and where the deferred tax assets and liabilities relate to income taxes levied by the same tax jurisdiction.
The Group has deferred tax assets of  £50.6m (2017: £65.2m) in respect of tax losses of  £195.3m (2017: £222.4m) that have not been recognised as it is not probable that sufficient suitable profits will be available to utilise these assets.
The aggregate amount of temporary differences associated with investments in subsidiaries for which no deferred tax has been provided is £82.0m (2017: £129.8m). No taxation is expected to arise in respect of these temporary differences.
The following are the major deferred tax liabilities and assets recognised by the Company and movements thereon during the current and prior reporting periods:
	Other temporary differences 2018 £m	Other temporary differences 2017 £m
Deferred tax (assets)/liabilities at 1 April	(0.3)	0.6
Charge/(credit) to equity	0.9	(0.9)
Deferred tax liabilities/(assets) at 31 March	0.6	(0.3)

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

23.   PROVISIONS AND OTHER LIABILITIES – (continued)

Other temporary differences relate primarily to hedging movements.
Other Provisions
	Termination and restructuring provisions £m	Contract provisions £m	Environmental and Health & Safety £m	Legal related £m	Other £m	Total £m
At 1 April 2017 (restated)	23.8	41.7	14.9	15.2	12.8	108.4
Acquired in the year (note 25)	—	4.7	0.3	0.3	0.6	5.9
Provided in the year	1.3	—	—	—	1.0	2.3
Utilised in the year	(18.1)	(32.0)	(1.2)	(7.2)	(4.7)	(63.2)
Exchange differences	0.3	(0.3)	(0.4)	0.2	0.1	(0.1)
At 31 March 2018	7.3	14.1	13.6	8.5	9.8	53.3
Current at 31 March 2018	6.5	6.0	—	0.1	5.5	18.1
Non-current at 31 March 2018	0.8	8.1	13.6	8.4	4.3	35.2
	7.3	14.1	13.6	8.5	9.8	53.3
	Termination and restructuring provisions £m	Contract provisions £m	Environmental and Health & Safety £m	Legal related £m	Other £m	Total £m
At 1 April 2016	23.8	49.9	11.2	10.8	6.8	102.5
Acquired in the year (restated)	—	37.0	3.5	5.4	1.0	46.9
Provided in the year	9.0	—	—	—	6.0	15.0
Utilised in the year	(7.8)	(50.2)	(0.6)	(1.8)	(1.0)	(61.4)
Released in the year	(2.9)	—	—	—	—	(2.9)
Exchange differences	1.7	5.0	0.8	0.8	—	8.3
At 31 March 2017	23.8	41.7	14.9	15.2	12.8	108.4
Current at 31 March 2017	22.7	29.7	—	1.2	8.6	62.2
Non-current at 31 March 2017	1.1	12.0	14.9	14.0	4.2	46.2
	23.8	41.7	14.9	15.2	12.8	108.4
Termination and restructuring provisions relate to the integration, closure and restructuring of certain activities detailed further in note 4.
Contract provisions are primarily adjustments relating to recent acquisitions and represent mainly out-of-market contract adjustments. Of the Contract provisions £6.0m are expected to be utilised within the next 12 months. Accounting for contract provisions is detailed further in note 1.
Environmental and Health & safety, and Legal related provisions are also primarily adjustments relating to recent acquisitions and represent either provisions for environmental rectification, the cost of required procedures to bring the acquisition in line with the Group Health & Safety standards, or legal claims and other legal matters arising out of contractual obligations. These provisions are provided for at their estimated settlement value and will be utilised as claims are resolved.
Other provisions comprise other contractual and constructive obligations around the Group, none of which are individually material.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

24.   SHARE CAPITAL
The movement in the number of ordinary shares of 5p each issued by the Company and fully paid is as follows:
	2018 Number	2017 Number
In issue at 1 April	414,857,469	303,612,870
Exercise of employee share options	2,445,473	741,456
Share buyback	(9,603,740)	—
Share placing	—	11,042,945
Shares issued as consideration	—	16,505,511
Rights issue	—	82,954,687
In issue at 31 March	407,699,202	414,857,469
The Company has one class of ordinary 5p shares. The rights and obligations attaching to the ordinary shares and provisions relating to the transfer of ordinary shares are set out in the Company’s Articles of Association and governed by statute. All ordinary shares rank equally regarding dividends, votes and return of capital. Holders of ordinary shares are entitled to receive shareholder notices and other documents and information and to attend, speak and exercise voting rights, either in person or by proxy, at general meetings of the Company. The directors may refuse to register a transfer of ordinary shares where the required proof of title has not been provided or transfer documents have not been lodged in an acceptable manner or form. There are no restrictions on the voting rights of holders of ordinary shares and there are no agreements that are known to the Company between shareholders which may result in such restrictions.
The options granted under the Company’s savings related and executive share option schemes are satisfied by the issue of new ordinary shares. Therefore, employees do not hold any voting rights until the shares are allotted on exercise of their options. The Company has established the RPC Group Employee Benefit Trust to satisfy awards made under the Performance Share Plan. The independent trustee has the same rights as any other shareholder in respect of any shares held by the trust except in respect of dividends.
Under the Companies Act 2006, a company is no longer required to have an authorised share capital. At the Annual General Meeting held on 21 July 2010, the Company removed the provision for an authorised share capital from its Memorandum of Association and adopted new Articles of Association incorporating the effect of this and other changes.
The interests of the directors in the ordinary shares of the Company are shown in the Directors’ Remuneration report.
Share Buyback Programme
On 19 July 2017 the Company announced that it was to undertake a share buyback programme. At 31 March 2018 the Company had acquired 9,603,740 shares at an average price of 864p. These shares with a nominal value of  £0.5m were bought back and subsequently cancelled during the year, giving rise to a capital redemption reserve of an equivalent amount as required by the Companies Act 2006. The aggregate consideration paid was £83.4m, which includes £0.4m of associated costs, and is reflected in retained earnings.
Rights Issue
On 27 February 2017, the Company issued 82,954,687 ordinary shares by way of a 1 for 4 rights issue at a price of 665p. The net proceeds of the rights issue were £540.0m after costs of  £12.1m.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

24.   SHARE CAPITAL – (continued)

The rights issue was effected through a structure which involved RPC Group Plc subscribing for shares in Alpha Funding Limited. Alpha Funding Limited subsequently redeemed its redeemable preference shares for cash. Following receipt of the cash proceeds through the structure, the excess of the net proceeds received over the nominal value of the share capital issued was transferred to the merger reserve.
Share Placing
On 9 June 2016, the Company issued 11,042,945 ordinary shares by way of a share placement at a price of 815p per share. The net proceeds of the share placement were £89.1m after costs of  £0.9m.
Shares Issued as Consideration
On 1 August 2016, the Company issued 16,505,511 ordinary shares at par value of 853p per share to the shareholders of British Polythene Industries Plc as part of the consideration for the acquisition of the group. The total value of the shares issued was £140.8m, with the nominal value of the shares issued of £0.8m credited to share capital and the remaining amount credited to the merger reserve account.
Share-Based Payments
The Company operates savings related and executive share option schemes and a Performance Share Plan, which are all equity-settled share-based payment schemes. The Group has no legal or constructive obligation to repurchase or settle employee share options or share awards in cash.
Share Options
Invitations under the Sharesave Scheme (a savings related share option scheme) are made to eligible employees in the UK and participating overseas countries. The exercise price of the options granted is usually the average of the market price of the shares at the close of business on the three days preceding the invitation date, discounted by 20%.
Options are normally exercisable for a period of six months starting three years after the related savings contract begins, provided a participant remains an employee of the Group and completes the three year savings contract.
Executive share options are granted to managers at the discretion of the Remuneration Committee of the Board of Directors. The exercise price is normally the market price at the close of business on the day preceding the date of grant. Options are exercisable between three and ten years after the date of grant provided the participant remains an employee of the Group and, for options granted since 2014, an earnings per share target is met. Further information on these schemes is given in the Remuneration report.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

24.   SHARE CAPITAL – (continued)

Movements in the number of share options outstanding and their related weighted average exercise prices are as follows:
	2018		2017
	Average exercise price	Number of options	Average exercise price	Number of options
Outstanding at 1 April	575p	10,892,543	450p	5,923,520
Granted	827p	1,273,500	741p	5,499,367
Rights issue adjustment	—	—	456p	434,668
Forfeited	543p	(284,478)	453p	(85,913)
Exercised	384p	(2,445,473)	289p	(741,456)
Lapsed	607p	(29,107)	453p	(104,440)
Cancelled	696p	(153,715)	371p	(33,203)
Outstanding at 31 March	662p	9,253,270	575p	10,892,543
Exercisable at 31 March	366p	1,919,801	282p	998,689
The weighted average share price in respect of options exercised during the year was 817p per share (2017: 887p). The cash proceeds from the exercise of share options during the year was £9.4m (2017: £2.1m).
The share options outstanding at the end of the year were as follows:
	Number of options 2018	Option price range 2018	Weighted average remaining contractual life (years) 2018	Number of options 2017	Option price range 2017	Weighted average remaining contractual life (years) 2017
RPC Group 2013 Sharesave Scheme	4,894,811	371p – 741p	1.7	7,287,869	371p – 741p	2.6
RPC Group 2013 Executive Share Option Schemes	3,688,935	447p – 871p	8.1	2,787,028	304p – 742p	6.8
RPC Group 2003 Executive Share Option Schemes	669,524	180p – 307p	4.5	817,646	180p – 307p	4.6
Outstanding at 31 March	9,253,270			10,892,543
The number of options and their exercise prices in respect of grants made prior to the rights issue were adjusted to take account of the diluting effect of rights issues.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

24.   SHARE CAPITAL – (continued)

The fair value of options and the significant inputs using the Black-Scholes valuation model were as follows:
	RPC Group 2013 Sharesave scheme		RPC Group 2013 Executive Share Option Scheme
Date of grant	16.01.15	31.03.17	16.07.14	15.07.15	13.07.16	19.07.17	10.08.17
Share price at date of grant	542p	782p	594p	663p	803p	880p	857p
Original exercise price	430p	741p	584p	654p	791p	825p	871p
Fair value of options	96p*	121p	126p*	132p*	149p*	154p	124p
Expected volatility	23%	25%	34%	29%	27%	24%	24%
Dividend yield	3.0%	2.4%	2.6%	2.4%	2.2%	2.7%	2.8%
Annual risk-free interest rate	0.7%	0.2%	2.2%	1.7%	0.4%	0.7%	0.5%
Option life	3.4 years	3.3 years	6.4 years	6.4 years	6.5 years	5.7 years	5.7 years

*
Adjusted to take account of the rights issues in January 2015, January 2016 and February 2017 where relevant.

The volatility, measured as the standard deviation of expected share price returns, is based on statistical analysis of the Company’s historical share price.
The option life allows for the vesting period and time to exercise. There are no market conditions associated with the share option grants.
Performance Share Plan
Conditional annual awards of shares are granted under the RPC Group 2008 Performance Share Plan (the “Plan”) to certain Executive Directors and senior managers at the discretion of the Remuneration Committee. Provided the participant remains an employee of the Group and the performance conditions are met, awards will vest three years after the date of grant. The percentage of shares that will actually vest is dependent upon the Group’s earnings per share growth and, for the 2014 to 2017 awards, total shareholder return performance over a three year measurement period commencing on 1 April of the year in which the award is made.
The awards made before 2011 were in the form of allocations of free shares that transfer to participants on the vesting date provided the conditions are met. Allocations that have vested must be satisfied within 30 days of the vesting date. After 2010, nil cost options were granted which, subject to the conditions, will be exercisable between the third and tenth anniversary of the date of grant. Awards under the Plan will only be satisfied with market purchase shares.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

24.   SHARE CAPITAL – (continued)

Further information on the Plan and the performance conditions is given in the Directors’ Remuneration report. Movements in the number of outstanding conditional awards of shares are as follows:
	Number of shares 2018	Number of shares 2017
Outstanding at 1 April	1,478,445	1,435,897
Granted	636,971	550,296
Rights issue adjustment	—	101,226
Exercised	(446,947)	(589,860)
Lapsed	—	(19,114)
Outstanding at 31 March	1,668,469	1,478,445
Exercisable at 31 March	41,495	—
Weighted average remaining contractual life	8.4 years	8.6 years
The market price of the shares transferred on vesting during the year was 845p per share (2017: 877p). The fair value of the nil cost options granted during the year under the Performance Share Plan and the key inputs using the Black-Scholes valuation model were as follows:
	RPC Group 2008 Performance Share Plan
Date of grant	16.07.14	15.07.15	13.07.16	19.07.17	10.08.17
Share price at date of grant	594p	663p	803p	880p	857p
Fair value of award*	383p	500p	651p	762p	742p
Expected volatility	23%	23%	23%	25%	25%
Dividend yield	2.6%	2.4%	0.0%	0.0%	0.0%
Annual risk-free interest rate	1.3%	0.9%	0.1%	0.3%	0.2%
Expected life of award	3 years	3 years	3 years	3 years	3 years

*
Adjusted to take account of the rights issue in January 2015, January 2016 and February 2017 where relevant.

There is no entitlement to dividends during the vesting period.
RPC Group Employee Benefit Trust
The Company operates an employee benefit trust, the RPC Group Employee Benefit Trust, which was established in 2008 to purchase shares to satisfy awards under the Performance Share Plan. Purchases are funded using interest free loans from the Company. As at 31 March 2018 the Employee Benefit Trust held 1,151,386 (2017: 1,384,156) shares in the Company acquired at an average cost of 955p (2017: 606p) per share. The investment in the shares is included in the Consolidated balance sheet within retained earnings at a cost of  £11.0m (2017: £8.4m). The market value of the shares held by the trust at 31 March 2018 was £8.9m (2017: £10.8m). The trust has waived dividends receivable on the shares held during the year.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

24.   SHARE CAPITAL – (continued)

Share-Based Payment Expense
The expense in respect of share-based payments recognised in the Consolidated income statement is as follows:
	2018 £m	2017 £m
RPC Group 2008 Performance Share Plan	2.7	2.7
RPC Group 2013 Executive Share Option Schemes	1.4	1.0
RPC Group 2013 Sharesave Scheme	2.7	0.8
Total included in staff costs (note 5)	6.8	4.5
25.   ACQUISITION OF SUBSIDIARY UNDERTAKINGS
On 19 June 2017 the Group acquired 100% of the share capital of Astrapak Limited, a leading South African manufacturer of rigid plastic packaging products and components with a broad product offering across injection moulding, blow moulding and thermoforming technology platforms.
The acquisition has been accounted for as a business combination. The provisional fair values recognised in respect of the identifiable assets acquired and liabilities assumed are as set out in the table below:
Provisional fair value (£m)
Intangible assets	1.4
Property, plant and equipment	45.8
Assets held for sale	4.3
Cash and cash equivalents	2.9
Inventories	11.7
Trade and other receivables	14.5
Trade and other payables	(17.5)
Provisions	(5.9)
Deferred tax	(0.5)
Current tax	(0.3)
Debt	(15.0)
Total identifiable assets	41.4
Goodwill	26.6
Non-controlling interest	(2.3)
Consideration	65.7
Consideration comprised cash of  £65.7m. The cash out flow in the Consolidated cash flow statement of  £65.2m comprises the consideration (£65.7m) net of cash and cash equivalents acquired (£2.9m) along with the additional consideration paid for Letica and ESE World on agreement of completion accounts (£2.4m).

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

25.   ACQUISITION OF SUBSIDIARY UNDERTAKINGS – (continued)

Adjustments to the completion balance sheets primarily relate to intangible assets of customer contacts, patents and licensing agreements, revaluation of property, plant and equipment in accordance with IFRS 13 and recognition of provisions relating to out of market contracts and other necessary provisions. Adjustment to taxes relate to additional tax provisions and deferred tax on the fair value adjustments.
The goodwill recognised above includes certain intangible assets that cannot be separately identified and measured due to their nature. This includes control over the acquired business, the skills and experience of the assembled workforce, the increase in scale, significant synergies and the future growth opportunities that the business provide to the Group’s operations. The goodwill recognised is not deductible for tax purposes.
The acquisition made during the year contributed the following to the Group results:
£m
Contribution to adjusted operating profit post-acquisition	2.2
Contribution to revenue post-acquisition	61.3
If the acquisition had taken place on 1 April 2017 it would have contributed the following to the Group results:
£m
Adjusted operating profit from 1 April 2017 to 31 March 2018	2.4
Revenue from 1 April 2017 to 31 March 2018	79.3
Prior Year Acquisitions
In the prior year the Group acquired BPI, Letica, ESE World, Plastiape, Jagtenberg, Synergy, Sanders, Amber and Shenzen Howyecen Automotive Electronic Company.
The provisional fair values of the assets and liabilities acquired have been reconsidered in the hindsight period as required under IFRS 3. Changes to fair values have only been made to the extent that the conditions of the changes existed at the point of acquisition. The changes to fair value have been brought about through improved information being made available to management during the hindsight period, such as being able to base fair value calculations on actual numbers rather than estimates. All changes to fair values made in the hindsight period impact the balance sheet only.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

25.   ACQUISITION OF SUBSIDIARY UNDERTAKINGS – (continued)

The following shows changes to fair values of acquired assets and liabilities assumed:
	Reported 2017 £m	BPI £m	ESE World £m	Letica £m	Restated 2017 £m
Other intangible assets	377.8	(1.1)	—	—	376.7
Property, plant and equipment	1,265.5	—	(0.6)	—	1,264.9
Deferred tax asset	116.1	(0.5)	0.1	—	115.7
Trade and other receivables	625.9	6.4	—	—	632.3
Cash and cash equivalents	258.1	8.1	—	—	266.2
Bank loans and overdrafts	(85.1)	(8.1)	—	—	(93.2)
Trade and other payables	(885.8)	(6.4)	(0.9)	(6.6)	(899.7)
Current provisions	(66.0)	(0.7)	—	4.5	(62.2)
Deferred tax liability	(233.2)	0.9	—	1.9	(230.4)
Non-current provisions	(45.6)	(0.6)	—	—	(46.2)
Total		(2.0)	(1.4)	(0.2)
Goodwill	1,575.1	2.0	1.4	0.2	1,578.7
£3.0m of adjustments to trade and other payables relates to additional consideration payable to the vendors of ESE World and Letica, £2.4m of which has been paid in the year as a result of finalisation of the completion statements. The remaining movement in trade and other payables represents a balance sheet reclassification with trade and other receivables and current provisions.
The remaining changes arose through enhancements to the information management used to originally establish the fair values and the associated deferred tax impact of those changes.
26.   DISPOSALS OF SUBSIDIARY UNDERTAKINGS
During the year the Group received proceeds of  £0.5m relating to the disposal of the Cobelplast business in 2014. This receivable had previously been impaired.
In the prior year the Group disposed of its interest in the share capital of Promens (India) Private Ltd (Ahmedabad), a 100% subsidiary based in India, by way of a management buy out for £0.1m. The loss on disposal of Ahmedabad was £1.9m.
27.   COMMITMENTS AND CONTINGENT LIABILITIES
	2018 £m	2017 £m
Expenditure contracted for but not provided	57.4	62.0

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

27.   COMMITMENTS AND CONTINGENT LIABILITIES – (continued)

Financial Commitments
The Group had total minimum lease payments under non-cancellable operating leases as follows:
	2018 £m	2017 £m
Within one year	24.0	21.9
Between one and five years	54.2	56.2
After five years	13.8	17.9
	92.0	96.0
The Company had no commitments at either year end.
Contingent Liabilities — Bank Guarantees
The Group had contingent liabilities in respect of bank guarantees issued in the ordinary course of business amounting to £30.3m (2017: £31.0m), and for the Company this amounted to £9.9m (2017: £9.8m).
The Company has cross guarantee overdraft and credit facilities with its subsidiaries as follows:
	Maximum Amount guaranteed	Utilised at 31 March 2018
RPC Packaging Europe BV	€22.0m	—
RPC Packaging Europe BV	€21.0m	—
RPC Packaging Europe BV	€10.0m	—
RPC Packaging Europe BV	€10.0m	—
RPC Bramlage Morgantown Inc.	$10.0m	$7.9m
Promens Group AS	€11.0m	—
ESE World BV	€11.0m	€3.2m
Contingent Liabilities — Pension Guarantees
The Company has given a guarantee to the trustee of the RPC Containers Limited Pension Scheme (the ‘Scheme’) in respect of RPC Containers Limited and RPC Tedeco-Gizeh (UK) Limited up to a maximum underfunded amount. The underfunded amount is 105% of the Scheme’s liabilities, calculated according to section 179 of the Pensions Act 2004 (the ‘Act’) less the value of the Scheme’s assets. As at 31 March 2018, the underfunded amount in excess of the provision in the Consolidated balance sheet based on the most recent section 179 valuation was £75.8m (2017: £75.8m). In addition, the Company has given a capped guarantee in respect of any additional buy-out liabilities calculated in accordance with section 75 of the Act in respect of the Scheme. As at 31 March 2018 the guarantee was capped at £96.3m (2017: £71.5m). The cap will increase annually by 25% of the average of the Company’s consolidated profit before tax for the three preceding financial years.
During the year the Company has also given a guarantee to the trustee of the British Polythene Pension Scheme in respect of British Polythene Industries Limited up to a maximum underfunded amount. The underfunded amount is 105% of the Scheme’s liabilities, calculated according to section 179 of the Pensions Act 2004 (the ‘Act’) less the value of the Scheme’s assets. As at 31 March 2018, the underfunded amount in excess of the provision in the Consolidated balance sheet based on the most recent section 179 valuation was £115.9m (2017: £nil).

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

27.   COMMITMENTS AND CONTINGENT LIABILITIES – (continued)

Contingent Liabilities — EU State Aid
In November 2017 the European Commission announced a State Aid investigation into the UK CFC exemption rules for overseas finance companies. The Group has benefited from the exemption from 2013 onwards in full accordance with existing UK tax law. As at 31 March 2018, the outcome of the investigation could change substantially over time as the proceedings develop. Due to the uncertainty the Group is unable to accurately define what the ultimate outcome will be. However, based on a worst case scenario the current benefit to the Group from the exemption is not material. The Group continues to keep the European Commission investigation and its outcome under review.
28.   EMPLOYEE BENEFITS
	2018 £m	2017 £m
Retirement benefit obligations	192.9	251.6
Termination benefits	0.7	0.9
Other long-term employee benefit liabilities	3.3	3.5
Employee benefits due after one year	196.9	256.0
There are no employee benefit costs in respect of the Company for either year.
Retirement Benefit Obligations
The liability recognised in the Consolidated balance sheet for the Group’s retirement benefit obligations is:
As at 31 March 2018	UK £m	Netherlands £m	Germany £m	France £m	Other mainland Europe £m	Group £m
Present value of funded obligations	607.3	23.2	—	—	30.6	661.1
Fair value of plan assets	(511.5)	(22.8)	—	—	(28.1)	(562.4)
Net funded obligations	95.8	0.4	—	—	2.5	98.7
Present value of unfunded obligations	—	—	69.9	13.9	10.4	94.2
Liability in the Consolidated balance sheet	95.8	0.4	69.9	13.9	12.9	192.9
As at 31 March 2017	UK £m	Netherlands £m	Germany £m	France £m	Other mainland Europe £m	Group £m
Present value of funded obligations	657.3	22.7	—	—	28.7	708.7
Fair value of plan assets	(500.1)	(22.1)	—	—	(25.3)	(547.5)
Net funded obligations	157.2	0.6	—	—	3.4	161.2
Present value of unfunded obligations	—	—	67.4	12.6	10.4	90.4
Liability in the Consolidated balance sheet	157.2	0.6	67.4	12.6	13.8	251.6

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

28.   EMPLOYEE BENEFITS – (continued)

The retirement benefit obligations recognised in the Consolidated balance sheet is:
	2018 £m	2017 £m
Fair value of plan assets	(562.4)	(547.5)
Present value of defined benefit obligations	755.3	799.1
Balance sheet liability	192.9	251.6
The amounts recognised in the Consolidated income statement are as follows:
	2018 £m	2017 £m
Current service cost	4.6	3.6
Pension administration costs	1.2	1.0
Past service	0.3	(1.4)
Total included in staff costs (note 5)	6.1	3.2
Defined benefit pension schemes finance expense (note 6)	5.7	4.9
Total amount recognised in the Consolidated income statement	11.8	8.1
The amounts recognised in the Consolidated statement of comprehensive income are:
	2018 £m	2017 £m
At 1 April	61.9	54.7
Actuarial re-measurement recognised during the year	(54.4)	7.2
At 31 March	7.5	61.9
The actuarial re-measurement recognised during the year comprised of:
	2018 £m	2017 £m
Experience gains on plan assets	(14.1)	(54.8)
Experience gains on liabilities	(18.0)	(7.2)
(Gains)/losses on change of financial assumptions	(1.9)	70.3
Gain on change of demographic assumptions	(20.4)	(1.1)
	(54.4)	7.2

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

28.   EMPLOYEE BENEFITS – (continued)

Changes to the present value of defined benefit obligations during the year are as follows:
	2018 £m	2017 £m
Defined benefit obligations at 1 April	799.1	360.9
Obligations acquired on acquisition	—	368.2
Current service cost	4.6	3.6
Past service	0.3	(1.4)
Finance expense on scheme obligations	19.1	15.9
Contributions by participants	0.9	1.0
Actuarial re-measurement of liabilities	(40.3)	62.0
Net benefits paid	(29.9)	(20.8)
Settlements	(0.2)	—
Exchange differences	1.7	9.7
Defined benefit obligations at 31 March	755.3	799.1
Changes to the fair value of plan assets during the year are:
	2018 £m	2017 £m
Fair value of assets at 1 April	547.5	214.2
Assets acquired on acquisition	—	273.0
Finance income on scheme assets	13.4	11.0
Actuarial re-measurement of assets	14.1	54.8
Contributions by employer	17.8	12.7
Contributions by participants	0.9	1.0
Net benefits paid	(29.9)	(20.8)
Settlements	(0.2)	—
Administration expense	(1.2)	(1.0)
Exchange differences	—	2.6
Fair value of assets at 31 March	562.4	547.5
The movement in the liability recognised in the Consolidated balance sheet is:
	2018 £m	2017 £m
Liability at 1 April	251.6	146.7
Net liabilities acquired on acquisition	—	95.2
Total expense charged to the Consolidated income statement	11.8	8.1
Actuarial re-measurement recognised in the Consolidated statement of comprehensive income	(54.4)	7.2
Contributions and benefits paid	(17.8)	(12.7)
Exchange differences	1.7	7.1
Liability at 31 March	192.9	251.6

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

28.   EMPLOYEE BENEFITS – (continued)

The fair value of the funded plan assets invested in the balance sheet is set out below:
	2018			2017
	UK £m	Mainland Europe £m	Group £m	UK £m	Mainland Europe £m	Group £m
Equities	163.3	2.4	165.7	162.3	5.3	167.6
Property	72.3	2.6	74.9	68.2	2.8	71.0
Government and corporate bonds	166.7	0.1	166.8	168.1	0.2	168.3
Insurance policies	1.1	42.4	43.5	1.4	38.0	39.4
Other	108.1	3.4	111.5	100.1	1.1	101.2
Fair value of assets at 31 March	511.5	50.9	562.4	500.1	47.4	547.5
The majority of the assets are quoted on an active market. However, the following assets can be considered unquoted:
•
All insurance policies

•
Some of the property investments

•
Hedge funds which are included within ‘Other’

The principal actuarial assumptions used at the balance sheet date were:
	2018		2017
	UK	Mainland Europe	UK	Mainland Europe
Discount rate	2.6%	1.6%	2.6%	1.8%
Inflation rate	2.0%	1.8%	2.1%	1.7%
Increase in benefits in payment	2.5%	1.8%	2.2%	1.8%
Salary increases	2.8%	2.1%	3.0%	2.0%
Actuarial assumptions were derived based on advice from independent actuaries and were used in updating the value of all major schemes in the Group at 31 March 2018.
The mortality assumptions used allow for future mortality improvements in valuing the defined benefit obligations and are based on standard mortality tables used by the actuarial profession in the relevant countries adjusted, where appropriate, to reflect the circumstances of the relevant scheme’s membership. In the UK current mortality assumptions applied as at 31 March 2018 are specific to each UK Scheme and the allowance made for mortality improvements is assumed to be in line with the 2014 CMI Core Projections with a long-term rate of 1.25% p.a.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

28.   EMPLOYEE BENEFITS – (continued)

The life expectancies from the age of 65 of UK scheme members assumed at the balance sheet date in years were as follows:
	2018 UK	2017 UK
Current age:
Aged 65:
Male	22	22
Female	24	24
Aged 45:
Male	24	24
Female	26	26
The weighted average duration of the defined benefit obligation is 12 years (2017: 19 years). The Group expects to contribute approximately £17.3m (2017: £13.3m) to its defined benefit plans in the next financial year. This includes proposed contributions to the main UK pension schemes described above of £11.5m (2017: £7.9m).
Funded Retirement Benefit Obligations
United Kingdom
The two main retirement benefit obligations in the UK are final salary defined benefit pension schemes, called the RPC Containers Limited Pension Scheme and the British Polythene Industries Limited Pension Scheme, and they are both closed to future entrants and to future accrual. The assets of all the schemes are held in a separate trustee administered fund to meet long-term liabilities for past and present employees. The corporate trustees, which are independent from the Group, have a duty to act in the best interest of the schemes beneficiaries. The appointment of trustee directors is determined by the schemes corporate and trust documentation and by statute.
The last completed triennial valuation performed by an independent actuary for the trustee of the RPC Containers Limited Pension Scheme was carried out as at 31 March 2015. The valuation, which is calculated on an ongoing funding basis and is different from that prescribed by IAS 19, showed a deficit of  £41.8m. The Company agreed to make contributions to cover the scheme’s expenses and pay monthly deficit reduction contributions of  £3.2m each year until 31 March 2019, and £2.4m each year from 1 April 2019 with the aim of eliminating the deficit by September 2024. In addition, in the event that any of the members employing companies are unable to pay their contributions, the trustee may call upon guarantees provided by RPC Group Plc in respect of certain present and future liabilities of the members employing companies in the UK.
During the year the defined benefit assets and liabilities of the Superfos Runcorn Limited Pension Fund, Peerless Limited Pension Scheme and the Manuplastics Ltd Pension & Life Assurance Plan were transferred into the RPC Containers Limited Pension Scheme. This transfer was completed on 29 March 2018. Following the transfer, the Company agreed to a new schedule of contributions for the scheme and to cease contributions in to the transferring schemes from 1 April 2018.
The new contributions the Company agreed were similar to the total contributions paid to all schemes immediately before the transfer and results in contributions of  £3.9m p.a. increasing at 3% p.a. The expectation is that the deficit will continue to be removed by 30 September 2024. The next triennial valuation for the RPC Containers Limited Pension Scheme is as at 31 March 2018 and the contributions will be reviewed and discussed with the Trustee of the Scheme.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

28.   EMPLOYEE BENEFITS – (continued)

The last completed triennial valuation performed by an independent actuary for the trustee of the British Polythene Pension Scheme was carried out as at 6 April 2014. The valuation, which is calculated on an ongoing funding basis and is different from that prescribed by IAS 19, showed a deficit of  £77m. The Company and the trustee agreed to make contributions of  £3.6m per annum from 2015; rising in line with the CPI index subject to a cap of 5%. There is also provision for three additional one-off payments in 2016 to 2018, subject to the bpi Group’s profit before tax achieving agreed targets in 2015 to 2017. The one-off payments would be £0.25m, £0.5m, £1.0m or £1.5m subject to profit before tax exceeding £22.5m, £25m, £27.5m or £30m respectively. In addition the scheme has a pension funding partnership whereby additional contributions of  £1.8m p.a. increasing by CPI will be paid until January 2032. Should the scheme have a funding surplus in the future these payments will cease. The Company is currently agreeing with the Trustee new contributions as part of the triennial valuation as at 31 March 2017.
As a result of previous acquisitions the Group has four other UK final salary defined benefit pension arrangements providing benefits based on final pensionable salary and pensionable service although the assets and liabilities for three of the arrangements transferred to the RPC Containers Pension Scheme on 29 March 2018. The total deficit in the fund calculated in accordance with IAS 19 as at 31 March 2018 for the remaining UK scheme was £31.4m (2017: £46.5m).
The present value of the defined benefit obligation in the financial statements was measured using the projected unit credit method based on the last actuarial valuation for IAS 19 purposes allowing for IAS 19 financial assumptions and any further improvements in life expectancy.
Overseas funds
The Group operates a number of overseas defined benefit pension schemes, in Germany, France, the Netherlands, Belgium, Italy, Switzerland, Norway, Poland, Sweden, Thailand and The Philippines. In the Netherlands, Belgium, Switzerland, Norway and Thailand, these are contributory with funds held separately from the finances of the Group either by trustee-administered funds or by insurance contracts. In all cases, the retirement benefit obligations for these plans have been calculated by actuaries using the projected unit method.
In the Netherlands there are a number of defined benefit retirement plans. These are funded by contributions to insurance policies or a separately administered fund. Insurance policies are valued in accordance with paragraph 115 of IAS19. The majority of the plans are now closed (the pension plan at Kerkrade was closed during 2017 resulting in a curtailment gain of  £0.6m).
Most of the Group’s German operations provide non-contributory pension plans financed by balance sheet provisions calculated by a local actuary on an annual basis according to local requirements. There is no external funding for these plans although they are secured by insolvency insurance required under German law. In general, the plans provide a fixed retirement benefit not related to salaries and are closed to new entrants. Pension increases are granted every three years based on price inflation.
All of the Group’s subsidiaries in France provide unfunded retirement indemnities according to the applicable collective agreement. The benefit takes the form of a lump sum, based on final salary and service with the Company, payable on reaching retirement age.
RPC’s operations in Belgium and Switzerland provide pension benefits which are defined contribution in nature. However, the existence of investment guarantees requires these plans to be treated as defined benefit for accounting purposes.
RPC’s Italian businesses are required to provide service-related lump sum benefits payable on leaving service for any reason, including retirement.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

28.   EMPLOYEE BENEFITS – (continued)

Termination Benefits
Termination benefit provisions consist of German Altersteilzeit employee incentives (a part-time early retirement scheme described in note 1) and Belgian and Dutch contractual pre-retirement termination benefits.
Other Long-Term Employee Benefit Liabilities
These consist of deferred salaries for German Altersteilzeit employees and provision for long-service awards.
Risk Management
Typically trustees or similar bodies manage the defined benefit plans and agree the contribution rates based on independent actuarial advice. The Group seeks to maintain a good working relationship with trustees through regular meetings and communications.
There is a risk that changes in the discount rate, price inflation and life expectancy could lead to a material deficit. Any funding deficit that arises will be financed over a period negotiated between the Group and the Trustees. The impact of a change of assumption on the material schemes in the Group are as follows:
	RPC Containers Limited Pension Scheme £m	bpi Pension Scheme £m	M&H Plastics Pension Scheme £m
0.1% decrease in discount rate	(3.8)	(5.5)	(2.1)
0.1% increase in inflation	(3.0)	(3.8)	(0.6)
1 year increase in life expectancy	(8.7)	(13.2)	(3.2)
The above sensitivity analyses are based on isolated changes in each assumption, while holding all other assumptions constant. In practice, this is unlikely to occur, and there is likely to be some level of correlation between movements in different assumptions. In addition, these sensitivities relate only to potential movement in the defined benefit obligations. The assets are designed to mitigate the impact of these movements to some extent, such that the movements in the defined benefit obligations shown above would, in practice, be partly offset by movements in asset valuations. The above sensitivities are shown to illustrate at a high level the scale of sensitivity of the defined benefit obligations to key actuarial assumptions.
29.   RELATED PARTIES
Group
Identity or related parties
The Group has a related party relationship with its subsidiaries (see pages 153 to 158) and with its key management personnel, who are considered to be its directors. Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation for the Group and are not disclosed in this note.
Transactions with the key management personnel
Disclosures relating to Directors are set out in the Directors’ Remuneration report. The remuneration of the key management personnel of the Group is set out below in aggregate for each of the categories specified in IAS 24 ‘Related Party Disclosures’.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2018

29.   RELATED PARTIES – (continued)

The remuneration of the key management personnel of the Group is as follows:
	2018 £m	2017 £m
Salaries and other short-term employee benefits	2.4	2.3
Post-employment benefits	0.2	0.2
Share-based benefits and other long-term benefits	1.3	2.1
	3.9	4.6
Company
The amounts due to and from the Company in respect of its subsidiaries are set out in notes 16 and 18. The transactions entered into between the Company and its subsidiaries were as follows.
	2018 £m	2017 £m
Management charges made to fellow Group undertakings	4.0	3.3
Management charges received from fellow Group undertakings	(9.8)	(8.0)
Net interest payable	(14.9)	(7.4)
Net interest receivable	70.5	35.0
30.   POST BALANCE SHEET EVENTS
On 30 April 2018 the Group acquired Nordfolien GmbH and its subsidiary company for an enterprise value of  €75m. Nordfolien is a leading business in the design and manufacture of higher added value polythene films for both industrial and consumer packaging markets. Nordfolien has two well-invested sites in Germany and Poland.
Subsequent to the year end the Board approved the conclusion of a strategic review which has identified a number of businesses as non-core. These businesses either are already or will shortly be part of a disposal process and are likely to be classified as discontinued operations in the 2018/19 financial statements.

Independent auditors’ report to the members of RPC Group Plc
Report on the financial statements
Our opinion
In our opinion:
•
RPC Group Plc’s Group financial statements and Parent Company financial statements (the “financial statements”) give a true and fair view of the state of the Group’s and of the Parent Company’s affairs as at 31 March 2017 and of the Group’s profit and the Group’s and the Parent Company’s cash flows for the year then ended;

•
the Group financial statements have been properly prepared in accordance with International Financial Reporting Standards (“IFRSs”) as adopted by the European Union;

•
the Parent Company financial statements have been properly prepared in accordance with IFRSs as adopted by the European Union and as applied in accordance with the provisions of the Companies Act 2006; and

•
the financial statements have been prepared in accordance with the requirements of the Companies Act 2006 and, as regards the Group financial statements, Article 4 of the IAS Regulation.

What we have audited
The financial statements, included within the Annual Report and Accounts (the “Annual Report”), comprise:
•
the Consolidated and Company balance sheets as at 31 March 2017;

•
the Consolidated income statement and Consolidated statement of comprehensive income for the year then ended;

•
the Consolidated and Company cash flow statements for the year then ended;

•
the Consolidated and Company statement of changes in equity for the year then ended; and

•
the notes to the financial statements, which include a summary of significant accounting policies and other explanatory information.

Certain required disclosures have been presented elsewhere in the Annual Report, rather than in the notes to the financial statements. These are cross-referenced from the financial statements and are identified as audited.
The financial reporting framework that has been applied in the preparation of the financial statements is IFRSs as adopted by the European Union and, as regards the Parent Company financial statements, as applied in accordance with the provisions of the Companies Act 2006, and applicable law.
Our audit approach
Context
The context for our audit is set by RPC’s acquisition activity during the year, and the continued integration of previous acquisitions from prior years which has resulted in significant exceptional and non-underlying items.
In particular, the Group has completed nine acquisitions in the current year, with the four largest being the acquisitions of British Polythene Industries Plc (“BPI”), Plastiape S.p.A (“Plastiape”), ESE World B.V. (“ESE”) and Letica Corporation, Letica Development, Inc. and Letica Resources, Inc. (together “Letica”).

Overview
•
Overall Group materiality: £14.3m which represents 5% of profit before tax after adding back the exceptional and non-underlying items as set out in note 4.

•
Following our assessment of the risks of material misstatement of the Group financial statements, we performed audits of the complete financial information of 42 components (2016: 28 components), and specific audit procedures focused on areas of significant risk in respect of a further 20 components (2016: 15 components).

•
In addition, the Parent Company and certain centralised functions, including those covering post-employment obligations, derivative financial instruments, taxation, the fair value adjustments relating to acquisitions, goodwill and intangible asset impairment assessments and the consolidation were audited by the Group audit team.

•
The components on which audits of the complete financial information, specific audit procedures and centralised work was performed, accounted for 65% of Group revenue.

•
As part of our supervision process, the Group audit team visited component auditors in France, Norway and the UK and visited the US in order to perform audit work over Letica.

Our assessment of the risk of material misstatement also informed our views on the areas of particular focus for our work which are listed below:
•
Acquisition accounting. This includes current year significant acquisitions, hindsight adjustments on previous acquisitions, and deferred and contingent consideration on certain previous acquisitions.

•
Presentation and disclosure of exceptional and non-underlying items.

The scope of our audit and our areas of focus
We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) (“ISAs (UK & Ireland)”).
We designed our audit by determining materiality and assessing the risks of material misstatement in the financial statements. In particular, we looked at where the directors made subjective judgements, for example in respect of significant accounting estimates that involved making assumptions and considering future events that are inherently uncertain. As in all of our audits we also addressed the risk of management override of internal controls, including evaluating whether there was evidence of bias by the directors that represented a risk of material misstatement due to fraud.
The risks of material misstatement that had the greatest effect on our audit, including the allocation of our resources and effort, are identified as “areas of focus” in the table below. We have also set out how we tailored our audit to address these specific areas in order to provide an opinion on the financial statements as a whole, and any comments we make on the results of our procedures should be read in this context. This is not a complete list of all risks identified by our audit.
Area of focus	How our audit addressed the area of focus
Acquisition accounting
Refer to Risk profile on page 27, Audit Committee report on page 64, Principal accounting policies on page 99 and to the Acquisition of subsidiary undertakings note on page 132.
Current year significant acquisitions — fair value of acquired assets and liabilities
The Group made the following significant acquisitions during the year:
•
100% of the share capital of BPI on 1 August 2016 for consideration of  £274.5m;

Current year significant acquisitions — fair value of acquired assets and liabilities
For each of the four significant acquisitions:
•
We read the sale and purchase agreement in order to understand the nature of the transaction and ensure that relevant clauses that impact the accounting had been considered by the directors;

•
We tested the fair values ascribed to intangible assets by understanding the assumptions adopted in the valuation model, which critically

Area of focus	How our audit addressed the area of focus
•
100% of the share capital of Plastiape on 24 November 2016 for consideration of £116.7m;

•
100% of the share capital of ESE on 31 January 2017 for consideration of  £233.3m; and

•
100% of the share capital of Letica on 9 March 2017 for consideration of  £407.6m.

The Group also made five smaller acquisitions during the year, but we have focused our work on the four larger acquisitions due to their relative size and significance to the Group as a whole.
We focused on this area because the accounting treatment for the provisional opening balance sheet is inherently judgemental and requires the directors to exercise many judgements, including in respect of the fair values of intangible assets, property, plant and equipment, provisions and other assets and liabilities, and the calculation of associated goodwill.

GCS hindsight adjustments
A hindsight review was performed during the year in respect of the GCS acquisition, where the provisional fair values recognised on acquisition were reassessed and provisions were increased by £2.3m and assets reduced by £4.7m. A hindsight adjustment of  £4.0m has also been made to increase the level of deferred tax assets.

include the forecast attrition rate in relation to existing customers, the expected longevity of the relationships and the sales and margin forecasts. We engaged and evaluated the work of our specialists who validated those underlying assumptions and confirmed that the directors had adopted reasonable assumptions in each circumstance;
•
We engaged our property valuation specialists to review the methodologies adopted and key assumptions utilised in valuing the freehold properties. This included benchmarking key assumptions to external market data. The fair values were consistent with the evidence obtained;

•
We tested plant and equipment valuations by considering the reliability of the directors’ experts where used, by using external market information where available and reviewing key assumptions utilised by the directors including the age, condition and useful economic lives of assets. The fair values were consistent with the evidence obtained;

•
We tested the provision for out of market contracts by considering the range of margins used in the underlying calculations to determine whether the contract is out of market. We confirmed that the methodology used by the directors is consistent with that adopted for previous acquisitions in prior years and reasonable in light of available data; and

•
For the remaining fair values of other assets and liabilities, we evaluated the assessment and calculation of material assets and provisions to check that they are accurate and reflect information that was known in relation to events that existed at the transaction dates.

Ace and Letica deferred and contingent consideration
The directors have reconsidered their estimate of the deferred and contingent consideration that is likely to be payable in relation to the acquisition of Ace. Based on the information currently available to them, they considered the provision in the light of their current expectations as to the amount of consideration which they believe will be payable in May 2018 based on performance to the end of the earn-out period in December 2017 and released £23.0m of the provision.
The directors have also considered the estimate of deferred and contingent consideration that is likely to be payable in relation to the acquisition of Letica at the end of the earn-out period to June 2019.

We note that the generated goodwill on the four significant acquisitions of  £667.2m is the residual value of the consideration over and above the fair value of acquired net assets. We consider that the directors’ assessment of the provisional fair value of the opening balance sheets of these acquisitions to be supportable.

GCS hindsight adjustments
Due to the GCS fair values having been provisional at the previous year end, a hindsight review was performed by the directors in the current year.
Additional provisions of  £2.3m were recognised in relation to liabilities that the directors concluded existed at the acquisition date and £4.7m of assets were derecognised where the directors identified

Area of focus	How our audit addressed the area of focus

that they did not have a fair value in the opening balance sheet. Deferred tax assets of  £4.0m were recognised in relation to assets that were recoverable at the acquisition date. The evidence obtained supported the value of the adjustments made and that these conditions existed at the time of acquisition.
We also reviewed the out of market contract provision with reference to understanding any new information that had been identified in the hindsight period that existed at the time of the acquisition. Our procedures did not identify any required adjustments.
Ace and Letica deferred and contingent consideration
We reviewed the basis of this calculation and verified the expected future performance to the directors’ forecasts and the underlying agreements to conclude that the provisions at the end of the period are reasonable based on information that is currently available.

Presentation and disclosure of exceptional and non-underlying items
Refer to Risk profile on page 27, Audit Committee report on page 64, Principal accounting policies on page 99 and to the Non-underlying items note on page 109.
The financial statements include certain items which are disclosed as ‘exceptional’ and ‘non-underlying’ in nature. These include exceptional items included in operating costs consisting of  £56.1m of integration costs relating to the ongoing Promens and GCS integration programmes as well as the integration programme for BPI. Also included as exceptional items included in operating costs are £18.9m of acquisition costs, an impairment charge on property, plant and equipment of  £12.0m, a net release of  £11.2m of the provision for deferred and contingent consideration, the majority of which is in relation to the Ace acquisition (as described above) and other costs of £8.4m.
Non-underlying items include amortisation of acquired intangibles of  £31.0m, certain financial income and expense items of  £15.2m, the tax impact on the above listed items of  £23.2m and a tax credit of  £19.2m arising on losses previously generated in Promens and GCS that have been accessed during the year.
We focused on this area because non-underlying items are not defined by IFRS as adopted by the European Union and the directors must therefore

We assessed the appropriateness of the Group’s accounting policy and whether those items disclosed as exceptional and non-underlying were consistent with the accounting policy and the approach taken in previous accounting periods. In particular:
•
For the £56.1m of integration costs, our work confirmed that these costs were associated with projects of an exceptional nature and related to specific integration plans as a result of previous acquisitions. As well as agreeing a sample of these costs to supporting evidence the Group audit team, including the Group Audit Partner visited an RPC site in Germany which had been significantly impacted by the restructuring and integration programme. As part of this visit, the Group audit team were able to see the improvements that had been made to the site as well as meeting with the RPC Director of Business Improvement and the respective Divisional Finance Directors for RPC Bramlage and RPC Promens to discuss the detailed plans of the integration programmes in total;

•
For acquisition related costs of  £18.9m we agreed a sample of these costs to supporting evidence to verify that they were one-off in nature and related to specific acquisitions completed or abandoned in the year;

•
For the impairment charge of  £12.0m on property, plant and equipment and assets held for sale we tested the directors’ impairment

Area of focus	How our audit addressed the area of focus
apply judgement to identify such items. Incorrect classification of these items could lead to misinterpretation of the financial results.
models, ensuring that the carrying value reflected the higher of either the fair value of future cash flows or the expected realisable value of the assets from disposal;
•
For our audit response on the deferred and contingent consideration on the Ace acquisition, see the acquisition accounting area of focus above;

•
For other exceptional and non-underlying items, we verified a sample of the items to supporting evidence and ensured a consistent application of the accounting policy to prior periods; and

•
For the tax credit of  £19.2m arising on losses that are now accessible, we engaged our tax specialists to confirm the availability of the losses and the tax rates applied and we confirmed that the recognition of the tax credit was a one-off material event and therefore met the accounting policy definition of non-underlying.

As the non-underlying items include both costs and income, we have considered other items within the Consolidated income statement to confirm completeness of the classification.
We found the Group’s accounting policy to be appropriate and the classification of items to be consistent with the accounting policy and the treatment of similar items in prior years.

How we tailored the audit scope
We tailored the scope of our audit to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole, taking into account the geographic structure of the Group, the accounting processes and controls, and the industry in which the Group operates.
The Group is structured along seven divisions being RPC Ace, RPC Bebo, RPC bpi, RPC Bramlage, RPC M&H, RPC Promens and RPC Superfos, each with their own Finance Director who reports into the Group finance team. Each division contains multiple components, across different regions, which are consolidated to form the Group financial statements.
The Group financial statements are a consolidation of multiple components, comprising the Group’s operating businesses and centralised functions. These components maintain their own accounting records and controls and report to the head office finance team through an integrated consolidation system.
In establishing the overall approach to the Group audit, we determined the type of work that needed to be performed at each component and we used auditors within PwC UK and from other PwC network firms operating under our instruction, who are familiar with the local laws and regulations in each of these territories to perform this work.
Accordingly, of the Group’s multiple components, we identified 42 which, in our view, required a full audit of their complete financial information in order to ensure that sufficient appropriate audit evidence was obtained. The components on which a full audit of their complete financial information was performed accounted for 55% of Group revenue. There are no individually significant components due to size or risk profile. Specific audit procedures focused on areas of significant risk in respect of a further 20 components were performed with due consideration paid to obtaining global coverage on a rotational basis.

This scope involved sites in Belgium, China, Czech Republic, Denmark, France, Germany, Hong Kong, Italy, Norway, Poland, Spain, Sweden, the UK and the USA.
The Group consolidation, financial statements disclosures and a number of centralised functions were audited by the Group audit team at the head office. These included, but were not limited to, central procedures on post-employment obligations, derivative financial instruments, taxation, the fair value adjustments relating to acquisitions, goodwill and intangible asset impairment assessments. We also performed Group level analytical procedures on all of the remaining out of scope components to identify whether any further audit evidence was needed, which resulted in no extra testing. The Parent Company was also subject to a full scope audit by the Group audit team.
The components on which audits of the complete financial information, specific audit procedures and centralised work was performed, accounted for 65% of Group revenue.
The Group audit team visits component auditors based on significance and/or risk characteristics, as well as on a rotational basis to ensure coverage across the Group. In the current year, the Group audit team visited component auditors in France, Norway and the UK and visited the US in order to perform audit work over Letica. Additionally the Group audit team was in contact, at each stage of the audit, with all component teams through regular written communication in line with detailed instructions issued by the Group audit team. In addition, for a number of the component teams, the Group team discussed in detail the planned audit approach at the component level and discussed the detailed findings of the audit with the component team.
Materiality
The scope of our audit was influenced by our application of materiality. We set certain quantitative thresholds for materiality. These, together with qualitative considerations, helped us to determine the scope of our audit and the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and in evaluating the effect of misstatements, both individually and on the financial statements as a whole.
Based on our professional judgement, we determined materiality for the financial statements as a whole as follows:
Overall Group materiality	• £14.3m (2016: £7.6m).
How we determined it	• 5% of profit before tax, after adding back exceptional and non-underlying items as set out in note 4.
Rationale for benchmark applied
•
We believe that profit before tax, after adding back exceptional and non-underlying items is the primary measure used by the shareholders in assessing the performance of the Group. The exclusion of items classified as exceptional and non-underlying is consistent with previous periods.

Component materiality
•
For each reporting component in our audit scope, we allocated a materiality that is less than our overall Group materiality. The range of materiality allocated across components was between £170,000 and £4,000,000. Certain components were audited to a local statutory audit materiality that was also less than our overall Group materiality.

We agreed with the Audit Committee that we would report to them misstatements identified during our audit above £550,000 (2016: £380,000) as well as misstatements below that amount that, in our view, warranted reporting for qualitative reasons.
Going concern
Under the Listing Rules we are required to review the Directors’ statement, set out on page 83, in relation to going concern. We have nothing to report having performed our review.

Under ISAs (UK & Ireland) we are required to report to you if we have anything material to add or to draw attention to in relation to the Directors’ statement about whether they considered it appropriate to adopt the going concern basis in preparing the financial statements. We have nothing material to add or to draw attention to.
As noted in the Directors’ statement, the directors have concluded that it is appropriate to adopt the going concern basis in preparing the financial statements. The going concern basis presumes that the Group and Parent Company have adequate resources to remain in operation, and that the directors intend them to do so, for at least one year from the date the financial statements were signed. As part of our audit we have concluded that the directors’ use of the going concern basis is appropriate. However, because not all future events or conditions can be predicted, these statements are not a guarantee as to the Group’s and Parent Company’s ability to continue as a going concern.
Other required reporting
Consistency of other information and compliance with applicable requirements
Companies Act 2006 reporting
In our opinion, based on the work undertaken in the course of the audit:
•
the information given in the Strategic report and the Directors’ report for the financial year for which the financial statements are prepared is consistent with the financial statements; and

•
the Strategic report and the Directors’ report have been prepared in accordance with applicable legal requirements.

In addition, in light of the knowledge and understanding of the Group, the Parent Company and their environment obtained in the course of the audit, we are required to report if we have identified any material misstatements in the Strategic report and the Directors’ report. We have nothing to report in this respect.
ISAs (UK & Ireland) reporting
Under ISAs (UK & Ireland) we are required to report to you if, in our opinion:

•
information in the Annual Report is:

 —
materially inconsistent with the information in the audited financial statements; or

 —
apparently materially incorrect based on, or materially inconsistent with, our knowledge of the Group and Parent Company acquired in the course of performing our audit; or

 —
otherwise misleading.

We have no exceptions to report.

•
the statement given by the directors on page 84, in accordance with provision C.1.1 of the UK Corporate Governance Code (the “Code”), that they consider the Annual Report taken as a whole to be fair, balanced and understandable and provides the information necessary for members to assess the Group’s and Parent Company’s position and performance, business model and strategy is materially inconsistent with our knowledge of the Group and Parent Company acquired in the course of performing our audit.

We have no exceptions to report.

•
the section of the Annual Report on page 66, as required by provision C.3.8 of the Code, describing the work of the Audit Committee does not appropriately address matters communicated by us to the Audit Committee.

We have no exceptions to report.

The directors’ assessment of the prospects of the group and of the principal risks that would threaten the solvency or liquidity of the group
Under ISAs (UK & Ireland) we are required to report to you if we have anything material to add or to draw attention to in relation to:

•
The directors’ confirmation on page 68 of the Annual Report, in accordance with provision C.2.1 of the Code, that they have carried out a robust assessment of the principal risks facing the Group, including those that would threaten its business model, future performance, solvency or liquidity.

We have nothing material to add or to draw attention to.
• The disclosures in the Annual Report that describe those risks and explain how they are being managed or mitigated.	We have nothing material to add or to draw attention to.

•
The directors’ explanation on page 30 of the Annual Report, in accordance with provision C.2.2 of the Code, as to how they have assessed the prospects of the Group, over what period they have done so and why they consider that period to be appropriate, and their statement as to whether they have a reasonable expectation that the Group will be able to continue in operation and meet its liabilities as they fall due over the period of their assessment, including any related disclosures drawing attention to any necessary qualifications or assumptions.

We have nothing material to add or to draw attention to.
Under the Listing Rules we are required to review the Directors’ statement that they have carried out a robust assessment of the principal risks facing the Group and the Directors’ statement in relation to the longer-term viability of the Group. Our review was substantially less in scope than an audit and only consisted of making inquiries and considering the directors’ process supporting their statements; checking that the statements are in alignment with the relevant provisions of the Code; and considering whether the statements are consistent with the knowledge acquired by us in the course of performing our audit. We have nothing to report having performed our review.
Adequacy of accounting records and information and explanations received
Under the Companies Act 2006 we are required to report to you if, in our opinion:
•
we have not received all the information and explanations we require for our audit; or

•
adequate accounting records have not been kept by the Parent Company, or returns adequate for our audit have not been received from branches not visited by us; or

•
the Parent Company financial statements and the part of the Directors’ Remuneration report to be audited are not in agreement with the accounting records and returns.

We have no exceptions to report arising from this responsibility.
Directors’ remuneration
Directors’ remuneration report — Companies Act 2006 opinion
In our opinion, the part of the Directors’ Remuneration report to be audited has been properly prepared in accordance with the Companies Act 2006.
Other Companies Act 2006 reporting
Under the Companies Act 2006 we are required to report to you if, in our opinion, certain disclosures of directors’ remuneration specified by law are not made. We have no exceptions to report arising from this responsibility.
Corporate governance statement
Under the Listing Rules we are required to review the part of the Corporate Governance statement relating to ten further provisions of the Code. We have nothing to report having performed our review.

Responsibilities for the financial statements and the audit
Our responsibilities and those of the directors
As explained more fully in the Statement of Directors’ responsibilities set out on page 84, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view.
Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and ISAs (UK & Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.
This report, including the opinions, has been prepared for and only for the Parent Company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.
What an audit of financial statements involves
An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of:
•
whether the accounting policies are appropriate to the Group’s and the Parent Company’s circumstances and have been consistently applied and adequately disclosed;

•
the reasonableness of significant accounting estimates made by the directors; and

•
the overall presentation of the financial statements.

We primarily focus our work in these areas by assessing the directors’ judgements against available evidence, forming our own judgements, and evaluating the disclosures in the financial statements.
We test and examine information, using sampling and other auditing techniques, to the extent we consider necessary to provide a reasonable basis for us to draw conclusions. We obtain audit evidence through testing the effectiveness of controls, substantive procedures or a combination of both.
In addition, we read all the financial and non-financial information in the Annual Report to identify material inconsistencies with the audited financial statements and to identify any information that is apparently materially incorrect based on, or materially inconsistent with, the knowledge acquired by us in the course of performing the audit. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report. With respect to the Strategic report and Directors’ report, we consider whether those reports include the disclosures required by applicable legal requirements.
Mark Smith (Senior Statutory Auditor)
for and on behalf of PricewaterhouseCoopers LLP
Chartered Accountants and Statutory Auditors
Birmingham
7 June 2017
•
The maintenance and integrity of the RPC Group Plc website is the responsibility of the directors; the work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditor accepts no responsibility for any changes that may have occurred to the financial statements since they were initially presented on the website.

•
Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions

CONSOLIDATED INCOME STATEMENT
for the year ended 31 March 2017
	Notes	2017			2016
		Adjusted £m	Non- underlying (note 4) £m	Total £m	Adjusted £m	Non- underlying (note 4) £m	Total £m
Revenue	2	2,747.2	—	2,747.2	1,642.4	—	1,642.4
Operating costs	3	(2,439.0)	(116.2)	(2,555.2)	(1,468.1)	(79.1)	(1,547.2)
Operating profit		308.2	(116.2)	192.0	174.3	(79.1)	95.2
Financial income	6	12.6	—	12.6	4.3	0.8	5.1
Financial expenses	6	(35.4)	(15.2)	(50.6)	(18.6)	(6.7)	(25.3)
Net financing costs	6	(22.8)	(15.2)	(38.0)	(14.3)	(5.9)	(20.2)
Share of investment accounted for under the equity method	14	0.7	—	0.7	0.6	—	0.6
Profit before taxation	2	286.1	(131.4)	154.7	160.6	(85.0)	75.6
Taxation	7	(65.1)	42.4	(22.7)	(38.5)	17.8	(20.7)
Total profit for the period attributable to equity shareholders		221.0	(89.0)	132.0	122.1	(67.2)	54.9
Earnings per share		2017		2016 restated
Basic	10		37.1p		18.1p
Diluted	10		36.8p		18.0p
Adjusted basic	10	62.2p		40.4p
Adjusted diluted	10	61.6p		40.1p

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
for the year ended 31 March 2017
	Notes	2017 £m	2016 £m
Profit for the period		132.0	54.9
Items that will not be reclassified subsequently to profit and loss
Actuarial (losses)/gains on defined benefit pension plans	28	(7.2)	15.1
Deferred tax on actuarial losses/(gains)		1.0	(2.7)
		(6.2)	12.4
Items that may be reclassified subsequently to profit and loss
Foreign exchange translation differences		101.3	61.6
Effective portion of movement in fair value of interest rate swaps		6.1	11.7
Deferred tax charge/(credit) on movement in fair value of interest rate swaps		0.7	(2.0)
Amounts recycled to profit and loss		(8.0)	(1.9)
Amounts recycled to balance sheet		(1.7)	(4.0)
Movement in swaps designated as net investment hedges		(3.8)	(10.1)
		94.6	55.3
Other comprehensive income, net of tax		88.4	67.7
Total comprehensive income for the period		220.4	122.6

CONSOLIDATED BALANCE SHEET
at 31 March 2017
	Notes	2017 £m	2016 restated £m
Non-current assets
Goodwill	11	1,575.1	825.1
Other intangible assets	11	377.8	165.5
Property, plant and equipment	12	1,265.5	895.1
Investments accounted for under the equity method	14	4.2	3.2
Derivative financial instruments	21	39.0	28.7
Deferred tax assets	23	116.1	71.6
Total non-current assets		3,377.7	1,989.2
Current assets
Assets held for sale	17	5.6	1.6
Inventories	15	480.2	275.1
Trade and other receivables	16	625.9	396.6
Current tax receivables		3.3	2.9
Derivative financial instruments	21	1.0	—
Cash and cash equivalents		258.1	130.2
Total current assets		1,374.1	806.4
Current liabilities
Bank loans and overdrafts	18	(85.1)	(111.0)
Trade and other payables	18	(885.8)	(531.5)
Current tax liabilities		(42.6)	(37.3)
Deferred and contingent consideration	22	(2.8)	(4.2)
Provisions and other liabilities	23	(66.0)	(60.8)
Derivative financial instruments	21	(2.3)	(0.2)
Total current liabilities		(1,084.6)	(745.0)
Net current assets		289.5	61.4
Total assets less current liabilities		3,667.2	2,050.6
Non-current liabilities
Bank loans and other borrowings	19	(1,259.6)	(794.2)
Employee benefits	28	(256.0)	(150.3)
Deferred tax liabilities	23	(233.2)	(117.0)
Deferred and contingent consideration	22	(49.4)	(53.2)
Provisions and other liabilities	23	(45.6)	(41.7)
Derivative financial instruments	21	(0.7)	(0.3)
Total non-current liabilities		(1,844.5)	(1,156.7)
Net assets		1,822.7	893.9
Equity
Called up share capital	24	20.8	15.2
Share premium account		680.6	591.4
Merger reserve		727.4	52.2
Capital redemption reserve		0.9	0.9
Retained earnings		222.1	157.9
Cash flow hedging reserve		(1.1)	1.8
Cumulative translation differences reserve		171.7	74.2
Total equity attributable to equity shareholders		1,822.4	893.6
Non-controlling interest		0.3	0.3
Total equity		1,822.7	893.9
The financial statements on pages F-90 to F-149 were approved by the Board of Directors on 7 June 2017 and were signed on its behalf by:
J R P Pike	S J Kesterton
Chairman	Group Finance Director

CONSOLIDATED CASH FLOW STATEMENT
for the year ended 31 March 2017
	Notes	2017 £m	2016 restated £m
Cash flows from operating activities
Adjusted operating profit		308.2	174.3
Adjustments for:
Amortisation of intangible assets		3.4	2.9
Depreciation		129.8	74.0
Adjusted EBITDA		441.4	251.2
Share-based payment expense		4.5	3.3
Loss on disposal of property, plant and equipment		—	0.1
Pension deficit payments in excess of income statement charge		(4.8)	(2.0)
Movement in provisions and financial liabilities		(55.6)	(20.8)
Movement in working capital		28.5	0.2
Adjusted operating cash flows		414.0	232.0
Payments in respect of non-underlying items	4	(81.1)	(50.3)
Cash generated by operations		332.9	181.7
Taxes paid		(33.2)	(13.6)
Interest paid		(23.2)	(17.2)
Net cash from operating activities		276.5	150.9
Cash flows from investing activities
Interest received		1.5	1.7
Proceeds on disposal of property, plant and equipment and assets held for sale		4.5	3.4
Acquisition of property, plant and equipment		(175.2)	(101.1)
Acquisition of intangible assets		(5.0)	(3.4)
Acquisition of businesses		(938.1)	(528.5)
Proceeds on disposal of businesses		0.1	4.0
Net cash flows used in investing activities		(1,112.2)	(623.9)
Cash flows from financing activities
Dividends paid	8	(62.1)	(40.8)
Purchase of own shares	24	(5.1)	(3.0)
Proceeds from the issue of share capital		629.2	230.1
Repayment of borrowings		(85.6)	—
Proceeds of borrowings		444.8	321.9
Net cash flows from financing activities		921.2	508.2
Net increase in cash and cash equivalents		85.5	35.2
Cash and cash equivalents at beginning of year		86.3	47.4
Effect of foreign exchange rate changes		11.2	3.7
Cash and cash equivalents at end of year		183.0	86.3
Cash and cash equivalents comprise:
Cash at bank		258.1	130.2
Bank overdrafts		(75.1)	(43.9)
		183.0	86.3

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
for the year ended 31 March 2017
	Share capital £m	Share premium account restated £m	Merger reserve restated £m	Capital redemption reserve £m	Translation reserve £m	Cash flow hedging reserve £m	Retained earnings £m	Non- controlling interest £m	Total equity £m
At 1 April 2016	15.2	591.4	52.2	0.9	74.2	1.8	157.9	0.3	893.9
Profit for the period	—	—	—	—	—	—	132.0	—	132.0
Actuarial loss	—	—	—	—	—	—	(7.2)	—	(7.2)
Deferred tax on actuarial loss	—	—	—	—	—	—	1.0	—	1.0
Exchange differences on foreign currencies	—	—	—	—	101.3	—	—	—	101.3
Movement in fair value of derivatives	—	—	—	—	—	6.1	—	—	6.1
Amounts recycled to profit and loss	—	—	—	—	—	(8.0)	—	—	(8.0)
Amounts recycled to balance sheet	—	—	—	—	—	(1.7)	—	—	(1.7)
Deferred tax on hedging movements	—	—	—	—	—	0.7	—	—	0.7
Movement in swaps designated as net investment hedges	—	—	—	—	(3.8)	—	—	—	(3.8)
Total comprehensive income for the period	—	—	—	—	97.5	(2.9)	125.8	—	220.4
Issue of shares	5.6	89.2	675.2	—	—	—	—	—	770.0
Equity-settled share-based payments	—	—	—	—	—	—	4.5	—	4.5
Deferred tax on equity-settled share-based payments	—	—	—	—	—	—	0.3	—	0.3
Current tax on equity-settled share-based payments	—	—	—	—	—	—	0.8	—	0.8
Purchase of own shares	—	—	—	—	—	—	(5.1)	—	(5.1)
Dividends paid	—	—	—	—	—	—	(62.1)	—	(62.1)
Total transactions with owners recorded directly in equity	5.6	89.2	675.2	—	—	—	(61.6)	—	708.4
At 31 March 2017	20.8	680.6	727.4	0.9	171.7	(1.1)	222.1	0.3	1,822.7

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY – (continued)
for the year ended 31 March 2017
	Share capital £m	Share premium account restated £m	Merger reserve restated £m	Capital redemption reserve £m	Translation reserve £m	Cash flow hedging reserve £m	Retained earnings £m	Non- controlling interest £m	Total equity £m
At 1 April 2015	12.6	363.9	52.2	0.9	26.3	(5.6)	130.5	0.3	581.1
Profit for the period	—	—	—	—	—	—	54.9	—	54.9
Actuarial gains	—	—	—	—	—	—	15.1	—	15.1
Deferred tax on actuarial gains	—	—	—	—	—	—	(2.7)	—	(2.7)
Exchange differences on foreign currencies	—	—	—	—	61.6	—	—	—	61.6
Movement in fair value of derivatives	—	—	—	—	—	11.7	—	—	11.7
Amounts recycled to profit and loss	—	—	—	—	—	(1.9)	—	—	(1.9)
Amounts recycled to balance sheet	—	—	—	—	—	(4.0)	—	—	(4.0)
Deferred tax on hedging movements	—	—	—	—	—	(2.0)	—	—	(2.0)
Transfer between reserves	—	—	—	—	(3.6)	3.6	—	—	—
Movement in swaps designated as net investment hedges	—	—	—	—	(10.1)	—	—	—	(10.1)
Total comprehensive income for the period	—	—	—	—	47.9	7.4	67.3	—	122.6
Issue of shares	2.6	227.5	—	—	—	—	—	—	230.1
Equity-settled share-based payments	—	—	—	—	—	—	3.3	—	3.3
Deferred tax on equity-settled share-based payments	—	—	—	—	—	—	0.6	—	0.6
Purchase of own shares	—	—	—	—	—	—	(3.0)	—	(3.0)
Dividends paid	—	—	—	—	—	—	(40.8)	—	(40.8)
Total transactions with owners recorded directly in equity	2.6	227.5	—	—	—	—	(39.9)	—	190.2
At 31 March 2016	15.2	591.4	52.2	0.9	74.2	1.8	157.9	0.3	893.9

COMPANY BALANCE SHEET
at 31 March 2017
	Notes	2017 £m	2016 restated £m
Non-current assets
Investment in subsidiaries	13	1,346.9	886.3
Derivative financial instruments	21	39.0	28.7
Deferred tax asset	23	0.3	—
Total non-current assets		1,386.2	915.0
Current assets
Trade and other receivables	16	1,985.8	1,149.6
Derivative financial instruments	21	1.0	—
Cash and cash equivalents		1.4	—
Total current assets		1,988.2	1,149.6
Current liabilities
Bank loans and overdrafts	18	(33.0)	(92.3)
Trade and other payables	18	(392.6)	(266.4)
Current tax liabilities		—	(0.6)
Derivative financial instruments		(2.3)	—
Total current liabilities		(427.9)	(359.3)
Net current assets		1,560.3	790.3
Total assets less current liabilities		2,946.5	1,705.3
Non-current liabilities
Bank loans and other borrowings	19	(1,229.1)	(761.3)
Deferred tax liabilities	23	—	(0.6)
Total non-current liabilities		(1,229.1)	(761.9)
Net assets		1,717.4	943.4
Equity
Called up share capital	24	20.8	15.2
Share premium account		680.6	591.4
Merger reserve		727.4	52.2
Capital redemption reserve		0.9	0.9
Retained earnings		289.7	286.2
Cash flow hedging reserve		(2.0)	1.8
Cumulative translation differences reserve		—	(4.3)
Total equity attributable to equity shareholders		1,717.4	943.4
The financial statements on pages F-90 to F-149 were approved by the Board of Directors on 7 June 2017 and were signed on its behalf by:
J R P Pike	S J Kesterton	Registered Number
Chairman	Group Finance Director	2578443

COMPANY CASH FLOW STATEMENT
for the year ended 31 March 2017
	Notes	2017 £m	2016 £m
Cash flows from operating activities
Profit before tax	9	66.9	78.6
Dividends received	9	(89.9)	(90.1)
Net financing costs		(5.9)	(1.1)
Loss from operations		(28.9)	(12.6)
Operating cash flows before movements in working capital		(28.9)	(12.6)
Increase in working capital		(603.8)	(269.5)
Cash used in operations		(632.7)	(282.1)
Interest paid		(21.8)	(13.0)
Net cash used in operating activities		(654.5)	(295.1)
Cash flows used in investing activities
Interest received		—	0.1
Investments in subsidiaries		(370.6)	(248.4)
Net cash flows used in investing activities		(370.6)	(248.3)
Cash flows from financing activities
Dividends paid	8	(62.1)	(40.8)
Proceeds from the issue of share capital	24	680.0	230.1
New bank loans raised		407.8	347.3
Net cash flows from financing activities		1,025.7	536.6
Net increase/(decrease) in cash and cash equivalents		0.6	(6.8)
Cash and cash equivalents at beginning of year		(32.2)	(25.4)
Cash and cash equivalents at end of year		(31.6)	(32.2)
Cash and cash equivalents comprise:
Cash and cash equivalents		1.4	—
Bank overdraft		(33.0)	(32.2)
		(31.6)	(32.2)

COMPANY STATEMENT OF CHANGES IN EQUITY
for the year ended 31 March 2017
	Share capital £m	Share premium account restated £m	Merger reserve restated £m	Capital redemption reserve £m	Translation reserve £m	Cash flow hedging reserve £m	Retained earnings £m	Total equity £m
At 1 April 2016	15.2	591.4	52.2	0.9	(4.3)	1.8	286.2	943.4
Profit for the period	—	—	—	—	—	—	67.5	67.5
Movement in fair value of derivatives	—	—	—	—	—	5.0	—	5.0
Amounts recycled to profit and loss	—	—	—	—	—	(8.0)	—	(8.0)
Amounts recycled to balance sheet	—	—	—	—	—	(1.7)	—	(1.7)
Deferred tax on hedging movements	—	—	—	—	—	0.9	—	0.9
Transfer between reserves	—	—	—	—	4.3	—	(4.3)	—
Total comprehensive (expense)/income for the period	—	—	—	—	4.3	(3.8)	63.2	63.7
Issue of shares	5.6	89.2	675.2	—	—	—	—	770.0
Equity-settled share-based payments	—	—	—	—	—	—	2.4	2.4
Dividends paid	—	—	—	—	—	—	(62.1)	(62.1)
Total transactions with owners recorded directly in equity	5.6	89.2	675.2	—	—	—	(59.7)	710.3
At 31 March 2017	20.8	680.6	727.4	0.9	—	(2.0)	289.7	1,717.4
At 1 April 2015	12.6	363.9	52.2	0.9	(0.7)	(5.6)	246.7	670.0
Profit for the period	—	—	—	—	—	—	78.6	78.6
Movement in fair value of derivatives	—	—	—	—	—	11.7	—	11.7
Amounts recycled to profit and loss	—	—	—	—	—	(1.9)	—	(1.9)
Amounts recycled to balance sheet	—	—	—	—	—	(4.0)	—	(4.0)
Deferred tax on hedging movements	—	—	—	—	—	(2.0)	—	(2.0)
Transfer between reserves	—	—	—	—	(3.6)	3.6	—	—
Total comprehensive (expense)/income for the period	—	—	—	—	(3.6)	7.4	78.6	82.4
Issue of shares	2.6	227.5	—	—	—	—	—	230.1
Equity-settled share-based payments	—	—	—	—	—	—	1.7	1.7
Dividends paid	—	—	—	—	—	—	(40.8)	(40.8)
Total transactions with owners recorded directly in equity	2.6	227.5	—	—	—	—	(39.1)	191.0
At 31 March 2016	15.2	591.4	52.2	0.9	(4.3)	1.8	286.2	943.4

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017
1.   Principal accounting policies
RPC Group Plc ‘the Company’ is a company incorporated in England and Wales.
Both the Company financial statements and the Group financial statements have been prepared and approved by the directors in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU (Adopted IFRS). On publishing the Company financial statements here together with the Group financial statements, the Company is taking advantage of the exemption in section 408 of the Companies Act 2006 not to present its individual income statement and related notes that form part of these approved financial statements.
The following principal accounting policies apply to both the Group and Company financial statements. They have been applied consistently throughout the year and the preceding year in dealing with items which are considered material in relation to the Group and Company’s financial statements.
Basis of preparation
The financial statements, which are presented in sterling, are prepared on a going concern basis and in accordance with the historical cost convention except for derivative financial instruments and deferred and contingent consideration which are stated at their fair value.
In the preparation of the financial statements, comparative amounts have been restated to reflect the following:
•
The provisional GCS and JP Plast acquisition accounting has been reviewed and hindsight adjustments made to goodwill, provisions, current and deferred tax, accounts receivable and property, plant and equipment. These have been adjusted in the comparative balance sheet.

•
The shares issued in 2014 as consideration for Ace met the criteria for merger relief. As a result, £52.2m has been reclassified from the share premium account to merger reserve in opening balances.

•
Earnings per share in the prior year has been restated to reflect the rights issue on 27 February 2017.

•
Current tax receivables of  £2.9m have been separately disclosed in the comparative balance sheet which were previously netted off current tax liabilities.

Key estimates and assumptions
The preparation of the financial statements requires the directors to make judgements, estimates and assumptions that affect the application of policies and the reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experiences and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
The key estimates and judgements used in the financial statements are as follows:
Acquisition accounting
IFRS 3 ‘Business Combinations’ requires that the consideration for an acquisition is recorded at fair value. Where contingent consideration is part of the acquisition cost then management have estimated the fair value of the amount payable. Contingent consideration is revalued each reporting period according to the latest forecasts of the acquired business based on the terms of the earn-out arrangement. Where deferred consideration is part of an acquisition cost then it is recorded and held on the balance sheet at

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

1.   Principal accounting policies – (continued)

amortised cost. Where payment is dependent on the recipient remaining in employment, the payment will be accounted for as post-acquisition remuneration as required under IFRS 3 and be classified as exceptional remuneration expense over the earn-out period. This is also held at fair value and revalued each reporting period.
Assets and liabilities must also be recognised at fair value on acquisition. The identification and measurement of contingent liabilities, out-of-market contracts and intangible assets are key areas of judgement. For intangible assets appropriate valuation methods are used, including royalty rates and the excess earnings model to recognise the fair value of the assets acquired. More details are set out in note 25.
Exceptional and other non-underlying items
The directors believe that the presentation of the results after adjusting for exceptional and non-underlying items assists in comparing trends and with improving an understanding of business performance. The Company has developed a policy of accounting treatment and disclosure which is consistently applied in identifying these costs which in some situations require judgement as to their amount and the appropriateness of their classification.
Impairment of tangible and intangible assets
Intangible assets are tested at least annually for impairment and the Group’s tangible assets other than inventories, financial assets within the scope of International Accounting Standard (IAS) 39 and deferred tax assets, are tested when there is an indication of impairment in accordance with the accounting policy set out below and in note 11 to the financial statements. The recoverable amounts of cash-generating units (CGUs) are determined based on value-in-use calculations. These calculations require the use of estimates which include cash flow projections for each cash-generating unit and discount rates based on a pre-tax discount rate that reflects current market assumptions of the time value of money and the risks specific to the cash-generating unit.
Retirement benefit obligations
The costs and present value of any related pension assets and liabilities depend upon such factors as life expectancy of the members, wage rate increases of current employees, the returns that the schemes’ assets generate and the discount rate used to calculate the present value of the pension liabilities. The Group uses estimates based on past experience and actuarial advice in determining these future cash flows and in determining the discount rate. The accounting policy is set out under employee benefits on page 103 and details of the assumptions used are set out in note 28 to the financial statements.
Taxation
There are many transactions whose ultimate tax treatment is uncertain. The Group makes provision for anticipated tax consequences based on the likelihood of whether additional taxes may arise. The Group recognises deferred tax assets and liabilities based on estimates of future taxable income and recoverability. If these estimates do not materialise or change, or there are changes in tax rates or to the period over which losses might be recognised, then the value of the deferred tax asset or liability will be revised in a future period. The accounting policy for taxation is set out below.
Basis of consolidation
The consolidation includes the financial statements of the Company and its subsidiaries made up to 31 March 2017. Where subsidiaries are acquired during the year, their results are included in the Group’s financial statements from the date of control. Control exists when the Group has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. Intra-group sales and profits are eliminated fully on consolidation.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

1.   Principal accounting policies – (continued)

Investments in joint ventures are accounted for using the equity method.
Acquisition accounting
Acquisitions are accounted for by applying the purchase method. The cost of an acquisition is measured as the aggregate of the fair values, at the acquisition date, of the assets given, liabilities incurred or assumed, and equity instruments issued by the Group. A systematic approach is taken to identify the assets, liabilities and contingent liabilities of the acquiree, and to measure them at fair value at the acquisition date, irrespective of the extent of any non-controlling interests, using appropriate valuation methods and third party valuation specialists where appropriate. The excess of the cost of the acquisition over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities is recognised as goodwill.
New standards and interpretations
In the current year there were no new standards adopted that had a material impact on the Group results.
There are a number of standards and interpretation issued by the IASB that are effective for financial statements after this reporting period, including IFRS 9, IFRS 15 and IFRS 16. The Group is in the process of assessing the impact that the application of these standards will have on the Group’s financial statements.
Property, plant and equipment
Items of property, plant and equipment are stated at cost together with any incidental expenses of acquisition less accumulated depreciation and any accumulated impairment losses.
Depreciation is calculated so as to write off the cost of each part of an item of property, plant and equipment less any residual value on a straight-line basis over the expected useful economic lives of the assets concerned, as follows:
Freehold buildings	50 years
Long leasehold property	50 years
Plant and equipment	5 to 12 years
Moulds	3 to 5 years
Motor vehicles	4 years
Freehold land is not depreciated.
Non-current assets (disposal groups) held for sale
Non-current assets and all assets and liabilities classified as held for sale are measured at the lower of carrying value and fair value less costs to sell. Non-current assets and all assets and liabilities, or disposal groups, are classified as held for sale if their carrying value will be recovered through a sale transaction rather than through continuing use. This condition is met only when a sale is highly probable, the asset or disposal group is available for immediate sale in its present condition and management is committed to the sale which is expected to qualify for recognition as a completed sale within one year from the date of classification.
Inventories
Inventories are stated at the lower of cost and net realisable value. In determining the cost of raw materials, consumables and goods for resale, the average purchase price is used. For finished goods, cost is taken as production cost which includes the cost of the raw materials and an appropriate proportion of overheads. Where necessary, provision is made for obsolete, slow moving and defective stocks.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

1.   Principal accounting policies – (continued)

Financial assets
Financial assets include cash and cash equivalents, trade and other receivables and derivatives.
Trade and other receivables
Trade and other receivables are recognised on the trade date, being the date that the Group commits to sell the asset, and are initially measured at fair value and subsequently measured at amortised cost less any provision for impairment. A provision for impairment is made when there is evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the invoice. The carrying amount of the receivable is reduced through use of an allowance account. Balances are written off when the probability of recovery is assessed as being remote.
A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognised where:
•
the rights to receive cash flows from the asset have expired; or

•
the Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Cash and cash equivalents
Cash and cash equivalents comprise cash balances. Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management are included as a component of cash and cash equivalents for the purpose of the cash flow statement.
Trade and other payables
Trade and other payables are initially measured at fair value and are subsequently measured at amortised cost.
Provisions
A provision is recognised in the balance sheet when the Group has a present, legal or constructive obligation as a result of a past event and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, when appropriate, the risks specific to the liability.
Investments in subsidiaries
Investments are stated at the fair value of the consideration given when initially acquired adjusted for capital contributions in respect of share options granted to employees of its subsidiaries and reviewed for impairment if there is an indication that the carrying value may not be recoverable.
Foreign currencies
Trading transactions denominated in foreign currencies are translated into sterling at the exchange rate ruling when the transaction was entered into. Monetary assets and liabilities are translated into sterling at the rate of exchange on the date of the balance sheet. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

1.   Principal accounting policies – (continued)

Assets and liabilities of subsidiaries in foreign currencies are translated into sterling at the exchange rate ruling on the date of the balance sheet and the results of foreign subsidiaries are translated at the average rate of exchange for the year.
Since converting to IAS and as permitted by IFRS 1 ‘First-time adoption of International Financial Reporting Standards’, the Group has reported the differences on exchange arising from the retranslation of the opening net assets of foreign operations, the effective portion of foreign currency borrowings used in a net investment hedge, and the translation of the results of those companies at the average rate within the translation reserve and has reported the transactions in the Consolidated statement of comprehensive income. Prior to 2005, these items were recognised in retained reserves.
All other foreign exchange differences are taken to the income statement in the year in which they arise.
Bank borrowings
Interest-bearing bank loans and overdrafts are recorded at the proceeds received, net of direct issue costs. Finance charges, including premiums paid on settlement or redemption of direct issue costs, are accounted for on an accruals basis in the income statement using the effective interest method and are added to the carrying amount of the instrument to the extent that they are not settled in the period in which they arise.
Derivative financial instruments
Derivative financial instruments are measured at fair value and include interest rate swaps, cross currency swaps and forward foreign exchange contracts. The fair values are determined by reference to the market prices available from the market on which the instruments involved are traded. Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly. Fair value of Level 2 financial instruments is determined using valuation techniques. Fair value of Level 3 financial instruments are where inputs for the asset or liability are not based on observable market data (that is, unobservable inputs).
Certain derivative financial instruments are designated as hedges in line with the Group’s treasury policy. Hedges are classified as follows:
•
Fair value hedges that hedge the exposure to changes in the fair value of a recognised asset or liability.

•
Cash flow hedges that hedge exposure to variability in cash flows that is either attributable to a particular risk associated with a recognised asset or liability or a highly probable forecasted transaction.

•
Net investment hedges that hedge exposure to changes in the value, due to fluctuations in exchange rates, of the Group’s interests in the net assets of foreign operations.

For fair value hedges, any gain or loss from remeasuring the hedging instrument at fair value is recognised immediately in the income statement. Any gain or loss on the hedged item attributable to the hedged risk is adjusted against the carrying amount of the hedged item and similarly recognised in the income statement.
For cash flow hedges and net investment hedges, the portion of the gain or loss on the hedging instrument that is determined to be an effective hedge, as defined by IAS 39 ‘Financial Instruments: Recognition and Measurement’, is recognised in equity, directly in the cash flow hedge reserve or the translation reserve, respectively, with any ineffective portion recognised in the income statement. Such hedges are tested, both at inception to ensure they are expected to be effective and periodically throughout their duration to assess continuing effectiveness. When the forecast transaction results in the recognition of

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

1.   Principal accounting policies – (continued)

a non-financial asset or liability, the associated gains or losses previously recognised in equity are included in the initial measurement of the asset or liability. For all other cash flow hedges, the gains or losses that are recognised in equity are transferred to the income statement in the same period in which the hedged cash flows affect the income statement.
Any gains or losses arising from changes in the fair value of derivative financial instruments not designated as hedges are recognised in the income statement.
Where a Group company enters into financial guarantee contracts to guarantee the indebtedness of other companies within the Group, the Group considers these to be insurance arrangements for them as such. In this respect, the Group treats the guarantee contract as a contingent liability until such time as it becomes probable that the Group will be required to make a payment under the guarantee.
Revenue
Revenue, which excludes value added tax, other sales taxes and trade discounts, represents the invoiced value of goods supplied. Revenue is recognised in the income statement when products and associated equipment are supplied to external customers in line with contractual arrangements. In these instances, significant risks and rewards of ownership have passed to third parties, the amount of revenue can be measured reliably and it is probable that the economic benefits associated with the transaction will flow to the Group.
Non-underlying items
Items which are non-underlying are presented separately from underlying business performance in the Consolidated income statement due to their materiality, nature or infrequency. The separate reporting of non-underlying items helps facilitate comparison with prior periods and assess trends in financial performance. The principal events which may give rise to items include business restructuring and closure costs, including related asset impairments and losses during the closure period, business acquisition and integration costs, gains or losses on the disposal of businesses and property, goodwill impairments, significant litigation and tax claims, amortisation of acquired intangible assets, deferred consideration on acquisitions that is treated as remuneration, one-off tax items that are linked to restructuring and other gains or losses, which, in the management’s judgement, could distort an assessment of underlying business performance.
Taxation
The tax expense represents the sum of the current taxes payable and deferred tax.
The current tax payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.
Deferred tax is the tax expected to be payable or recoverable on temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised on deductible temporary differences where they can be offset against taxable temporary differences or to the extent that it is probable that taxable profits will be available against which they can be utilised.
Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

1.   Principal accounting policies – (continued)

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.
The Group is subject to income taxes in numerous jurisdictions. Judgement is required in determining the worldwide provision for income taxes. There are some transactions and calculations for which the ultimate tax determination is uncertain. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.
Employee benefits
Retirement benefit obligations
The Group operates a number of defined benefit and defined contribution pension schemes.
The liability recognised in the balance sheet in respect of defined benefit pension schemes is the present value of the defined benefit obligation less the fair value of plan assets at the balance sheet date. The obligation is calculated by external actuaries using the projected unit method. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity and recognised in full in the Consolidated statement of comprehensive income in the period in which they occur.
The costs of providing accrued service benefits are charged to operating expenses. Employee benefit net finance expense is included in net financing costs.
Payments to defined contribution schemes are charged to the income statement when they fall due.
Termination benefits
The Group recognises the present value of a liability to pay termination benefits when it has a demonstrable commitment to terminating employment before retirement.
In Germany, the Group has contractual obligations under a part-time employment scheme for older employees (Altersteilzeit). In addition to half salary, the employee may receive a fixed incentive payment. The Group provides for the incentive payment as a termination benefit. The number of employees who will take up this arrangement is an estimate based on historical experience and any agreed cap on the number of participants. Actuarial gains and losses and past service costs are recognised immediately in the income statement.
Other employee benefits
The Group provides for the present value of its obligations in respect of other long-term employee benefits using actuarial valuations. These include deferred salaries due to German Altersteilzeit employees and long service awards. The Group provides for long service awards as they accrue. The number of employees who will receive long service awards is estimated based on historical experience. Actuarial gains and losses and past service costs are recognised immediately in the income statement.
The costs of short-term employee benefits are charged to the income statement when they fall due.
Leasing
Where the Group enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a ‘finance lease’. The asset is recorded in the balance sheet as property, plant and equipment and is depreciated over its estimated useful life or the term of the lease,

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

1.   Principal accounting policies – (continued)

whichever is shorter. Future instalments under such leases, net of finance charges, are included within creditors. Rentals payable are apportioned between the finance element, which is charged to the income statement, and the capital element which reduces the outstanding obligation for future instalments.
All other leases are accounted for as ‘operating leases’ and the rental charges are charged to the income statement on a straight-line basis over the expected life of the lease.
Research and development expenditure
Research expenditure is written off in the year in which it is incurred.
Where the expenditure relates to the development of a new product or process which is expected to be technically feasible and commercially viable, development costs are capitalised and amortised over their useful economic lives, to a maximum of five years. The intangible assets are assessed for indications of impairment annually and any impairment is charged to the income statement.
Goodwill
Goodwill has been recognised on acquisitions and represents the excess of the fair value of consideration given over the Group’s interest in the fair value of the identifiable assets and liabilities and contingent liabilities at the date of acquisition. The carrying amount is allocated to cash-generating units and is tested at least annually for impairment. Any impairment is recognised immediately as an expense and cannot be reversed subsequently.
In respect of acquisitions prior to 1 April 2004, goodwill is included on the basis of its deemed cost, which represents the amount recorded under previous GAAP.
On disposal of a subsidiary, the attributable amount of goodwill is included in the determination of the profit or loss on disposal, except for goodwill written off to reserves under UK GAAP prior to 1998 which has not been reinstated and is not included in determining any subsequent profit or loss on disposal.
Negative goodwill arising on an acquisition is recognised directly in the income statement in the year of acquisition.
Other intangible assets
Other intangible assets are carried at cost less accumulated amortisation and accumulated impairment losses. Amortisation begins when an asset is available for use and is calculated on a straight-line basis to allocate the cost of assets over their estimated useful lives as follows:
Patents	remaining life of patent
Product development costs	over the life of the project
Computer software and IT systems development costs	4 to 5 years
Customer contacts and relationships acquired	5 to 10 years
Technology	7 years
Brands	10 years
The cost of intangible assets acquired in a business combination is the fair value at acquisition date. The cost of separately acquired intangible assets, including computer software, comprises the purchase cost and any directly attributable costs of preparing the asset for use. Computer software costs that are directly associated with the implementation of major business systems are capitalised as intangible assets.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

1.   Principal accounting policies – (continued)

Impairment of tangible and intangible assets
At each balance sheet date, the Group reviews the carrying amount of the Group’s assets, other than inventories, financial assets within the scope of IAS 39 and deferred tax assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. Goodwill is tested for impairment at least annually and whenever there is an indication that the asset may be impaired.
The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.
If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately.
Where an impairment loss subsequently reverses in respect of assets other than goodwill, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised as income immediately.
Equity-settled share-based payments
The Group operates an employee savings related share option scheme and executive share option schemes. The fair value of employee share options granted is calculated at grant date using an appropriate option pricing model. The resulting cost is charged to the income statement over the vesting period of the options with a corresponding increase in equity. At each balance sheet date, the Group revises its service and non-market estimates of the number of options that are expected to become exercisable and the charge to the income statement is adjusted accordingly.
Where the Company grants share options to employees of its subsidiaries, the amount equal to the amount which would otherwise have been charged in the income statement in respect of those options is accounted for as a capital contribution and the Company’s cost of investment in its subsidiary is increased accordingly.
Non gaap measures
The Group presents adjusted operating profit, adjusted profit before tax, adjusted earnings per share and free cash flow information as it believes these measures provide a helpful indication of its performance and underlying trends. The term adjusted refers to the relevant measure being reported before non-underlying items, the amortisation of certain acquired intangible assets and non-underlying finance costs and in the case of free cash flow, non-underlying cash provision movements. These measures are used by the Group for internal performance analysis and as a basis for incentive compensation arrangements for employees. The terms adjusted and non-underlying items are not defined terms under IFRS and may, therefore, not be comparable to similarly titled measures reported by other companies. They are not intended to be a substitute for, or be superior to, GAAP measurements of performance.
Related party disclosures
Transactions between the Group and any related parties which require disclosure under IAS 24 ‘Related Party Disclosures’ are given in note 29.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

2.   Operating segments
The information reported to the Group’s Board of Directors, considered to be the Group’s chief operating decision maker for the purpose of resource allocation and assessment of segment performance are reported under 2 segments. A number of operating segments meet the aggregation criteria set out in IFRS 8 and they have been amalgamated into one reporting segment, Packaging. The remaining operating segments have been included as Non-packaging. The business performance of the two segments can be found in the Operating review.
Segment revenues and results
The accounting policies of the reportable segments are the same as the Group’s accounting policies in note 1. Segment profit represents the profit earned by each segment with an allocation of central items. Pricing of inter-segment revenue is on an arm’s length basis.
The following is an analysis of the Group’s revenue and results by reportable segment:
	Packaging		Non-packaging		Total
	2017 £m	2016 restated £m	2017 £m	2016 restated £m	2017 £m	2016 restated £m
Revenue
External sales	2,365.3	1,345.4	381.9	297.0	2,747.2	1,642.4
Inter-segment sales	1.0	0.2	15.8	11.2
Total revenue	2,366.3	1,345.6	397.7	308.2
Segmental results
Segment adjusted operating profit	246.2	133.4	62.0	40.9	308.2	174.3
Non-underlying expenses					(116.2)	(79.1)
Finance costs					(38.0)	(20.2)
Share of investment					0.7	0.6
Profit before tax					154.7	75.6
Tax					(22.7)	(20.7)
Profit after tax					132.0	54.9
Segment assets	3,596.4	2,126.5	946.1	559.5	4,542.5	2,686.0
Unallocated assets					203.7	108.0
Assets for sale					5.6	1.6
Total assets					4,751.8	2,795.6
Total non-current assets					3,377.7	1,989.2
Total current assets					1,374.1	806.4
Total assets					4,751.8	2,795.6
Segment net operating assets	1,235.2	834.8	229.1	179.5	1,464.3	1,014.3
Unallocated net operating assets					21.5	21.0
Total net operating assets					1,485.8	1,035.3
Property, plant and equipment					1,265.5	895.1
Inventories					480.2	275.1
Trade and other receivables					625.9	396.6
Trade and other payables					(885.8)	(531.5)
Total net operating assets					1,485.8	1,035.3

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

2.   Operating segments – (continued)

Net operating assets (NOA) are defined as property, plant and equipment, inventories, trade and other receivables and trade and other payables. All assets and liabilities within segment NOA exclude the impact of revaluation adjustments which are reported centrally as unallocated NOA.
	Packaging		Non-packaging		Total
	2017 £m	2016 £m	2017 £m	2016 £m	2017 £m	2016 £m
Depreciation and amortisation	138.8	69.9	25.4	17.3	164.2	87.2
Impairment charge	12.3	11.9	–	—	12.3	11.9
Geographical information
The Group’s revenue, profit and non-current assets (other than financial instruments and deferred tax assets) are divided into the following geographical areas:
2017
	UK £m	Germany £m	France £m	Other £m	Mainland Europe £m	Rest of World £m	Total £m
External sales	736.1	488.2	313.9	825.1	1,627.2	383.9	2,747.2
Non-current assets	647.1	273.5	290.2	1,074.4	1,638.1	937.4	3,222.6
Goodwill							1,575.1
Intangible assets							377.8
Property, plant and equipment							1,265.5
Investments accounted for under the equity method							4.2
Non-current assets							3,222.6
2016 restated
	UK £m	Germany £m	France £m	Other £m	Mainland Europe £m	Rest of World £m	Total £m
External sales	373.6	333.0	210.5	507.0	1,050.5	218.3	1,642.4
Non-current assets	401.2	237.0	286.8	545.5	1,069.3	418.4	1,888.9
Goodwill							825.1
Intangible assets							165.5
Property, plant and equipment							895.1
Investments accounted for under the equity method							3.2
Non-current assets							1,888.9
Revenues from external customers have been identified on the basis of origin and non-current assets on their physical location.
Major customers
No single customer accounts for more than 10% of Group revenue in either 2017 or 2016.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

3.   Operating costs
	2017 £m	2016 £m
Raw material and consumables	1,359.8	787.5
Own work capitalised	(3.1)	(2.8)
Changes in stock of finished goods and work in progress	(22.9)	0.5
Other external charges	289.8	183.4
Carriage	107.3	67.5
Staff costs (note 5)	650.1	412.8
Depreciation of property, plant and equipment (note 12)	129.8	74.0
Amortisation of intangibles (note 11)	34.4	13.2
Impairment losses	12.3	11.9
Other operating income	(2.3)	(0.8)
	2,555.2	1,547.2
	2017 £m	2016 £m
Other external charges include the following:
Operating lease rentals:
Hire of plant and machinery	10.9	8.5
Other operating leases	4.9	2.6
Research and development	5.0	3.5
Foreign exchange (gains)/losses	(1.3)	0.7
Other operating income includes:
Loss on disposal of property, plant and equipment	—	0.1
Loss on disposal of business	1.9	0.6
The analysis of auditor’s remuneration is as follows:
	2017 £m	2016 £m
Fees payable to the Company’s auditor for the audit of the Company’s annual accounts	0.1	0.1
Fees payable to the Company’s auditor and their associates for other services to the Group:
– the audit of the Company’s subsidiaries pursuant to legislation	3.1	1.4
– audit related assurance services	0.1	—
– tax compliance services	—	0.1
– corporate finance services	0.4	—
– other non-audit services	0.3	—
– other assurance services	0.5	0.7
Fees payable to PwC LLP and their associates for non-audit services to the Company are not required to be disclosed because the consolidated financial statements are required to disclose such fees on a consolidated basis.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

4.   Non-underlying items
	2017 £m	2016 £m
Exceptional items
Acquisition costs	18.9	11.5
Integration costs	56.1	49.5
Integration related impairment loss on property, plant and equipment and assets held for sale	10.7	11.9
Other restructuring, closure costs and other losses	6.4	6.2
Acquisition, Integration and restructuring related costs	92.1	79.1
Insurance proceeds	—	(1.3)
Other impairment losses on property, plant and equipment	1.3	—
Remuneration charge on deferred consideration	11.8	7.8
Adjustments to deferred consideration	(23.0)	(18.9)
Other exceptional items	2.0	1.5
Total exceptional items included in operating costs	84.2	68.2
Other non-underlying items
Amortisation – acquired intangibles	31.0	10.3
Other non-underlying items	1.0	0.6
Total non-underlying items included in operating costs	116.2	79.1
Non-underlying finance costs	15.2	5.9
Non-underlying taxation
Recognition of losses from previous acquisitions	(19.2)	—
Tax effect of non-underlying adjustments	(23.2)	(17.8)
Total non-underlying taxation	(42.4)	(17.8)
2017
Acquisition costs include the transactional acquisition costs, primarily of BPI, Letica, ESE and Plastiape. Integration costs relate to the integration of the Promens, GCS and BPI businesses into the RPC organisation, including related restructuring and closure costs. Following closure and restructuring announcements, the buildings at Pulheim, Germany; Kerkrade, Netherlands and Envases, Spain, have been impaired, together with plant and equipment at other sites resulting in a charge of  £12.0m for impairment loss on property, plant and equipment. Remuneration charge on deferred consideration includes the provision for remuneration earned by the shareholders of Ace, Letica and Strata, who must remain as employees of the Group for the duration of the earn-out period to qualify for the remuneration. This year a further write back to deferred consideration of  £23.0m has been made to reflect the current view of the final payment that will be made in respect of the Ace acquisition. Other exceptional items for the year include £1.4m in respect of start-up costs for a project in Brazil.
Non-underlying operating items include amortisation of acquired intangibles. Non-underlying finance costs are described in note 6. Non-underlying taxation comprises the recognition of  £19.2m of tax losses from previous acquisitions that were able to be accessed in the year, and the tax effects of the other exceptional and non-underlying items.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

4.   Non-underlying items – (continued)

2016
Acquisition costs include the transactional acquisition costs of GCS, Strata Products, Innocan and JP Plast. Integration costs relate to the integration of the Promens and GCS businesses into the RPC organisation, including related restructuring and closure costs. Following closure and restructuring announcements, the buildings at Pulheim, Germany, and Old Dalby, UK have been impaired, together with plant and equipment at other sites and a reduction in the net book value was recorded for a building held for sale at Beuningen, Netherlands, resulting in a charge of  £11.9m for impairment loss on property, plant and equipment. Included within other restructuring and closure costs are the costs of other business optimisation programmes not directly affected by the Promens integration, including the final closure costs of Troyes, France. Insurance proceeds include the final settlement proceeds of the insurance claim for the flood at Troyes. Remuneration charge on deferred consideration includes the provision for remuneration earned by the shareholders of Ace who must remain as employees of the Group for the duration of the earn-out period to qualify for the remuneration. However a write back to deferred consideration of  £18.9m has been made to reflect the current view of the final payment that will be made in respect of the Ace acquisition. Other exceptional items for the year include £0.6m in respect of start-up costs for a project in Brazil, the loss on the sale of Superfos Turkey and other items.
5.   Staff costs
The monthly average number of personnel (including executive directors) employed by the Group during the year was:
	2017 Number	2016 Number
Production	16,826	12,809
Selling	938	663
Administration	2,365	1,705
	20,129	15,177
Staff costs for the above personnel were:
	2017 £m	2016 £m
Wages and salaries	528.6	310.6
Restructuring and closure costs	22.4	33.7
Termination benefits	0.4	1.1
Social security costs	82.1	55.3
Share-based payments (note 24)	4.5	3.3
Pension costs – defined contribution plans	8.9	6.7
Pension costs – defined benefit plans (note 28)	3.2	2.1
	650.1	412.8
The Company had no employees.
Emoluments of the directors
Disclosures of directors’ emoluments, share options and pension costs are given in the Remuneration report.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

6.   Financial income and expenses
	2017 £m	2016 £m
Interest receivable on cash at bank	(1.6)	(1.4)
Fair value adjustment to borrowings	(2.2)	(0.4)
Mark-to-market gain on foreign currency hedging instruments	(8.8)	(2.5)
Total financial income	(12.6)	(4.3)
Interest payable on bank loans and overdrafts	15.9	6.8
Interest payable on bonds and US private placement notes	6.8	6.0
Fair value adjustment to borrowings	10.5	2.5
Other interest payable and similar charges	2.2	3.3
Total financial expenses	35.4	18.6
Defined benefit pensions scheme finance expense (note 28)	4.9	2.7
Loss/(gain) on unhedged financial instruments	0.2	(0.8)
Finance cost and foreign exchange movement on deferred and contingent consideration	10.1	4.0
Total non-underlying	15.2	5.9
Net financing costs	38.0	20.2
Finance cost and foreign exchange movement on deferred and contingent consideration largely comprises the Ace contingent consideration finance cost and the associated foreign exchange impact on the US dollar liability. See note 22 for details.
7.   Taxation
	2017 £m	2016 £m
United Kingdom corporation tax at 20% (2016: 20%):
Current year	2.0	3.8
Adjustments in respect of prior years	(3.3)	(0.7)
Overseas taxation:
Current year	27.2	23.6
Adjustments in respect of prior years	2.5	1.0
Total current tax	28.4	27.7
Deferred tax (note 23):
United Kingdom:
Current year	3.4	1.2
Adjustments in respect of prior years	(0.8)	(0.9)
Overseas:
Current year	13.3	(3.1)
Non-underlying recognition of losses from previous acquisitions	(19.2)	—
Adjustments in respect of prior years	(2.4)	(4.2)
Total tax expense in the Consolidated income statement	22.7	20.7

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

7.   Taxation – (continued)

Tax reconciliation
	2017 £m	2016 £m
Profit before taxation	154.7	75.6
Current tax at 20% (2016: 20%)	31.0	15.1
Expenses not deductible for tax purposes	7.6	9.5
Local tax incentives	(1.2)	(1.6)
Net losses not provided/utilised	3.5	1.2
Adjustments to deferred consideration (see note 4)	(3.3)	(2.3)
Tax rate differential	8.3	3.6
Non-underlying recognition of losses from previous acquisitions	(19.2)	—
Adjustments in respect of prior years	(4.0)	(4.8)
Total tax expense in the Consolidated income statement	22.7	20.7
The deferred tax on temporary differences at 31 March 2016 and 2017 has been calculated based on the tax rates substantively enacted at the balance sheet date.
Reductions in the UK corporation tax rate to 19% (effective from 1 April 2017) and 17% (effective from 1 April 2020) were substantively enacted on 26 October 2015 and 6 September 2016 respectively. Reductions to the Luxembourg tax rate (including the solidarity surcharge and municipal business tax) from 29.22% to 27.08% (effective from 1 January 2017) and 26.01% (effective from 1 April 2017) were substantively enacted on 27 December 2016.
On 29 March 2017, the UK Government invoked Article 50 of the Treaty of Lisbon, notifying the European Council of its intention to withdraw from the European Union (the ‘EU’). There is an initial two year timeframe for the UK and EU to reach an agreement on the withdrawal and the future UK and EU relationship although this timeframe can be extended. At this stage, there is significant uncertainty about the withdrawal process; its timeframe; and the outcome of the negotiations about the future arrangements between the UK and the EU. As a result, there is significant uncertainty as to the period for which the existing EU laws for member states will continue to apply to the UK and which laws will apply to the UK after an exit. Following the negotiations between the UK and the EU, the UK’s tax status may change and this may impact the Group. However, at this stage the level of uncertainty is such that it is impossible to determine if, how and when that tax status will change. There is inherent uncertainty surrounding the UK’s exit from the EU and the impact on tax laws and rates. The directors have assessed and have not identified any significant matters impacting the financial statements.
The non-underlying tax credit arises due to future taxable profit being available to access historic tax losses following restructuring which arose in the year.
8.   Dividends
	2017 £m	2016 £m
Dividends on ordinary shares:
Final for 2014/15 paid of 9.5p per share	—	27.7
Interim for 2015/16 paid of 4.5p per share	—	13.1
Final for 2015/16 paid of 11.5p per share	40.6	—
Interim for 2016/17 paid of 6.1p per share	21.5	—
	62.1	40.8

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

8.   Dividends – (continued)

RPC has a progressive dividend policy. The aim of this policy is to target a dividend cover of 2.5x adjusted earnings throughout the cycle. Dividend cover for March 2017 was 2.59 (2016: 2.53).
All dividends per share have been restated for the bonus element of the rights issue that took place on 27 February 2017.
The proposed final dividend for the year ended 31 March 2017 of 17.9p per share with an estimated total cost of  £74.4m has not been included as a liability as at 31 March 2017.
9.   Profit for the financial year
As permitted by section 408 of the Companies Act 2006, the holding Company’s income statement has not been included in these financial statements. The profit after taxation within these financial statements includes a profit of  £67.5m (2016: £78.6m) for the Company. This includes intercompany dividends received of  £89.9m (2016: £90.1m).
Of the retained earnings of the Company of  £289.7m (2016: £286.2m), £nil (2016: £194.4m) is classed as non-distributable.
10.   Earnings per share
On 9 June 2016, the Company issued 11,042,945 ordinary shares by way of a share placement at a price of 815p. The net proceeds of the share placement were £89.1m after costs of  £0.9m. There was no restatement of earnings per share for this transaction.
On 1 August 2016, the Company issued 16,505,511 ordinary shares at par value of 853p per share to the shareholders of British Polythene Industries Plc as part of the consideration for the acquisition of the group. The total value of the shares issued was £140.8m, with the nominal value of the shares issued of £0.8m credited to share capital and the remaining amount credited to the merger reserve account.
On 27 February 2017, the Company issued 82,954,687 ordinary shares by way of a 1 for 4 rights issue at a price of 665p per share. The net proceeds of the rights issue were £540.0m after costs of  £12.1m. Earnings per share for 2016 has been restated to reflect the bonus element of the 1 for 4 rights issue.
Basic
Earnings per share has been computed on the basis of earnings of  £132.0m (2016: £54.9m), and on the weighted average number of shares in issue during the year of 355,501,884 (2016 restated: 302,406,308). The weighted average number of shares excludes shares held by the Employee Benefit Trust to satisfy future awards in respect of incentive arrangements.
Diluted
Diluted earnings per share is earnings per share after allowing for the dilutive effect of the conversion into ordinary shares of the weighted average number of options outstanding during the year of 3,180,775 (2016 restated: 1,781,851). The number of shares used for the diluted calculation for the year was 358,682,659 (2016 restated: 304,188,159).
Adjusted
The directors believe that the presentation of an adjusted basic earnings per ordinary share assists with the understanding of the underlying performance of the Group. For this purpose adjusted items, being the restructuring, impairment and other exceptional and non-underlying items, amortisation of acquired intangibles, and one-off tax items related to restructuring, identified separately on the face of the Consolidated income statement, together with non-underlying finance costs, adjusted for the tax thereon, have been excluded.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

10.   Earnings per share – (continued)

Basic and adjusted basic earnings per share
The weighted average number of shares used in the adjusted basic earnings per share calculation is as follows:
	2017	2016 restated
Weighted average number of shares	355,501,884	302,406,308
Basic earnings per share	37.1p	18.1p
Adjusted basic earnings per share	62.2p	40.4p
Diluted and adjusted diluted earnings per share
The weighted average number of shares used in the adjusted diluted earnings per share calculation is as follows:
	2017	2016 restated
Weighted average number of shares (basic)	355,501,884	302,406,308
Effect of share options in issue	3,180,775	1,781,851
Weighted average number of shares (diluted)	358,682,659	304,188,159
Diluted earnings per share	36.8p	18.0p
Adjusted diluted earnings per share	61.6p	40.1p
11.   Intangible assets
	Goodwill restated £m	Other intangible assets restated £m	Total restated £m
Cost
At 1 April 2015	499.8	84.6	584.4
Additions internally developed	—	3.5	3.5
Acquisitions	298.0	100.9	398.9
Exchange differences	27.3	4.6	31.9
At 31 March 2016	825.1	193.6	1,018.7
At 1 April 2016	825.1	193.6	1,018.7
Additions internally developed	—	5.0	5.0
Acquisitions	679.6	230.8	910.4
Write-back of acquired negative goodwill	0.6	—	0.6
Exchange differences	69.8	18.4	88.2
At 31 March 2017	1,575.1	447.8	2,022.9

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

11.   Intangible assets – (continued)

	Goodwill restated £m	Other intangible assets restated £m	Total restated £m
Amortisation
At 1 April 2015	—	13.2	13.2
Charge for the year	—	13.2	13.2
Exchange differences	—	1.7	1.7
At 31 March 2016	—	28.1	28.1
At 1 April 2016	—	28.1	28.1
Charge for the year	—	34.4	34.4
Impairment	—	0.2	0.2
Exchange differences	—	7.3	7.3
At 31 March 2017	—	70.0	70.0
Net book value at 31 March 2017	1,575.1	377.8	1,952.9
Net book value at 31 March 2016 and 1 April 2016	825.1	165.5	990.6
The Company had no intangible assets at either year end.
Goodwill
Goodwill acquired through acquisitions has been allocated to cash-generating units (CGUs) that are expected to benefit from that acquisition.
The Group tests at least annually for impairment or more frequently if there are indications that goodwill might be impaired. The CGUs have been determined at a divisional level within the Group and the carrying value of goodwill at 31 March is allocated as follows:
	2017 £m	2016 £m
Bramlage	552.7	413.6
Bebo	16.8	10.7
Superfos	353.9	95.8
Ace	196.8	175.9
Promens	253.8	129.1
bpi	201.1	—
	1,575.1	825.1
The directors determined that no impairment was required as the recoverable amounts were in excess of the carrying value.
The recoverable amounts of the CGUs are determined from their value in use. The cash flow projections used in these calculations cover a three year period based on the 2017/18 budget and the outline plans for 2018/19 and 2019/20 approved by the Board together with terminal values which assume zero growth, with the exception of Ace which assumes a 4% terminal growth.
The key assumptions used in the recoverable amount calculations include:
(i)
Sales.   Forecasts are based on divisional level analysis of sales, markets, competitors and prices for the budget period. Consideration is given to past experience, knowledge of future contracts and expectations of future potential changes in the markets.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

11.   Intangible assets – (continued)

(ii)
Polymer and electricity costs.   Forecasts for polymer costs are based on prices at the time the budget is prepared. Forecasts for electricity costs are based on contractual arrangements taking into account supply and demand factors.

A pre-tax discount rate of 10% (2016: 10%) was used to discount the expected cash flows of the cash-generating units. As each CGU is considered to have similar risks the same discount rate has been applied, with the exception of Ace where a 12% rate has been used. The Group’s impairment review is sensitive to a change in the key assumptions used, most notably the discount rate and profitability levels. Based on the Group’s sensitivity analysis, an increase in the discount rate to 15% or a reduction in profitability of 33% would be required to indicate a potential impairment in one or more of the CGUs. Management does not view that this is a reasonable possibility.
Other intangible assets
Other intangible assets include customer contacts with a net book value of  £337.3m (2016: £136.7m), brands with a net book value of  £6.6m (2016: £2.8m), technology of  £24.6m (2016: £14.3m) and internally generated development costs with a net book value of  £9.3m (2016: £11.7m).
12.   Property, plant and equipment
The movements in the property, plant and equipment of the Group were as follows:
	Freehold land and buildings restated £m	Long leasehold land and buildings £m	Plant, equipment, moulds and vehicles £m	Total restated £m
Cost
At 1 April 2015	281.3	14.9	659.0	955.2
Additions	10.7	0.5	85.5	96.7
Acquisitions	88.9	—	131.0	219.9
Reclassifications	(3.1)	4.5	(1.4)	—
Disposals	(4.8)	(0.1)	(11.9)	(16.8)
Exchange differences	38.0	1.1	57.4	96.5
At 31 March 2016	411.0	20.9	919.6	1,351.5
At 1 April 2016	411.0	20.9	919.6	1,351.5
Additions	19.0	3.8	161.1	183.9
Acquisitions	138.4	—	134.5	272.9
Reclassifications	1.2	1.7	(2.9)	—
Transfers to held for sale	(5.6)	—	—	(5.6)
Disposals	(3.0)	(0.2)	(54.3)	(57.5)
Exchange differences	32.8	1.5	115.2	149.5
At 31 March 2017	593.8	27.7	1,273.2	1,894.7

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

12.   Property, plant and equipment – (continued)

	Freehold land and buildings restated £m	Long leasehold land and buildings £m	Plant, equipment, moulds and vehicles £m	Total restated £m
Depreciation
At 1 April 2015	37.9	3.3	285.4	326.6
Charge for the year	7.5	0.8	65.7	74.0
Impairment charge	8.7	—	2.2	10.9
Reclassifications	(0.1)	1.0	(0.9)	—
Disposals	(3.7)	(0.1)	(11.1)	(14.9)
Exchange differences	7.6	1.4	50.8	59.8
At 31 March 2016	57.9	6.4	392.1	456.4
At 1 April 2016	57.9	6.4	392.1	456.4
Charge for the year	14.3	2.0	113.5	129.8
Impairment charge	3.6	—	8.5	12.1
Reclassifications	—	(0.4)	0.4	—
Disposals	(3.0)	(0.2)	(52.0)	(55.2)
Exchange differences	10.6	0.5	75.0	86.1
At 31 March 2017	83.4	8.3	537.5	629.2
Net book value at 31 March 2017	510.4	19.4	735.7	1,265.5
Net book value at 31 March 2016 and 1 April 2016	353.1	14.5	527.5	895.1
The value relating to land not depreciated is £87.1m (2016: £66.0m).
The Company had no property, plant and equipment at either year end.
The impairment charge of  £12.1m (2016: £10.9m) includes properties at Kerkrade, Envases and Pulheim. More information is given on the impairments in note 4.
The Group’s obligations under finance leases (see note 19) are secured against the leased assets and have a carrying value at 31 March 2017 of  £10.0m (2016: £10.8m).
13.   Investment in subsidiaries
On 1 August 2016, the Company acquired 100% of the share capital of British Polythene Industries Plc, a leading manufacturer and supplier of polythene films for a diverse range of end markets. In addition, the Company subscribed for additional shares in RPC Packaging Holdings Limited and Rigid Plastic Containers Holdings Limited to fund further acquisitions.
RPC Group Plc owns 100% of Rigid Plastic Containers Holdings Limited and 10% of RPC Packaging Holdings Limited share capital directly. Rigid Plastic Containers Holdings Limited is a holding company which holds 100% of the share capital of RPC Containers Limited and the remaining 90% of the share capital of RPC Packaging Holdings Limited. The nature of the business carried on by RPC Containers Limited is the manufacture and sale of rigid plastic packaging. RPC Packaging Holdings Limited is a holding company through which the shares in subsidiaries in mainland Europe and the USA are owned. These subsidiaries are principally involved in the manufacture and sale of rigid plastic packaging and are listed on pages 140 to 145.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

13.   Investment in subsidiaries – (continued)

	Company
	2017 £m	2016 £m
At 1 April	886.3	636.2
Cost of share options (note 24)	2.4	1.7
Subscription for additional shares in RPC Packaging Holdings Limited	18.4	24.8
Subscription for additional shares in Rigid Plastic Containers Holdings Limited	165.3	223.6
Acquisition of British Polythene Industries Plc	274.5	—
At 31 March	1,346.9	886.3
14.   Investments accounted for under the equity method
The Group has a 46% share in Galion, a joint venture with an injection moulding business based in Tunisia. The carrying value of the investment represents the Group’s share in Galion’s net assets.
15.   Inventories
The amounts attributable to the different categories are as follows:
	2017 £m	2016 £m
Raw materials and consumables	223.1	130.5
Finished goods and goods for resale	257.1	144.6
	480.2	275.1
The Company had no inventories at either year end.
16.   Trade and other receivables
	Group		Company
	2017 £m	2016 restated £m	2017 £m	2016 restated £m
Trade receivables	540.2	332.8	—	—
Amounts owed by Group undertakings	—	—	1,975.8	1,143.8
Other receivables	51.8	41.4	10.0	5.8
Prepayments and accrued income	33.9	22.4	—	—
	625.9	396.6	1,985.8	1,149.6
All receivables due from Group undertakings have been classified as due within one year as they are payable on demand.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

16.   Trade and other receivables – (continued)

Trade receivables are denominated in the following currencies:
	2017 £m	2016 £m
Euro	261.0	178.7
Sterling	126.8	69.2
Others	152.4	84.9
	540.2	332.8
Trade receivables are non-interest bearing, on normal commercial terms of credit and are shown net of any impairment provision required to reflect the estimated recoverable value. Movements in the provision for the impairment of receivables were as follows:
	2017 £m	2016 £m
As at 1 April	12.6	8.9
Charge for the year	6.1	3.7
Amounts written off	(2.5)	(1.5)
Unused amounts reversed	(0.9)	(0.6)
Acquired in the period	11.9	0.9
Exchange differences	0.1	1.2
At 31 March	27.3	12.6
As at 31 March 2017, the analysis of trade receivables that were past due but not impaired is as follows:
	Total £m	Neither past due nor impaired £m	Less than 30 days £m	31 – 60 days £m	More than 60 days £m
31 March 2017	540.2	450.1	57.2	22.8	10.1
31 March 2016	332.8	273.6	44.8	9.3	5.1
The Group uses a variety of indicators to assess the credit worthiness of its customers and recoverability of amounts due. These include using credit scoring to assess whether a customer should be accepted. Subsequently, formal reviews are undertaken using credit scores or other relevant data to determine whether the carrying value of the receivables have become impaired. At some sites, a formal review process is undertaken annually, irrespective of the factors that may impact on specific customer balances.
17.   Assets classified as held for sale
	2017 £m	2016 £m
Buildings classified as held for sale	5.6	1.6
	5.6	1.6
The assets held for sale at the year ended March 2017 relate to properties at Kerkrade, Netherlands, and Pulheim, Germany. Assets previously classified as held for sale at 31 March 2016 relating to a surplus property in the Netherlands were sold during the year.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

18.   Trade and other payables
	Group		Company
	2017 £m	2016 £m	2017 £m	2016 £m
Bank loans, finance leases and overdrafts (note 19)	85.1	111.0	33.0	92.3
Payments received on account	41.1	28.9	—	—
Trade payables	600.5	330.1	3.6	6.7
Amounts owed to Group undertakings	—	—	378.9	259.7
Other payables	150.5	113.8	—	—
Accruals	93.7	58.7	10.1	—
	885.8	531.5	392.6	266.4
All payables due to Group undertakings have been classified as due within one year as they are payable on demand.
19.   Non-current liabilities
	Group		Company
	2017 £m	2016 £m	2017 £m	2016 £m
Bank loans and other borrowings	1,249.8	782.0	1,228.4	759.0
Finance leases	9.1	9.9	—	—
Fair value adjustment to borrowings	0.7	2.3	0.7	2.3
	1,259.6	794.2	1,229.1	761.3
The maturity of current and non-current bank loans and other borrowings including finance leases, but excluding fair value adjustment to borrowings is set out below:
	Group		Company
	2017 £m	2016 £m	2017 £m	2016 £m
Repayable as follows:
In one year or less	10.0	67.1	—	60.0
Between one and two years	108.7	6.4	103.6	—
Between two and five years	1,137.4	665.8	1,125.5	652.8
Greater than five years	12.8	119.7	—	106.2
	1,268.9	859.0	1,229.1	819.0
The facilities comprised:
(i)
a multi-currency revolving credit facility of up to £870m at normal commercial interest rates falling due on 30 April 2020;

(ii)
a multi-currency revolving credit facility of up to €450m at normal commercial interest rates falling due on 24 June 2019;

(iii)
a term loan of  $750m expiring on 30 July 2018, with the option to extend to 2020;

(iv)
US private placement notes of  $92m and €35m expiring on 15 December 2018;

(v)
US private placement notes of  $124m and €25m expiring on 15 December 2021;

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

19.   Non-current liabilities – (continued)

(vi)
uncommitted overdraft facilities of  £22.5m, €101m and other smaller local facilities; and

(vii)
mortgages secured on manufacturing facilities totalling £12.6m as at 31 March 2017 (2016: £12.2m).

The currency and interest rate profile of the Group’s net debt, after taking account of the impact of interest rate swaps but excluding a fair value adjustment to borrowings, is as follows:
	Fixed rate 2017 £m	Floating rate 2017 £m	Cash/ overdraft 2017 £m	Total 2017 £m	Fixed rate 2016 £m	Floating rate 2016 £m	Cash/ overdraft 2016 £m	Total 2016 £m
Sterling	1.2	223.0	(44.6)	179.6	1.5	404.0	(10.2)	395.3
Euro	82.2	166.1	(39.8)	208.5	59.7	226.0	(27.2)	258.5
US dollar	92.8	685.0	(40.7)	737.1	80.7	69.9	(7.7)	142.9
Other	7.1	11.5	(57.9)	(39.3)	7.0	10.2	(41.2)	(24.0)
	183.3	1,085.6	(183.0)	1,085.9	148.9	710.1	(86.3)	772.7
20.   Reconciliation of net cash flow to movement in net debt
	2017 £m	2016 £m
Adjusted EBITDA	441.4	251.2
Share-based payment expense	4.5	3.3
Movement in working capital	28.5	0.2
Net interest paid	(21.7)	(15.5)
Tax paid	(33.2)	(13.6)
Proceeds on disposal of property, plant and equipment	4.5	3.4
Acquisition of property, plant and equipment	(175.2)	(101.1)
Acquisition of intangible assets	(5.0)	(3.4)
(Gain)/loss on disposal of property, plant and equipment	—	0.1
Pension deficit payments in excess of income statement charge	(4.8)	(2.0)
Free cash flow	239.0	122.6
Payment of non-underlying items	(81.1)	(50.3)
Non-underlying cash provision movements	(39.4)	(13.4)
Other movements in provisions and financial liabilities	(16.2)	(7.4)
Acquisition of businesses	(938.1)	(528.5)
Proceeds on disposal of businesses	0.1	4.0
Dividends paid	(62.1)	(40.8)
Purchase of own shares	(5.1)	(3.0)
Proceeds from the issue of share capital	629.2	230.1
Change in net debt resulting from cash flows	(273.7)	(286.7)
Translation movements	(35.9)	(20.6)
Net debt acquired	(3.5)	—
Movement in derivative instruments	8.0	(5.4)
Movement in net debt in the year	(305.1)	(312.7)
Net debt at the beginning of the year	(744.0)	(431.3)
Net debt at the end of the year	(1,049.1)	(744.0)

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

20.   Reconciliation of net cash flow to movement in net debt – (continued)

	2017 £m	2016 £m
Analysis of net debt
Cash and cash equivalents	258.1	130.2
Overdrafts due within one year	(75.1)	(43.9)
Bank loans due within one year	(10.0)	(67.1)
Bank loans due greater than one year	(1,259.6)	(794.2)
Less: Fair value adjustment to borrowings	0.7	2.3
Derivative financial instruments: assets	39.1	28.7
Derivative financial instruments: liabilities	(2.3)	—
Net debt at the end of the year	(1,049.1)	(744.0)
21.   Derivative financial instruments
The Group’s principal financial instruments are set out below:
	Loans and receivables £m	Derivatives used for hedging £m	Assets at fair value through profit and loss £m	Available for sale £m	Total £m
March 2017
Financial assets
Cash and cash equivalents	258.1	—	—	—	258.1
Trade and other receivables	625.9	—	—	—	625.9
Investment accounted for under the equity method	—	—	4.2	—	4.2
Assets held for sale	—	—	—	5.6	5.6
Cross currency interest rate swaps	—	39.0	—	—	39.0
Foreign currency forwards	—	1.0	—	—	1.0
Total financial assets	884.0	40.0	4.2	5.6	933.8
	Derivatives used for hedging £m	Other financial liabilities at amortised cost £m	Total £m
Financial liabilities
Trade and other payables	—	885.8	885.8
Short-term borrowings and bank overdrafts	—	85.1	85.1
Medium and long-term borrowings	—	1,259.6	1,259.6
Foreign currency forwards	3.0	—	3.0
Total financial liabilities	3.0	2,230.5	2,233.5

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

21.   Derivative financial instruments – (continued)

	Loans and receivables £m	Derivatives used for hedging £m	Assets at fair value through profit and loss £m	Available for sale £m	Total £m
March 2016 (restated)
Financial assets
Cash and cash equivalents	130.2	—	—	—	130.2
Trade and other receivables	396.6	—	—	—	396.6
Investment accounted for under the equity method	—	—	3.2	—	3.2
Assets held for sale	—	—	—	1.6	1.6
Cross currency interest rate swaps	—	28.7	—	—	28.7
Total financial assets	526.8	28.7	3.2	1.6	560.3
	Liabilities at fair value through profit and loss £m	Other financial liabilities at amortised cost £m	Total £m
Financial liabilities
Trade and other payables	—	(531.5)	(531.5)
Short-term borrowings and bank overdrafts	—	(111.0)	(111.0)
Medium and long-term borrowings	—	(794.2)	(794.2)
Other derivatives	(0.5)	—	(0.5)
Total financial liabilities	(0.5)	(1,436.7)	(1,437.2)
The Group’s financial derivatives in the Group and Company balance sheet as at 31 March 2017 comprise the following:
Group
	2017			2016
	Assets £m	Liabilities £m	Net £m	Assets £m	Liabilities £m	Net £m
Cross currency interest rate swaps – cash flow hedge	19.3	—	19.3	9.7	—	9.7
Cross currency interest rate swaps – fair value hedge	18.6	—	18.6	9.8	—	9.8
Cross currency interest rate swaps – net investment hedge	1.1	—	1.1	9.2	—	9.2
Foreign currency forwards – cash flow hedge	1.0	(6.3)	(5.3)	—	—	—
Foreign currency forwards – net investment hedge	4.0	—	4.0	—	—	—
Other derivatives – not hedge accounted	—	(0.7)	(0.7)	—	(0.5)	(0.5)
	44.0	(7.0)	37.0	28.7	(0.5)	28.2

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

21.   Derivative financial instruments – (continued)

Company
	2017			2016
	Assets £m	Liabilities £m	Net £m	Assets £m	Liabilities £m	Net £m
Cross currency interest rate swaps – cash flow hedge	19.3	—	19.3	9.7	—	9.7
Cross currency interest rate swaps – fair value hedge	19.7	—	19.7	19.0	—	19.0
Foreign currency forwards – cash flow hedge	1.0	(6.3)	(5.3)	—	—	—
Foreign currency forwards – fair value hedge	4.0	—	4.0	—	—	—
	44.0	(6.3)	37.7	28.7	—	28.7
At the year end the Group had in place:
(i)
10 cross currency interest rate swaps for the purpose of managing interest rate and exchange rate risk on the US private placement (USPP) notes that were issued in 2011. These have been partitioned into separate elements and have been accounted for as 10 net investment hedges relating to GBP:EUR currency risk, 5 fair value hedges covering interest rate and currency exposure and 10 cash flow hedges.

(ii)
Foreign currency forwards for ZAR 700m to hedge the consideration payable for Astrapak. This has been accounted for as a cash flow hedge.

(iii)
13 foreign currency forwards for the purpose of managing exchange rate risk on the $750m term loan drawn in the year. These have been partitioned into separate elements and have been accounted for as 13 net investment hedges relating to GBP:EUR currency risk, and 13 cash flow hedges.

During the year the Group had in place derivatives relating to the acquisition of ESE and Plastiape, which had a fair value of  £1.7m on expiry. The fair value on expiry has been recognised within the consideration paid, which is further detailed in note 25.
(i) cash flow hedges
Cash flow hedges are in place to manage interest rate and foreign exchange rate risk in relation to $100m of fixed rate debt, as well as the foreign exchange risk in relation to the fixed GBP margin payable on an additional $100m of external debt. At the balance sheet date, the fair value of USD to GBP cross currency interest rate swaps taken out to manage this risk was £19.3m (2016: £9.7m). In the year, £10.5m (2016: £1.9m) was recycled from the cash flow hedge reserve to offset FX movements on retranslation of the $100m fixed rate debt. The hedge reserve will be recycled to the income statement to offset foreign exchange movements on retranslation and repayment in 2018 and 2021.
On 1 February 2017 the Group entered into 7 forward contracts to purchase a total ZAR700m in order to hedge the consideration for the announced acquisition of Astrapak. At the 31 March 2017 these forwards were held at a value of  £1.0m and were included within a cash flow hedge relationship.
On 10 March 2017 the Group entered into 13 forward currency contracts to purchase a total of  $250m in exchange for a fixed amount of EUR, in order to hedge a percentage of USD denominated debt. The USD to GBP element of these contracts is accounted for as a cash flow hedge. At 31 March 2017 these contracts have a fair value of  £(6.3)m. A total of  £2.5m has been recycled from the cash flow hedge reserve to offset foreign exchange movements on the retranslation of USD denominated debt. No ineffectiveness was noted on cash flow hedges during the year (2016: nil).

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

21.   Derivative financial instruments – (continued)

(ii) fair value hedges
Fair value hedges are in place to manage interest rate and foreign exchange rate risk in relation to an additional $100m of floating rate debt. At the balance sheet date, the fair value of USD to GBP cross currency interest rate swaps taken out to manage this risk was £18.6m (2016: £9.8m). In the year, a movement in fair value of  £(8.1)m was noted on the hedged item. No ineffectiveness was noted on fair value hedges during the year (2016: nil).
(iii) net investment hedges
Net investment hedges are in place to manage foreign exchange rate risk on the retranslation of euro and US dollar denominated subsidiaries. The Group has designated 10 GBP to EUR cross currency swaps and 13 GBP to EUR foreign currency forwards as net investment hedges, which have a fair value at the balance sheet date of  £1.1m (2016: £9.2m) and £4.0m (2016: £nil). Additionally, external debt of  $16m and €60m is also designated as a hedging instrument in hedge relationships. No ineffectiveness was noted on net investment hedges during the year (2016: nil).
Cross currency interest rate swaps included within net investment hedges at a consolidated level are included within fair value hedges within company accounts. No ineffectiveness (2016: none) was noted on these fair value hedges within the year.
Other smaller foreign exchange contracts are used to manage the Group's exposure to foreign currency fluctuations.
Financial risk management
The Group’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Group’s financial performance. The Group uses derivative financial instruments and external borrowings to hedge certain risk exposures.
The Group’s risk management is carried out by a central treasury department under policies approved by the Board of Directors. Group treasury identifies, evaluates and hedges financial risks in close co-operation with the Group’s operating units. The Board provides written principles for overall risk management, as well as policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity. The Group’s policies and the risks associated with derivatives and financial instruments are as follows:
(a) Market risk
Market risk is the risk that changes in market prices, such as interest rates and foreign currency exchange rates, will affect the Group’s net income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposures within parameters that are deemed to be acceptable, while optimising return. Generally, the Group seeks to minimise this risk through hedging arrangements designed to manage a proportion of the Group’s overall exposure.
The Group does not actively engage in trading of financial instruments for speculative purposes.
(b) Interest rate risk
The Group’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk which is partially offset by cash held at variable rates. Borrowings issued at fixed rates expose the Group to fair value interest rate risk. Group policy is to maintain a balanced position in respect of its fixed and floating borrowings, using derivative instruments where relevant.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

21.   Derivative financial instruments – (continued)

The interest rate profile of the Group’s net debt is shown in note 19.
With respect to the $216m USPP notes issued in December 2011, $100m was converted from fixed US dollar to floating GBP and $100m was converted from fixed US dollar to fixed GBP, through the use of ten cross currency interest rate swaps; three of these swaps totalling $92m expire in December 2018 with the remaining two, totalling $108m, expiring in December 2021. The remaining USPP balance of  $16m and notes of  €60m are not swapped and therefore pay interest at fixed US dollar and fixed euro interest rates.
An increase of 1% in the interest rate charged during the year on floating rate borrowings not fixed by interest rate swaps would have reduced profit before tax by approximately £8.7m (2016: £3.9m) before accounting for exchange differences, and would reduce net equity by approximately £6.7m (2016: £3.0m).
	2017			2016
	Sterling %	Euro %	US dollar %	Sterling %	Euro %	US dollar %
Fixed interest rate	3.2 – 3.9	1.1 – 11.2	4.2 – 4.8	2.5 – 4.4	2.0 – 11.2	4.2 – 4.8
Floating rate interest margin above:
– Euribor	n/a	0.8 – 4.5	n/a	n/a	0.8 – 4.5	n/a
– Libor	1.1 – 2.5	n/a	0.8 – 2.5	1.1 – 2.5	n/a	1.2 – 1.8
Interest received on cash balances is at normal commercial floating rates.
(c) Liquidity risk
The Group monitors and reviews its liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities (note 20) at all times so that the Group does not breach borrowing limits or covenants (where applicable) on any of its borrowing facilities. The maturity profile of the Group’s undrawn borrowing facilities in respect of which all conditions precedent have been met at 31 March 2017, but excluding overdrafts, is as follows:
	2017 £m	2016 £m
Maturity date
Expiring in one year	117.6	0.8
Expiring in one to two years	601.3	0.1
Expiring in more than two years	254.6	210.9
	973.5	211.8
The maturity of bank loans and overdrafts is set out in note 19.
In order to improve liquidity and ensure continuity of funding, the Group has a credit agreement with seven recognised international banks providing a £870m multi-currency revolving credit facility, maturing in April 2020. This was extended by use of an accordion facility from the initial £770m during the year. During 2011 the Group issued $92m and €35m USPP notes expiring in December 2018 and $124m and €25m USPP notes expiring in December 2021. During the year the Group entered into a €450m multi-currency revolving credit facility, maturing in June 2019, and a $750m term loan with 7 banks expiring in July 2018, with the option to extend to 2020.
Short-term flexibility is achieved through additional overdraft facilities.
The table below analyses the Group’s contractual undiscounted cash flows relating to non-derivative financial liabilities. Derivative financial instruments are included in the analysis if their contractual maturities are essential for an understanding of the timing of the cash flows.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

21.   Derivative financial instruments – (continued)

	Within 1 year or on demand £m	Between 1 and 2 years £m	Between 2 and 5 years £m	After 5 years £m	Total £m
March 2017
Non-derivative financial liabilities
Trade and other payables	(885.8)	—	—	—	(885.8)
Borrowings:
Repayment of principal	(10.0)	(108.7)	(1,137.4)	(12.8)	(1,268.9)
Expected future interest payments	(28.5)	(27.1)	(31.9)	(1.7)	(89.2)
Total non-derivative financial liabilities	(924.3)	(135.8)	(1,169.3)	(14.5)	(2,243.9)
Derivative financial instruments
Cross-currency interest rate swaps	3.9	21.7	28.5	—	54.1
Other derivative liabilities	(2.3)	(0.7)	—	—	(3.0)
Total	(922.7)	(114.8)	(1,140.8)	(14.5)	(2,192.8)
March 2016
Non-derivative financial liabilities
Trade and other payables	(531.5)	—	—	—	(531.5)
Borrowings:
Repayment of principal	(67.1)	(6.4)	(665.8)	(119.7)	(859.0)
Expected future interest payments	(19.9)	(18.7)	(37.5)	(6.0)	(82.1)
Total non-derivative financial liabilities	(618.5)	(25.1)	(703.3)	(125.7)	(1,472.6)
Derivative financial instruments
Cross-currency interest rate swaps	2.6	2.6	18.8	16.3	40.3
Other derivative liabilities	(0.5)	—	—	—	(0.5)
Total	(616.4)	(22.5)	(684.5)	(109.4)	(1,432.8)
(d) Foreign currency risk
The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the euro. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and net investments in foreign operations.
The Group’s policy is to protect the Group’s balance sheet and income statement from the adverse effect of changes in the exchange rate relating to both transactional and translational risk.
Exposure to foreign currency exchange risks is minimised by trading in the subsidiaries’ local currencies wherever possible and by the use of forward exchange contracts as appropriate.
Of the Group’s net assets, 70% (2016: 88%) before borrowings are in non sterling currencies, 41% of which are denominated in euros.
In December 2011 the Company issued $216m and €60m fixed rate USPP notes. In order to manage the interest rate and foreign exchange exposure, 10 cross currency interest swaps were taken out totalling $200m. In order to manage the foreign exchange rate risk on payment of interest and principal balances, the debt is designated within cash flow and fair value hedges.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

21.   Derivative financial instruments – (continued)

In March 2017 the Company took out a $750m revolving credit facility. In order to manage the interest rate and foreign exchange exposure, 13 forward currency contracts to purchase a total of  $250m in exchange for a fixed amount of euro were entered into. In order to manage the foreign exchange rate risk on repayment of principal balances, the debt is designated within cash flow and net investment hedges.
The remaining $16m and €60m of the USPP notes was designated within Net Investment hedge relationships. Additionally, ten GBP to EUR cross currency interest rate swaps were designated within Net Investment hedges to manage translation risk in relation to the assets of subsidiaries denominated in non-sterling currencies. The exchange gains or losses on these borrowings are included in the FX reserve within the Consolidated statement of comprehensive income.
The Group is exposed to fluctuations in exchange rates on the translation of profits earned by its overseas subsidiaries. The estimated impact of the change in average exchange rates between 2016 and 2017 on the profit before tax has resulted in a net increase to the 2017 result of approximately £17.5m (2016: net increase of  £5.2m). The main currency that drives this change is the euro. Movements in US dollar and other exchange rates were less significant.
A movement of 1% in the value of sterling against other foreign currencies (mainly the euro) would result in a translational impact on the Group’s profit before tax of approximately £1.3m (2016: £1.7m) and on the Group’s net assets of  £21.1m (2016: £8.9m).
The closing rate of exchange for the euro at 31 March 2017 was €1.17 (2016: €1.26) and for the US dollar was $1.25 (2016: $1.44). The average rate of exchange for the euro for 2017 was €1.19 (2016: €1.37) and for the US dollar $1.31 (2016: $1.51).
(e) Credit risk
Credit risk is the risk of financial loss to the Group if a customer or counter-party fails to meet its contractual obligations and arises principally from amounts receivable from customers and deposits of cash made with financial institutions. The Group monitors its credit risk with its customers and only uses financial institutions as counter-parties that have an investment grade credit rating. The methods used to evaluate customers’ credit worthiness are described in more detail in note 16.
Capital management
The Board defines capital as the equity of the Group. The Board’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Board of Directors monitors both the demographic spread of shareholders, as well as the return on capital employed and the level of dividends to ordinary shareholders.
The Board encourages wide employee participation and motivation through equity based incentive schemes. Details of the current Sharesave and Executive Share Option Schemes and the Performance Share Plan, together with shareholding guidelines, are given in the Remuneration report.
The Board seeks to maintain a balance between the higher returns that might be possible with higher levels of borrowings and the advantages and security afforded by a sound capital position.
There were no changes in the Group’s approach to capital management during the year.
The Company is not subject to externally imposed capital requirements.
Interest rate risk profile of financial assets and liabilities
The interest rate profile of the Group’s net debt is shown in note 19.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

21.   Derivative financial instruments – (continued)

The Group’s floating rate loans bear interest based on Libor or Euribor. The floating rate borrowings under the banking facilities are typically rolled over for a period of six months or less, based on the appropriate Libor/Euribor rate.
With respect to the USPP notes, $100m of the $216m issued in December 2011 was converted from fixed US dollar to floating euro by the use of five cross currency interest rate swaps; three of these swaps totalling $50m expire in December 2018 with the remaining two, totalling $50m, expiring in December 2021. These were in place at the year end with a market value of  £39.0m (2016: £28.7m).
An increase of 1% in the interest rate charged during the year on borrowings not fixed by interest rate swaps would have reduced profit before tax by approximately £8.7m (2016: £3.9m) before accounting for exchange differences, and would reduce net equity by approximately £6.7m (2016: £3.0m).
Group
	2017		2016
	Carrying amount £m	Fair value £m	Carrying amount restated £m	Fair value restated £m
Cash and cash equivalents	258.1	258.1	130.2	130.2
Trade receivables and other debtors	625.9	625.9	396.6	396.6
Bank loans and overdrafts	(85.1)	(85.1)	(111.0)	(111.0)
Trade and other payables	(885.8)	(885.8)	(531.5)	(531.5)
Primary financial instruments held to finance the Group’s operations:
Long-term borrowings	(1,259.6)	(1,267.9)	(794.2)	(804.3)
Derivative financial instruments	37.0	37.0	28.2	28.2
Company
	2017		2016
	Carrying amount £m	Fair value £m	Carrying amount restated £m	Fair value restated £m
Cash and cash equivalents	1.4	1.4	—	—
Trade receivables and other debtors	1,985.8	1,985.8	1,149.6	1,149.6
Bank loans and overdrafts	(33.0)	(33.0)	(92.3)	(92.3)
Trade and other payables	(392.6)	(392.6)	(266.4)	(266.4)
Primary financial instruments held to finance the Group’s operations:
Long-term borrowings	(1,229.1)	(1,237.4)	(761.3)	(771.4)
Derivative financial instruments	37.7	37.7	28.7	28.7
The carrying amount of the financial assets represents the maximum credit exposure of the Group.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

21.   Derivative financial instruments – (continued)

The fair values of the interest rate, foreign currency and cross currency interest rate swaps have been determined by reference to the market price available from the market on which the instruments are traded. Level 2 inputs are inputs, other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. In both 2017 and 2016, all financial instruments measured at fair value are categorised as Level 2 in the fair value hierarchy, whereby the fair value is determined using valuation techniques. Level 3 inputs are inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs). The fair value of the USPP is estimated by discounting expected future cash flows. Contingent consideration and acquisition remuneration (note 22) is held at fair value which is estimated based on latest forecasts by the Ace and Letica businesses. The Group does not hold any Level 1 instruments measured at fair value.
22.   Deferred and contingent consideration
	Deferred and contingent consideration £m	Acquisition remuneration £m	Total £m
At 1 April 2016	46.8	10.6	57.4
Arising in the year	—	11.8	11.8
Unwinding of discount	1.7	—	1.7
Utilised in the year	(4.1)	—	(4.1)
Released in the year	(17.1)	(5.9)	(23.0)
Exchange differences	6.7	1.7	8.4
At 31 March 2017	34.0	18.2	52.2
Current at 31 March 2017	—	2.8	2.8
Non-current at 31 March 2017	34.0	15.4	49.4
	34.0	18.2	52.2
	Deferred and contingent consideration £m	Acquisition remuneration £m	Total £m
At 1 April 2015	58.4	6.3	64.7
Arising in the year	0.6	7.8	8.4
Unwinding of discount	2.0	—	2.0
Utilised in the year	(0.5)	—	(0.5)
Released in the year	(15.5)	(3.4)	(18.9)
Exchange differences	1.8	(0.1)	1.7
At 31 March 2016	46.8	10.6	57.4
Current at 31 March 2016	4.2	—	4.2
Non-current at 31 March 2016	42.6	10.6	53.2
	46.8	10.6	57.4
Deferred and contingent consideration relates to the acquisition of Ace. During the year a final payment was made in respect of Helioplast.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

22.   Deferred and contingent consideration – (continued)

The acquisition remuneration is for vendors of Ace, Letica, Strata Products, Innocan and Synergy who remain in employment and is therefore classified as post-acquisition remuneration under IFRS 3. All payments are linked to the performance of the respective businesses measured against an EBITDA growth target over various periods. These are held at fair value estimated using Level 3 inputs described in note 21.
During the year a write back of  £23.0m has been made to the Ace deferred consideration to reflect the current view of the final payment that is due to be made in May 2018.
23.   Provisions and other liabilities
Deferred tax
The following are the major deferred tax liabilities and assets recognised by the Group and movements thereon during the current and prior reporting periods:
	Accelerated capital allowances £m	Employee benefits £m	Tax losses £m	Other temporary differences £m	Total £m
At 1 April 2016 (restated)	77.5	(24.6)	(23.4)	15.9	45.4
Adjustment in respect of prior years	2.2	(0.3)	(30.7)	6.4	(22.4)
(Credit)/charge to income	(1.4)	0.9	9.3	7.9	16.7
Credit to equity	—	(1.3)	—	(0.7)	(2.0)
Acquisitions	41.8	(13.1)	(9.5)	54.0	73.2
Exchange differences	6.0	(0.7)	(1.3)	2.2	6.2
At 31 March 2017	126.1	(39.1)	(55.6)	85.7	117.1
Deferred tax liabilities	126.1	—	—	107.1	233.2
Deferred tax assets	—	(39.1)	(55.6)	(21.4)	(116.1)
	126.1	(39.1)	(55.6)	85.7	117.1
	Accelerated capital allowances £m	Employee benefits £m	Tax losses £m	Other temporary differences £m	Total £m
At 1 April 2015	44.5	(17.8)	(8.2)	(3.5)	15.0
Adjustment in respect of prior years	—	0.1	(4.3)	(0.9)	(5.1)
Charge/(credit) to income	0.2	—	1.7	(3.8)	(1.9)
Charge to equity	—	2.1	—	2.0	4.1
Acquisitions	29.7	(9.3)	(12.2)	22.1	30.3
Exchange differences	3.1	0.3	(0.4)	—	3.0
At 31 March 2016 (restated)	77.5	(24.6)	(23.4)	15.9	45.4
Deferred tax liabilities	77.5	—	—	39.5	117.0
Deferred tax assets	—	(24.6)	(23.4)	(23.6)	(71.6)
	77.5	(24.6)	(23.4)	15.9	45.4
Accelerated capital allowances relate to property, plant and equipment.
Certain deferred tax assets and liabilities have been offset where the Group has a legally enforceable right to set off current tax assets against current tax liabilities and where the deferred tax assets and liabilities relate to income taxes levied by the same tax jurisdiction.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

23.   Provisions and other liabilities – (continued)

The Group has deferred tax assets of  £65.2m (2016: £89.1m) in respect of tax losses of  £222.4m (2016: £363.0m) that have not been recognised as it is not probable that sufficient suitable profits will be available to utilise these assets.
The aggregate amount of temporary differences associated with investments in subsidiaries for which no deferred tax has been provided is £129.8m (2016: £114.7m). No taxation is expected to arise in respect of these temporary differences.
The following are the major deferred tax liabilities and assets recognised by the Company and movements thereon during the current and prior reporting periods:
	Other temporary differences 2017 £m	Other temporary differences 2016 £m
Deferred tax liabilities/(assets) at 1 April	0.6	(1.2)
Credit to income	—	(0.2)
(Credit)/charge to equity	(0.9)	2.0
Deferred tax (assets)/liabilities at 31 March	(0.3)	0.6
Other temporary differences relate to hedging movements.
Other provisions
	Termination and restructuring provisions £m	Contract provisions £m	Other provisions and liabilities £m	Total £m
At 1 April 2016 (restated)	23.8	49.9	28.8	102.5
Acquired in the year	—	37.7	12.4	50.1
Provided in the year	9.0	—	6.0	15.0
Utilised in the year	(7.8)	(50.2)	(3.4)	(61.4)
Released in the year	(2.9)	—	—	(2.9)
Exchange differences	1.7	5.0	1.6	8.3
At 31 March 2017	23.8	42.4	45.4	111.6
Current at 31 March 2017	22.7	30.1	13.2	66.0
Non-current at 31 March 2017	1.1	12.3	32.2	45.6
	23.8	42.4	45.4	111.6

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

23.   Provisions and other liabilities – (continued)

Restated	Termination and restructuring provisions £m	Contract provisions £m	Other provisions and liabilities £m	Total £m
At 1 April 2015	10.2	41.8	23.9	75.9
Acquired in the year	0.6	25.3	5.9	31.8
Provided in the year	22.2	—	3.9	26.1
Utilised in the year	(9.2)	(18.2)	(6.4)	(33.8)
Exchange differences	—	1.0	1.5	2.5
At 31 March 2016	23.8	49.9	28.8	102.5
Current at 31 March 2016	22.3	30.6	7.9	60.8
Non-current at 31 March 2016	1.5	19.3	20.9	41.7
	23.8	49.9	28.8	102.5
The termination and restructuring provisions relate to the integration, closure and restructuring of certain activities detailed further in note 4.
Contract provisions and Other provisions and liabilities are adjustments relating to recent acquisitions and represent mainly out-of-market contract adjustments and provisions for property and legal claims. Of the Contract provisions £30.1m are expected to be utilised within the next 12 months. The Other provisions and liabilities, provided for at their estimated settlement value, will be utilised as claims are resolved.
The provisional GCS acquisition accounting has been reviewed and hindsight adjustments of  £2.3m have been made to provisions. The prior year comparatives have been restated accordingly.
24.   Share capital
The movement in the number of ordinary shares of 5p each issued by the Company and fully paid is as follows:
	2017 Number	2016 Number
In issue at 1 April	303,612,870	252,152,276
Exercise of employee share options	741,456	878,066
Share placing	11,042,945	—
Shares issued as consideration	16,505,511	—
Rights issue	82,954,687	50,582,528
In issue at 31 March	414,857,469	303,612,870
The Company has one class of ordinary 5p shares. The rights and obligations attaching to the ordinary shares and provisions relating to the transfer of ordinary shares are set out in the Company’s Articles of Association and governed by statute. All ordinary shares rank equally regarding dividends, votes and return of capital. Holders of ordinary shares are entitled to receive shareholder notices and other documents and information and to attend, speak and exercise voting rights, either in person or by proxy, at general meetings of the Company. The directors may refuse to register a transfer of ordinary shares where the required proof of title has not been provided or transfer documents have not been lodged in an acceptable manner or form. There are no restrictions on the voting rights of holders of ordinary shares and there are no agreements that are known to the Company between shareholders which may result in such restrictions.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

24.   Share capital – (continued)

The options granted under the Company’s savings related and executive share option schemes are satisfied by the issue of new ordinary shares. Therefore, employees do not hold any voting rights until the shares are allotted on exercise of their options. The Company has established the RPC Group Employee Benefit Trust to satisfy awards made under the Performance Share Plan. The independent trustee has the same rights as any other shareholder in respect of any shares held by the trust except in respect of dividends.
Under the Companies Act 2006, a company is no longer required to have an authorised share capital. At the Annual General Meeting held on 21 July 2010, the Company removed the provision for an authorised share capital from its Memorandum of Association and adopted new Articles of Association incorporating the effect of this and other changes.
The interests of the directors in the ordinary shares of the Company are shown in the Directors’ Remuneration report.
Rights issue
On 20 January 2016, the Company issued 50,582,528 ordinary shares by way of 1 for 5 rights issue at a price of 460p per share under an authority given to the directors at an Extraordinary General Meeting held on 4 January 2016. The net proceeds of the rights issue were £227.5m after costs of  £5.2m. The nominal value of the shares issued of  £2.5m credited to share capital and the remaining amount credited to the share premium account.
On 27 February 2017, the Company issued 82,954,687 ordinary shares by way of a 1 for 4 rights issue at a price of 665p. The net proceeds of the rights issue were £540.0m after costs of  £12.1m.
The rights issue was effected through a structure which involved RPC Group Plc subscribing for shares in Alpha Funding Limited. Alpha Funding Limited subsequently redeemed its redeemable preference shares for cash. Following the receipt of the cash proceeds through the structure, the excess of the net proceeds received over the nominal value of the share capital issued has been transferred to merger reserve.
Share placing
On 9 June 2016, the Company issued 11,042,945 ordinary shares by way of a share placement at a price of 815p per share. The net proceeds of the share placement were £89.1m after costs of  £0.9m.
Shares issued as consideration
On 1 August 2016, the Company issued 16,505,511 ordinary shares at par value of 853p per share to the shareholders of British Polythene Industries Plc as part of the consideration for the acquisition of the group. The total value of the shares issued was £140.8m, with the nominal value of the shares issued of £0.8m credited to share capital and the remaining amount credited to the merger reserve account.
Share-based payments
The Company operates savings related and executive share option schemes and a Performance Share Plan, which are all equity-settled share-based payment schemes. The Group has no legal or constructive obligation to repurchase or settle employee share options or share awards in cash.
Share options
Invitations under the Sharesave Scheme (a savings related share option scheme) are made to eligible employees in the UK and participating mainland European countries. The exercise price of the options granted is the market price of the shares at the close of business on the day preceding the invitation date less 20%.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

24.   Share capital – (continued)

Options are normally exercisable for a period of six months starting three years after the related savings contract begins, provided a participant remains an employee of the Group and completes the three year savings contract.
Executive share options are granted to managers at the discretion of the Remuneration Committee of the Board of Directors. The exercise price is normally the market price at the close of business on the day preceding the date of grant. Options are exercisable between three and ten years after the date of grant provided the participant remains an employee of the Group and, for options granted in 2014, a target for earnings per share is met. Further information on these schemes is given in the Remuneration report.
Movements in the number of share options outstanding and their related weighted average exercise prices are as follows:
	2017		2016
	Average exercise price	Number of options	Average exercise price	Number of options
Outstanding at 1 April	450p	5,923,520	398p	5,735,374
Granted	741p	5,499,367	654p	851,250
Rights issue adjustment	456p	434,668	423p	451,430
Forfeited	453p	(85,913)	485p	(155,622)
Exercised	289p	(741,456)	295p	(878,066)
Lapsed	453p	(104,440)	387p	(24,320)
Cancelled	371p	(33,203)	430p	(56,526)
Outstanding at 31 March	575p	10,892,543	450p	5,923,520
Exercisable at 31 March	282p	998,689	320p	721,653
The weighted average share price in respect of options exercised during the year was 887p per share (2016: 666p).
The share options outstanding at the end of the year were as follows:
	Number of options 2017	Option price range 2017	Weighted average remaining contractual life (years) 2017	Number of options 2016	Option price range 2016	Weighted average remaining contractual life (years) 2016
RPC Group 2013 Sharesave Scheme	7,287,869	371p – 741p	2.6	2,755,416	225p – 399p	3.4
RPC Group 2013 Executive Share Option Schemes	2,787,028	304p – 742p	6.8	1,682,299	327p – 606p	6.5
RPC Group 2003 Executive Share Option Schemes	817,646	180p – 307p	4.6	1,485,805	145p – 328p	5.1
Outstanding at 31 March	10,892,543			5,923,520
The number of options and their exercise prices in respect of grants made prior to the rights issue were adjusted to take account of the diluting effect of rights issues.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

24.   Share capital – (continued)

The fair value of options and the significant inputs using the Black-Scholes valuation model were as follows:
	RPC Group 2003 Sharesave scheme		RPC Group 2013 Executive Share Option Scheme
Date of grant	16.01.15	31.03.17	10.07.13	16.07.14	15.07.15	13.07.16
Share price at date of grant	542p	782p	414p	594p	663p	803p
Original exercise price	430p	741p	397p	584p	654p	791p
Fair value of options	96p*	121p	75p*	126p*	132p*	149p*
Expected volatility	23%	25%	35%	34%	29%	27%
Dividend yield	3.0%	2.4%	3.6%	2.6%	2.4%	2.2%
Annual risk-free interest rate	0.7%	0.2%	1.6%	2.2%	1.7%	0.4%
Option life	3.4 years	3.3 years	6.4 years	6.4 years	6.4 years	6.5 years

*
Adjusted to take account of the rights issues in January 2015, January 2016 and February 2017 where relevant.

The volatility, measured as the standard deviation of expected share price returns, is based on statistical analysis of the Company’s historical share price.
The option life allows for the vesting period and time to exercise. There are no market conditions associated with the share option grants.
Performance share plan
Conditional annual awards of shares are granted under the RPC Group 2008 Performance Share Plan to certain executive directors and senior managers at the discretion of the Remuneration Committee. Provided the participant remains an employee of the Group and the performance conditions are met, awards will vest three years after the date of grant. The percentage of shares that will actually vest is dependent upon the Group’s earnings per share growth and, for the 2014, 2015 and 2016 awards, total shareholder return performance over a three year measurement period commencing on 1 April of the year in which the award is made.
The awards made before 2011 were in the form of allocations of free shares that transfer to participants on the vesting date provided the conditions are met. Allocations that have vested must be satisfied within 30 days of the vesting date. After 2010, nil cost options were granted which, subject to the conditions, will be exercisable between the third and tenth anniversary of the date of grant. Awards under the Plan will only be satisfied with market purchase shares. Further information on the Plan and the performance conditions is given in the Directors’ Remuneration report.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

24.   Share capital – (continued)

Movements in the number of outstanding conditional awards of shares are as follows:
	Number of shares 2017	Number of shares 2016
Outstanding at 1 April	1,435,897	1,300,191
Granted	550,296	364,097
Rights issue adjustment	101,226	106,288
Forfeited	—	(133,299)
Transferred or exercised	(589,860)	(200,139)
Lapsed	(19,114)	(1,241)
Outstanding at 31 March	1,478,445	1,435,897
Exercisable at 31 March	—	—
Weighted average remaining contractual life	8.6 years	8.4 years
The market price of the shares transferred on vesting during the year was 877p per share (2016: 633p). The fair value of the nil cost options granted during the year under the Performance Share Plan and the key inputs using the Black-Scholes valuation model were as follows:
	RPC Group 2008 Performance Share Plan
Date of grant	10.07.13	16.07.14	15.07.15	13.07.16
Share price at date of grant	414p	594p	663p	803p
Fair value of award*	196p	383p	500p	651p
Expected volatility	30%	23%	23%	23%
Dividend yield	3.6%	2.6%	2.4%	0.0%
Annual risk-free interest rate	0.6%	1.3%	0.9%	0.1%
Expected life of award	3 years	3 years	3 years	3 years

*
Adjusted to take account of the rights issue in January 2015, January 2016 and February 2017 where relevant.

There is no entitlement to dividends during the vesting period.
RPC group employee benefit trust
The Company operates an employee benefit trust, the RPC Group Employee Benefit Trust, which was established in 2008 to purchase shares to satisfy awards under the Performance Share Plan. Purchases are funded using interest free loans from the Company. As at 31 March 2017 the Employee Benefit Trust held 1,384,156 (2016: 1,289,689) shares in the Company acquired at an average cost of 606p (2016: 457p) per share including the take-up in full of its entitlement to shares under the rights issue. The investment in the shares is included in the Consolidated balance sheet within retained earnings at a cost of  £8.4m (2016: £5.9m). The market value of the shares held by the trust at 31 March 2017 was £10.8m (2016: £9.8m). The trust has waived dividends receivable on the shares held during the year.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

24.   Share capital – (continued)

Share-based payment expense
The expense in respect of share-based payments recognised in the Consolidated income statement is as follows:
	2017 £m	2016 £m
RPC Group 2008 Performance Share Plan	2.7	1.5
RPC Group 2013 Executive Share Option Schemes	1.0	0.9
RPC Group 2013 Sharesave Scheme	0.8	0.9
Total included in staff costs (note 5)	4.5	3.3
25.   Acquisition of subsidiary undertakings
During the year the Group acquired 100% of the share capital of the following businesses:
Name	Date	Description
British Polythene Industries Plc	1 August 2016	Leading manufacturer and supplier of polythene films for a diverse range of end markets.
Sanders Polyfilms Limited	3 October 2016	A specialist manufacturer of innovative high yield collation shrink film manufactured from locations in UK and Romania.
Jagtenberg Beheer BV	14 October 2016	Large blow moulded products for packaging and selected non-packaging markets.
Plastiape S.p.A.	24 November 2016	A market leader in the design, engineering and manufacture of drug delivery devices.
Synergy Packaging Pty Ltd	1 December 2016	Melbourne based manufacturer of PET blow moulded containers.
Shenzen Howyecen Automotive Electronic Company Limited	3 January 2017	Chinese specialist in the printing, forming and cutting of foils to the automotive and smart electronics markets.
ESE World BV	31 January 2017	European based design and engineering provider of temporary waste solutions.
Letica Corporation	9 March 2017	A large family owned business based in Rochester MI USA with robust engineering capabilities in injection moulding and a proprietary in-house design team.
Amber Plastics Pty Ltd	31 March 2017	Serving predominately the food and dairy sectors with innovative high quality injection moulded containers with in-mould labelling.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

25.   Acquisition of subsidiary undertakings – (continued)

The purchases of these acquisitions have been accounted for as business combinations. The provisional fair value amounts recognised in respect of the identifiable assets acquired and liabilities assumed are as set out in the table below:
	Provisional fair value total (£m)
	BPI	Letica	ESE	Plastiape	Others
Intangible assets	42.2	65.7	76.5	38.2	8.2
Property, plant and equipment	117.7	107.2	19.9	8.0	20.1
Inventories	61.8	43.2	13.7	5.7	7.4
Trade and other receivables	88.5	52.0	28.4	13.0	12.0
Trade and other payables	(103.4)	(55.2)	(30.6)	(7.6)	(8.0)
Employee benefit obligations	(92.2)	—	(0.5)	(2.9)	—
Provisions	(13.5)	(17.7)	(10.0)	(6.3)	(2.6)
Taxes	2.1	(49.5)	(19.7)	(9.4)	(3.7)
Net debt	(29.8)	15.2	11.1	3.1	(3.1)
Total identifiable assets	73.4	160.9	88.8	41.8	30.3
Goodwill	201.1	246.7	144.5	74.9	12.4
Consideration
– payable to shareholders	133.7	338.0	133.2	83.1	38.7
– payable for external debt	—	69.6	100.1	33.6	4.0
– paid as equity	140.8	—	—	—	—
Total consideration	274.5	407.6	233.3	116.7	42.7
Adjustments to the completion balance sheets primarily relate to intangible assets of customer contacts, patents and licensing agreements, revaluation of property, plant and equipment in accordance with IFRS 13 and recognition of provisions relating to out of market contracts and other necessary provisions. Adjustment to taxes relate to additional tax provisions and deferred tax on the fair value adjustments.
The goodwill recognised above includes certain intangible assets that cannot be separately identified and measured due to their nature. This includes control over the acquired business, the skills and experience of the assembled workforce, the increase in scale, significant synergies and the future growth opportunities that the businesses provide to the Group’s operations. The goodwill recognised is not deductible for tax purposes.
The acquisitions made during the year contributed the following to the Group results:
	BPI	Letica	ESE	Plastiape	Others
Contribution to adjusted operating profit post-acquisition	27.0	3.1	2.4	2.1	1.5
Contribution to revenue post-acquisition	325.9	23.6	25.2	14.4	26.1

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

25.   Acquisition of subsidiary undertakings – (continued)

If the acquisitions had taken place on 1 April 2016 they would have contributed the following to the Group results:
	BPI	Letica	ESE	Plastiape	Others
Adjusted operating profit from 1 April 2016 to 31 March 2017	41.7	31.8	21.7	12.3	5.7
Revenue from 1 April 2016 to 31 March 2017	521.3	387.7	173.5	47.5	79.1
Prior year acquisitions
In the prior year the Group acquired GCS, Strata Products, JP Plast, Innocan and Depicton.
The fair values of the assets and liabilities acquired have been reconsidered as part of the hindsight period. The changes made were to GCS, where additional provisions of  £2.3m were created and a write down of fixed assets (£1.9m) and other receivables (£2.8m) were made; a deferred tax asset of  £0.9m has been created in relation to these adjustments. Hindsight adjustments have also been made in respect of deferred tax assets on losses (£2.7m) and pensions (£1.3m).
At JP Plast an increase in fixed assets of  £1.9m was made due to a property valuation being received after the provisional fair values had been agreed. A corresponding deferred tax liability of  £0.3m has been created.
26.   Disposals of subsidiary undertakings
On 15 August 2016 the Group disposed of its interest in the share capital of Promens (India) Private Ltd (Ahmedabad), a 100% subsidiary based in India, by way of a management buy out for £0.1m. The loss on disposal of Ahmedabad was £1.9m.
In the prior year the Group disposed of its interest in the share capital of RPC Superfos Ambalaj San. Tic. Ltd, a 51% subsidiary based in Turkey.
27.   Commitments and contingent liabilities
	2017 £m	2016 £m
Expenditure contracted for but not provided	62.0	37.9
Financial commitments
The Group had total minimum lease payments under non-cancellable operating leases as follows:
	2017 £m	2016 £m
Within one year	16.3	13.5
Between one and five years	39.5	39.6
After five years	9.7	12.0
	65.5	65.1
The Company had no commitments at either year end.
Contingent liabilities
The Group had contingent liabilities in respect of bank guarantees issued in the ordinary course of business amounting to £31.0m (2016: £11.8m), and for the Company this amounted to £9.8m (2016: £1.1m). The Group and the Company also held a guarantee relating to the acquisition of Astrapak of  £84.1m.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

27.   Commitments and contingent liabilities – (continued)

The Company has cross guarantee overdraft and credit facilities with its subsidiaries as follows:
	Maximum amount guaranteed	Utilised at 31 March 2017
RPC Containers Limited	GBP 10.0m	—
RPC Packaging Europe BV	EUR 22.0m	EUR 1.2m
RPC Packaging Europe BV	EUR 21.0m	EUR 10.2m
RPC Packaging Europe BV	EUR 10.0m	EUR 5.4m
RPC Packaging Europe BV	EUR 10.0m	—
RPC Bramlage Morgantown Inc.	USD 10.0m	—
Promens Group AS	EUR 15.0m	EUR 1.9m
ESE World BV	EUR 15.0m	—
The Company has given a guarantee to the trustee of the RPC Containers Limited Pension Scheme (the ‘Scheme’) in respect of RPC Containers Limited and RPC Tedeco-Gizeh (UK) Limited up to a maximum underfunded amount. The underfunded amount is 105% of the Scheme’s liabilities, calculated according to section 179 of the Pensions Act 2004 (the ‘Act’) less the value of the Scheme’s assets. As at 31 March 2017, the underfunded amount in excess of the provision in the Consolidated balance sheet based on the most recent section 179 valuation was £75.8m (2016: £75.8m). In addition, the Company has given a capped guarantee in respect of any additional buy-out liabilities calculated in accordance with section 75 of the Act in respect of the Scheme. As at 31 March 2017 the guarantee was capped at £71.5m (2016: £54.6m). The cap will increase annually by 25% of the average of the Company’s consolidated profit before tax for the three preceding financial years.
28.   Employee benefits
	2017 £m	2016 £m
Retirement benefit obligations	251.6	146.7
Termination benefits	0.9	0.6
Other long-term employee benefit liabilities	3.5	3.0
Employee benefits due after one year	256.0	150.3
There are no employee benefit costs in respect of the Company.
Retirement benefit obligations
The liability recognised in the Consolidated balance sheet for the Group’s retirement benefit obligations is:
As at 31 March 2017	UK £m	Netherlands £m	Germany £m	France £m	Other mainland Europe £m	Group £m
Present value of funded obligations	657.3	22.7	—	—	28.7	708.7
Fair value of plan assets	(500.1)	(22.1)	—	—	(25.3)	(547.5)
Net funded obligations	157.2	0.6	—	—	3.4	161.2
Present value of unfunded obligations	—	—	67.4	12.6	10.4	90.4
Liability in the Consolidated balance sheet	157.2	0.6	67.4	12.6	13.8	251.6

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

28.   Employee benefits – (continued)

As at 31 March 2016	UK £m	Netherlands £m	Germany £m	France £m	Other mainland Europe £m	Group £m
Present value of funded obligations	238.5	25.0	—	—	15.6	279.1
Fair value of plan assets	(181.3)	(23.2)	—	—	(9.7)	(214.2)
Net funded obligations	57.2	1.8	—	—	5.9	64.9
Present value of unfunded obligations	—	—	62.5	12.4	6.9	81.8
Liability in the Consolidated balance sheet	57.2	1.8	62.5	12.4	12.8	146.7
The history of retirement benefit obligations recognised in the Consolidated balance sheet is:
	2017 £m	2016 £m
Fair value of plan assets	(547.5)	(214.2)
Present value of defined benefit obligations	799.1	360.9
Balance sheet liability	251.6	146.7
The amounts recognised in the Consolidated income statement are as follows:
	2017 £m	2016 £m
Current service cost	3.6	2.1
Pension administration costs	1.0	0.6
Past service cost	(1.4)	(0.6)
Total included in staff costs (note 5)	3.2	2.1
Defined benefit pension scheme finance expense (note 6)	4.9	2.7
Total amount recognised in the Consolidated income statement	8.1	4.8
The amounts recognised in the Consolidated statement of comprehensive income are:
	2017 £m	2016 £m
At 1 April	54.7	69.8
Actuarial losses/(gains) recognised during the year	7.2	(15.1)
At 31 March	61.9	54.7
The actuarial losses recognised during the year were:
	2017 £m	2016 £m
Experience (gains)/losses on plan assets	(54.8)	5.9
Experience gains on liabilities	(7.2)	(2.6)
Losses/(gains) on change of financial assumptions	70.3	(15.5)
Loss on change of demographic assumptions	(1.1)	(2.9)
	7.2	(15.1)

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

28.   Employee benefits – (continued)

Changes to the present value of defined benefit obligations during the year are as follows:
	2017 £m	2016 £m
Defined benefit obligations at 1 April	360.9	311.1
Obligations acquired on acquisition	368.2	63.9
Current service cost	3.6	2.1
Past service cost	(1.4)	(0.6)
Remeasurement of defined benefit plans	15.9	9.0
Contributions by participants	1.0	0.7
Actuarial losses/(gains) on liabilities	62.0	(21.0)
Net benefits paid	(20.8)	(9.2)
Exchange differences	9.7	4.9
Defined benefit obligations at 31 March	799.1	360.9
Changes to the fair value of plan assets during the year are:
	2017 £m	2016 £m
Fair value of assets at 1 April	214.2	204.8
Assets acquired on acquisition	273.0	9.0
Remeasurement of defined benefit plans	11.0	6.3
Actuarial gains/(losses) on assets	54.8	(5.9)
Contributions by employer	12.7	7.1
Contributions by participants	1.0	0.7
Net benefits paid	(20.8)	(9.2)
Administration expense	(1.0)	(0.6)
Exchange differences	2.6	2.0
Fair value of assets at 31 March	547.5	214.2
The movement in the liability recognised in the Consolidated balance sheet is:
	2017 £m	2016 £m
Liability at 1 April	146.7	106.3
Net liabilities acquired on acquisition	95.2	54.9
Total expense charged to the Consolidated income statement	8.1	4.8
Actuarial losses/(gains) recognised in the Consolidated statement of comprehensive income	7.2	(15.1)
Contributions and benefits paid	(12.7)	(7.1)
Exchange differences	7.1	2.9
Liability at 31 March	251.6	146.7

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

28.   Employee benefits – (continued)

The fair value of the funded plan assets invested at the balance sheet date as a percentage of total plan assets is set out below:
	2017			2016
	UK	Netherlands	Group	UK	Netherlands	Group
Equities	32%	—	31%	38%	—	34%
Property	14%	—	13%	2%	—	2%
Government and corporate bonds	34%	—	31%	48%	—	41%
Insurance policies	—	98%	7%	—	98%	11%
Other	20%	2%	18%	12%	2%	12%
The majority of the assets are quoted on an active market. However, the following assets can be considered unquoted:
•
All insurance policies

•
Some of the property investments

•
Hedge funds which are included within ‘Other’

The principal actuarial assumptions used at the balance sheet date were:
	2017		2016
	UK	Mainland Europe	UK	Mainland Europe
Discount rate	2.6%	1.8%	3.5%	1.7%
Inflation rate	2.1%	1.7%	1.9%	1.4%
Increase in benefits in payment	2.2%	1.8%	2.9%	1.4%
Salary increases	3.0%	2.0%	2.6%	2.0%
The mortality assumptions used allow for future mortality improvements in valuing the defined benefit obligations and are based on standard mortality tables used by the actuarial profession in the relevant countries adjusted, where appropriate, to reflect the circumstances of the relevant scheme’s membership. In the UK the current mortality assumptions applied as at 31 March 2017 are specific to each UK Scheme and the allowance made for mortality improvements is assumed to be in line with the 2014 CMI Core Projections with a long-term rate of 1.25% p.a.
The life expectancies from the age of 65 of scheme members assumed at the balance sheet date in years were as follows:
	2017 UK	2016 UK
Current age:
Aged 65:
Male	22	22
Female	24	24
Aged 45:
Male	24	24
Female	26	26
The weighted average duration of the defined benefit obligation is 19 years.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

28.   Employee benefits – (continued)

The Group expects to contribute approximately £13.3m (2016 £8.8m) to its defined benefit plans in the next financial year. This includes proposed contributions to the main UK pension schemes described above of  £7.9m (2016 £4.7m).
Funded retirement benefit obligations
United kingdom
The two main retirement benefit obligations in the UK are final salary defined benefit pension schemes, called the RPC Containers Limited Pension Scheme and the British Polythene Industries Limited Pension Scheme, are both closed to future entrants and to future accrual. The assets of all the schemes are held in a separate trustee administered fund to meet long-term liabilities for past and present employees. The corporate trustees, which are independent from the Group, have a duty to act in the best interest of the schemes beneficiaries. The appointment of trustee directors is determined by the schemes corporate and trust documentation and by statute.
The last completed triennial valuation performed by an independent actuary for the trustee of the RPC Containers Limited Pension Scheme was carried out as at 31 March 2015. The valuation, which is calculated on an ongoing funding basis and is different from that prescribed by IAS 19, showed a deficit of  £41.8m. The Company agreed to make contributions to cover the scheme’s expenses and pay monthly deficit reduction contributions of  £3.2m each year until 31 March 2019, and £2.4m each year from 1 April 2019 with the aim of eliminating the deficit by September 2024. In addition, in the event that any of the members employing companies are unable to pay their contributions, the trustee may call upon guarantees provided by RPC Group Plc in respect of certain present and future liabilities of the members employing companies in the UK.
The last completed triennial valuation performed by an independent actuary for the trustee of the British Polythene Pension Scheme was carried out as at 6 April 2014. The valuation, which is calculated on an ongoing funding basis and is different from that prescribed by IAS 19, showed a deficit of  £77m. The Company and the trustee agreed to make contributions of  £3.6m per annum from 2015; rising in line with the CPI index subject to a cap of 5%. There is also provision for three additional one-off payments in 2016 to 2018, subject to the bpi Group’s profit before tax achieving agreed targets in 2015 to 2017. The one-off payments would be £0.25m, £0.5m, £1.0m or £1.5m subject to profit before tax exceeding £22.5m, £25m, £27.5m or £30m respectively. In addition the scheme has a pension funding partnership whereby additional contributions of  £1.8m p.a. increasing by CPI will be paid until January 2032. Should the scheme have a funding surplus in the future these payments will cease.
As a result of previous acquisitions the Group has four other UK final salary defined benefit pension arrangements providing benefits based on final pensionable salary and pensionable service. The total deficit in the fund calculated in accordance with IAS 19 as at 31 March 2017 for the remaining UK schemes was £46.5m (2016: £25.0m).
The present value of the defined benefit obligation in the financial statements was measured using the projected unit credit method based on the last actuarial valuation for IAS 19 purposes allowing for IAS 19 financial assumptions and any further improvements in life expectancy.
Overseas funds
The Group operates a number of overseas defined benefit pension schemes, in Germany, France, the Netherlands, Belgium, Italy, Switzerland, Poland, Sweden, Thailand and The Philippines. In the Netherlands, Belgium, Switzerland, Norway and Thailand, these are contributory with funds held separately from the finances of the Group either by trustee-administered funds or by insurance contracts. In all cases, the retirement benefit obligations for these plans have been calculated by actuaries using the projected unit method.

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

28.   Employee benefits – (continued)

In the Netherlands there are a number of defined benefit retirement plans. These are funded by contributions to insurance policies or a separately administered fund. The majority of the plans are now closed (the pension plan at Kerkrade was closed during 2017 resulting in a curtailment gain of  £0.6m).
Most of the Group’s German operations provide non-contributory pension plans financed by balance sheet provisions calculated by a local actuary on an annual basis according to local requirements. There is no external funding for these plans although they are secured by insolvency insurance required under German law. In general, the plans provide a fixed retirement benefit not related to salaries and are closed to new entrants. Pension increases are granted every three years based on price inflation.
All of the Group’s subsidiaries in France provide unfunded retirement indemnities according to the applicable collective agreement. The benefit takes the form of a lump sum, based on final salary and service with the Company, payable on reaching retirement age.
RPC’s operations in Belgium and Switzerland provide pension benefits which are defined contribution by design. However, the existence of investment guarantees requires these plans to be treated as defined benefit for accounting purposes.
RPC’s Italian businesses are required to provide service-related lump sum benefits payable on leaving service for any reason, including retirement.
Termination benefits
Termination benefit provisions consist of German Altersteilzeit employee incentives (a part-time early retirement scheme described in note 1) and Belgian and Dutch contractual pre-retirement termination Benefits.
Other long-term employee benefit liabilities
These consist of deferred salaries for German Altersteilzeit employees and provision for long-service awards.
Risk management
Typically trustees or similar bodies manage the defined benefit plans and agree the contribution rates based on independent actuarial advice. The Group seeks to maintain a good working relationship with trustees through regular meetings and communications.
There is a risk that changes in the discount rate, price inflation and life expectancy could lead to a material deficit. Any funding deficit that arises will be financed over a period negotiated between the Group and the Trustees. The impact of a change of assumption on the material schemes in the Group are as follows:
	RPC Containers Limited Pension Scheme £m	bpi Pension Scheme £m	M&H Plastics Pension Scheme £m
0.1% decrease in discount rate	(3.5)	(5.8)	(2.3)
0.1% increase in inflation	(3.0)	(6.3)	(1.6)
1 year increase in life expectancy	(6.0)	(10.8)	(3.4)

NOTES TO THE FINANCIAL STATEMENTS
for the year ended 31 March 2017

29.   Related parties
Group
Identity or related parties
The Group has a related party relationship with its subsidiaries (see pages 140 to 145) and with its key management personnel, who are considered to be its directors. Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation for the Group and are not disclosed in this note.
Transactions with the key management personnel
Disclosures relating to directors are set out in the Directors’ Remuneration report. The remuneration of the key management personnel of the Group is set out below in aggregate for each of the categories specified in IAS 24 ‘Related Party Disclosures’.
The remuneration of the key management personnel of the Group is as follows:
	2017 £m	2016 £m
Salaries and other short-term employee benefits	2.3	1.5
Post-employment benefits	0.2	0.2
Share-based benefits and other long-term benefits	2.1	2.2
	4.6	3.9
Company
The amounts due to and from the Company in respect of its subsidiaries are set out in notes 16 and 18. The transactions entered into between the Company and its subsidiaries were as follows.
	2017 £m	2016 £m
Management charges made to fellow Group undertakings	3.3	2.7
Management charges received from fellow Group undertakings	(8.0)	(6.1)
Net interest payable	(7.4)	(0.4)
Net interest receivable	35.0	14.6

INDEPENDENT REVIEW REPORT TO RPC GROUP PLC
Report on the condensed consolidated half year financial statements
Our conclusion
We have reviewed RPC Group Plc’s condensed consolidated half year financial statements (the “interim financial statements”) in the half year financial report of RPC Group Plc for the six month period ended 30 September 2018. Based on our review, nothing has come to our attention that causes us to believe that the interim financial statements are not prepared, in all material respects, in accordance with International Accounting Standard 34, ‘Interim Financial Reporting’, as adopted by the European Union and the Disclosure Guidance and Transparency Rules sourcebook of the United Kingdom’s Financial Conduct Authority.
What we have reviewed
The interim financial statements comprise:
•
the condensed consolidated balance sheet as at 30 September 2018;

•
the condensed consolidated income statement and condensed consolidated statement of comprehensive income for the period then ended;

•
the condensed consolidated cash flow statement for the period then ended;

•
the condensed consolidated statement of changes in equity for the period then ended; and

•
the explanatory notes to the condensed financial statements.

The interim financial statements included in the half year financial report have been prepared in accordance with International Accounting Standard 34, ‘Interim Financial Reporting’, as adopted by the European Union and the Disclosure Guidance and Transparency Rules sourcebook of the United Kingdom’s Financial Conduct Authority.
As disclosed in note 2 to the interim financial statements, the financial reporting framework that has been applied in the preparation of the full annual financial statements of the Group is applicable law and International Financial Reporting Standards (IFRSs) as adopted by the European Union.
Responsibilities for the interim financial statements and the review
Our responsibilities and those of the directors
The half year financial report, including the interim financial statements, is the responsibility of, and has been approved by, the directors. The directors are responsible for preparing the half year financial report in accordance with the Disclosure Guidance and Transparency Rules sourcebook of the United Kingdom’s Financial Conduct Authority.
Our responsibility is to express a conclusion on the interim financial statements in the half year financial report based on our review. This report, including the conclusion, has been prepared for and only for the company for the purpose of complying with the Disclosure Guidance and Transparency Rules sourcebook of the United Kingdom’s Financial Conduct Authority and for no other purpose. We do not, in giving this conclusion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.
What a review of interim financial statements involves
We conducted our review in accordance with International Standard on Review Engagements (UK and Ireland) 2410, ‘Review of Interim Financial Information Performed by the Independent Auditor of the Entity’ issued by the Auditing Practices Board for use in the United Kingdom. A review of interim financial information consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures.

A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing (UK) and, consequently, does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.
We have read the other information contained in the half year financial report and considered whether it contains any apparent misstatements or material inconsistencies with the information in the interim financial statements.
PricewaterhouseCoopers LLP
Chartered Accountants
Birmingham
28 November 2018
(a)
The maintenance and integrity of the RPC Group Plc website is the responsibility of the directors; the work carried out by the auditors does not involve consideration of these matters and, accordingly, the auditors accept no responsibility for any changes that may have occurred to the interim financial statements since they were initially presented on the website.

(b)
Legislation in the United Kingdom governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

Condensed consolidated income statement
Continuing operations	Notes	6 months to 30 September 2018 (unaudited)			6 months to 30 September 2017 (unaudited, restated)			12 months to 31 March 2018 (audited, restated)
		Before adjusting items	Adjusting items (note 4) £m	Total £m	Before adjusting items £m	Adjusting items (note 4) £m	Total £m	Before adjusting items £m	Adjusting items (note 4) £m	Total £m
Revenue	3	1,892.0	—	1,892.0	1,770.0	—	1,770.0	3,538.4	—	3,538.4
Operating costs		(1,677.7)	(4.5)	(1,682.2)	(1,561.3)	(6.4)	(1,567.7)	(3,124.1)	(15.1)	(3,139.2)
Amortisation of acquired intangibles		—	(25.5)	(25.5)	—	(24.8)	(24.8)	—	(49.6)	(49.6)
Operating profit	3	214.3	(30.0)	184.3	208.7	(31.2)	177.5	414.3	(64.7)	349.6
Financial income		7.1	—	7.1	9.7	—	9.7	11.2	—	11.2
Financial expenses		(32.9)	(4.5)	(37.4)	(25.4)	(0.6)	(26.0)	(47.1)	(3.5)	(50.6)
Net financing costs	6	(25.8)	(4.5)	(30.3)	(15.7)	(0.6)	(16.3)	(35.9)	(3.5)	(39.4)
Share of profit from investment accounted for under the equity method		0.4	—	0.4	0.5	—	0.5	0.7	—	0.7
Profit before taxation	3	188.9	(34.5)	154.4	193.5	(31.8)	161.7	379.1	(68.2)	310.9
Taxation	7	(43.4)	8.1	(35.3)	(48.8)	4.7	(44.1)	(91.8)	28.1	(63.7)
Profit after taxation from continuing operations		145.5	(26.4)	119.1	144.7	(27.1)	117.6	287.3	(40.1)	247.2
(Loss)/profit from discontinued operations	5	—	(29.1)	(29.1)	—	4.5	4.5	—	6.6	6.6
Profit after taxation		145.5	(55.5)	90.0	144.7	(22.6)	122.1	287.3	(33.5)	253.8
Profit attributable to:
Equity shareholders		145.3	(55.5)	89.8	144.7	(22.6)	122.1	286.9	(33.5)	253.4
Non-controlling interests		0.2	—	0.2	—	—	—	0.4	—	0.4
Profit after taxation		145.5	(55.5)	90.0	144.7	(22.6)	122.1	287.3	(33.5)	253.8

Earnings per share		6 months to 30 September 2018 (unaudited)		6 months to 30 September 2017 (unaudited, restated)		12 months to 31 March 2018 (audited, restated)
		Adjusted	Total	Adjusted	Total	Adjusted	Total
Basic	8		21.8p		29.5p		61.6p
Diluted	8		21.8p		29.4p		61.3p
Adjusted basic	8	35.4p		35.0p		69.7p
Basic from continuing operations	8		28.9p		28.4p		60.0p
Diluted from continuing operations	8		28.8p		28.3p		59.7p

Prior year comparatives have been restated in relation to the exit from non-core businesses, as described in note 5.

Condensed consolidated statement of comprehensive income
	Notes	6 months to 30 September 2018 (unaudited) £m	6 months to 30 September 2017 (unaudited) £m	12 months to 31 March 2018 (audited) £m
Profit after taxation for the period		90.0	122.1	253.8
Other comprehensive income
Items that will not subsequently be reclassified to the income statement
Actuarial re-measurement of defined benefit pension plans	12	29.2	13.6	54.4
Deferred tax on actuarial re-measurement of defined benefit pension plans		(5.5)	(2.0)	(10.4)
		23.7	11.6	44.0
Items that may subsequently be reclassified to the income statement
Foreign exchange translation differences		42.5	(4.5)	(19.9)
Effective portion of movement in fair value of cross currency interest rate swaps		10.7	(13.1)	(26.7)
Deferred tax on movement in fair value of cross currency interest rate swaps		0.8	(0.9)	(0.7)
Amounts recycled to income statement		(15.4)	18.8	31.5
Amounts recycled to balance sheet		—	(0.4)	(0.4)
Changes in fair value of derivative instruments designated as net investment hedges		(3.8)	(9.7)	(11.8)
		34.8	(9.8)	(28.0)
Other comprehensive income for the period, net of tax		58.5	1.8	16.0
Total comprehensive income for the period		148.5	123.9	269.8

All items included in other comprehensive income relate to continuing operations.

Condensed consolidated balance sheet
	Notes	30 September 2018 (unaudited) £m	30 September 2017 (unaudited, restated) £m	31 March 2018 (audited, restated) £m
Non-current assets
Goodwill	10	1,618.9	1,602.5	1,575.7
Other intangible assets	10	316.3	347.8	324.2
Property, plant and equipment	10	1,382.4	1,327.2	1,357.1
Investments accounted for under the equity method		4.6	4.2	4.4
Derivative financial instruments		17.9	26.8	7.2
Deferred tax assets		106.5	114.1	108.9
Total non-current assets		3,446.6	3,422.6	3,377.5
Current assets
Assets held for sale in a disposal group	11	61.2	—	6.3
Inventories		518.6	481.6	524.9
Trade and other receivables		676.3	635.4	663.6
Current tax receivable		6.5	2.2	12.4
Derivative financial instruments		11.6	3.7	12.2
Cash and cash equivalents		324.2	319.6	186.5
Total current assets		1,598.4	1,442.5	1,405.9
Total assets		5,045.0	4,865.1	4,783.4
Current liabilities
Liabilities held for sale in a disposal group	11	(34.2)	—	—
Bank loans and overdrafts		(141.1)	(95.6)	(167.7)
Trade and other payables		(946.2)	(916.8)	(948.8)
Current tax liabilities		(89.3)	(56.0)	(63.3)
Deferred and contingent consideration	13	(37.6)	(39.3)	(30.4)
Provisions and other liabilities	14	(14.6)	(34.1)	(18.1)
Derivative financial instruments		(0.1)	(0.1)	(2.1)
Total current liabilities		(1,263.1)	(1,141.9)	(1,230.4)
Non-current liabilities
Bank loans and other borrowings		(1,389.3)	(1,324.4)	(1,174.4)
Employee benefits	12	(166.6)	(240.7)	(196.9)
Deferred tax liabilities		(215.1)	(235.3)	(219.1)
Deferred and contingent consideration	13	(0.8)	(11.7)	(6.9)
Provisions and other liabilities	14	(25.7)	(45.9)	(35.2)
Derivative financial instruments		(0.3)	(0.2)	(0.4)
Total non-current liabilities		(1,797.8)	(1,858.2)	(1,632.9)
Total liabilities		(3,060.9)	(3,000.1)	(2,863.3)
Net assets		1,984.1	1,865.0	1,920.1

Condensed consolidated balance sheet – (continued)
	Notes	30 September 2018 (unaudited) £m	30 September 2017 (unaudited, restated) £m	31 March 2018 (audited, restated) £m
Equity
Share capital	16	20.3	20.7	20.4
Share premium account		693.3	682.7	689.9
Merger reserve		727.4	727.4	727.4
Capital redemption reserve		1.5	1.0	1.4
Translation reserve		178.7	157.5	140.0
Cash flow hedging reserve		(1.3)	3.3	2.6
Retained earnings		354.0	269.8	335.4
Total equity attributable to equity shareholders		1,973.9	1,862.4	1,917.1
Non-controlling interest		10.2	2.6	3.0
Total equity		1,984.1	1,865.0	1,920.1

The half year financial report was approved by the Board of Directors on 28 November 2018 and was signed on its behalf by:
J R P Pike, Chairman	S J Kesterton, Group Finance Director

Condensed consolidated cash flow statement
	Notes	6 months to 30 September 2018 (unaudited) £m	6 months to 30 September 2017 (unaudited) £m	12 months to 31 March 2018 (audited) £m
Cash generated from operations	17	262.8	285.9	484.2
Taxes paid		(22.6)	(23.1)	(59.5)
Interest paid		(25.6)	(17.4)	(38.0)
Net cash flows from operating activities		214.6	245.4	386.7
Cash flows from investing activities
Interest received		0.5	0.6	1.3
Proceeds on disposal of property, plant and equipment and assets held for sale		3.6	2.4	3.8
Purchase of property, plant and equipment		(103.5)	(109.1)	(241.4)
Purchase of intangible assets		(2.4)	(1.6)	(4.6)
Acquisition of businesses, net of cash acquired		(72.6)	(65.7)	(65.2)
Proceeds on disposal of businesses		70.8	0.5	0.5
Net cash flows from investing activities		(103.6)	(172.9)	(305.6)
Cash flows from financing activities
Dividends paid to equity shareholders	9	(81.8)	(73.9)	(105.8)
Purchase of own shares – Share-based incentive arrangement	16	(1.8)	(2.6)	(2.6)
Purchase of own shares – Share buyback programme	16	(17.0)	(12.4)	(83.4)
Proceeds from the issue of share capital		3.4	2.1	9.4
Repayment of borrowings		(134.3)	—	(7.7)
Proceeds of borrowings		287.4	64.8	54.3
Net cash flows from financing activities		55.9	(22.0)	(135.8)
Net increase/(decrease) in cash and cash equivalents		166.9	50.5	(54.7)
Cash and cash equivalents at beginning of period		124.9	183.0	183.0
Effect of foreign exchange rate changes		2.7	2.8	(3.4)
Cash and cash equivalents at end of period		294.5	236.3	124.9
Cash and cash equivalents comprise:
Cash at bank		324.2	319.6	186.5
Bank overdrafts		(29.7)	(83.3)	(61.6)
		294.5	236.3	124.9

Condensed consolidated statement of changes in equity
	Share capital £m	Share premium £m	Merger reserve £m	Capital redemption reserve £m	Translation reserve £m	Cash flow hedging reserve £m	Retained earnings £m	Non- controlling interest £m	Total equity £m
6 months to 30 September 2018 (unaudited)
At 1 April 2018	20.4	689.9	727.4	1.4	140.0	2.6	335.4	3.0	1,920.1
Profit for the period	—	—	—	—	—	—	89.8	0.2	90.0
Actuarial re-measurement, net of tax	—	—	—	—	—	—	23.7	—	23.7
Exchange differences	—	—	—	—	42.5	—	—	—	42.5
Hedging movements, net of tax	—	—	—	—	(3.8)	(3.9)	—	—	(7.7)
Total comprehensive income	—	—	—	—	38.7	(3.9)	113.5	0.2	148.5
Issue of shares	—	3.4	—	—	—	—	—	—	3.4
Share-based payments	—	—	—	—	—	—	5.1	—	5.1
Current tax on share-based payments	—	—	—	—	—	—	0.2	—	0.2
Deferred tax on share-based payments	—	—	—	—	—	—	0.4	—	0.4
Purchase of own shares – share-based incentive arrangements	—	—	—	—	—	—	(1.8)	—	(1.8)
Purchase of own shares – share buyback	(0.1)	—	—	0.1	—	—	(17.0)	—	(17.0)
Dividends paid	—	—	—	—	—	—	(81.8)	—	(81.8)
Non-controlling interest on disposal	—	—	—	—	—	—	—	7.0	7.0
At 30 September 2018	20.3	693.3	727.4	1.5	178.7	(1.3)	354.0	10.2	1,984.1
6 months to 30 September 2017 (unaudited)
At 1 April 2017	20.8	680.6	727.4	0.9	171.7	(1.1)	222.1	0.3	1,822.7
Profit for the period	—	—	—	—	—	—	122.1	—	122.1
Actuarial re-measurement, net of tax	—	—	—	—	—	—	11.6	—	11.6
Exchange differences	—	—	—	—	(4.5)	—	—	—	(4.5)
Hedging movements, net of tax	—	—	—	—	(9.7)	4.4	—	—	(5.3)
Total comprehensive income	—	—	—	—	(14.2)	4.4	133.7	—	123.9
Issue of shares	—	2.1	—	—	—	—	—	—	2.1
Share-based payments	—	—	—	—	—	—	3.4	—	3.4
Current tax on share-based payments	—	—	—	—	—	—	0.4	—	0.4
Deferred tax on share-based payments	—	—	—	—	—	—	(0.9)	—	(0.9)
Purchase of own shares – share-based incentive arrangements	—	—	—	—	—	—	(2.6)	—	(2.6)
Purchase of own shares – share buyback	(0.1)	—	—	0.1	—	—	(12.4)	—	(12.4)
Dividends paid	—	—	—	—	—	—	(73.9)	—	(73.9)
Non-controlling interest on acquisition	—	—	—	—	—	—	—	2.3	2.3
At 30 September 2017	20.7	682.7	727.4	1.0	157.5	3.3	269.8	2.6	1,865.0

Condensed consolidated statement of changes in equity – (continued)
	Share capital £m	Share premium £m	Merger reserve £m	Capital redemption reserve £m	Translation reserve £m	Cash flow hedging reserve £m	Retained earnings £m	Non- controlling interest £m	Total equity £m
12 months to 31 March 2018 (audited)
At 1 April 2017	20.8	680.6	727.4	0.9	171.7	(1.1)	222.1	0.3	1,822.7
Profit for the year	—	—	—	—	—	—	253.4	0.4	253.8
Actuarial re-measurement, net of tax	—	—	—	—	—	—	44.0	—	44.0
Exchange differences	—	—	—	—	(19.9)	—	—	—	(19.9)
Hedging movements, net of tax	—	—	—	—	(11.8)	3.7	—	—	(8.1)
Total comprehensive income for the year	—	—	—	—	(31.7)	3.7	297.4	0.4	269.8
Issue of shares	0.1	9.3	—	—	—	—	—	—	9.4
Share-based payments	—	—	—	—	—	—	6.8	—	6.8
Deferred tax on share-based payments	—	—	—	—	—	—	(0.9)	—	(0.9)
Current tax on share-based payments	—	—	—	—	—	—	1.8	—	1.8
Purchase of own shares – share-based incentive arrangements	—	—	—	—	—	—	(2.6)	—	(2.6)
Purchase of own shares – share buyback	(0.5)	—	—	0.5	—	—	(83.4)	—	(83.4)
Dividends paid	—	—	—	—	—	—	(105.8)	—	(105.8)
Non-controlling interest on acquisition	—	—	—	—	—	—	—	2.3	2.3
At 31 March 2018	20.4	689.9	727.4	1.4	140.0	2.6	335.4	3.0	1,920.1

NOTES TO THE CONDENSED FINANCIAL STATEMENTS
1.   General information
The comparative figures for the financial year ended 31 March 2018 are not the Group’s statutory accounts for that financial year. Those accounts have been reported on by the Group’s auditor, PricewaterhouseCoopers LLP, and delivered to the Registrar of Companies. The report of the auditor was (i) unqualified, (ii) did not include a reference to any matters to which the auditor drew attention by way of emphasis without qualifying their report, and (iii) did not contain a statement under section 498(2) or (3) of the Companies Act 2006. The Group’s statutory accounts for the year ended 31 March 2018 are available from the Company’s registered office, at Sapphire House, Crown Way, Rushden, Northants NN10 6FB or from the Group’s website at www.rpc-group.com.
2.   Accounting policies
The condensed consolidated half year financial statements have been prepared in accordance with International Accounting Standard (IAS) 34 ‘Interim Financial Reporting’, as adopted by the EU and in accordance with the disclosure guidance and transparency rules sourcebook of the UK’s Financial Conduct Authority. They do not include all of the information required for full annual financial statements, and should be read in conjunction with the consolidated financial statements of the Group for the year ended 31 March 2018.
The accounting policies, presentation and methods of computation used in this condensed set of financial statements are consistent with those applied in the Group’s latest annual audited financial statements for the year ended 31 March 2018.
In the preparation of the interim management report, comparative amounts have been restated to reflect the following:
•
The separate presentation of discontinued operations in the condensed consolidated income statement due to the disposal of the Letica Foodservice line of business, disposed of on the 30 September 2018, and the European injection moulding automotive and Bridge of Allan lines of business classified as assets held for sale during the year.

•
The provisional Astrapak acquisition accounting has been finalised and hindsight adjustments made to goodwill and fixed assets. These have been adjusted for in the 31 March 2018 and 30 September 2017 balance sheets.

Estimates
The preparation of the condensed financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.
In preparing these condensed financial statements, the significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the financial statements as at and for the year ended 31 March 2018.
New Standards and Interpretations
The Group has adopted both IFRS 9 — Financial Instruments and IFRS 15 — Revenue from Contracts with Customers from 1 April 2018 and the results contained within the condensed financial statements are reported in line with these standards.
IFRS 9 — Financial instruments
IFRS 9 has been adopted in this set of financial statements. As indicated in the Group’s annual report and accounts for the year ended 31 March 2018, the impact of this standard is not material. The additional disclosures required by the standard will be included in the annual report and accounts for the year ended 31 March 2019.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

2.   Accounting policies – (continued)

IFRS 15 — Revenue from Contracts with Customers
In line with the disclosure on this subject in the Group’s annual report and accounts for the year ended 31 March 2018, the implementation of this standard has not had a material effect on the Group’s consolidated financial statements. As a result, the ongoing impact of the standard on the Group’s consolidated financial statements will be limited to the enhanced disclosure of revenue, required by the standard, in the notes to the accounts.
The following standard is effective for annual periods beginning on or after 1 January 2019:
IFRS 16 — Leases
IFRS 16 is effective for annual periods beginning on or after 1 January 2019. It will therefore be effective in the consolidated financial statements of the Group for the year ended 31 March 2020.
IFRS 16 replaces IAS 17 — Leases and eliminates the classification of leases over 12 months in length as either operating leases or finance leases and introduces a single lessee accounting model whereby all leases are accounted for as finance leases, unless of low-value. The standard will therefore, require that the Group’s leased assets are recorded within property, plant and equipment as ‘right of use assets’ with a corresponding lease liability which is based on the discounted value of the cash payments required under each lease. In addition, the operating lease expense will be replaced with a depreciation charge and a financing expense.
The Group’s operating lease data collection exercise is still ongoing and is due to complete towards the end of the financial year. This data will be used to model the impact across the Group.
3.   Operating segments
The information reported to the Group’s Board of Directors, considered to be the Group’s chief operating decision maker for the purpose of resource allocation and assessment of segment performance, are reported under two segments.
The Group’s operating segments have been derived from the structure which formed the basis of monthly management reporting. There has been aggregation of the Group’s divisions or strategic business units, where there are further operational differences, into the Packaging segment due to certain common characteristics. This aggregation has been determined based on market of operation (mostly European), manufacturing or production techniques, the nature of products, profit margins earned and inputs into the production cycle. Typically, as packaging customers are global B2B and served by multiple operating segments, they are considered to be similar for the purposes of segment reporting. The remaining divisions, or where appropriate strategic business units, have been aggregated into the Non-packaging segment.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

3.   Operating segments – (continued)

Segmental revenues and results
	6 months to 30 September 2018 (unaudited)		6 months to 30 September 2017 (unaudited, restated)		12 months to 31 March 2018 (audited, restated)
	Inter- segment £m	External £m	Inter- segment £m	External £m	Inter- segment £m	External £m
Revenue from continuing operations
Packaging	0.8	1,619.7	0.4	1,517.7	1.7	3,019.0
Non-packaging	9.7	272.3	8.2	252.3	18.3	519.4
Total	10.5	1,892.0	8.6	1,770.0	20.0	3,538.4
Segmental adjusted operating profit
Packaging		175.6		171.3		338.1
Non-packaging		38.7		37.4		76.2
Adjusted operating profit from continuing operations		214.3		208.7		414.3
Adjusting items in operating profit		(30.0)		(31.2)		(64.7)
Net financing costs		(30.3)		(16.3)		(39.4)
Share of profit from investment accounted for under the equity method		0.4		0.5		0.7
Profit before taxation from continuing operations		154.4		161.7		310.9
Taxation		(35.3)		(44.1)		(63.7)
Profit after taxation from continuing operations		119.1		117.6		247.2
(Loss)/profit from discontinued operations		(29.1)		4.5		6.6
Profit after taxation		90.0		122.1		253.8

The following is an analysis of the Group’s revenue by origin:
	6 months to 30 September 2018 (unaudited) £m	6 months to 30 September 2017 (unaudited, restated) £m	12 months to 31 March 2018 (audited, restated) £m
Revenue by origin
United Kingdom	429.6	432.4	840.1
Germany	331.9	280.0	581.1
France	191.4	184.6	385.6
Other Europe	518.3	505.0	995.6
Mainland Europe	1,041.6	969.6	1,962.3
North America	229.1	212.4	398.0
Rest of World	191.7	155.6	338.0
	1,892.0	1,770.0	3,538.4

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

4.   Adjusting items
	6 months to 30 September 2018 (unaudited) £m	6 months to 30 September 2017 (unaudited, restated) £m	12 months to 31 March 2018 (audited, restated) £m
Adjusting items
Acquisition and disposal costs	0.9	2.1	3.9
Major integration programme costs	—	10.2	20.6
Other integration and restructuring costs	5.1	3.3	10.9
Post-acquisition remuneration charge contingent on earn-out targets	0.5	12.6	9.2
Adjustments to deferred consideration	(0.4)	(11.5)	(20.7)
Amortisation – acquired intangibles	25.5	24.8	49.6
Acquisition, integration and restructuring related costs	31.6	41.5	73.5
Insurance proceeds	—	(11.0)	(11.0)
Other adjusting items	3.2	0.7	2.2
Release of contract provision	(4.8)	—	—
Total adjusting items in operating costs	30.0	31.2	64.7
Adjusting items in net financing costs	4.5	0.6	3.5
Adjusting taxation
Adjustments in relation to US Tax reforms	—	—	(11.1)
Tax effect of adjusting items	(8.1)	(4.7)	(17.0)
Total adjusting items in taxation	(8.1)	(4.7)	(28.1)

Adjusting items are those items which, due to their materiality, nature or infrequency, could distort an assessment of underlying business performance.
Acquisition costs include the transactional acquisition costs of Nordfolien, PLASgran and Spec Group. Other restructuring costs includes the continued rebuild of the Group’s Belgian footprint following the fire at Eke in 2017 and other integration and restructuring costs.
Other adjusting items include a release of a £4.8m out of market contract provision in Hefei, China, which is no longer required following improvements in productivity at this growing site. This is partially offset by non-cash cancellation costs associated with employee share save schemes and other adjusting items of  £3.2m.
The remuneration charge on contingent consideration includes the provision for remuneration earned by the shareholders of various acquisitions who must remain as employees of the Group for the duration of the earn-out period to qualify for the remuneration. Following the disposal of Letica Foodservices the earn out was agreed and a release of  £0.4m was made.
Adjusting finance items are described in note 6.
5.   Discontinued operations
On 6 June 2018 RPC Group Plc announced that it would be disposing of its Letica Foodservice, USA, and other non-core businesses, including its automotive components businesses located in Zevenaar, The Netherlands, and Rongu, Estonia, and its spirits closure business in Bridge of Allan, Scotland.
During the period the Group sold the Letica Foodservice business for a profit of  £19.2m.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

5.   Discontinued operations – (continued)

The assets and associated liabilities of the remaining businesses were transferred to assets held for sale to be held as a disposal group in June 2018, when they met the criteria to be classified as held for sale per IFRS 5.
In line with IFRS 5, the profit/(loss) after tax of the businesses disposed of in the period and those held for sale have been disclosed separately on the face of the income statement as profit/(loss) from discontinued operations.
Prior period figures have been restated to present separately the above operations as discontinued. Details of the discontinued operations are as follows:
	6 months to 30 September 2018 (unaudited) £m	6 months to 30 September 2017 (unaudited) £m	12 months to 31 March 2018 (audited) £m
Revenue	104.9	105.7	209.3
Operating costs	(107.6)	(99.7)	(198.6)
Adjusted operating (loss)/profit	(2.7)	6.0	10.7
Interest and other non-operating costs	(0.9)	(1.5)	(5.0)
Impairment related to discontinued businesses	(37.1)	—	—
Profit on disposal of discontinued businesses	19.2	—	—
(Loss)/profit on discontinued operations before tax	(21.5)	4.5	5.7
Taxation on discontinued operations	(7.6)	—	0.9
(Loss)/profit on discontinued operations after tax	(29.1)	4.5	6.6

The tax charge on discontinued operations of  £7.6m (2017: £nil) reflects the related tax impacts, including a one-off tax liability arising on the disposal of the Letica Foodservice business.
The loss per share from discontinued operations was 7.1p (30 Sep 2017: earnings per share of 1.1p; 31 March 2018: earnings per share of 1.6p).
	6 months to 30 September 2018 (unaudited) £m	6 months to 30 September 2017 (unaudited) £m	12 months to 31 March 2018 (audited) £m
Net cash flows from operating activities	(3.0)	7.0	10.8
Net cash flows from investing activities	68.6	(5.1)	(9.8)
Net cash flows from financing activities	5.3	(1.8)	(0.2)
Net increase in cash and cash equivalents	70.9	0.1	0.8

6.   Net financing costs
	6 months to 30 September 2018 (unaudited) £m	6 months to 30 September 2017 (unaudited, restated) £m	12 months to 31 March 2018 (audited, restated) £m
Net interest payable	25.8	15.7	35.9
Mark to market gains on foreign currency hedging instruments	(6.6)	(9.1)	(9.9)
Fair value adjustment to borrowings	6.6	9.1	9.9
Adjusting finance costs	4.5	0.6	3.5
	30.3	16.3	39.4

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

6.   Net financing costs – (continued)

Adjusting finance costs of  £4.5m primarily comprise of defined benefit pension interest charges of £1.7m (30 Sep 2017: £2.8m; 31 March 2018: £5.7m) and £2.4m of exchange losses on contingent consideration (30 Sep 2017: gain £1.9m; 31 March 2018: gain £2.1m).
7.   Taxation
A taxation charge of  £35.3m (2017: £44.1m) has been made in the half year to 30 September 2018 in respect of the profit before taxation from continuing operations of  £154.4m (2017: £161.7m), based on the Group tax rate expected for the full year applied to the pre-tax income for the six month period.
The adjusted Group tax rate for continuing operations is 23.0% compared with 24.2% for the period ended 31 March 2018 and 25.2% for the period ended 30 September 2017.
The tax credit applied to adjusting items was 23.5% (30 Sep 2017: 14.8%, 31 March 2018: 41.3%). The low rate of tax relief for adjusting items in the prior year was driven by a number of items for which no tax relief is available, primarily relating to acquisition related costs and remuneration charges on deferred consideration.
Taxation relating to the non-core operations was £7.6m (tax charge) (2017: £nil). This reflects the tax impacts of the discontinued operations, including the tax liability arising on the disposal of the Letica Foodservice business.
8.   Earnings per share
Basic and adjusted basic earnings per share
Basic earnings per share has been computed using profit after taxation for the period attributable to equity shareholders and the weighted average number of shares in issue during the period. Adjusted basic earnings per share deducts total adjusting items from profit after taxation attributable to equity shareholders. Basic and adjusted earnings per share use the same weighted average number of shares which excludes shares held by the Employee Benefit Trust to satisfy future awards in respect of incentive arrangements.
	6 months to 30 September 2018 (unaudited)	6 months to 30 September 2017 (unaudited, restated)	12 months to 31 March 2018 (audited, restated)
Profit after taxation attributable to equity shareholders (£m)	89.8	122.1	253.4
Loss/(profit) from discontinued operations attributable to equity shareholders (£m)	29.1	(4.5)	(6.6)
Profit after taxation from continuing operations	118.9	117.6	246.8
Adjusting items from continuing operations, net of tax (£m)	26.4	27.1	40.1
Profit used in adjusted basic earnings per share (£m)	145.3	144.7	286.9
Weighted average number of shares	410,993,029	413,529,183	411,526,669
Basic earnings per share	21.8p	29.5p	61.6p
Basic earnings per share from continuing operations	28.9p	28.4p	60.0p
Adjusted basic earnings per share	35.4p	35.0p	69.7p

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

8.   Earnings per share – (continued)

Diluted earnings per share
Diluted earnings per share is basic earnings per share after allowing for the dilutive effect of the conversion into ordinary shares of the weighted average number of options outstanding during the period.
	6 months to 30 September 2018 (unaudited)	6 months to 30 September 2017 (unaudited, restated)	12 months to 31 March 2018 (audited, restated)
Weighted average number of shares (basic)	410,993,029	413,529,183	411,526,669
Effect of share options in issue	1,453,538	2,456,521	2,066,687
Weighted average number of shares (diluted)	412,446,567	415,985,704	413,593,356
Diluted earnings per share	21.8p	29.4p	61.3p
Diluted earnings per share from continuing operations	28.8p	28.3p	59.7p

9.   Dividends
	6 months to 30 September 2018 (unaudited) £m	6 months to 30 September 2017 (unaudited) £m	12 months to 31 March 2018 (audited) £m
Dividends on ordinary shares:
Final for 2017/18 paid of 20.2p per share	81.8	—	—
Interim for 2017/18 paid of 7.8p per share	—	—	31.9
Final for 2016/17 paid of 17.9p per share	—	73.9	73.9
	81.8	73.9	105.8

A final dividend of 20.2p per share was paid on 31 August 2018 in respect of the year ended 31 March 2018 with a cost of  £81.8m.
An interim dividend of 8.1p has been proposed in respect of the period ended 30 September 2018 at an estimated cost of  £32.9m. This dividend will be paid on 25 January 2019 to ordinary shareholders on the register at 28 December 2018.
10.   Non-current assets
	Goodwill (unaudited) £m	Acquired intangible assets (unaudited) £m	Other intangible assets (unaudited) £m	Property, plant and equipment (unaudited) £m
At 1 April 2018	1,575.7	314.7	9.5	1,357.1
Additions	—	—	2.2	113.3
Disposals	(15.0)	(3.5)	(0.1)	(25.4)
Acquisitions (note 18)	33.0	13.7	0.3	39.8
Depreciation and amortisation	—	(25.7)	(1.9)	(84.2)
Impairment on discontinued operations	(14.9)	(2.6)	—	—
Transfer to assets held for sale	—	—	—	(38.5)
Exchange differences	40.1	8.4	1.3	20.3
At 30 September 2018	1,618.9	305.0	11.3	1,382.4

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

11.   Assets held for sale
	Assets (unaudited) £m	Liabilities (unaudited) £m	Total (unaudited) £m
At 1 April 2018	6.3	—	6.3
Disposals	(3.9)	—	(3.9)
Transfer to property, plant and equipment	(2.4)	—	(2.4)
Transfer from current assets, current liabilities and non-current assets	80.8	(34.2)	46.6
Impairment	(19.6)	—	(19.6)
At 30 September 2018	61.2	(34.2)	27.0

During the period the Group transferred £46.6m of assets and liabilities for the Bridge of Allan and European injection moulding businesses into assets held for sale. These were subsequently impaired to £27.0m, which represents management’s best estimate of their net realisable value.
12.   Employee benefits
The liability recognised in the Condensed consolidated balance sheet for long-term employee benefits and the movement in retirement benefit obligations was:
	30 September 2018 (unaudited) £m	30 September 2017 (unaudited) £m	31 March 2018 (audited) £m
Retirement benefit obligations at 1 April	192.9	251.6	251.6
Net liabilities on acquisition	2.4	—	—
Total expense charged to the income statement	5.4	5.4	11.8
Actuarial re-measurement recognised in the Consolidated statement of comprehensive income	(29.2)	(13.6)	(54.4)
Contributions and benefits paid	(10.0)	(9.7)	(17.8)
Exchange differences	1.4	2.7	1.7
Retirement benefit obligations at 30 September/31 March	162.9	236.4	192.9
Termination benefits	0.6	0.7	0.7
Other long-term employee benefit liabilities	3.1	3.6	3.3
Employee benefits due after more than one year	166.6	240.7	196.9

The defined benefit obligation for employee pensions and similar benefits as at 30 September 2018 have been re-measured based on the disclosures as at 31 March 2018, the previous balance sheet date. The results have been adjusted by allowing for the updated IAS 19 financial assumptions and rolling forward the liabilities to 30 September 2018 using actual cash flows for the six month period.
The defined benefit plan assets have been updated to reflect their market value as at 30 September 2018. Differences between the actual and expected return on assets and the impact of changes in actuarial assumptions and experience gains and losses on liabilities have been recognised in the Condensed consolidated statement of comprehensive income.
The employee benefit obligations at the half year decreased from £192.9m to £162.9m. The decrease was as a result of a 0.3% increase in the discount rate to 2.9% (31 March 2018: 2.6%) offset by a reduction in the inflation assumption of 0.1%, resulting in actuarial gains of  £29.2m in the main UK defined benefit schemes.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

13.   Deferred and contingent consideration
	Deferred and contingent consideration £m	Post- acquisition remuneration £m	Total £m
At 1 April 2018	18.7	18.6	37.3
Arising in the period	1.5	0.5	2.0
Unwind of discount	0.1	—	0.1
Released in the period	—	(0.4)	(0.4)
Utilised in the period	—	(3.4)	(3.4)
Exchange differences	1.4	1.4	2.8
At 30 September 2018	21.7	16.7	38.4
Current at 30 September 2018	20.9	16.7	37.6
Non-current at 30 September 2018	0.8	—	0.8
Total	21.7	16.7	38.4
Current at 30 September 2017	25.9	13.4	39.3
Non-current at 30 September 2017	—	11.7	11.7
Total	25.9	25.1	51.0
Current at 31 March 2018	18.7	11.7	30.4
Non-current at 31 March 2018	—	6.9	6.9
Total	18.7	18.6	37.3

Deferred and contingent consideration comprised contingent consideration payable relating to the acquisition of Ace and deferred consideration totalling £1.5m, recognised during the period, in relation to the PLASgran Limited and Spec Group acquisitions. Post-acquisition remuneration relates to amounts payable to the vendors of Ace, Letica, Amber Plastics and Synergy who remain in employment. Amounts are initially measured at fair value and subsequently revalued at each period end based on observable changes in facts and circumstances.
During the period post-acquisition remuneration was paid out in relation to Strata, £3.0m, and Amber Plastics, £0.4m.
A release of  £0.4m occurred in relation to post-acquisition remuneration payable on the Letica acquisition to bring the total provision in line with the projected pay out.
Contingent consideration and post-acquisition remuneration liabilities relating to the Ace acquisition are denominated in US dollars but held in a UK sterling functional currency company. Accordingly, the foreign exchange revaluation of  £2.4m is recorded in the Group income statement in the line item ‘Adjusting financing costs’. Post-acquisition remuneration liabilities relating to other acquisitions (Letica, Amber Plastics and Synergy) is held in companies whose functional currency is consistent with the liability.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

14.   Provisions and other liabilities
	Termination and restructuring provisions £m	Contract provisions £m	Environmental and Health and Safety £m	Legal related £m	Other £m	Total £m
At 1 April 2018	7.3	14.1	13.6	8.5	9.8	53.3
Acquired in the period (note 18)	—	4.3	0.5	0.2	0.3	5.3
Provided in the period	0.1	—	—	—	1.9	2.0
Utilised in the period	(3.2)	(5.3)	(2.6)	(3.3)	(1.9)	(16.3)
Released in the period to adjusting items	—	(4.8)	—	—	—	(4.8)
Exchange differences	—	0.1	0.5	0.1	0.1	0.8
Total	4.2	8.4	12.0	5.5	10.2	40.3
Current at 30 September 2018	3.5	4.5	—	0.1	6.5	14.6
Non-current at 30 September 2018	0.7	3.9	12.0	5.4	3.7	25.7
Total	4.2	8.4	12.0	5.5	10.2	40.3
Current at 30 September 2017	10.0	14.2	—	1.1	8.8	34.1
Non-current at 30 September 2017	1.1	12.6	14.9	13.1	4.2	45.9
Total	11.1	26.8	14.9	14.2	13.0	80.0
Current at 31 March 2018	6.5	6.0	—	0.1	5.5	18.1
Non-current at 31 March 2018	0.8	8.1	13.6	8.4	4.3	35.2
Total	7.3	14.1	13.6	8.5	9.8	53.3

Termination and restructuring provisions relate to the integration, closure and restructuring of certain activities detailed further in note 4.
Contract provisions are primarily adjustments relating to recent acquisitions and represent mainly out-of-market contract adjustments. Of the Contract provisions £4.5m are expected to be utilised within the next 12 months.
The contract provision released during the period of  £4.8m was released as management had identified, as part of their periodic contract provision review, that it was no longer required. As the identified provision was outside of the hindsight period the release was made to the income statement as an adjusting item.
Environmental and Health & Safety, and Legal related provisions are also primarily adjustments relating to recent acquisitions and represent either provisions for environmental rectification, the cost of required procedures to bring the acquisition in line with the Group Health & Safety standards, or legal claims and other legal matters arising out of contractual obligations. These provision are provided for at their estimated settlement value and will be utilised as claims are resolved.
Other provisions comprise other contractual and constructive obligations around the Group, none of which are individually material.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

15.   Fair values of financial assets and liabilities
	30 September 2018 (unaudited)		30 September 2017 (unaudited, restated)		31 March 2018 (audited, restated)
	Carrying amount £m	Fair value £m	Carrying amount £m	Fair value £m	Carrying amount £m	Fair value £m
Cash and cash equivalents	324.2	324.2	319.6	319.6	186.5	186.5
Trade receivables and other debtors	676.3	676.3	635.4	635.4	663.6	663.6
Bank loans and overdrafts	(141.1)	(141.1)	(95.6)	(95.6)	(167.7)	(167.7)
Trade and other payables	(946.2)	(946.2)	(916.8)	(916.8)	(948.8)	(948.8)
Deferred and contingent consideration	(38.4)	(38.4)	(51.0)	(51.0)	(37.3)	(37.3)
Primary financial instruments held to finance the Group’s operations:
Long-term borrowings	(1,389.3)	(1,393.7)	(1,324.4)	(1,331.3)	(1,174.4)	(1,180.8)
Derivative financial instruments held to manage the interest rate profile:
Interest rate swaps	(0.4)	(0.4)	(0.3)	(0.3)	(2.5)	(2.5)
Derivative financial instruments held to manage foreign currency exposures and the interest rate profile:
Cross currency interest rate swaps	29.5	29.5	30.5	30.5	19.4	19.4

All financial instruments carried at fair value within the Group are financial derivatives and are all categorised as Level 2 instruments. Level 2 fair values for these derivatives are calculated using observable inputs, either directly or indirectly. The fair value of the USPP is estimated by discounting expected future cash flows. Contingent consideration and acquisition remuneration is held at fair value which is estimated based on latest forecasts.
16.   Share capital
During the period, the Company acquired 2,241,608 shares at an average price of 758p as part of its share buyback programme announced on 19 July 2017. These shares, with a combined nominal value of £0.1m, were bought back and subsequently cancelled during the period, giving rise to a capital redemption reserve of an equivalent amount as required by the Companies Act 2006. The aggregate consideration paid was £17.0m and is reflected in retained earnings.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

17.   Cash flow reconciliations
(a) Reconciliation of operating profit to cash generated from operations
	30 September 2018 (unaudited) £m	30 September 2017 (unaudited) £m	31 March 2018 (unaudited) £m
Operating profit – Continuing operations	184.3	177.5	349.6
Operating (loss)/profit – Discontinued operations	(21.3)	4.8	6.1
Operating profit – Total Group	163.0	182.3	355.7
Adjustments for:
Amortisation of acquired intangible assets	25.7	25.3	50.7
Amortisation of other intangible assets	1.9	2.0	3.6
Depreciation of property, plant and equipment	84.2	79.4	161.7
Impairment related to discontinued businesses	37.1	—	—
Profit on disposal of discontinued businesses	(19.2)	—	—
Charge for other adjusting items in operating profit	5.0	7.1	18.6
Adjusted EBITDA – Total Group	297.7	296.1	590.3
Share-based payment expense	3.4	3.4	6.8
Gain on disposal of property, plant and equipment	(0.3)	(0.3)	(0.5)
Pension deficit payments in excess of income statement charge	(4.9)	(4.7)	(6.9)
Movement in provisions and liabilities *	(12.7)	(25.5)	(47.1)
Movement in inventories	9.4	10.0	(39.3)
Movement in receivables	(7.6)	8.4	(29.5)
Movement in payables	(9.3)	7.0	46.7
Adjusted operating cash flows	275.7	294.4	520.5
Net payment in respect of adjusting items **	(12.9)	(8.5)	(36.3)
Cash generated from operations	262.8	285.9	484.2
(b) Change in net debt
Net increase/(decrease) in cash and cash equivalents	166.9	50.5	(54.7)
Net movement in borrowings	(153.1)	(64.8)	(46.6)
Net debt acquired	(18.5)	(12.1)	(15.0)
Movement in derivative instruments	8.5	(12.2)	(20.3)
Exchange differences	(45.2)	17.3	46.5
Movement in net debt in the period	(41.4)	(21.3)	(90.1)
Net debt at the beginning of the year	(1,139.2)	(1,049.1)	(1,049.1)
Net debt at the end of the period	(1,180.6)	(1,070.4)	(1,139.2)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

17.   Cash flow reconciliations – (continued)

	30 September 2018 (unaudited) £m	30 September 2017 (unaudited) £m	31 March 2018 (unaudited) £m
(c) Analysis of net debt
Cash and cash equivalents	324.2	319.6	186.5
Overdrafts due within one year	(29.7)	(83.3)	(61.6)
Finance leases due within one year	(7.5)	(4.5)	(3.6)
Bank loans due within one year	(103.9)	(7.8)	(102.5)
Finance leases due greater than one year	(11.3)	(19.0)	(16.2)
Bank loans due greater than one year	(1,378.0)	(1,305.4)	(1,158.2)
Less: Fair value adjustment to borrowings	0.7	3.2	(0.2)
Derivative financial instruments: assets	25.0	26.8	18.6
Derivative financial instruments: liabilities	(0.1)	—	(2.0)
Net debt at the end of the period	(1,180.6)	(1,070.4)	(1,139.2)

*
The ‘movement in provisions and liabilities’ includes a net £4.8m (30 Sep 2017: £16.7m, 31 March 2018: £27.0m) in relation to the utilisation of contract assets and provisions. This consists of asset utilisation of  £0.5m (30 Sep 2017: £2.5m, 31 March 2018: £5.0m) and provision utilisation of £5.3m (30 Sep 2017: £19.2m, 31 March 2018: £32.0m).

**
Net payment in respect of adjusting items includes £6.0m relating to the settlement of an amount owing to the previous owners of Nordfolien. This liability was included in the acquisition balance sheet and settled in the period.

18.   Business combinations
Acquisitions
During the period the Group acquired 100% of the share capital of the following businesses:
Name	Date	Description
Nordfolien GmbH	30 April 2018	Specialist in flexible industrial packaging, serving the construction, chemicals, horticulture, and industrial food sectors.
Spec Group	1 August 2018	Manufacturer of rigid plastic containers and closures, and designer and manufacturer of tools used in the plastic container and closure manufacturing process.
PLASgran Limited	13 August 2018	Recycler of post-consumer and post-industrial packaging waste to supply high quality plastic regrinds and compounds to customer specification.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

18.   Business combinations – (continued)

The purchases have been accounted for as business combinations. The provisional fair value amounts recognised in respect of the identifiable assets acquired and liabilities assumed are as set out in the table below:
	Note	Nordfolien £m	Spec Group £m	PLASgran £m	Total (unaudited) £m
Intangible assets		7.5	—	6.5	14.0
Property, plant and equipment		27.5	3.4	8.9	39.8
Inventories		21.1	0.1	2.1	23.3
Trade and other receivables		8.3	0.4	3.6	12.3
Trade and other payables		(19.3)	(0.8)	(4.2)	(24.3)
Provisions		(5.0)	(0.1)	(0.2)	(5.3)
Net pension liability		(2.4)	—	—	(2.4)
Taxes		(0.3)	(0.4)	(1.0)	(1.7)
Net debt		(16.9)	(0.5)	0.7	(16.7)
Total identifiable assets		20.5	2.1	16.4	39.0
Goodwill	10	12.0	2.3	18.7	33.0
Consideration		32.5	4.4	35.1	72.0

Consideration comprised cash of  £70.5m and deferred consideration of  £1.5m.
The goodwill recognised above includes certain intangible assets that cannot be separately identified and measured due to their nature. This includes control over the acquired business, the skills and experience of the assembled workforce and procurement and efficiency synergies.
The acquisitions made during the period contributed revenue of  £53.5m and adjusted operating profit of  £2.4m to the post acquisition period result of the Group. If the acquisitions had taken place on 1 April 2018 they would have contributed revenue of  £75.9m and adjusted operating profit of  £3.4m to the period result of the Group.
Prior year acquisitions
As permitted during the hindsight period of up to 12 months after acquisition, the fair values of the assets and liabilities of Astrapak Limited have been reconsidered. As a result of this an additional £0.5m impairment was made to production equipment based on the comparison of NBV to machine valuations that were not available at the time of acquisition. No other fair value adjustments were made.
Disposals
On 6 June 2018 RPC Group Plc announced that it would be disposing of its Letica Foodservice, USA, and other non-core businesses, including its automotive components businesses located in Zevenaar, The Netherlands, and Rongu, Estonia, and its spirits closure business in Bridge of Allan, Scotland.
During the period, the Group sold the Letica Foodservice business for a profit of  £19.2m.
The assets and associated liabilities of the remaining businesses were transferred to assets held for sale to be held as a disposal group in June 2018, when they met the criteria to be classified as held for sale per IFRS 5.

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

19.   Contingent liabilities
There were no significant changes to the contingent liabilities reported at 31 March 2018 for the Group.
20.   Exchange rates
The main exchange rates to UK Sterling used during the reporting period and comparative periods were as follows:
	30 September 2018		30 September 2017		31 March 2018
	Closing rate	Period average rate	Closing rate	Period average rate	Closing rate	Period average rate
EUR	€1.13	€1.13	€1.13	€1.14	€1.14	€1.13
USD	$1.30	$1.33	$1.34	$1.29	$1.41	$1.33

21.   Related party transactions
The Group has a related party relationship with its subsidiaries and with its key management personnel, who are considered to be the directors of RPC Group Plc. There are no additional significant related party transactions other than those disclosed in note 29 of the annual report and accounts for the year ended 31 March 2018.
22.   Potential offer for the Group
On 10 September 2018 it was announced that the Group was in preliminary discussions with each of Apollo Global Management and Bain Capital which may or may not result in an offer for the Group. The deadline for the parties to either announce a firm intention to make an offer or announce that it does not intend to make an offer was subsequently extended to 3 December 2018.
Copies of this half year financial report are available from the Company Secretary, RPC Group Plc, Sapphire House, Crown Way, Rushden, Northants NN10 6FB or from the Group’s website, www.rpc-group.com.